As filed with the Securities and Exchange Commission on February 18, 2015

Registration Statement No. 333-200458

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 2

TO

FORM S-1

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

VIVEVE MEDICAL, INC.

(Exact name of Registrant as specified in its charter)

Yukon Territory, Canada	3841	04-3153858
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

150 Commercial Street

Sunnyvale, California 94086

Telephone: (408) 530-1900

(Address and telephone number of principal executive offices)

Scott Durbin

150 Commercial Street

Sunnyvale, California 94086

Telephone: (408) 530-1900

 (Name, address and telephone number of agent for service)

Copy to:

Kevin Friedmann, Esq.

Melanie Figueroa, Esq.

Richardson & Patel LLP

1100 Glendon Avenue, Suite 850

Los Angeles, California 90024

Telephone: (310) 208-1182

Telecopier: (310) 208-1154

Approximate Date of Proposed Sale to the Public:  As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☑
(Do not check if a smaller reporting company )

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Shares of Common Stock, no par value	11,406,932	$0.45	$5,133,119	$596.47
Shares of Common Stock, no par value, underlying warrants	940,189	$0.45	$423,085	$49.16
TOTAL	12,347,121	$0.45	$5,556,204	$645.63	(3)

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended, the shares being registered hereunder include such indeterminate number of shares of common stock, as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)

Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, using the last sale price for the registrant’s common stock reported by the OTCQB of the OTC Markets Group Inc. on November 17, 2014.

(3)	Registration fee was paid by the Company on November 19, 2014.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 13, 2015

Prospectus

12,347,121 Shares of Common Stock

VIVEVE MEDICAL, INC.

This prospectus relates to the offer and sale of up to 12,347,121 shares of common stock, no par value, of Viveve Medical, Inc., a Yukon Territory corporation (the “ Company, ” “ Viveve, ” “ us ,” “ our ,” or “ we ”) by the selling stockholders identified on page 26 of this prospectus.

We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of shares by the selling stockholders.

The selling stockholders may sell the shares of common stock described in this prospectus in a number of different ways and at varying prices. See “Plan of Distribution” for more information about how the selling stockholders may sell the shares of common stock being registered pursuant to this prospectus.

We will pay the expenses incurred in registering the shares, including legal and accounting fees. See “Plan of Distribution”.

Our common stock is currently quoted on the OTCQB under the symbol “VIVMF”. On February 17, 2015, the last reported sale price of our common stock was $0.45.

An investment in our securities is speculative and involves a high degree of risk. See “Risk Factors” beginning on page 7 of this prospectus for a discussion of information that you should consider before investing in our securities.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is February 18, 2015.

ADDITIONAL INFORMATION

You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement. No one has been authorized to provide you with different information. The shares are not being offered in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of such documents.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “Commission”). Under the Commission’s rules, using this prospectus and, if required, one or more prospectus supplements, the selling stockholders named herein may distribute the shares of common stock covered by this prospectus. A prospectus supplement may add, update or change information contained in this prospectus.

FINANCIAL INFORMATION

On September 23, 2014, Viveve Medical, Inc. (formerly PLC Systems, Inc.), a Yukon Territory corporation (“Viveve Medical”) completed a reverse acquisition and recapitalization pursuant to the terms and conditions of an Agreement and Plan of Merger (“Merger Agreement”) by and among PLC Systems Acquisition Corp., a wholly owned subsidiary of PLC Systems Inc. with and into Viveve, Inc., a Delaware corporation (the “Merger”). In conjunction with the Merger, we changed our name from PLC Systems Inc. to Viveve Medical, Inc. Viveve, Inc. will operate as a wholly-owned subsidiary of Viveve Medical.  As a result of the reverse acquisition resulting from the Merger, Viveve, Inc. is considered the accounting acquirer in the Merger and the assets and liabilities and the historical operations that are reflected in our financial statements are those of Viveve, Inc. Therefore, the historical financial data of Viveve, Inc. is deemed to be our historical financial data.

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus. This summary may not contain all of the information that may be important to you. You should read this entire prospectus carefully, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical financial statements and related notes included elsewhere in this prospectus. In this prospectus, unless otherwise noted, the terms “Viveve”, “the Company,” “we,” “us,” and “our” refer to Viveve Medical, Inc. and its wholly-owned subsidiary, Viveve, Inc.

The Company

Viveve designs, develops, manufactures and markets the Viveve System, a medical device for the non-invasive treatment of vaginal introital laxity. Vaginal laxity occurs in many women as a result of natural childbirth, during which the vaginal opening, or introitus, is over-stretched and fails to return to its pre-childbirth state. Vaginal laxity can often cause decreased sexual function and satisfaction in women. The Viveve System consists of a generator and handpiece that uses patented, monopolar, radiofrequency, or RF, energy to generate low temperature heat in conjunction with a single-use treatment tip that regulates the application of RF energy and monitors treatment data. The vaginal mucosa is simultaneously cooled while this “non-ablative”, or non-surgical, heat is delivered into the submucosal layer as evidenced by our pre-clinical and clinical data. The RF energy stimulates the formation of collagen and causes the collagen fibers to remodel thereby tightening the submucosal tissue of the vaginal introitus. The RF stimulation treatment causes subtle alterations in the collagen that can renew the tissue and further tighten the vaginal introitus over the next one to three months following treatment (the “Viveve Treatment”) and leads to increased sexual function as shown by the results of our clinical trials described in this prospectus. (See discussion under the heading “Clinical Research”). The Viveve Treatment is a non-invasive solution for vaginal laxity that is performed in a physician’s office, in less than 30 minutes, and does not require the use of anesthesia. It provides patients suffering from vaginal laxity and decreased sexual function a non-invasive alternative to surgical procedures, which in contrast, can cost up to tens of thousands of dollars and involve weeks of recovery. The tissue tightening effect caused from the application of RF energy has been demonstrated by our own pre-clinical and clinical studies more fully described in our discussion under the heading Clinical Research. The technology underlying the Viveve System is identical to the technology underlying the Thermage System, except for certain system modifications required for use in a different indication than that used by the Thermage System. (See discussion under the heading “Patents and Proprietary Technology”).

Viveve currently has appropriate regulatory clearance to market and distribute the Viveve System in Europe, Canada, Hong Kong and Japan. In addition, while Viveve intends to seek the necessary U.S. regulatory approvals, it does not currently hold regulatory clearance from the U.S. Food and Drug Administration (the “FDA”) to market and distribute the Viveve System in the U.S. Viveve anticipates submitting an application for an Investigational Device Exemption, or IDE, to the FDA by the end of 2015, in order to begin U.S. clinical studies. (See discussion under the heading “Government Regulation”). There are no assurances that we will receive FDA approval for the use of the Viveve Sysem in the U.S. If U.S. regulatory approval is received, while Viveve currently intends to sell the Viveve system only to licensed physicians who have met certain training requirements, current Federal regulations will permit the sale of the Viveve System to “licensed practitioners”, the definition of which varies from state to state. As a result, some states currently permit sales to non-physicians, such as physician assistants, registered nurses and nurse practitioners, and others do not, which could limit our ability to sell the Viveve System on a state by state basis. Additionally, any state could determine to change its regulations at any time to prohibit sales to particular customers.

Our Technology

The Viveve System uses a patented method of delivering monopolar RF energy for heating collagen.

●

Monopolar Radiofrequency Energy. Monopolar RF delivery uses two electrodes, with one active electrode being held in the device handpiece by the physician and the second, a passive return electrode, typically attached to the patient’s upper leg. Monopolar delivery allows for precise administration of energy because the electrical current is concentrated where the active electrode touches the body and disperses quickly as it travels towards the return electrode. The monopolar RF process is distinct from bipolar RF-based technology, which is superficial, relying on current passing through tissue located between two probes placed close together on the surface of the skin. We believe that our monopolar technology delivers energy more effectively and to a greater tissue depth than bipolar technology.

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The Capacitive Coupling Mechanism of Action for Collagen Heating. Our single-use Viveve treatment tip contains patented technology that uses monopolar RF energy as a controlled tissue heating source through the use of a non-conducting material, known as a dielectric. Capacitive coupling is the use of the dielectric to create an electric field in the area where the treatment tip touches the body. The electric field induces a current within the surrounding tissue, resulting in volumetric heating of the tissue due to the tissue’s natural resistance to electrical current flow. Collagen is an efficient conductor of electricity and therefore acts as a pathway for the electric current. This process results in heating of the fibrous septae, the strands of collagen fibers that permeate tissues and connect the outer mucosal layer to the underlying muscle. Delivery of heat to the fibrous septae located in deeper layers of the tissue shrinks and shortens them, resulting in tightening of the mucosal tissue. Over time, new collagen strands may grow as part of the body’s natural response to the activation of fibroblasts that results from the application of low-energy hyperthermic RF energy. These new strands may add strength and produce additional tissue tightening over the next one to three months. Our pre-clinical and clinical trials have shown that this tightening of the tissue has the potential to reduce vaginal laxity and increase sexual function. (See discussion under the heading “Clinical Research”.)

The Viveve System

The Viveve System includes three major components: an RF generator housed in a table-top console, a reusable handpiece and a single-use treatment tip, as well as several other consumable accessories which are manufactured by Stellartech Research Corporation, our sole manufacturer (See discussion under heading “Agreement with Stellartech Research Corporation”). Physicians attach the single-use treatment tip to the handpiece, which is connected to the console. The generator authenticates the treatment tip and programs the system for the desired treatment without further physician intervention.

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Radiofrequency Generator. The generator produces a six-megahertz signal and is simple and efficient to operate. Controls are within easy reach, and important user information is clearly displayed on the console’s built-in display, including energy delivered, tissue impedance, duration and feedback on procedure technique. Cooling is achieved, in conjunction with the generator, though the delivery of a coolant that helps to cool and protect the mucosa during a procedure.

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Handpiece. The reusable handpiece holds the treatment tip in place and processes information about temperature, contact, cooling system function and other important data. A precision control valve within the handpiece meters the delivery of coolant, which protects the mucosal surface.

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Treatment Tip. The single-use treatment tip is available in one size and comes pre-sterilized. Each treatment tip contains a proprietary internal EPROM, or programmable memory chip, which stores treatment parameters and safety limits in order to optimize performance and safety. To enhance procedural safety, we have programmed the EPROM for single-use treatments. Using the same treatment tip to perform multiple procedures could result in injury, therefore, the EPROM disables the treatment tip after a pre-programmed number of pulses to ensure that the treatment tip is not reused.

The Viveve System also includes other consumable components. The console houses a canister of coolant that can be used for approximately five to six procedures. Each procedure requires a new return pad, which is typically adhered to the patient’s upper leg to allow a path of travel for the RF current through the body and back to the generator. We also sell proprietary single-use bottles of coupling fluid, a viscous liquid that helps ensure electrical and thermal contact with the treatment tip.

The Viveve Treatment

The Viveve Treatment is conducted on an outpatient basis in a physician’s office. The procedure typically takes less than 30 minutes and does not require any form of anesthesia. To perform the procedure, a physician attaches the single-use treatment tip to the handpiece. The return pad is then adhered to the patient’s upper leg to allow a path of travel for the RF current back to the generator. Prior to treatment, the treatment area is bathed in coupling fluid, which is used for conduction and lubrication. The area from the 1:00 o’clock position to the 11:00 o’clock position just inside the hymenal ring is treated using the Viveve Treatment Tip by delivering a three-phased pulse: Phase 1 – cooling, Phase 2 – 90 Joules/cm2 of RF energy, and Phase 3 – cooling. Each pulse lasts approximately eight seconds. The Viveve treatment tip is then repositioned in an overlapping fashion clockwise and the three-phased treatment pulse is repeated. The entire circumferential treatment area from the 1:00 o’clock position to the 11:00 o’clock position is treated five times with overlapping pulses. Treatment of the urethral area is avoided. During the treatment procedure patients are expected to feel a sensation of warmth when the RF phase is delivered and a cooling sensation when the cooling phases are delivered. Based on our current clinical results, the Viveve Treatment is only required once, with efficacy lasting for at least 12 months.

Benefits of the Viveve Solution

Our solution for vaginal laxity provides a number of benefits for physicians and patients:

●	Non-Invasive, Non-Ablative Alternative to Surgery with No Identified Safety Issues to date. The Viveve Treatment has been used to treat over 55 patients under scientifically objective and analytic conditions (“Clinical Patients”) and physician users outside of the U.S. have reported use of the Viveve Treatment on approximately 350 additional non-Clinical Patients as of September 30, 2014. The procedure is non-invasive and non-surgical, offering an alternative to surgery at a much lower price with little or no downtime from the patient’s normal routine. Based on data received from our Clinical Patients and feedback from physicians and non-Clinical Patients that have used the Viveve Treatment, the procedure does not damage either the mucosal or sub-mucosal tissue or require any form of anesthesia. We intend to seek regulatory clearance and approval from the U.S. Food and Drug Administration (“FDA”) to perform the procedure in the U.S; however, to date, we do not have such clearance or approval.

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Single Treatment. The Viveve Treatment is normally performed in a medical office setting as a single treatment that takes less than 30 minutes to complete. Our studies have shown that the clinical effect from our procedure occurs within one to three months and patients continue to report improvements over a period of six months following treatment. In addition, our studies have shown that the Viveve Treatment maintains its effect for at least 12 months, based upon currently available data from our clinical studies.

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Compelling Physician Economics. We believe that in an era of declining government and insurance reimbursement, many physicians are seeking to add effective and safe, self-pay procedures to their practices. The Viveve System can be easily adapted into many physician practices and offers compelling per-procedure economics for the physician, despite requiring a small capital equipment purchase.

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Ease of Use. The Viveve System offers an easy-to-use, straightforward user interface that allows a trained physician to perform the treatment in less than 30 minutes. The Viveve System provides real-time feedback and can be monitored during the treatment. The handpiece and single-use treatment tip are designed with a small profile for accurate placement during treatment, comfort and ease of use.

Business Strategy

Our goal is to become the leading provider of non-invasive solutions to treat vaginal laxity by:

●	Increasing the Installed Base of Viveve Systems. In our existing markets, we plan to expand the number of Viveve Systems from our initial base of early adopters by leveraging our current and future clinical study results and through innovative marketing programs directed at both physicians and patients. As a condition that has historically had no viable, non-invasive solutions, we intend to focus much of our marketing effort on physician and patient education. Further, we intend to expand our efforts and obtain regulatory approvals in additional markets both internationally and in the U.S., where we currently do not have U.S. Food and Drug Administration, or FDA, clearance or approval to market the Viveve System, to further increase the areas in which we can market the Viveve System. We cannot predict whether we will receive such clearances or approvals and there are no assurances that we will ever receive such approvals.

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Driving Increased Treatment Tip Usage. Unlike the capital equipment model of other businesses, we maintain an active, continuous relationship with our physician customer base because of the single-use, disposable nature of the treatment tips. We work collaboratively with our physician customer base to increase treatment tip usage by enhancing customer awareness and facilitating the marketing efforts of our physician customers to their patients. We believe that our customers’ interests are closely aligned with our interests, and we plan to monitor the market to foster continued procedure growth for our customers and treatment tip sales for us. We intend to launch innovative marketing programs with physician customers to develop a profitable Viveve Treatment practice.

●	Broadening Our Physician Customer Base. While our initial focus is on marketing our procedure to the field of obstetrics and gynecology or to physicians who practice obstetrics and gynecology (“OBGYN”), we intend to selectively expand our sales efforts into other physician specialties, such as plastic surgery, dermatology and general surgery and family practice. Additionally, we intend to pursue sales from physician-directed medi-spas with track records of safe and successful aesthetic treatments.

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Developing New Treatment Tips and System Enhancements. We intend to continue to expand our line of treatment tips to allow for even shorter procedure times to benefit both physicians and patients. We also plan to pursue potential system modifications and next generation enhancements that will further increase the ease-of-use of the Viveve System.

Investing in Intellectual Property and Patent Protection. We will continue to invest in expanding our intellectual property portfolio, and we intend to file for additional patents to strengthen our intellectual property rights. Areas in which we may pursue additional patent protection include, but are not limited to, redesign of certain system components, disposable components and software algorithms. We believe that our intellectual property rights protect our position as the exclusive provider of a vaginal laxity treatment using monopolar RF technology in the U.S. and in many other countries. (See the discussion under the heading “Patents and Proprietary Technology”.)

Corporate Information

The address of our corporate headquarters is 150 Commercial Street, Sunnyvale, California 94086 and our telephone number is (408) 530-1900. Our website can be accessed at www.viveve.com. The information contained on, or that may be obtained from, our website is not a part of this prospectus.

Reverse Stock Split

Except where otherwise indicated, all share and per share data in this prospectus reflect the one for 100 reverse stock split effected by PLC Systems, Inc. on September 23, 2014 immediately prior to the effective time of the Merger.

The Offering

Securities Offered	12,347,121 shares of our common stock offered by the selling stockholders, including 940,189 shares of common stock underlying warrants.

Common Stock Outstanding	18,341,294 shares as of February 13, 2015 (1)

Common Stock to be Outstanding Immediately after the Offering	18,341,294 shares (1)

Terms of the Offering

The selling stockholders will determine when and how they will sell the common stock offered in this prospectus.  The selling stockholders will sell at prevailing market prices through the OTCQB marketplace, or such other markets as may be offered by the OTC Markets Group or other national exchange that we may apply to following the effective date of the registration statement of which this prospectus is a part, or at privately negotiated prices in transactions that are not in the public market.

Termination of the Offering

The offering will conclude upon the earliest of (i) such time as all of the common stock has been sold pursuant to the registration statement or (ii) such time as all of the common stock becomes eligible for resale without volume limitations pursuant to Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), or any other rule of similar effect.

Trading Market	Our common stock is traded on the OTCQB market under the symbol “VIVMF”.

Use of Proceeds

We are not selling any shares of the common stock covered by this prospectus.  We will not receive any of the offering proceeds from the registration of the shares of common stock covered by this prospectus. If any selling stockholder exercises a warrant, we will receive the exercise price.

Dividend Policy

We have never declared any cash dividends on our common stock. We currently intend to retain all available funds and any future earnings for use in financing the growth of our business and do not anticipate paying any cash dividends for the foreseeable future. See “Dividend Policy” in the section of this prospectus titled “Market for our Common Equity and Related Stockholder Matters”.

Risk Factors	The common stock offered hereby involves a high degree of risk, and investors should read and consider these risks before making an investment decision. See “Risk Factors” beginning on page 7.

(1) Excludes 2,291,783 shares of common stock issuable upon exercise of outstanding options and 1,793,887 shares of common stock issuable upon exercise of outstanding warrants, and issuances of additional shares of common stock subsequent to February 13, 2015.

Summary Financial Information

The table below includes historical selected financial data for each of the years ended December 31, 2013 and 2012, derived from our audited financial statements included elsewhere in this prospectus. The table below also includes historical financial data for the nine-month period ended September 30, 2014, derived from our unaudited financial statements included elsewhere in this prospectus. As a result of the Merger, Viveve, Inc. is considered the accounting acquirer in the Merger and the assets and liabilities and the historical operations that are reflected in our financial statements are those of Viveve, Inc. Therefore, the historical financial data of Viveve, Inc. is deemed to be our historical financial data.

You should read the historical selected financial information presented below in conjunction with the section of this prospectus titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the notes to those financial statements included elsewhere in this prospectus. Historical results are not necessarily indicative of the results that may be expected for any future period.

Statements of Operations Data

	For the Nine Months Ended	For the Years Ended December 31,
	September 30, 2014	2013	2012
	(unaudited)

Revenue	$64,475	$152,270	$249,408
Cost of revenue	40,075	182,329	118,272
Gross margin	24,400	(30,059)	131,136

Operating expenses	4,026,534	3,900,929	4,473,054
Loss from operations	(4,002,134)	(3,930,988)	(4,341,918)
Interest income	5	8	527
Interest expense	(486,582)	(447,340)	(743,359)
Other income, net	51,312	61,541	124,731
Net loss	$(4,437,399)	$(4,316,779)	$(4,960,019)

Net Loss per Share
Basic and diluted	$(8.64)	$(81.81)	$(106.78)

Balance Sheet Data

	For the Nine Months Ended September 30,	For the Years Ended December 31,
	2014	2013	2012
	(unaudited)

Cash and cash equivalents	$1,976,980	$430,107	$448,754
Working capital (deficit)	(119,758)	(6,855,258)	(2,538,272)
Total assets	3,149,346	1,137,760	1,060,679
Total liabilities	2,425,396	8,445,383	4,138,951
Total stockholders’ equity (deficit)	$723,950	$(7,307,623)	$(3,078,272)

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and file annual, quarterly and current reports and other information with the Commission. You can read our filings, including the registration statement of which this prospectus is a part, over the internet at the Commission’s website at www.sec.gov. You may also read and copy any document we file with the Commission at its public reference facility at 100 F Street, N.E., Washington, D.C., 20549, on official business days during the hours of 10:00 a.m. to 3:00 p.m. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the Commission at 100 F Street, N.E., Washington, D.C., 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference facility. If you do not have internet access, requests for copies of such documents, which will be provided to you without charge, should be directed to Mr. Scott Durbin, our Chief Financial Officer, at Viveve Medical, Inc., 150 Commercial Street, Sunnyvale, California 94086; Tel: (408)-530-1900; e-mail: sdurbin@viveve.com.

Statements contained in this prospectus concerning the provisions of any documents are summaries of those documents and are not necessarily complete. We refer you to the documents filed with the Commission for more information.

RISK FACTORS

Investing in our common stock involves a high degree of risk. Prospective investors should carefully consider the risks described below, together with all of the other information included or referred to in this prospectus, before purchasing shares of our common stock. There are numerous and varied risks that may prevent us from achieving our goals. If any of these risks actually occurs, our business, financial condition or results of operations may be materially adversely affected. In such case, the trading price of our common stock could decline and investors in our common stock could lose all or part of their investment.

Risks Related to Our Business

We are dependent upon the success of the Viveve System, which has a limited commercial history. If the Viveve System fails to gain or loses market acceptance, our business will suffer.

In 2012, we began marketing the Viveve System in Canada, Hong Kong and Japan, and we expect that sales of the Viveve System, including the single-use Viveve treatment tips, will account for substantially all of our revenue for the foreseeable future. The Viveve System may not significantly penetrate current or new markets, including the U.S. and elsewhere. If demand for the Viveve System does not increase as we anticipate, or if demand declines, our business, financial condition and results of operations will be harmed.

Performing clinical studies on, and collecting data from, the Viveve Treatment is inherently subjective, and we have limited data regarding the efficacy of the Viveve System. If future data is not positive or consistent with our prior experience, rates of physician adoption will likely be harmed.

We believe that in order to significantly grow our business, we will need to conduct future clinical studies of the effectiveness of the Viveve System. Clinical studies of vaginal laxity and sexual function are subject to a number of limitations. First, these studies do not involve objective standards for measuring the effectiveness of treatment. Subjective, patient reported outcomes are the most common method of evaluating effectiveness. As a result, clinical studies may conclude that a treatment is effective even in the absence of objective measures. Second, as with other non-invasive, energy-based devices, the effect of the Viveve Treatment varies from patient to patient and can be influenced by a number of factors, including the age, ethnicity and level of vaginal laxity and sexual function of the patient among other things.

Current published studies of the Viveve System conducted in the U.S. and Japan have investigated the tissue-tightening effect of Viveve’s monopolar RF technology using single-arm studies where all patients enrolled in the trial received the same treatment without comparison to randomized, blinded or controlled trials. Clinical studies designed in a randomized, blinded and controlled fashion represent the gold-standard in clinical trial design, which most effectively assess the efficacy of a product or therapy versus a placebo group. Future clinical studies, which may be required to drive physician adoption or support regulatory clearance or approval, may require randomized, blinded and controlled trial designs. In the fourth quarter of 2014, we initiated a new randomized, blinded and sham-controlled clinical trial in Europe and Canada designed to demonstrate the efficacy of the Viveve Treatment versus a sham controlled procedure for the treatment of vaginal introital laxity (the “OUS Clinical Trials”). (See discussion under the heading “Clinical Research”.) A sham controlled treatment or procedure refers to a procedure performed as a control and that is similar to the treatment or procedure under investigation without the key therapeutic element being investigated.

Since we have not yet received the results of the Viveve Treatment under these trial design conditions, we cannot be certain that the outcomes will be positive. Negative outcomes would have a material, adverse impact on our business. For example, on September 30, 2014, we entered into a Loan and Security Agreement pursuant to which we received a term loan in the amount of $5 million, which is anticipated to be funded in 3 tranches. The first tranche of $2.5 million was provided to us on October 1, 2014. The receipt of the second tranche of $1.5 million of the term loan is subject to fifty percent (50%) enrollment in the OUS Clinical Trial ending on January 31, 2015. As of the date of this filing, we have not met the condition to funding of the second tranche. In addition, before the third tranche of $1 million of the term loan will be funded, we must achieve positive interim 3-month results relating to our OUS Clinical Trials ending on June 30, 2015. As a result of a delay in the initial anticipated start date of the OUS Clinical Trials, it is possible we will not meet the conditions required to draw down the second tranche by the January 31, 2015 deadline, which may subsequently lead to a delay in meeting the conditions required to draw down the third tranche as of June 30, 2015. The failure to satisfy the conditions to draw down on the second and/or third tranche of the term loan, and an inability to renegotiate the terms of the loan with the lender to permit a drawdown of the funds when such conditions are satisfied could have a material adverse effect on the Company and its operations.

Additionally, we have not conducted any head-to-head clinical studies that compare results from treatment with the Viveve System to surgery or treatment with other therapies. Without head-to-head studies against competing alternative treatments, which we have no current plans to conduct, potential customers may not find clinical studies of our technology sufficiently compelling to purchase the Viveve System. If we decide to pursue additional studies in the future, such studies could be expensive and time consuming, and the data collected may not produce favorable or compelling results. If the results of such studies do not meet physicians’ expectations, the Viveve System may not become widely adopted, physicians may recommend alternative treatments for their patients, and our business may be harmed.

We currently do not have the ability to market the Viveve System in the U.S. If we want to sell the Viveve System and single-use treatment tips in the U.S., we will need to obtain FDA clearance or approval, which may not be granted.

Developing and promoting the Viveve System in additional areas, including the U.S., is a key element of our future growth strategy. We currently do not have U.S. Food and Drug Administration, or FDA, clearance or approval in the U.S. to market the Viveve System. We are in the process of seeking clearance or approval from the FDA to expand our marketing efforts. We cannot predict whether we will receive such clearances or approvals. The FDA will require us to conduct clinical trials to support regulatory clearance or approval, which trials may be time-consuming and expensive, and may produce results that do not result in clearance or approval of our FDA application. In the event that we do not obtain FDA clearance or approval, we will be unable to promote the Viveve System in the U.S. and the ability to grow our revenues may be adversely affected.

Our business is not currently profitable, and we may not be able to achieve profitability even if we are able to generate significant revenue.

Through September 30, 2014, we incurred losses since inception of approximately $34.3 million. In 2013, we incurred a loss of $4.3 million and in 2012 a loss of $5.0 million. Despite increasing revenue, we expect to incur significant additional losses while we grow and expand our business. We cannot predict if and when we will achieve profitability. Our failure to achieve and sustain profitability could negatively impact the market price of our common stock and may require us to seek additional financing for our business. There are no assurances that we will be able to obtain any additional financing or that any such financing will be on terms that are favorable to us.

It is difficult to forecast future performance, which may cause our financial results to fluctuate unpredictably.

Our limited operating history makes it difficult to predict future performance. Additionally, the demand for the Viveve System may vary from quarter to quarter. A number of factors, over which we have limited or no control, may contribute to fluctuations in our financial results, such as:

●	delays in receipt of anticipated purchase orders;

●	performance of our independent distributors;

●	positive or negative media coverage of the Viveve System, the Viveve Treatment or products of our competitors;

●	our ability to obtain further regulatory clearances or approvals;

●	delays in, or failure of, product and component deliveries by our subcontractors and suppliers;

●	customer response to the introduction of new product offerings; and

●	fluctuations in foreign currency.

Our limited operating history has limited our ability to determine an appropriate sales price for our products.

Our historical operating performance has limited our ability to determine the proper sales prices for the Viveve System and the single-use treatment tips. Establishing appropriate pricing for our capital equipment and components has been challenging because there have not existed directly comparable competitive products. We may experience similar pricing challenges in the future as we enter new markets or introduce new products, which could have an unanticipated negative impact on our financial performance.

If there is not sufficient patient demand for our treatments, practitioner demand for the Viveve System could drop, resulting in unfavorable operating results.

Most procedures performed using the Viveve System are elective procedures, the cost of which must be borne by the patient, and are not reimbursable through government or private health insurance. The decision to undergo the Viveve Treatment is thus driven by consumer demand, which may be influenced by a number of factors, such as:

●	our sales and marketing efforts directed toward consumers, for which we have limited experience and resources;

●	the extent to which physicians recommend the Viveve Treatment to their patients;

●	the cost, safety and effectiveness of a Viveve Treatment versus alternative treatments;

●	general consumer sentiment about the benefits and risks of such procedures; and

●	consumer confidence, which may be impacted by economic and political conditions.

Our financial performance could be materially harmed in the event that any of the above factors discourage patients from seeking the Viveve Treatment.

The failure of the Viveve System to meet patient expectations or the occurrence of unpleasant side effects from the Viveve Treatment could impair our financial performance.

Our future success depends upon patients having a positive experience with the Viveve Treatment in order to increase physician demand for our products, as a result of positive feedback and word-of-mouth referrals. Patients may be dissatisfied if their expectations of the procedure, side effects and results, among other things, are not met. Despite the safety of the Viveve Treatment, patients may experience undesirable side-effects such as temporary swelling or reddening of the treated tissue. Experiencing any of these side effects could discourage a patient from completing a Viveve Treatment or discourage a patient from having future procedures or referring Viveve Treatments to others. In order to generate referral business, we believe that patients must be satisfied with the effectiveness of the Viveve Treatment. Results obtained from a Viveve Treatment are subjective and may be subtle. The Viveve Treatment may produce results that may not meet patients’ expectations. If patients are not satisfied with the procedure or feel that it is too expensive for the results obtained, our reputation and future sales will suffer.

Our success depends on growing physician adoption of the Viveve System and continued use of treatment tips.

Some of our target physician customers already own self-pay device products. Our ability to grow our business and convince physicians to purchase the Viveve System depends on the success of our sales and marketing efforts. Our business model involves both a capital equipment purchase of the Viveve System and continued purchases by our customers of single-use treatment tips and ancillary consumables. This may be a novel business model for many potential customers who may be used to competing products that are exclusively capital equipment, such as many laser-based systems. We must be able to demonstrate that the cost of the Viveve System and the revenue that the physician can derive from performing procedures using it are compelling when compared to the cost and revenue associated with alternative products or therapies. When marketing to plastic surgeons, we must also, in some cases, overcome a bias against non-invasive procedures. If we are unable to increase physician adoption of the Viveve System and use of the treatment tips, our financial performance will be adversely affected.

To successfully market and sell the Viveve System internationally, we must address many issues with which we have limited experience.

Sales outside the U.S. accounted for 100% of our revenue during the nine months ended September 30, 2014 and during the years ended December 31, 2013 and 2012. We believe that a significant portion of our business will continue to come from sales outside the U.S. through increased penetration in countries where we currently sell the Viveve System, combined with expansion into new international markets. However, international sales are subject to a number of risks, including:

●	difficulties in staffing and managing international operations;

●	difficulties in penetrating markets in which our competitors’ products may be more established;

●	reduced or no protection for intellectual property rights in some countries;

●	export restrictions, trade regulations and foreign tax laws;

●	fluctuating foreign currency exchange rates;

●	foreign certification and regulatory clearance or approval requirements;

●	difficulties in developing effective marketing campaigns for unfamiliar, foreign countries;

●	customs clearance and shipping delays;

●	political and economic instability; and

●	preference for locally produced products.

If one or more of these risks were realized, it could require us to dedicate significant resources to remedy the situation, and even if we are able to find a solution, our revenues may still decline.

To market and sell the Viveve System internationally, we depend on distributors, and they may not be successful.

We currently depend exclusively on third-party distributors to sell and service the Viveve System internationally and to train our international customers, and if these distributors terminate their relationships with us or under-perform, we may be unable to maintain or increase our level of international revenue. We will also need to engage additional international distributors to grow our business and expand the territories in which we sell the Viveve System. Distributors may not commit the necessary resources to market, sell and service the Viveve System to the level of our expectations. If current or future distributors do not perform adequately, or if we are unable to engage distributors in particular geographic areas, our revenue from international operations will be adversely affected.

We currently have limited sales and marketing resources or experience and failure to build and manage a sales force or to market and distribute the Viveve System effectively could have a material adverse effect on our business.

We expect to rely on a direct sales force to sell the Viveve System in the U.S. In order to meet our future anticipated sales objectives, we expect to grow our domestic sales organization significantly over the next several years. There are significant risks involved in building and managing our sales organization, including risks related to our ability to:

●	hire qualified individuals as needed;

●	provide adequate training for the effective sale of the Viveve System; and

●	retain and motivate sales employees.

In addition, the Viveve System competes with products that are well-established in the market. Accordingly, it is difficult to predict how well our sales force will perform. Our failure to adequately address these risks could have a material adverse effect on our ability to sell the Viveve System, causing our revenue to be lower than expected and harming our results of operations.

We compete against companies that have more established products, longer operating histories and greater resources, which may prevent us from achieving significant market penetration or increased operating results.

The medical device and aesthetics markets are highly competitive and dynamic, and are marked by rapid and substantial technological development and product innovations. Demand for the Viveve System could be diminished by equivalent or superior products and technologies offered by competitors. Specifically, the Viveve System competes against other offerings in these markets, including laser and other light-based medical devices, pharmaceutical and consumer products, surgical procedures and exercise therapies.

Competing in these markets could result in price-cutting, reduced profit margins and loss of market share, any of which would harm our business, financial condition and results of operations. Our ability to compete effectively depends upon our ability to distinguish our company and the Viveve System from our competitors and their products, on such factors as:

●	safety and effectiveness;

●	product pricing;

●	success of our marketing initiatives;

●	compelling clinical data;

●	intellectual property protection;

●	quality of customer support; and

●	development of successful distribution channels, both domestically and internationally.

Some of our competitors have more established products and customer relationships than we have, which could inhibit our market penetration efforts. For example, we may encounter situations where, due to pre-existing relationships, potential customers decide to purchase additional products from our competitors. Potential customers also may need to recoup the cost of expensive products that they have already purchased from our competitors and thus may decide not to purchase, or to delay the purchase of, the Viveve System. If we are unable to achieve continued market penetration, we will be unable to compete effectively and our business will be harmed.

In addition, some of our current and potential competitors have significantly greater financial, research and development, manufacturing, and sales and marketing resources than we have. Our competitors could utilize their greater financial resources to acquire other companies to gain enhanced name recognition and market share, as well as new technologies or products that could effectively compete with our existing product. Given the relatively few competitors currently in the market, any such action could exacerbate existing competitive pressures, which could harm our business.

Competition among providers of devices for the medical device and aesthetics markets is characterized by rapid innovation, and we must continuously innovate the Viveve System and develop new products or our revenue may decline.

While we attempt to protect the Viveve System through patents and other intellectual property rights, there are few barriers to entry that would prevent new entrants or existing competitors from developing products that compete directly with our products. For example, while we believe our monopolar RF technology maintains a strong intellectual property position, there may be other companies employing competing technologies which claim to have a similar clinical effect to our technology. Additionally, there are others who may market monopolar RF technology for competing purposes in a direct challenge to our intellectual property position. As we continue to create market demand for a non-surgical, non-invasive way to treat vaginal laxity and sexual dysfunction, competitors may enter the market with other products making similar or superior claims. We expect that any competitive advantage we may enjoy from our current and future innovations may diminish over time, as companies successfully respond to our innovations, or create their own. Consequently, we believe that we will have to continuously innovate and improve the Viveve System and technology or develop new products to compete successfully. If we are unable to develop new products or innovate successfully, the Viveve System could become obsolete and our revenue will decline as our customers purchase competing products.

We outsource the manufacturing and repair of key elements of the Viveve System to a single manufacturing partner.

We outsource the manufacture and repair of the Viveve System to a single contract manufacturer, Stellartech Research Corporation. If Stellartech’s operations are interrupted or if Stellartech is unable to meet our delivery requirements due to capacity limitations or other constraints, we may be limited in our ability to fulfill new customer orders or to repair equipment at current customer sites. Stellartech has limited manufacturing capacity, is itself dependent upon third-party suppliers and is dependent on trained technical labor to effectively repair components making up the Viveve System. In addition, Stellartech is a medical device manufacturer and is required to demonstrate and maintain compliance with the FDA’s Quality System Regulation, or QSR. If Stellartech fails to comply with the FDA’s QSR, its manufacturing and repair operations could be halted. In addition, both the availability of our product to support the fulfillment of new customer orders as well as our ability to repair those products installed at current customer sites would be impaired. In addition, as of the date of this prospectus, the development and manufacturing agreement under which Viveve and Stellartech operate has expired without any subsequent extension or renewal by the parties and the minimum conditions to the licenses granted therein have not been satisfied by us. Although the parties continue to operate under the terms of this agreement, our manufacturing operations could be adversely impacted if we are unable to enforce Stellartech’s performance under this agreement, or enter into a new agreement with Stellartech upon favorable terms.

Our manufacturing operations and those of our key manufacturing subcontractors are dependent upon third-party suppliers, making us vulnerable to supply shortages and price fluctuations, which could harm our business.

The single source supply of the Viveve System from Stellartech could not be replaced without significant effort and delay in production. Also, several other components and materials that comprise the Viveve System are currently manufactured by a single supplier or a limited number of suppliers. In many of these cases, we have not yet qualified alternate suppliers and we rely upon purchase orders, rather than long-term supply agreements. A supply interruption or an increase in demand beyond our current suppliers’ capabilities could harm our ability to manufacture the Viveve System until new sources of supply are identified and qualified. Our reliance on these suppliers subjects us to a number of risks that could harm our business, including:

●	interruption of supply resulting from modifications to or discontinuation of a supplier’s operations;

●	delays in product shipments resulting from uncorrected defects, reliability issues or a supplier’s variation in a component;

●	a lack of long-term supply arrangements for key components with our suppliers;

●	inability to obtain adequate supply in a timely manner, or to obtain adequate supply on commercially reasonable terms;

●	difficulty locating and qualifying alternative suppliers for our components in a timely manner;

●	production delays related to the evaluation and testing of products from alternative suppliers, and corresponding regulatory qualifications;

●	delay in delivery due to suppliers prioritizing other customer orders over our orders;

●	damage to our brand reputation caused by defective components produced by our suppliers;

●	increased cost of our warranty program due to product repair or replacement based upon defects in components produced by our suppliers; and

●	fluctuation in delivery by our suppliers due to changes in demand from us or from their other customers.

Any interruption in the supply of components or materials, or our inability to obtain substitute components or materials from alternate sources at acceptable prices in a timely manner, could impair our ability to meet the demand of our customers, which would have an adverse effect on our business.

If, in the future, we decide to perform additional manufacturing functions internally that we currently outsource, our business could be harmed by our limited manufacturing experience and related capabilities.

In the future, for financial or operational purposes, we may elect to perform component or system manufacturing functions internally. Our limited experience with manufacturing processes could lead to difficulties in producing sufficient quantities of manufactured items that meet our quality standards and that comply with applicable regulatory requirements in a timely and cost-effective manner. In addition, if we experience these types of manufacturing difficulties, it may be expensive and time consuming to engage a new or previous subcontractor or supplier to fulfill our replacement manufacturing needs. The occurrence of any of these events could harm our business.

If the Viveve System malfunctions or if we discover a manufacturing defect that could lead to a malfunction, we may have to initiate a product recall or replace components, which could adversely impact our business.

Problems in our manufacturing processes, or those of our manufacturing partners or subcontractors, which lead to an actual or possible malfunction in any of the components of the Viveve System, may require us to recall product from customers or replace components and could disrupt our operations. For example, in December 2012, we began replacing handpiece assemblies that were causing system malfunctions due to fiber optic damage that occurred during the manufacturing process. We subsequently worked with our manufacturing partner to redesign and test the reliability of the newly designed handpiece. The problem was resolved within several weeks and did not have a significant impact on our ability to supply products to our customers or, more generally, on our results of operations. However, our results of operations, reputation and market acceptance of our products could be harmed if we encounter difficulties in manufacturing that result in a more significant issue or significant patient injury, and delays our ability to fill customer orders.

We may not be able to develop an alternative cooling module that will be in compliance with changing environmental regulations in a timely or cost-effective manner.

Our cooling module relies upon a hydroflurocarbon, or HFC, called R134a, to protect the outer layer of the tissue from over-heating while the device delivers RF energy to the submucosal tissue. New environmental regulations phasing out HFCs over the next decade have been adopted or are under consideration in a number of countries, and since 2007, European Union directives, aimed at the automotive industry, require the phase-out of HFCs and prohibit the introduction of new products incorporating HFCs and it is currently anticipated that such directives may impact the medical device industry. As a result, if we are unable to develop an alternative cooling module for our device which is not dependent on HFCs in a timely or cost-effective manner, the Viveve System may not be in compliance with environmental regulations, which could result in fines, civil penalties and the inability to sell our products in certain major international markets.

In addition, the impending restrictions on HFCs have reduced their current availability, as suppliers have lower incentive to expand production capacity or maintain existing capacity. This change in supply could expose us to supply shortages or increased prices for R134a, which could impair our ability to manufacture the Viveve System and adversely affect our results or operations. HFCs may also be classified by some countries as a hazardous substance and subject to significant shipping surcharges that may negatively impact profit margins.

We forecast sales to determine requirements for components and materials used in the Viveve System, and if our forecasts are incorrect, we may experience delays in shipments or increased inventory costs.

We keep limited materials, components and finished product on hand. To manage our manufacturing operations with our suppliers, we forecast anticipated product orders and material requirements to predict our inventory needs up to six months in advance and enter into purchase orders on the basis of these requirements. Our limited historical experience may not provide us with enough data to accurately predict future demand. If our business expands, our demand for components and materials would increase and our suppliers may be unable to meet our demand. If we overestimate our component and material requirements, we will have excess inventory, which would increase our expenses. If we underestimate our component and material requirements, we may have inadequate inventory, which could interrupt, delay or prevent delivery of the Viveve System to our customers. Any of these occurrences would negatively affect our financial performance and the level of satisfaction that our customers have with our business.

Even though we require training for users of the Viveve System and we do not sell the Viveve System to non-physicians, there exists a potential for misuse, which could harm our reputation and our business.

Outside of the U.S., our independent distributors sell in many jurisdictions that do not require specific qualifications or training for purchasers or operators of the Viveve System. We do not supervise the procedures performed with the Viveve System, nor can we be assured that direct physician supervision of our equipment occurs according to our recommendations. We and our distributors require purchasers of the Viveve System to undergo an initial training session as a condition of purchase, but do not require ongoing training. In addition, we prohibit the sale of the Viveve System to companies that rent the Viveve System to third parties, but we cannot prevent an otherwise qualified physician from contracting with a rental company in violation of his or her purchase agreement with us.

In the U.S., we intend to only sell the Viveve System to licensed physicians who have met certain training requirements. However, current Federal regulations will allow us to sell the Viveve System to “licensed practitioners.” The definition of “licensed practitioners” varies from state to state. As a result, the Viveve System may be operated by licensed practitioners with varying levels of training, and in many states by non-physicians, including physician assistants, registered nurses and nurse practitioners. Thus, in some states, the definition of “licensed practitioner” may result in the legal use of the Viveve System by non-physicians.

The use of the Viveve System by non-physicians, as well as noncompliance with the operating guidelines set forth in our training programs, may result in product misuse and adverse treatment outcomes, which could harm our reputation and expose us to costly product liability litigation.

Product liability suits could be brought against us due to defective design, labeling, material or workmanship, or misuse of the Viveve System, and could result in expensive and time-consuming litigation, payment of substantial damages and an increase in our insurance rates.

If the Viveve System is defectively designed, manufactured or labeled, contains defective components or is misused, we may become subject to substantial and costly litigation by our customers or their patients. Misusing the Viveve System or failing to adhere to operating guidelines could cause serious adverse events. In addition, if our operating guidelines are found to be inadequate, we may be subject to liability. We may, in the future, be involved in litigation related to the use of the Viveve System. Product liability claims could divert management’s attention from our business, be expensive to defend and result in sizable damage awards against us. We may not have sufficient insurance coverage for all future claims. We may not be able to obtain insurance in amounts or scope sufficient to provide us with adequate coverage against all potential liabilities. Any product liability claims brought against us, with or without merit, could increase our product liability insurance rates or prevent us from securing continuing coverage, could harm our reputation in the industry and reduce product sales. Product liability claims in excess of our insurance coverage would be paid out of cash reserves, harming our financial condition and adversely affecting our operating results.

After-market modifications to treatment tips by third parties and the development of counterfeit products could reduce our sales, expose us to product liability litigation and dilute our brand quality.

Third parties may introduce adulterated after-market modifications to our treatment tips, which enable re-use of treatment tips in multiple procedures. Because the treatment tips are designed to withstand a finite number of pulses, modifications intended to increase the number of pulses could result in patient injuries caused by the use of worn-out or damaged treatment tips. In addition, third parties may seek to develop counterfeit products that are compatible with the Viveve System and available to practitioners at lower prices. If security features incorporated into the design of the Viveve System are unable to prevent after-market modifications to the treatment tips or the introduction of counterfeit products, we could be subject to reduced sales, product liability lawsuits resulting from the use of damaged or defective goods and damage to our reputation.

We depend on skilled and experienced personnel to operate our business effectively. If we are unable to recruit, hire and retain these employees, our ability to manage and expand our business will be harmed, which would impair our future revenue and profitability.

Our success largely depends on the skills, experience and efforts of our officers and other key employees. While we have employment contracts with our Chief Executive Officer and our Chief Financial Officer, these officers and other key employees may terminate their employment at any time. The loss of any senior management team members could weaken our management expertise and harm our business.

Our ability to retain our skilled labor force and our success in attracting and hiring new skilled employees will be a critical factor in determining whether we will be successful in the future. We may not be able to meet our future hiring needs or retain existing personnel. We will face particularly significant challenges and risks in hiring, training, managing and retaining engineering and sales and marketing employees, as well as independent distributors, most of whom are geographically dispersed and must be trained in the use and benefits of the Viveve System. Failure to attract and retain personnel, particularly technical and sales and marketing personnel, would materially harm our ability to compete effectively and grow our business.

Any acquisitions that we make could disrupt our business and harm our financial condition.

We expect to evaluate potential strategic acquisitions of complementary businesses, products or technologies. We may also consider joint ventures and other collaborative projects. We may not be able to identify appropriate acquisition candidates or strategic partners, or successfully negotiate, finance or integrate acquisitions of any businesses, products or technologies. Furthermore, the integration of any acquisition and management of any collaborative project may divert management’s time and resources from our business and disrupt our operations. We do not have any experience with acquiring companies or products. If we decide to expand our product offerings , we may spend time and money on projects that do not increase our revenues.

Risks Related to Regulatory Matters

We may be unable to obtain or maintain international regulatory qualifications or approvals for our current or future products, which could harm our business.

Sales of the Viveve System internationally are subject to foreign regulatory requirements that vary widely from country to country. In addition, the FDA regulates exports of medical devices from the U.S. Complying with international regulatory requirements can be an expensive and time-consuming process, and approval is not certain. The time required to obtain clearances or approvals, if required by other countries, may be longer than that required for FDA clearance or approvals, and requirements for such clearances or approvals may significantly differ from FDA requirements. We may rely on third-party distributors to obtain all regulatory clearances and approvals required in other countries, and these distributors may be unable to obtain or maintain such clearances or approvals. Our distributors may also incur significant costs in attempting to obtain and in maintaining foreign regulatory approvals or qualifications, which could increase the difficulty of attracting and retaining qualified distributors. If our distributors experience delays in receiving necessary qualifications, clearances or approvals to market our products outside the U.S., or if they fail to receive those qualifications, clearances or approvals, we may be unable to market our products or enhancements in international markets effectively, or at all.

Foreign governmental authorities that regulate the manufacture and sale of medical devices have become increasingly stringent and, to the extent we market and sell our products outside of the U.S., we may be subject to rigorous international regulation in the future. In these circumstances, we would be required to rely on our foreign independent distributors to comply with the varying regulations, and any failures on their part could result in restrictions on the sale of our product in foreign countries.

If we fail to maintain regulatory approvals and clearances, or if we are unable to obtain, or experience significant delays in obtaining, FDA clearances or approvals for the Viveve System or any future products we may develop or acquire, including product enhancements, our business and results of operations could be adversely affected.

The Viveve System is, and any future products we may acquire or develop will be, subject to rigorous regulation by the FDA and numerous other federal, state and foreign governmental authorities. The process of obtaining regulatory clearances or approvals to market a medical device can be costly and time consuming, and we may not be able to obtain these clearances or approvals on a timely basis, if at all. In particular, the FDA permits commercial distribution of a new medical device only after the device has received clearance under Section 510(k) of the Federal Food, Drug and Cosmetic Act, approval of a de novo reclassification petition, or is the subject of an approved premarket approval application, or PMA, unless the device is specifically exempt from those requirements. The FDA will clear marketing of a lower risk medical device through the 510(k) process if the manufacturer demonstrates that the new product is substantially equivalent to other 510(k)-cleared products. High risk devices deemed to pose the greatest risk, such as life-sustaining, life-supporting, or implantable devices, or devices not deemed substantially equivalent to a previously cleared device, require the approval of a PMA. The PMA process is more costly, lengthy and uncertain than the 510(k) clearance process. A PMA application must be supported by extensive data, including, but not limited to, technical, preclinical, clinical trial, manufacturing and labeling data, to demonstrate to the FDA’s satisfaction the safety and efficacy of the device for its intended use.

If there is no known predicate for a device, a company can request a de novo reclassification of the product. De novo generally applies where there is no predicate device and the FDA believes the device is sufficiently safe so that no PMA should be required. FDA’s de novo process has just been streamlined to allow a company to request that a new product classification be developed based on information provided by the requesting company. Our plan is to utilize the Direct De Novo process for the Viveve System. However, we cannot predict when or if such approval will be obtained, or whether FDA will create a new product code. Failure to approve the de novo petition, or establishment of a new product code could require us to seek a PMA for the Viveve System. Delays in receipt or failure to receive clearances or approvals could reduce our sales, profitability and future growth prospects.

If we modify an FDA-cleared device, we may need to seek and obtain new clearances, which, if not granted, would prevent the sale of our modified product or require us to redesign the product.

Any modifications to an FDA-cleared device that could significantly affect its safety or effectiveness or that would constitute a major change in its intended use would require a new 510(k) clearance or possibly a premarket approval. Viveve may not be able to obtain additional 510(k) clearances or premarket approvals for new products or for modifications to, or additional indications for, our existing product in a timely fashion, or at all. Delays in obtaining future clearances would adversely affect our ability to introduce new or enhanced products in a timely manner, which in turn could harm our revenue and potential future profitability. We have made modifications to our device in the past and may make additional modifications in the future that we believe do not or will not require additional clearances or approvals. If the FDA disagrees, and requires new clearances or approvals for the modifications, we may be required to recall and to stop marketing the modified device, which could harm our operating results and require us to redesign the product.

Clinical trials necessary to support a 510(k) or a PMA application will be expensive and will require the enrollment of large numbers of patients. Suitable patients may be difficult to identify and recruit. Delays or failures in our clinical trials will prevent us from commercializing any modified or new products and will adversely affect our business, operating results and prospects.

The FDA has asked us to conduct an investigational device exemption, or IDE, study to support a future product submission for the Viveve System. Initiating and completing clinical trials necessary to support a 510(k) or a PMA application for the Viveve System, as well as other possible future product candidates, will be time consuming and expensive and the outcome is uncertain. Moreover, the results of early clinical trials are not necessarily predictive of future results, and any product we advance into clinical trials may not have favorable results in later clinical trials.

Conducting successful clinical studies will require the enrollment of patients, and suitable patients may be difficult to identify and recruit. Patient enrollment in clinical trials and completion of patient participation and follow-up depends on many factors, including the size of the patient population, the nature of the trial protocol, the attractiveness of, or the discomforts and risks associated with, the treatments received by enrolled subjects, the availability of appropriate clinical trial investigators, support staff, and proximity of patients to clinical sites and ability to comply with the eligibility and exclusion criteria for participation in the clinical trial and patient compliance. For example, patients may be discouraged from enrolling in our clinical trials if the trial protocol requires them to undergo extensive post-treatment procedures or follow-up to assess the safety and effectiveness of our product or if they determine that the treatments received under the trial protocols are not attractive or involve unacceptable risk or discomfort.

Development of sufficient and appropriate clinical protocols to demonstrate safety and efficacy are required and we may not adequately develop such protocols to support clearance and approval. Further, the FDA may require us to submit data on a greater number of patients than we originally anticipated and/or for a longer follow-up period or change the data collection requirements or data analysis applicable to our clinical trials. Delays in patient enrollment or failure of patients to continue to participate in a clinical trial may cause an increase in costs and delays in the approval and attempted commercialization of our product or result in the failure of the clinical trial. In addition, despite considerable time and expense invested in clinical trials, the FDA may not consider our data adequate to demonstrate safety and efficacy. Such increased costs and delays or failures could adversely affect our business, operating results and prospects.

If the third parties on which we rely to conduct our clinical trials and to assist us with pre-clinical development do not perform as contractually required or expected, we may not be able to obtain the regulatory clearance or approval which would permit us to commercialize our products.

We do not have the ability to independently conduct the pre-clinical and clinical trials for our product, therefore we must rely on third parties, such as contract research organizations, medical institutions, clinical investigators and contract laboratories to conduct the trials. If these third parties do not successfully carry out their contractual duties or regulatory obligations or meet expected deadlines, if these third parties need to be replaced, or if the quality or accuracy of the data they obtain is compromised due to the failure to adhere to our clinical protocols or regulatory requirements or for other reasons, our pre-clinical development activities or clinical trials may be extended, delayed, suspended or terminated, and we may not be able to obtain regulatory approval for, or be able to successfully commercialize, our product on a timely basis, if at all. In that event, our business, operating results and prospects may be adversely affected.

The results of our clinical trials may not support our proposed product claims or may result in the discovery of adverse side effects. Furthermore, if the results of our OUS Clinical Trials are not positive, we may not receive further funding from our lender. Any of these events could have a material adverse impact on our business.

Even if our clinical trials are completed as planned, it cannot be certain that the results of the clinical trials will support our proposed claims for the Viveve System, that the FDA or foreign authorities will agree with our conclusions regarding them or that even if our product receives regulatory approval or clearance, that it will not later result in adverse side effects that limit or prevent its use. Success in pre-clinical studies and early clinical trials does not ensure that later clinical trials will be successful, and we cannot be sure that the later trials will replicate the results of prior trials and pre-clinical studies. The clinical trial process may fail to demonstrate that our product is safe and effective for the proposed indicated uses. Any delay of our clinical trials or failure by the FDA or other foreign authorities to support our product claims will delay, or even prevent, our ability to commercialize our product and generate revenues. Furthermore, additional funding of up to an aggregate of $2.5 million committed to the Company is contingent upon our meeting certain enrollment milestones and achieving certain positive results relating to our OUS Clinical Trials. Any of these events could have a material adverse impact on our business.

Even if our product is approved by regulatory authorities, if we or our suppliers fail to comply with ongoing FDA or other foreign regulatory authority requirements, or if we experience unanticipated problems with our product, the product could be subject to restrictions or withdrawal from the market.

Any product for which we obtain clearance or approval, and the manufacturing processes, reporting requirements, post-approval clinical data and promotional activities for such product, will be subject to continued regulatory review, oversight and periodic inspections by the FDA and other domestic and foreign regulatory bodies, such as the Food and Drug Branch of the California Department of Health Services, or CDHS. In particular, we and our suppliers are required to comply with the FDA’s QSR, and International Standards Organization, or ISO, regulations for the manufacture of our product and other regulations which cover the methods and documentation of the design, testing, production, control, quality assurance, labeling, packaging, storage and shipping of any product for which we obtain clearance or approval. Regulatory bodies, such as the FDA, enforce the QSR and other regulations through periodic inspections. In the past, our facility has been inspected by the FDA and CDHS, and observations were noted. The FDA and CDHS have accepted our responses to these observations, and we believe that we are in substantial compliance with the QSR. Any future failure by us or one of our suppliers to comply with applicable statutes and regulations administered by the FDA and other regulatory bodies, or the failure to timely and adequately respond to any adverse inspectional observations or product safety issues, could result in, among other things, any of the following enforcement actions:

●	untitled letters, warning letters, fines, injunctions, consent decrees and civil penalties;

●	unanticipated expenditures to address or defend such actions

●	customer notifications for repair, replacement or refunds;

●	recall, detention or seizure of our products;

●	operating restrictions or partial suspension or total shutdown of production;

●	refusing or delaying our requests for 510(k) clearance or premarket approval of new products or modified products;

●	operating restrictions;

●	withdrawing 510(k) clearances on PMA approvals that have already been granted;

●	refusal to grant export approval for our product; or

●	criminal prosecution.

If any of these actions were to occur it would harm our reputation and cause our product sales to suffer and may prevent us from generating revenue. Furthermore, our third party manufacturers may not currently be, or may not continue to be, in compliance with all applicable regulatory requirements which could result in a failure to produce our product on a timely basis and in the required quantities, if at all.

Even if regulatory clearance or approval of a product is granted for the Viveve System or future products, such clearance or approval may be subject to limitations on the intended uses for which the product may be marketed and reduce our potential to successfully commercialize the product and generate revenue from the product. If the FDA determines that our promotional materials, labeling, training or other marketing or educational activities constitute promotion of an unapproved use, it could request that we cease or modify our training or promotional materials or subject us to regulatory enforcement actions. It is also possible that other federal, state or foreign enforcement authorities might take action if they consider our training or other promotional materials to constitute promotion of an unapproved use, which could result in significant fines or penalties under other statutory authorities, such as laws prohibiting false claims for reimbursement.

In addition, we may be required to conduct costly post-market testing and surveillance to monitor the safety or effectiveness of our products, and we must comply with medical device reporting requirements, including the reporting of adverse events and malfunctions related to our products. Later discovery of previously unknown problems with our products, including unanticipated adverse events or adverse events of unanticipated severity or frequency, manufacturing problems, or failure to comply with regulatory requirements such as QSR, may result in changes to labeling, restrictions on such products or manufacturing processes, withdrawal of the products from the market, voluntary or mandatory recalls, a requirement to repair, replace or refund the cost of any medical device we manufacture or distribute, fines, suspension of regulatory approvals, product seizures, injunctions or the imposition of civil or criminal penalties which would adversely affect our business, operating results and prospects.

The Viveve System may also be subject to state regulations which are, in many instances, in flux. Changes in state regulations may impede sales. For example, federal regulations may allow the Viveve System to be sold to, or on the order of, “licensed practitioners,” as determined on a state-by-state basis. As a result, in some states, non-physicians may legally purchase and operate the Viveve System. However, a state could change its regulations at any time, disallowing sales to particular types of end users. We cannot predict the impact or effect of future legislation or regulations at the federal or state levels.

If we or our third-party manufacturers fail to comply with the FDA’s Quality System Regulation, our business would suffer.

We and our third-party manufacturers are required to demonstrate and maintain compliance with the FDA’s QSR. The QSR is a complex regulatory scheme that covers the methods and documentation of the design, testing, control, manufacturing, labeling, quality assurance, packaging, storage and shipping of our product. The FDA enforces the QSR through periodic unannounced inspections. We anticipate that in the future we will be subject to such inspections. Our failure, or the failure of our third-party manufacturers, to take satisfactory corrective action in response to an adverse QSR inspection could result in enforcement actions, including a public warning letter, a shutdown of our manufacturing operations, a recall of our product, civil or criminal penalties or other sanctions, which would cause our reputation, sales and business to suffer.

If our product causes or contributes to a death or a serious injury, or malfunctions in certain ways, we will be subject to medical device reporting regulations, which can result in voluntary corrective actions or agency enforcement actions.

Under the FDA medical device reporting regulations, medical device manufacturers are required to report to the FDA information that a device has or may have caused or contributed to a death or serious injury or has malfunctioned in a way that would likely cause or contribute to death or serious injury if the malfunction of the device were to recur. If we fail to report these events to the FDA within the required timeframes, or at all, the FDA could take enforcement action against us. Any such adverse event involving the Viveve System or future products could result in future voluntary corrective actions, such as recalls or customer notifications, or agency action, such as inspection or enforcement action. Any corrective action, whether voluntary or involuntary, as well as mounting a defense to a legal action, if one were to be brought, would require the dedication of our time and capital, distract management from operating our business, and may harm our reputation and financial results.

The Viveve System may, in the future, be subject to product recalls that could harm our reputation, business and financial results.

The FDA and similar foreign governmental authorities have the authority to require the recall of commercialized products in the event of material deficiencies or defects in design or manufacture. In the case of the FDA, the authority to require a recall must be based on an FDA finding that there is a reasonable probability that the device would cause serious injury or death. In addition, foreign governmental bodies have the authority to require the recall of our product in the event of material deficiencies or defects in design or manufacture. Manufacturers may, under their own initiative, recall a product if any material deficiency in a device is found. A government-mandated or voluntary recall by us or one of our distributors could occur as a result of component failures, manufacturing errors, design or labeling defects or other deficiencies and issues. A recall of our product would divert managerial and financial resources and have an adverse effect on our financial condition and results of operations. The FDA requires that certain classifications of recalls be reported to the FDA within 10 working days after the recall is initiated. Companies are required to maintain certain records of recalls, even if they are not reportable to the FDA. In the future, we may initiate one or more voluntary recalls involving our product that we determine do not require notification to the FDA. If the FDA disagrees with our determinations, they could require us to report those actions as recalls. A future recall announcement could harm our reputation with customers and negatively affect our sales. In addition, the FDA could take enforcement action for failing to report the recalls when they were conducted.

Federal and state regulatory reforms may adversely affect our ability to sell our product profitably.

From time to time, legislation is drafted and introduced in Congress that could significantly change the statutory provisions governing the clearance or approval, manufacture and marketing of a medical device. In addition, FDA regulations and guidance are often revised or reinterpreted by the agency in ways that may significantly affect our business and our product. It is impossible to predict whether legislative changes will be enacted or FDA regulations, guidance or interpretations changed, and what the impact of such changes, if any, may be.

For example, in August 2010, the FDA issued its preliminary recommendations on reform of the 510(k) premarket notification process for medical devices. On January 19, 2011, the FDA announced its “Plan of Action” for implementing these recommendations. The Plan of Action included 25 action items, including revising existing guidance or developing guidance to clarify various aspects of the 510(k) process and to streamline the review process for innovative, lower risk products (the “de novo” process); improving training for the Center for Devices and Radiological Health staff; increasing reliance on external experts; and addressing and improving internal processes. The FDA has already begun implementing many of these reforms, and may implement other reforms in the future. Future reforms could have the effect of making it more difficult and expensive for us to obtain 510(k) clearance.

In addition, a state could change its regulations at any time, disallowing sales to particular types of end users. We cannot predict the impact or effect of future legislation or regulations at the federal or state levels.

Failure to comply with the U.S. Foreign Corrupt Practices Act and similar laws associated with our activities outside the U.S. could subject us to penalties and other adverse consequences.

A significant portion of our revenues is and will be from jurisdictions outside of the U.S. We are subject to the U.S. Foreign Corrupt Practices Act, or the FCPA, which generally prohibits U.S. companies and their intermediaries from making payments to foreign officials for the purpose of directing, obtaining or keeping business, and requires companies to maintain reasonable books and records and a system of internal accounting controls. The FCPA applies to companies and individuals alike, including company directors, officers, employees and agents. Under the FCPA, U.S. companies may be held liable for the corrupt actions taken by employees, strategic or local partners or other representatives. In addition, the government may seek to rely on a theory of successor liability and hold us responsible for FCPA violations committed by companies or associated with assets which we acquire.

In many foreign countries where we operate, particularly in countries with developing economies, it may be a local custom for businesses to engage in practices that are prohibited by the FCPA or other similar laws and regulations. In contrast, we have implemented a company policy requiring our employees and consultants to comply with the FCPA and similar laws. Although we have not conducted formal FCPA compliance training, we are in the process of devising a training schedule for certain of our employees, agents and partners. Nevertheless, there can be no assurance that our employees, partners and agents, as well as those companies to which we outsource certain of our business operations, will not take actions in violation of the FCPA or our policies for which we may be ultimately held responsible. As a result of our anticipated growth, our development of infrastructure designed to identify FCPA matters and monitor compliance is at an early stage. If we or our intermediaries fail to comply with the requirements of the FCPA or similar legislation, governmental authorities in the U.S. and elsewhere could seek to impose civil and/or criminal fines and penalties which could have a material adverse effect on our reputation, business, operating results and financial conditions. We may also face collateral consequences, such as debarment and the loss of our export privileges.

Risks Related to Our Intellectual Property

Intellectual property rights may not provide adequate protection for the Viveve System, which may permit third parties to compete against us more effectively.

We rely on patent, copyright, trade secret and trademark laws and confidentiality agreements to protect our technology and the Viveve System. We have an exclusive license to 8 issued U.S. patents primarily covering the Viveve System and methods of use, the earliest of which expire in 2015; 3 pending U.S. patent applications, 12 issued foreign patents and 17 pending foreign patent applications, some of which foreign applications preserve an opportunity to pursue patent rights in multiple countries. Some of the Viveve System components are not, and in the future may not be, protected by patents. Additionally, our patent applications may not issue as patents or, if issued, may not issue in a form that will be advantageous to us. Any patents we obtain may be challenged, invalidated or legally circumvented by third parties. Consequently, competitors could market products and use manufacturing processes that are substantially similar to, or superior to, ours. We may not be able to prevent the unauthorized disclosure or use of our technical knowledge or other trade secrets by consultants, vendors, former employees or current employees, despite the existence generally of confidentiality agreements and other contractual restrictions. Monitoring unauthorized uses and disclosures of our intellectual property is difficult, and we do not know whether the steps we have taken to protect our intellectual property will be effective. Moreover, we do not have patent rights in all foreign countries in which a market may exist, and where we have applied for foreign patent rights, the laws of many foreign countries will not protect our intellectual property rights to the same extent as the laws of the U.S.

In addition, competitors could purchase the Viveve System and attempt to replicate some or all of the competitive advantages we derive from our development efforts, willfully infringe our intellectual property rights, design around our protected technology or develop their own competitive technologies that fall outside of our intellectual property rights. If our intellectual property is not adequately protected so as to defend our market against competitors’ products and methods, our competitive position and business could be adversely affected.

We may be involved in future costly intellectual property litigation, which could impact our future business and financial performance.

Our industry has been characterized by frequent intellectual property litigation. Our competitors or other patent holders may assert that the Viveve System and the methods we employ are covered by their patents. If the Viveve System or methods are found to infringe, we could be prevented from marketing the Viveve System. In addition, we do not know whether our competitors or potential competitors have applied for, or will apply for or obtain, patents that will prevent, limit or interfere with our ability to make, use, sell, import or export the Viveve System. We may also initiate litigation against third parties to protect our intellectual property that may be expensive, protracted or unsuccessful. In the future there may be companies that market products for competing purposes in direct challenge to our intellectual property position, and we may be required to initiate litigation in order to stop them. If we initiate litigation to protect our rights, we run the risk of having our patents invalidated, which would undermine our competitive position.

Litigation related to infringement and other intellectual property claims, with or without merit, is unpredictable, can be expensive and time-consuming and could divert management’s attention from our business. If we lose this kind of litigation, a court could require us to pay substantial damages, and prohibit us from using technologies essential to the Viveve System, any of which would have a material adverse effect on our business, results of operations and financial condition. In that event, we do not know whether necessary licenses would be available to us on satisfactory terms, or whether we could redesign the Viveve System or processes to avoid infringement.

Competing products may also appear in other countries in which our patent coverage might not exist or be as strong. If we lose a foreign patent lawsuit, we could be prevented from marketing the Viveve System in one or more countries.

In addition, we may hereafter become involved in litigation to protect our trademark rights associated with our name or the names used with the Viveve System. Names used with the Viveve System and procedures may be claimed to infringe names held by others or to be ineligible for proprietary protection. If we have to change the name of the company or the Viveve System, we may experience a loss in goodwill associated with our brand name, customer confusion and a loss of sales.

Risks Related to our Securities

Public company compliance may make it more difficult to attract and retain officers and directors.

The Sarbanes-Oxley Act and rules implemented by the Commission have required changes in corporate governance practices of public companies. As a public company, these rules and regulations increase our compliance costs and make certain activities more time consuming and costly. As a public company, these rules and regulations may make it more difficult and expensive for us to maintain our director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers, and to maintain insurance at reasonable rates, or at all.

We may not be able to timely and effectively implement controls and procedures required by Section 404 of the Sarbanes-Oxley Act of 2002.

We are subject to Section 404 of the Sarbanes-Oxley Act of 2002. The standards required for a public company under Section 404 of the Sarbanes-Oxley Act of 2002 are significantly more stringent than those required of us prior to the Merger. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that are applicable to us as a result of the Merger. If we are not able to implement the requirements of Section 404 in a timely manner or with adequate compliance, we may not be able to assess whether our internal controls over financial reporting are effective, which may subject us to adverse regulatory consequences and could harm investor confidence and the market price of our common stock.

Concentration of ownership of our common stock may have the effect of delaying or preventing a change in control.

Since the Merger was consummated, 5AM Ventures II (in conjunction with 5AM Co-Investors II), and GBS Venture Partners Limited, both of whom were equity and convertible debenture holders of Viveve, Inc., together own approximately 58.4% of our outstanding common stock. As a result, these stockholders, acting together, have the ability to determine the outcome of corporate actions requiring stockholder approval. This concentration of ownership may have the effect of delaying or preventing a change in control and might adversely affect the market price of our common stock.

We are a holding company with no business operations of our own and we depend on cash flow from Viveve, Inc. to meet our obligations.

As a result of the Merger, we are a holding company with no business operations of our own or material assets other than the stock we own in Viveve, Inc. All of our operations are conducted by Viveve, Inc. As a holding company, we will require dividends and other payments from our subsidiary to meet cash requirements. The terms of any agreements governing indebtedness that we may enter into may restrict our subsidiary from paying dividends and otherwise transferring cash or other assets to us. If there is an insolvency, liquidation or other reorganization of our subsidiary, our stockholders likely will have no right to proceed against its assets. Creditors of our subsidiary will be entitled to payment in full from the sale or other disposal of the assets of our subsidiary before we, as an equity holder, would be entitled to receive any distribution from that sale or disposal. If Viveve, Inc. is unable to pay dividends or make other payments to us when needed, we will be unable to satisfy our obligations.

Because we are incorporated in Canada, you may not be able to enforce judgments against us and our Canadian directors.

Under Canadian law, you may not be able to enforce a judgment issued by courts in the U.S. against us or our Canadian directors. The status of the law in Canada is unclear as to whether a U.S. citizen can enforce a judgment from a U.S. court in Canada for violations of U.S. securities laws. A separate suit may need to be brought directly in Canada.

Our stock price may be volatile.

The market price of our common stock is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including the following:

●	actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

●	changes in the market’s expectations about our operating results;

●	success of competitors;

●	our operating results failing to meet the expectation of securities analysts or investors in a particular period;

●

changes in financial estimates and recommendations by securities analysts concerning our business, the market for our products, the health services industry, or the healthcare and health insurance industries in general;

●	operating and stock price performance of other companies that investors deem comparable to us;

●	our ability to market new and enhanced products on a timely basis;

●	changes in laws and regulations affecting our business;

●	commencement of, or involvement in, litigation involving us;

●	changes in our capital structure, such as future issuances of securities or the incurrence of debt;

●	the volume of shares of our common stock available for public sale;

●	any major change in our board of directors or management;

●	sales of substantial amounts of common stock by our directors, executive officers or significant stockholders or the perception that such sales could occur; and

●	general economic and political conditions such as recessions, fluctuations in interest rates and international currency fluctuations.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock.

Our shares of common stock are thinly traded, the price may not reflect our value, and there can be no assurance that there will be an active market for our shares of common stock either now or in the future.

Our shares of common stock are thinly traded, our common stock is available to be traded and is held by a small number of holders, and the price may not reflect our actual or perceived value. There can be no assurance that there will be an active market for our shares of common stock either now or in the future. The market liquidity will be dependent on the perception of our operating business, among other things. We will take certain steps including utilizing investor awareness campaigns, investor relations firms, press releases, road shows and conferences to increase awareness of our business. Any steps that we might take to bring us to the awareness of investors may require that we compensate consultants with cash and/or stock. There can be no assurance that there will be any awareness generated or the results of any efforts will result in any impact on our trading volume. Consequently, investors may not be able to liquidate their investment or liquidate it at a price that reflects the value of the business, and trading may be at an inflated price relative to the performance of the Company due to, among other things, the availability of sellers of our shares. If an active market should develop, the price may be highly volatile. Because there is currently a relatively low per-share price for our common stock, many brokerage firms or clearing firms are not willing to effect transactions in the securities or accept our shares for deposit in an account. Many lending institutions will not permit the use of low priced shares of common stock as collateral for any loans.

Offers or availability for sale of a substantial number of shares of our common stock may cause the price of our common stock to decline.

If our stockholders sell substantial amounts of our common stock in the public market, including shares issuable upon the effectiveness of the registration statement relating to this prospectus, upon the expiration of any statutory holding period under Rule 144, or shares issued upon the exercise of outstanding options or warrants, it could create a circumstance commonly referred to as an “overhang” and, in anticipation of which, the market price of our common stock could fall. The existence of an overhang, whether or not sales have occurred or are occurring, also could make more difficult our ability to raise additional financing through the sale of equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

In general, under Rule 144, a non-affiliated person who has held restricted shares of our common stock for a period of six months may sell into the market all of their shares, subject to the Company being current in our periodic reports filed with the Commission. As of February 13, 2015, approximately 1,355,269 shares of common stock of the 18,341,294 shares issued and outstanding were free trading.

Upon effectiveness of the registration statement relating to this prospectus, up to 12,347,121 shares of common stock held by the selling stockholders will become freely tradable without restriction under the Securities Act.

In addition, as of February 13, 2015, there were 1,793,887 shares subject to outstanding warrants, 2,291,783 shares subject to outstanding options and an additional 799,644 shares reserved for future issuance under our 2013 Employee Stock Option and Incentive Plan, as amended, that will become eligible for sale in the public market to the extent permitted by any applicable vesting requirements and Rule 144 under the Securities Act.

We do not expect to declare or pay dividends in the foreseeable future.

We have never paid cash dividends on our common stock and have no plans to do so in the foreseeable future. We intend to retain any earnings to develop, carry on, and expand our business.

Penny stock rules may make buying or selling our common stock difficult, and severely limit its marketability and liquidity.

Because our securities are considered a penny stock, stockholders will be more limited in their ability to sell their shares. The Commission has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or quotation system. Because our securities constitute “penny stocks” within the meaning of the rules, the rules apply to us and to our securities. The rules may further affect the ability of owners of shares to sell our securities in any market that might develop for them. As long as the trading price of our common shares is less than $5.00 per share, the common shares will be subject to Rule 15g-9 under the Exchange Act. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the Commission, that:

●	contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;

●

contains a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of securities laws;

●	contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price;

●	contains a toll-free telephone number for inquiries on disciplinary actions;

●	defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and

●	contains such other information and is in such form, including language, type, size and format, as the SEC shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with: (a) bid and offer quotations for the penny stock; (b) the compensation of the broker-dealer and its salesperson in the transaction; (c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such shares; and (d) a monthly account statement showing the market value of each penny stock held in the customer’s account. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitably statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our shares.

Forward-Looking Statements

This prospectus contains forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. You can find many (but not all) of these statements by looking for words such as “approximates,” “believes,” “hopes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” “plans,” “would,” “should,” “could,” “may” or other similar expressions in this prospectus. In particular, forward-looking statements include statements relating to future actions, prospective products and applications, customers, technologies, future performance or future financial results. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

●	our limited cash and our history of losses;

●	our ability to achieve profitability;

●	our limited operating history;

●	emerging competition and rapidly advancing technology;

●	whether we are successful in having our medical device approved for sale by the FDA;

●	whether demand develops for our medical device;

●	the impact of competitive or alternative products, technologies and pricing;

●	the adequacy of protections afforded to us by the patents that we own and the cost to us of maintaining, enforcing and defending those patents;

●	our ability to obtain, expand and maintain patent protection in the future, and to protect our non-patented intellectual property;

●	our exposure to and ability to defend third-party claims and challenges to our patents and other intellectual property rights;

●	our ability to obtain adequate financing in the future, as and when we need it;

●	our ability to continue as a going concern;

●	our success at managing the risks involved in the foregoing items; and

●	other factors discussed in this prospectus.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The forward-looking statements are based upon management’s beliefs and assumptions and are made as of the date of this prospectus. We undertake no obligation to publicly update or revise any forward-looking statements included in this prospectus to conform such statements to actual results or changes in our expectations. You should not place undue reliance on these forward-looking statements.

USE OF PROCEEDS

This prospectus relates to 12,347,121 shares of our common stock that may be offered and sold from time to time by the selling stockholders. The proceeds from the sales will belong to the selling stockholders. This prospectus includes 940,189 shares of common stock underlying warrants held by the selling stockholders. The exercise price of the warrants is $0.53 per share. If any selling stockholder exercises his or her warrant, we will receive the proceeds of the warrant exercise, which will be used for general corporate purposes. Any proceeds received by a selling stockholder in the resale of the common stock underlying the warrant will belong to the selling stockholder. We will bear the costs of preparing and filing the registration statement, of which this prospectus is a part.

SELLING STOCKHOLDERS

This prospectus relates to the possible resale by the selling stockholders of 12,347,121 shares of our common stock, which includes 940,189 shares of common stock underlying warrants held by the selling stockholders.

The selling stockholders obtained the securities registered on this registration statement in a private offering of approximately $6,000,000 in securities, including the conversion of up to $1.5 million in outstanding debt, consisting of a total of 11,406,932 shares of common stock (of which 11,305,567 shares of our common stock were issued at the closing as a result of beneficial ownership limitations), and five year warrants for the purchase of up to of 940,189 shares of common stock at an exercise price of $0.53 per share (the “Private Offering”). The selling stockholders, may, from time to time, offer and sell pursuant to this prospectus any or all of the shares that they hold. The selling stockholders may sell some, all or none of their shares. We do not know how long the selling stockholders will hold the shares before selling them. We have no agreements, arrangements or understandings with the selling stockholders regarding the sale of any of their shares.

The following table presents information regarding the selling stockholders and the shares that they may offer and sell from time to time under this prospectus. The table is prepared based on information supplied to us by the selling stockholders, and reflects their holdings as of February 13, 2015.

With the exception of Brigitte Smith, who is a director, and 5AM Ventures II, LLC, Alta Bioequities, L.P. and GBS Venture Partners Limited, each of which owns more than 10% of our common stock, none of the selling stockholders or any of their affiliates currently holds an executive office, or has any other material relationship, with us or any of our predecessors or affiliates.

As used in this prospectus, the term “selling stockholders” includes each of the selling stockholders and any donees, pledgees, transferees or other successors in interest selling shares received after February 13, 2015 from the selling stockholders as a gift, pledge or other non-sale related transfer. Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the Commission under the Exchange Act. The percentage of shares beneficially owned prior to the offering is based on 18,341,294 shares of our common stock outstanding as of February 13, 2015.

Selling Stockholder	Shares Beneficially Owned Before this Offering	% of Outstanding Shares Beneficially Owned Before this Offering	Shares to be Sold in this Offering	Shares Beneficially Owned After this Offering	% of Outstanding Shares Beneficially Owned After this Offering

5AM Ventures II, LLC(17)	6,660,205	36.31%	5,017,677	1,642,528	8.96%
Alta BioEquities, L.P.(18)	1,895,788	10.34%	1,895,788	0	-
GBS Venture Partners Limited as trustee for GBS BioVentures III(19)	3,598,807(36)	19.62%	947,872	2,650,935	14.45%
G-TEN Partners LLC(20)	566,038(37)	3.09%	566,038	0	-
5AM Co-Investors II(21)	262,798	1.43%	197,987	64,811	0.35%
Brigitte Smith	192,262(38)	1.05%	192,262	0	-
Michael Catalano	144,197	0.79%	144,197	0	-
Shahram Gholami	144,197	0.79%	144,197	0	-
BRIO Capital Master Fund Ltd.(22)	338,854(1)	1.65%	301,873(1)	36,981	0.20%
Alpha Capital Anstalt(23)	1,121,080(2)	6.11%	912,747(2)	208,333	1.14%
Barry Honig	529,898(3)	2.89%	529,898(3)	0	-
Sandor Capital Master Fund(24)	551,986(4)	3.01%	404,701(4)	147,285	0.80%
Joseph I Kazarnovsky	299,077(5)	1.63%	229,633(5)	69,444	0.38%
Denville and Dover Fund LLC(25)	113,080(6)	0.62%	113,080(6)	0	-
Fortis Business Holdings LLC(26)	158,232(7)	0.86%	158,232(7)	0	-
Starcity Capital LLC(27)	147,788(7)	0.81%	84,810(8)	62,978	0.34%
Robert S. Colman Trust(28)	114,578(8)	0.62%	84,810(8)	29,768	0.16%
Chaim H. Rausman	150,828(9)	0.82%	70,675(9)	80,153	0.44%
BEB Holdings, LLC(29)	81,388(10)	0.44%	56,540(10)	24,848	0.14%
American European Insurance Co.(30)	82,544(11)	0.45%	53,007(11)	29,537	0.16%
LRFI LLC(31)	48,200(12)	0.26%	28,270(12)	19,930	0.11%
Gila Silber	39,194(12)	0.21%	28,270(12)	10,924	0.06%
Leon Frenkel	45,859(12)	0.25%	28,270(12)	17,589	0.10%
Triage Capital Management L.P.(32)	44,525(12)	0.24%	28,270(12)	16,255	0.09%
Alexander Hasenfeld Profit Sharing Plan(33)	46,643(13)	0.25%	36,921(13)	9,722	0.05%
Richard Molinsky	28,644(14)	0.16%	21,202(14)	7,442	0.04%
Gordon Holmes	31,646(14)	0.17%	21,202(14)	10,444	0.06%
Nachum Stein	50,723(15)	0.28%	17,669(15)	33,054	0.18%
Cranshire Capital Master Fund Ltd.(34)	26,373(15)	0.14%	17,669(15)	8,704	0.05%
HSI Partnership(35)	19,991(16)	0.11%	13,354(16)	6,637	0.04%
TOTAL	17,535,423		12,347,121	5,188,302

(1) The number of shares to be sold in this offering includes 94,019 shares of common stock underlying a warrant.

(2) The number of shares to be sold in this offering includes 235,047 shares of common stock underlying a warrant.

(3) The number of shares to be sold in this offering includes 173,934 shares of common stock underlying a warrant.

(4) The number of shares to be sold in this offering includes 131,626 shares of common stock underlying a warrant.

(5) The number of shares to be sold in this offering includes 41,133 shares of common stock underlying a warrant.

(6) The number of shares to be sold in this offering includes 37,608 shares of common stock underlying a warrant.

(7) The number of shares to be sold in this offering includes 35,257 shares of common stock underlying a warrant.

(8) The number of shares to be sold in this offering includes 28,206 shares of common stock underlying a warrant.

(9) The number of shares to be sold in this offering includes 23,505 shares of common stock underlying a warrant.

(10) The number of shares to be sold in this offering includes 18,804 shares of common stock underlying a warrant.

(11) The number of shares to be sold in this offering includes 17,629 shares of common stock underlying a warrant.

(12) The number of shares to be sold in this offering includes 9,402 shares of common stock underlying a warrant.

(13) The number of shares to be sold in this offering includes 8,227 shares of common stock underlying a warrant.

(14) The number of shares to be sold in this offering includes 7,051 shares of common stock underlying a warrant.

(15) The number of shares to be sold in this offering includes 5,876 shares of common stock underlying a warrant.

(16) The number of shares to be sold in this offering includes 3,526 shares of common stock underlying a warrant.

(17) 5AM Partners II, LLC is the general partner of 5AM Ventures II, L.P. Dr. John Diekman, Andrew Schwab and Dr. Scott Rocklage, the managing members of 5AM Partners II, LLC, and Mr. Colella, an assignee of 5AM Partners II, LLC, have shared voting and investment power over the shares beneficially owned by 5AM Ventures II, L.P.

(18) Alta BioEquities Management is the general partner of Alta BioEquities, L.P. Daniel Janney is Managing Director of Alta BioEquities Management and has voting and investment power over the shares beneficially owned by Alta BioEquities, L.P.

(19) Brigitte Smith is the Managing Partner of GBS Venture Partners and has voting and investment power over the shares beneficially owned by GBS BioVentures III.

(20) Voting and investment power over these securities is held by Ethan Benovitz and Jaime Hartman, as managing members of G-TEN Partners LLC.

(21) 5AM Partners II, LLC is the general partner of 5AM Co-Investors II, L.P. Dr. John Diekman, Andrew Schwab and Dr. Scott Rocklage, the managing members of 5AM Partners II, LLC, and Mr. Colella, an assignee of 5AM Partners II, LLC, have shared voting and investment power over the shares beneficially owned by 5AM Co-Investors II, L.P.

(22) Voting and investment power over these securities is held by Shaye Hirsch, Director of Brio Capital Master Fund Ltd.

(23) Voting and investment power over these securities is held by Konrad Ackermann, Director of Alpha Capital Anstalt.

(24) Voting and investment power over these securities is held by John S. Lemak, Manager of Sandor Capital Master Fund.

(25) Voting and investment power over these securities is held by Harvey Kesner, member of Denville and Dover Fund, LLC.

(26) Voting and investment power over these securities is held by Sarah Rosenfeld and Joel Kestenbaum, member of Fortis Business Holdings LLC.

(27) Voting and investment power over these securities is held by Yoseph Levin, Managing Member of Starcity Capital LLC.

(28) Voting and investment power over these securities is held by Robert S. Colman, trustee of the Robert S. Colman Trust.

(29) We believe that voting and investment power over these securities is held by Abraham Belsky, President of BEB Holdings, LLC. Although we have asked for confirmation of that information from BEB Holdings, LLC, we have not yet received it. Selling Stockholder may also be referred to as "BEBE Holdings, LLC".

(30) Voting and investment power over these securities is held by Nachum Stein, Chairman of American European Insurance Co.

(31) Voting and investment power over these securities is held by Leslie Rieder, Managing Member of LRFI LLC.

(32) Voting and investment power over these securities is held by Leon Frenkel, Senior Manager of Triage Capital Management, L.P.

(33) Voting and investment power over these securities is held by Nachum Stein, Chairman of Alexander Hasenfeld Profit Sharing Plan.

(34) Cranshire Capital Adivsors, LLC (“CCA”) is the investment manager of Cranshire Capital Master Fund, Ltd. (“Cranshire Master Fund”) and has voting control and investment discretion over securities held by Cranshire Master Fund. Mitchell P. Kopin (“Mr. Kopin”), the president, the sole member and the sole member of the Board of Managers of CCA, has voting control over CCA. As a result, each of Mr. Kopin and CCA may be deemed to have beneficial ownership of the securities held by Cranshire Master Fund.

(35) Voting and investment power over these securities is held by Nachum Stein, Chairman of HSI Partnership.

(36) The number of shares beneficially owned includes 943,596 shares of common stock underlying a warrant.

(37) Includes 566,038 shares of common stock the selling stockholder has the right to acquire pursuant to the terms and conditions of a Right to Shares Agreement by and between the Company and the selling stockholder, dated as of September 23, 2014. Voting and investment power over these securities is held by Ethan Benovitz and Jaime Hartman, as managing members of G-TEN Partners LLC.

(38) Excludes 3,598,807 shares of common stock owned of record by GBS Venture Partners Limited, which is a selling stockholder, and options to purchase an aggregate of 47,000 shares of common stock underlying options of which 3,917 are exercisable within 60 days of the date of the registration statement of which this prospectus is a part.

PLAN OF DISTRIBUTION

Each selling stockholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the OTCPink or the OTCQB platform of the OTC Markets Group, Inc. or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●	an exchange distribution in accordance with the rules of the applicable exchange;
●	privately negotiated transactions;
●	settlement of short sales;
●	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;
●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
●	a combination of any such methods of sale; or
●	any other method permitted pursuant to applicable law.

The selling stockholders may also sell securities under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

We are required to pay certain fees and expenses incurred by us incident to the registration of the securities and the selling stockholders will bear all brokerage or underwriting discounts or commissions paid to broker-dealers in connection with the sale of the shares. We have agreed to indemnify the selling stockholders and each selling stockholder has agreed, severally and not jointly, to indemnify us against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because the selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. The selling stockholders have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale securities by the selling stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

MARKET FOR OUR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

As of February 13, 2015, our common stock is trading on the OTCQB market under the symbol “VIVMF”. Prior to October 22, 2014, our common stock traded under the symbol “PLCSF” and “PLCSD”. As of Februay 17, 2015 there were 653 holders of record of our common stock.

The following table sets forth the high and low bid prices for our common stock for the periods indicated as reported by the OTC Markets. The bid quotations reported by the OTC Markets reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions. The bid quotations reflect the reverse stock split we effected on September 23, 2014.

Period	High	Low
October 1, 2014 through December 31, 2014	$1.40	$0.35
July 1, 2014 through September 30, 2014	$2.70	$0.50
April 1, 2014 through June 30, 2014	$4.00	$0.60
January 1, 2014 through March 31, 2014	$4.90	$3.52

Year Ended December 31, 2013
October 1, 2013 through December 31, 2013	$5.90	$3.62
July 1, 2013 through September 30, 2013	$9.50	$5.80
April 1, 2013 through June 30, 2013	$21.50	$9.00
January 1, 2013 through March 31, 2013	$21.50	$13.00

The last reported closing price of our common stock on the OTCQB market on February 17, 2015 was $0.45 per share.

Dividend Policy

We have not declared or paid any cash dividends on our common stock, and we currently intend to retain future earnings, if any, to finance the expansion of our business; we do not expect to pay any cash dividends in the foreseeable future. The decision whether to pay cash dividends on our common stock will be made by our board of directors, in their discretion, and will depend on our financial condition, results of operations, capital requirements and other factors that our board of directors considers significant.

Registration Rights Agreements

On September 23, 2014, we completed the Private Offering. We sold a total of 11,406,932 shares of common stock (of which 11,305,567 shares of our common stock were issued at the closing as a result of beneficial ownership limitations), together with warrants for the purchase of 940,189 shares of common stock, at a price of $0.53 per share. In conjunction with the Private Offering, we agreed to register the common stock and the common stock underlying the warrants. We have prepared the registration statement, of which this prospectus is a part, to satisfy this obligation. We are required to keep the registration statement available for sales by the selling stockholders until the selling stockholders have disposed of the shares of common stock we are registering, or sold his or her shares of common stock pursuant to Rule 144, or the shares of common stock we have registered become eligible for resale without volume or manner-of-sale restrictions and without current public information pursuant to Rule 144.

Future Sales of Securities

There is a limited public market for our common stock and a limited number of shares in the public float. Sales of substantial amounts of our common stock in the public market could adversely affect the market price and our ability to raise capital in the future.

As of February 13, 2015, we currently have 18,341,294 shares of common stock issued and outstanding. As of February 13, we have 1,793,887 shares of common stock underlying warrants, 2,291,783 shares of common stock underlying options, 841,739 additional shares of common stock reserved for issuance under various employee benefit plans, such as the Viveve Medical, Inc. 2013 Employee Stock Option and Incentive Plan, as amended, and the 2005 PLC Employee Stock Option and Incentive Plan, and an estimated 101,000 shares of common stock that are eligible for sale pursuant to Rule 144, which estimate is based on a list provided to us by our transfer agent.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATION

The following discussion should be read in conjunction with the consolidated financial statements and the related notes contained elsewhere in this prospectus. In addition to historical information, the following discussion contains forward looking statements based upon current expectations that are subject to risks and uncertainties. Actual results may differ substantially from those referred to herein due to a number of factors, including, but not limited to, risks described in the section entitled “Risk Factors” and elsewhere in this prospectus.

Overview of Our Business

We design, develop, manufacture and market a medical device for the non-invasive treatment of vaginal introital laxity. Prior to the Merger, we devoted substantially all of our time and effort to developing products, raising capital and recruiting personnel. To date, we have not generated significant revenues and the costs of our pre-clinical and clinical trials have exceeded our revenues to date. Prior to the Merger, we funded our operations primarily through the sale of our common and preferred stock and borrowings from related parties and financial institutions.

Pursuant to the Agreement and Plan of Merger, all shares of capital stock (including common and preferred stock) of Viveve, Inc. were converted into 3,743,282 shares of the Company’s common stock which represented approximately 62% of the issued and outstanding shares of common stock of the Company on a fully diluted basis. In addition, non-accredited investors were entitled to receive approximately $16,500 upon closing.

In addition, as a condition to and upon the closing of the Merger, an aggregate amount of $4,875,000 and related accrued interest of approximately $522,000 were extinguished pursuant to the terms and conditions of a Convertible Note Termination Agreement, dated May 9, 2014, by and between Viveve, Inc. and 5AM Co-Investors II, LP, a Convertible Note Termination Agreement, dated May 9, 2014 (collectively, the “5AM Note Termination Agreements”), by and between Viveve, Inc. and 5AM Ventures II, LP (together with 5AM Co-Investors II, LP, the “5AM Parties”) and a Convertible Note Exchange Agreement, dated May 9, 2014 (the “GBS Note Exchange Agreement”) by and between Viveve, Inc. and GBS Venture Partners Limited, trustee for GBS BioVentures III (“GBS”).  In accordance with the terms and conditions of the 5AM Note Termination Agreements, the 5AM Parties acknowledged and agreed that the benefits received from the closing of the Merger, including the portion of the merger consideration issued to the 5AM Parties as shareholders of Viveve, Inc. in accordance with the terms of the merger agreement, was full and fair consideration to cancel or extinguish all principal and interest underlying the notes held by such holders. Pursuant to the terms of the Note Exchange Agreement, GBS agreed to cancel and extinguish all principal and interest underlying the notes held by GBS in exchange for a warrant to acquire such number of shares of common stock of the Company equal to 5% of the issued and outstanding common stock of the Company following the effective date of the Merger (the “GBS Warrant”).  Upon the closing of the Merger, the Company issued an aggregate of  943,596 shares of common stock to GBS upon the automatic conversion of the warrant

Upon the closing of the Merger, all rights, title or interest in outstanding warrants to purchase securities of Viveve, Inc. were also terminated, extinguishing approximately $573,000 in outstanding warrant liabilities, in accordance with the terms and conditions of a Warrant Termination Agreement, dated May 9, 2014, by and between Viveve, Inc. and each of the 5AM Parties, a Warrant Termination Agreement, dated May 9, 2014, by and between Viveve, Inc. and GBS, a Warrant Termination Agreement, dated May 9, 2014, by and between Viveve, Inc. and Oxford Finance LLC (“Oxford”), and a Warrant Termination Agreement, dated May 9, 2014 (collectively, the “Warrant Termination Agreements”), by and between Viveve, Inc. and SVB Financial Group (“SVB Financial”). The cancellation of the outstanding principal amount and related accrued interest underlying the convertible bridge notes and the warrant liabilities were accounted for as part of the Merger transaction and no gain was recorded in the statement of operations.

The acquisition was accounted for as a reverse merger and recapitalization effected by a share exchange. Viveve, Inc. is considered the acquirer for accounting and financial reporting purposes. The assets and liabilities of the acquired entity have been brought forward at their book value and no goodwill has been recognized.

Concurrent with the consummation of the Merger, we completed the Private Offering pursuant to which we sold 11,406,932 shares of common stock (of which 11,305,567 shares of our common stock were issued at the closing as a result of beneficial ownership limitations), together with warrants for the purchase of 940,189 shares of common stock, for gross proceeds of approximately $6,000,000, which included the conversion of $1,500,000 of convertible notes. The price per unit was $0.53 per share.

On September 30, 2014, we entered into a Loan and Security Agreement (the “Loan Agreement”) with Square 1 Bank (the “Lender”) pursuant to which we received a term loan in the amount of $5 million, which will be funded in 3 tranches. The first tranche of $2.5 million was provided to us on October 1, 2014. The proceeds from the first tranche were used to repay in full the indebtedness owed to Oxford Finance LLC in the amount of $1,630,536, and the balance is currently anticipated to be used for working capital purposes and general capital expenditures. We may draw down on the second tranche of $1.5 million at any time during the period beginning on the date on which we provide evidence acceptable to the Lender of at least 50% enrollment in the OUS Clinical Trial and ending on January 31, 2015. As of the date of this filing, we have not met the condition to funding of the second tranche. The third tranche of $1 million may be drawn at any time during the period beginning on the date that we have provided the Lender with (i) evidence acceptable to the Lender of positive interim 3-month results from the OUS Clinical Trial and (ii) a favorable call from 5AM Ventures related to an additional investment in the Company, and ending on June 30, 2015. The proceeds from tranche 2 and tranche 3 are to be used for general working capital purposes and for capital expenditures. Interest accrues at a fixed per annum rate equal to the Basic Rate, as defined in the Loan Agreement, in effect on the date of any tranche 1 advance or tranche 2 advance, respectively, plus the Applicable Margin, as defined in the Loan Agreement, not in any case less than 5.0% per annum. Interest accrues on each tranche 3 advance at a fixed per annum rate equal to the Basic Rate, as defined in the Loan Agreement, in effect on the date of the tranche 3 advance plus the Applicable Margin, as defined in the Loan Agreement, not in any case less than 6.5% per annum. Each advance is due to be repaid 42 months after the date of the advance (the “Term Loan Maturity Date”). Interest only is due and payable monthly during the first 12 months of the loan term (the “Interest Only Period”). The principal balance of each advance that is outstanding at the end of the applicable Interest Only Period must be paid in 30 equal monthly installments of principal, plus all accrued interest, beginning on the first day of the first month following the end of the Interest Only Period, and continuing on the same day of each month thereafter through the Term Loan Maturity Date, at which time all amounts outstanding in connection with any advance shall be immediately due and payable. Advances, once repaid, may not be reborrowed. During the 18 months following the closing date of the Loan Agreement, we may prepay the outstanding principal and accrued interest on all (but not less than all) of any advance, together with a prepayment fee equal to 2% of the outstanding balance of the advance. Events of default which may cause repayment of the Loan to be accelerated include (1) non-payment of any obligation when due, (2) the failure to perform any obligation required under the Loan Agreement, (3) the occurrence of a Material Adverse Event, as defined in the Loan Agreement, (4) the attachment or seizure of a material portion of our assets if such attachment or seizure is not released, discharged or rescinded within 20 days, (5) if we become insolvent or starts an insolvency proceeding or if an insolvency proceeding is brought by a third party against us and such proceeding is not dismissed within 30 days, (6) if we default on or fail to perform any agreement (i) resulting in a right by a third party to accelerate indebtedness in an amount in excess of $100,000, (ii) resulting in the termination of the lease of our principal place of business or (iii) that would reasonably be expected to have a Material Adverse Effect, as defined in the Loan Agreement, (7) if a final, uninsured judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least $100,000 is rendered against us and remains unsatisfied and unstayed for a period of 45 days, or (8) if any material misrepresentation or material misstatement existed in any warranty or representation set forth in the Loan Agreement or in any certificate delivered to the Lender pursuant to the Loan Agreement or to induce the Lender to enter into the Loan Agreement or any other document. As a result of a delay in the initial anticipated start date, of the OUS Clinical Trials, it is possible that we will not meet the conditions required to draw down the second tranche by the January 31, 2015 deadline, which may lead to a delay in meeting the conditions required to draw down the third tranche as of June 30, 2015. The failure to satisfy the conditions to draw down on the second and/or third tranche of the term loan, and an inability to renegotiate the terms of the loan with the lender to permit a drawdown of the funds when such conditions are satisfied could have a material adverse effect on the Company and its operations.

In connection with the terms of the Loan Agreement, we entered into the Intellectual Property Security Agreement, dated as of September 30, 2014, pursuant to which a first priority security interest was created in all of our intellectual property and issued a 10-year warrant to the Lender for the purchase of 471,698 shares of the Company’s common stock at an exercise price of $0.53 per share.

We are subject to risks, expenses and uncertainties frequently encountered by companies in the medical device industry. These risks include, but are not limited to, intense competition, whether we can be successful in obtaining FDA approval for the sale of our product, whether there will be a demand for the Viveve Treatment, given that the cost of the procedure will likely not be reimbursed by the government or private health insurers. In addition, we will continue to require substantial funds to support our clinical trials and fund our efforts to expand regulatory approval for our products in locations in which we do not currently have approval to market our product, including the U.S. We cannot be certain that any additional required financing will be available when needed or on terms which are favorable to us. As noted above, our operations to date have been primarily funded through the sale of debt and equity securities. Various factors, including our limited operating history with minimal revenues to date and our limited ability to market and sell our product have resulted in limited working capital available to fund our operations. The recent Merger and concurrent Private Placement was consummated in an effort to raise additional capital and increase public awareness of Viveve, as well as create opportunities for access to additional capital by increasing liquidity that investors may find more attractive in a public company. While we believe that our recent going public transaction will be attractive to investors, there are no assurances that we will be successful in securing additional financing to fund our operations going forward. Failure to generate sufficient cash flows from operations, raise additional capital or reduce certain discretionary spending could have a material adverse effect on our ability to achieve our intended business objectives. These factors raise substantial doubt about our ability to continue as a going concern.

Plan of Operation

We intend to increase our sales and exposure both internationally and in the United States market by seeking regulatory approval for the sale and distribution of our product, identifying and training qualified distributors and expanding the scope of physicians who offer the Viveve Treatment to include plastic surgeons, dermatologists, general surgeons, urologists, urogynecologists and primary care physicians. In addition, we intend to use the strategic relationships that we have developed with outside contractors and medical experts to improve the Viveve System by focusing our research and development efforts on various areas including, but not limited to:

●	designing new treatment tips optimized for both ease-of-use and to reduce procedure times for patients and physicians;

●	increasing security to prevent the re-use of treatment tips, resulting in improved procedure efficacy and reduced safety concerns; and

●	developing a new cooling system that integrates a substitute for hydroflurocarbon, to maintain compliance with changes in international environmental regulations.

We are using the net proceeds received from the Private Offering to support commercialization of our product in existing and new markets, for our research and development efforts and for protection of our intellectual property, as well as for working capital and other general corporate purposes. We expect that we will continue to require funds to fully implement our plan of operation. The net proceeds of approximately $4.2 million received from the Private Offering are expected to be sufficient to fund our activities through June 2015. Our operating costs include employee salaries and benefits, compensation paid to consultants, professional fees and expenses, costs associated with our clinical trials, capital costs for research and other equipment, costs associated with research and development activities including travel and administration, legal expenses, sales and marketing costs, general and administrative expenses, and other costs associated with an early stage public company subject to the reporting requirements of the Securities Exchange Act of 1934. We also expect to incur expenses related to obtaining regulatory approvals in the U.S. and internationally as well as legal and related expenses to protect our intellectual property. We expect capital expenditures to be less than $250,000 annually.

We intend to continue to meet our operating cash flow requirements through the sales of our products and by raising additional funds from the sale of equity or debt securities. If we sell our equity securities, or securities convertible into equity, to raise capital, our current stockholders will likely be substantially diluted. We may also consider the sale of certain assets, or entering into a transaction, such as a merger, with a business complimentary to ours, although we do not currently have plans for any such transaction. While we have been successful in raising capital to fund our operations since inception, other than as discussed in this prospectus, we do not have any committed sources of financing and there are no assurances that we will be able to secure additional funding. If we cannot obtain financing, then we may be forced to curtail our operations or consider other strategic alternatives.

Results of Operations

Nine Month Period Ended September 30, 2014 Compared to the Nine Month Period Ended September 30, 2013

Revenue

	Nine Months Ended September 30,		Change
	2014	2013	$	%

Revenue	$64,475	$147,660	$(83,185)	(56%)

We recorded revenue of $64,475 for the nine months ended September 30, 2014 as compared to revenue of $147,660 for the nine months ended September 30, 2013, a decrease of $83,185 or approximately 56%. The decrease in revenue was a result of the limited production of inventory available for sale and reduced sales and marketing efforts in the second half of 2013 and throughout 2014 due to funding constraints.

Research and development expenses

	Nine Months Ended September 30,		Change
	2014	2013	$	%

Research and development	$940,954	$628,545	$312,409	50%

Research and development expense totaled $940,954 for the nine months ended September 30, 2014, compared to research and development expense of $628,545 for the nine months ended September 30, 2013, an increase of $312,409 or approximately 50%. Spending on research and development primarily increased as we prepared for our OUS Clinical Trial in the third quarter of 2014 and incurred costs associated with the trial’s implementation. The Viveve OUS Clinical Trial was commenced in the fourth quarter of 2014 and is designed to evaluate the safety and effectiveness of the Viveve Treatment.

Selling, general and administrative expenses

	Nine Months Ended September 30,		Change
	2014	2013	$	%

Selling, general and administrative	$3,085,580	$2,517,791	$567,789	23%

Selling, general and administrative expenses totaled $3,085,580 for the nine months ended September 30, 2014, compared to $2,517,791 for the nine months ended September 30, 2013, an increase of $567,789 or approximately 23%. The increase in selling, general and administrative expenses was primarily attributable to additional professional services related expenses associated with the Merger transaction that was completed in September 2014. The increase was partially offset by greater spending in the first quarter of 2013 as we incurred additional costs and expenses in connection with the planning of our going public strategy initially launched in the second quarter of 2013 but not consummated until September 2014.

Interest expense

	Nine Months Ended September 30,		Change
	2014	2013	$	%

Interest expense	$(486,582)	$(334,380)	$152,202	46%

During the nine months ended September 30, 2014, we had interest expense of $486,582 as compared to $334,380 for the nine months ended September 30, 2013. The increase of $152,202 or approximately 46% resulted primarily from greater interest expense of $192,135 on our convertible bridge notes due to the issuance of additional convertible notes in the aggregate principal amount of $2,375,000, partially offset by a decrease of $39,933 of fees and interest expense for our note payable due to an agreed upon reduction in restructuring fees in September 2014.

Other income, net

	Nine Months Ended September 30,		Change
	2014	2013	$	%

Other income, net	$51,312	$11,230	$40,082	357%

Other income, net, for the nine months ended September 30, 2014 and 2013 was $51,312 and $11,230, respectively. The increase of $40,082, or approximately 357%, was attributable to mark-to-market adjustments associated with the change in the fair value for our preferred stock warrants, which were accounted for as liabilities.

Year Ended December 31, 2013 Compared to the Year Ended December 31, 2012

We recorded revenue of $152,270 for the year ended December 31, 2013 as compared to revenue of $249,408 for the year ended December 31, 2012, a decrease of $97,138 or approximately 39%. We slowed our production and marketing efforts during this time period as management focused its efforts on finalizing a going public strategy and concurrent financing which resulted in the decrease in revenue.

Research and development expense totaled $771,695 for the year ended December 31, 2013, compared to research and development expense of $1,396,179 for the year ended December 31, 2012, a decrease of $624,484 or approximately 45%. Spending on research and development expenses was reduced and production and marketing of the product was constrained due to a lack of working capital resulting from decreased revenues and a shift in management’s efforts towards finalizing our going public and financing strategy.

Selling, general and administrative expenses totaled $3,129,234 for the year ended December 31, 2013, compared to $3,076,875 for the year ended December 31, 2012, an increase of $52,359 or approximately 2%. The increase in selling, general and administrative expenses related to additional compensation and benefits for the senior management team of approximately $130,000, increased consulting expenses for finance and accounting professionals of $148,500, and severance payments of approximately $271,346 for the former chief executive officer. These increases were partially offset by decreases of approximately $263,560 of settlement payments to a former chief executive officer and $233,743 of professional recruiting fees.

As a result of the decrease in revenue, the increase in selling, general and administrative expenses and the decrease in research and development expense, our loss from operations for the year ended December 31, 2013 was $3,930,988, compared to a loss from operations of $4,341,918 for the year ended December 31, 2012.

During the year ended December 31, 2013, we had interest expense of $447,340 as compared to $743,359 for the year ended December 31, 2012. The decrease of $296,019 or approximately 40% resulted primarily from a decrease of $91,477 of fees and interest expense for debt and a decrease of $422,171 of interest expense related to the convertible preferred stock warrants that were issued in 2012 partially offset by additional interest expense of $217,629 on our convertible bridge notes. Other income, net for the years ended December 31, 2013 and 2012 was $61,541 and $124,731, respectively. The decrease of $63,190, or approximately 51%, was attributable to a decrease of $94,623 for mark to market adjustments associated with the preferred stock warrants, partially offset by a loss of $31,433 on the disposal of property and equipment recorded in 2012.

We had a net loss of $4,316,779, for the year ended December 31, 2013 as compared to a net loss of $4,960,019 for the year ended December 31, 2012.

Liquidity and Capital Resources

Nine month period ended September 30, 2014

Liquidity is our ability to generate sufficient cash flows from operating activities to meet our obligations and commitments. In addition, liquidity includes the ability to obtain appropriate financing or to raise capital. We have funded our operations since inception through the sale of common and preferred stock and borrowings from related parties and financial institutions. To date, we have not generated sufficient cash flows from operating activities to meet our obligations and commitments, and we anticipate that we will continue to incur losses for the foreseeable future.

We completed our Merger with PLC Systems, Inc. on September 23, 2014. Concurrent with the Merger, we completed the Private Offering, raising total gross proceeds of approximately $6,000,000, which included the conversion of $1,500,000 of convertible notes. The proceeds were partially offset by costs of $295,768 related to the Private Offering.

On September 30, 2014, we entered into the Loan Agreement pursuant to which we received a term loan in the amount of $5 million, which will be funded in 3 tranches. The first tranche of $2.5 million was provided to us on October 1, 2014. The proceeds from the first tranche were used to repay the existing loan with a financial institution which totaled $1,630,925. Before the second tranche of $1.5 million of the term loan will be funded, we must reach a minimum of fifty percent (50%) enrollment in the OUS Clinical Trial ending on January 31, 2015. As of the date of this filing, we have not met the condition to funding of the second tranche. Before the third tranche of $1 million of the term loan will be funded, we must achieve positive interim 3-month results relating to our OUS Clinical Trials ending on June 30, 2015. The proceeds from the second and third tranches will be used for general working capital purposes and capital expenditures. As a result of a delay in the initial anticipated start date of the OUS Clinical Trial, it is possible that the Company will not meet the conditions required to draw down the second tranche by the January 31, 2015 deadline, which may lead to a delay in meeting the conditions required to draw down the third tranche as of June 30, 2015. The failure to satisfy the conditions to draw down on the second and/or third tranche of the term loan and an inability to renegotiate the terms of the loan with the lender to permit a drawdown of the funds when such conditions are satisfied could have a material adverse effect on the Company and its operations. In connection with the terms of the Loan Agreement, we entered into the Intellectual Property Security Agreement, dated as of September 30, 2014, pursuant to which a first priority security interest was created in all of our intellectual property and issued a 10-year warrant to the Lender for the purchase of 471,698 shares of the Company's common stock at an exercise price of $0.53 per share. There are currently no commitments for use of the proceeds from the second tranche, aside from working capital, however, as a result of the delay in the initiation of the OUS Clinical Trial there are no assurances that we will satisfy the conditions to draw down on the second tranche under the term loan.

The following table summarizes the primary sources and uses of cash for the periods presented below:

	Nine Months Ended September 30,
	2014	2013

Net cash used in operating activities	$(4,050,988)	$(2,949,832)
Net cash used in investing activities	(106,359)	(4,214)
Net cash provided by financing activities	5,704,220	2,865,186
Net increase (decrease) in cash and cash equivalents	$1,546,873	$(88,860)

Operating Activities

We have incurred, and expect to continue to incur, significant expenses in the areas of research and development, regulatory and other clinical study costs, associated with the Viveve System.

Operating activities used $4,050,988 in the nine months ended September 30, 2014 compared to $2,949,832 used in the nine months ended September 30, 2013. The primary use of our cash was to fund selling, general and administrative expenses and research and development expenses associated with the Viveve System. Net cash used in 2014 consisted of a net loss of $4,437,399 adjusted for non-cash expenses including depreciation and amortization of $42,220, stock-based compensation of $143,643, and non-cash interest expense of $369,677, partially offset by revaluation of warrant liabilities of $50,762. Net cash used in 2013 consisted of a net loss of $3,432,349 adjusted for non-cash expenses including depreciation and amortization of $35,871, stock-based compensation of $66,001, and non-cash interest expense of $227,911, partially offset by revaluation of warrant liabilities of $11,230.

Investing Activities

Net cash used in investing activities during the nine months ended September 30, 2014 was $106,359, which was used to purchase property and equipment. Net cash used in investing activities during the nine months ended September 30, 2013 was $4,214, which was used for the purchase of property and equipment. We expect to continue to purchase property and equipment in the normal course of our business. The amount and timing of these purchases and the related cash outflows in future periods is difficult to predict and is dependent on a number of factors including, but not limited to, any increase in the number of our employees and changes related to our development programs.

Financing Activities

Net cash provided by financing activities during the nine months ended September 30, 2014 was $5,704,220, which was the result of proceeds of $1,500,000 from the issuance of related party convertible bridge notes and the cash proceeds of $4,499,988 from the Private Offering, partially offset by stock issuance costs of $295,768. Cash provided by financing activities during the nine months ended September 30, 2013 was $2,865,186, which was the result of proceeds of $3,000,000 from the issuance of related party convertible bridge notes, partially offset by principal repayments to a financial institution of $134,814.

Year ended December 31, 2013

Operating Activities

Net cash used in operating activities for the year ended December 31, 2013 decreased to $3,754,620, or 31%, as compared to $5,443,754 used during the year ended December 31, 2012. This consisted primarily of a net loss of approximately $4,316,779. Net loss was adjusted for non-cash items such as depreciation and amortization of $66,120, non-cash stock-based compensation of $87,428 and non-cash interest expense of $305,917, partially offset by a reduction of the fair value of warrant liability of $61,541. We also had a decrease in inventory of $71,247, an increase of prepaid expenses and other current assets of $243,661, an increase in accounts payable of $481,738 and a decrease in accrued liabilities of $159,868. The increase in prepaid expenses related to additional professional and consulting fees related to an anticipated financing. The decrease in accrued liabilities related primarily to additional disbursements including payroll taxes paid in 2013 in connection with a settlement reached under arbitration, in a former employee dispute.

Our working capital deficit was $6,855,258 as of December 31, 2013, as compared to a working capital deficit of $2,538,272 as of December 31, 2012. The change in working capital of $4,316,986 from December 31, 2012 to December 31, 2013 was primarily attributable to an increase of $3,875,000 in related party convertible bridge notes.

Investing Activities

Net cash used in investing activities during the year ended December 31, 2013 was $4,213, which was primarily used for property and equipment purchases. Net cash used in investing activities during the year ended December 31, 2012 was $23,281, which was used for the purchase of property and equipment. We expect to continue to purchase property and equipment in the normal course of our business. The amount and timing of these purchases and the related cash outflows in future periods is difficult to predict and is dependent on a number of factors, including but not limited to any increase in the number of our employees and changes related to our business development programs.

Financing Activities

Cash provided by financing activities during the year ended December 31, 2013 was $3,740,186, which was the result of proceeds of $3,875,000 from the issuance of related party convertible bridge notes, partially offset by the principal repayments of $134,814 of notes payable to a financial institution. Cash provided by financing activities during the year ended December 31, 2012 was $5,743,210, which was the result of the net proceeds of $3,764,191 from the sale of Series B Preferred Stock, proceeds of $2,000,000 from the issuance of related party convertible bridge notes, proceeds of $2,135,159 from a loan and security agreement with a financial institution and proceeds of $9,335 from the exercise stock options. The receipt of these proceeds was partially offset by principal repayments to a financial institution of $2,165,475.

Recent Accounting Pronouncements

In May 2014, as part of its ongoing efforts to assist in the convergence of US GAAP and International Financial Reporting Standards (“IFRS”), the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09, “Revenue from Contracts with Customers (Topic 606)”. The new guidance sets forth a new five-step revenue recognition model which replaces the prior revenue recognition guidance in its entirety and is intended to eliminate numerous industry-specific pieces of revenue recognition guidance that have historically existed in U.S. GAAP. The underlying principle of the new standard is that a business or other organization will recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects what it expects in exchange for the goods or services. The standard also requires more detailed disclosures and provides additional guidance for transactions that were not addressed completely in the prior accounting guidance. The ASU provides alternative methods of initial adoption and is effective for annual and interim periods beginning after December 15, 2016. We are currently evaluating the impact that this standard will have on our condensed consolidated financial statements.

In June 2014, the FASB issued ASU No. 2014-12, “Compensation — Stock Compensation (Topic 718): Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could be Achieved After a Requisite Service Period” (“ASU 2014-12”). Companies commonly issue share-based payment awards that require a specific performance target to be achieved in order for employees to become eligible to vest in the awards. ASU 2014-12 requires that a performance target that affects vesting and that could be achieved after the requisite service period should be treated as a performance condition. The performance target should not be reflected in estimating the grant date fair value of the award. Compensation cost should be recognized in the period in which it becomes probable that the performance target will be achieved. ASU 2014-12 will be effective for the Company’s fiscal years beginning fiscal 2016 and interim reporting periods within that year, using either the retrospective or prospective transition method. Early adoption is permitted. We are currently evaluating the effect of the adoption of this guidance on our condensed consolidated financial statements.

In June 2014, the FASB issued ASU 2014-10,  “Development Stage Entities (Topic 915):  Elimination of Certain Financial Reporting Requirements, Including an Amendment to Variable Interest Entities Guidance in topic 810, Consolidation” (“ASU 2014-10”). ASU 2014-10 removes the definition of a development stage entity from the Master Glossary of the Accounting Standards Codification, thereby removing the financial reporting distinction between development stage entities and other reporting entities from U.S. GAAP. ASU 2014-10 also eliminates the requirements for development stage entities to (1) present inception-to-date information in the statements of income, cash flows, and shareholder equity, (2) label the financial statements as those of a development stage entity, (3) disclose a description of the development stage activities in which the entity is engaged, and (4) disclose in the first year in which the entity is no longer a development stage entity that in prior years it had been in the development stage. The amendments also clarify that the guidance in Topic 275, Risks and Uncertainties, is applicable to entities that have not commenced planned principal operations. The amendments in ASU 2014-10 will be effective retrospectively except for the clarification to Topic 275, which shall be applied prospectively for annual reporting periods beginning after December 15, 2014, and interim periods therein. Early application of each of the amendments is permitted for any annual reporting period or interim period for which the entity’s financial statements have not yet been issued. The Company elected to early adopt the provisions of ASU 2014-10 in the second quarter of 2014.

In August 2014, the FASB issued ASU No. 2014-15, “Presentation of Financial Statements - Going Concern (subtopic 310-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern” (“ASU 2014-15”), to provide guidance on management’s responsibility in evaluating whether there is substantial doubt about a company’s ability to continue as a going concern and to provide related footnote disclosures. ASU 2014-15 is effective for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter. Since ASU 2014-15 only impacts financial statement disclosure requirements regarding whether there is  substantial doubt about an entity’s ability to continue as a going concern, we do not expect its adoption to have an impact on our condensed consolidated financial statements.

Critical Accounting Policies

The discussion and analysis of financial condition and results of operations is based upon our financial statements, which have been prepared in conformity with accounting principles generally accepted in the United States of America. Certain accounting policies and estimates are particularly important to the understanding of our financial position and results of operations and require the application of significant judgment by our management or can be materially affected by changes from period to period in economic factors or conditions that are outside of our control. As a result, they are subject to an inherent degree of uncertainty. In applying these policies, management uses their judgment to determine the appropriate assumptions to be used in the determination of certain estimates. Those estimates are based on our historical operations, our future business plans and projected financial results, the terms of existing contracts, observance of trends in the industry, information provided by our customers and information available from other outside sources, as appropriate. Please see Note 2 to our financial statements for a more complete description of our significant accounting policies.

Off-Balance Sheet Transactions

We do not have any off-balance sheet transactions.

Trends, Events and Uncertainties

Research and development of new technologies is, by its nature, unpredictable. Although we will undertake development efforts with commercially reasonable diligence, there can be no assurance that we will have adequate capital to develop our technology to the extent needed to create future sales to sustain our operations.

We cannot assure you that our technology will be adopted, that we will ever earn revenues sufficient to support our operations, or that we will ever be profitable. Furthermore, since we have no committed source of financing, we cannot assure you that we will be able to raise money as and when we need it to continue our operations. If we cannot raise funds as and when we need them, we may be required to severely curtail, or even to cease, our operations.

Other than as discussed above and elsewhere in this prospectus, we are not aware of any trends, events or uncertainties that are likely to have a material effect on our financial condition.

OUR BUSINESS

Viveve, Inc., our wholly-owned subsidiary, was incorporated in 2005. In conjunction with the formation of the Company, we licensed patent rights from Edward Knowlton, a holder of patents covering the use of, monopolar, radiofrequency energy to tighten tissue. On February 10, 2006, Mr. Knowlton granted to Viveve, Inc. a perpetual, fully paid, royalty free sublicense to use, for the purpose of transmucosal rejuvenation of vaginal tissue, specific patents licensed by Mr. Knowlton from Thermage, Inc.

On September 23, 2014, PLC Systems Inc. completed the Merger of PLC Systems Acquisition Corp., a Delaware corporation and wholly-owned subsidiary PLC Systems, Inc., with and into Viveve, Inc. In connection with the Merger, we changed our name from PLC Systems Inc. to Viveve Medical, Inc. to better reflect our new business.

We design, develop, manufacture and market medical devices for the non-invasive treatment of vaginal introital laxity. Vaginal laxity occurs in many women as a result of natural childbirth, during which the vaginal opening, or introitus, is over-stretched and fails to return to its pre-childbirth state. Vaginal laxity can often cause decreased sexual function and satisfaction in women. The Viveve Treatment is a non-invasive solution for vaginal laxity that is performed in less than 30 minutes, in a physician’s office, and does not require the use of anesthesia. The Viveve System uses patented monopolar radiofrequency, or RF, energy to generate low temperature heat. The vaginal mucosa is simultaneously cooled while this non-ablative heat is delivered into the submucosal layer. The RF energy stimulates the formation of collagen and causes the collagen fibers to remodel thereby tightening the submucosal tissue of the vaginal introitus. The RF stimulation causes subtle alterations in the collagen that can renew the tissue and further tighten the vaginal introitus over the next one to three months and lead to increased sexual function. The Viveve Treatment provides patients suffering from vaginal laxity and decreased sexual function a non-invasive alternative to surgical procedures, which in contrast, can cost up to tens of thousands of dollars and involve weeks of recovery.

We received regulatory approval to market the Viveve System in Europe through a CE Mark issued on December 7, 2010. An amendment to the CE Mark was approved in 2011 and will remain active through September 2, 2015, at which time we anticipate that it will be renewed. On April 26, 2012, we received Canada Health Medical Device License approval from the Canadian Medical Devices Bureau, subject to annual renewal. In Hong Kong, a Certification of Type Acceptance was issued on June 28, 2012. We currently market the Viveve System, including the single-use treatment tips, through sales consultants and distributors in Canada and Hong Kong, respectively, and in Japan through a sales consultant via Japan’s physician import license pathway. We are currently seeking distribution partners in several European countries. Experienced OBGYN physicians who currently use the Viveve System provide initial training for new physicians on its proper use, and our sales consultants and distributors maintain frequent interactions with customers to promote repeat sales of our single-use treatment tips. As of September 30, 2014, we have sold one Viveve System in Canada and placed three systems under a beta site program that may convert to sales in 2015. As of September 30, 2014, we have also sold two Viveve Systems in Hong Kong, five Viveve Systems in Japan, and 425 single-use treatment tips.

Market Overview

Overview of Vaginal Laxity

All women who have given birth vaginally undergo stretching of the tissues of the vaginal opening to accommodate the fetal head. Often the effects are permanent and many women have long-term physical and psychological consequences including sexual dissatisfaction. One significant issue is the loosening of the introitus ─ the vaginal opening. This happens with the first vaginal delivery and usually is made worse with subsequent vaginal deliveries. Vaginal laxity can result in decreased sexual pleasure for both women and their partners during intercourse. This condition is not frequently discussed because women are embarrassed, fear that their concerns will be dismissed or their physician will not understand. Physicians hesitate to discuss the situation with their patients because historically there has been no safe and effective treatment. Physicians frequently recommend Kegel exercises. However, these exercises only strengthen the pelvic floor muscles and do not address the underlying cause of vaginal laxity – loss of tissue elasticity. While surgery can be performed to tighten the vaginal canal, the formation of scar tissue from the surgery may lead to painful intercourse and permanent side effects.

As a consequence of the physical tissue damage that can result from childbirth, a significant decrease in sexual satisfaction has been reported in women who underwent vaginal delivery, when assessed two years after delivery, in comparison with those who underwent elective caesarian section. In the past several years there has been a marked increase in the number of women requesting delivery by caesarian section with the intention of preventing damage to the pelvic floor and introitus. Caesarian sections are not without risk to both the baby and mother. Whether or not to agree to a woman’s request for an elective caesarian section has generated considerable controversy among obstetricians. If a procedure were available to address the concerns of women about vaginal laxity, we believe the perceived need to have a caesarian section to prevent introital damage may decrease significantly.

Market for a Proven Solution to Vaginal Laxity

In 2009, we sponsored several on-line marketing surveys in the U.S. with both OBGYNs and women, ages 25-55, to assess attitudes of physicians and women about vaginal laxity and towards a safe, non-invasive solution to treat this condition.

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Physician Survey: An OBGYN marketing survey was conducted by OBGYN Alliance with nearly 525 practicing OBGYNs from across the U.S. The objectives of the study were to: obtain insights from physicians on physical changes resulting from childbirth and the corresponding sexual health implications for patients; understand the perceptions and opinions of OBGYN physicians on a procedure that could be offered to address vaginal laxity following childbirth; and gain an understanding of whom the early adopters may be of the Viveve Treatment.

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Consumer Survey: In a consumer marketing survey conducted by Q&A Research, 421 women were screened for vaginal delivery, age (25-55), Herfindahl-Hirschman Index (HHI) ($50K+) and education. The objectives of the survey were to: assess the need for the Viveve Treatment; and better understand the complexity of emotions and psychological profile of women who experience but do not discuss vaginal changes post childbirth.

Results from these surveys suggested that vaginal laxity is a significant unmet medical need, and that patients and physicians would benefit significantly from a safe and effective non-invasive treatment that would also increase physical sensation and sexual satisfaction following vaginal childbirth. Of the 421 patient respondents, up to 48% felt that vaginal laxity was a concern post-childbirth. Furthermore, it is evident that patients and their OBGYNs are not discussing vaginal laxity on a regular basis; in fact, we believe such conversations occur quite infrequently due to many factors, including, patient embarrassment and fear of being ridiculed, lack of time and lack of solutions for physicians. Of the 525 OBGYNs surveyed 84% indicated that vaginal laxity is the number one post-delivery physical change for women, being more prevalent than weight gain, urinary incontinence and stretch marks, and believe that it is under-reported by their patients. Additionally, in a separate international survey of urogynecologists, 83% of the 563 respondents described vaginal laxity as underreported by their patients and the majority considered it a bothersome condition that impacts sexual function and relationships. Despite the lack of communication regarding this issue, we believe there is a strong interest among patients and doctors for a treatment that is clinically proven and safe.

Applying U.S. Census data, CDC Vital Statistics data and our projections as a result of these studies, we estimate there are approximately 6-8 million post-partum women that are potential candidates for this procedure in the U.S. alone, 3-4 million of whom could be early adopters for the Viveve Treatment.

In 2012, we conducted a similar consumer study in Japan and Canada in order to understand cultural differences that may exist towards vaginal laxity and the Viveve Treatment. The results corroborated our U.S. survey conclusions. Applying World Health Organization census data as well as data from individual countries, we estimate there are 15-20 million women outside the U.S. that could be early adopters of the Viveve Treatment.

Current Treatments and Their Limitations

Currently, few medical treatments are available to effectively treat vaginal laxity. The most widely prescribed treatments include Kegel exercises and invasive surgical procedures, known as laser vaginal rejuvenation (“LVR”) or vaginoplasty.

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Kegel Exercises: Kegels are an exercise that was developed by Dr. Arnold Kegel designed to strengthen the muscles of the pelvic floor - the pubococcygeal (PC) muscles - to increase vaginal muscle tone, improve sexual response, and limit involuntary urine release due to stress urinary incontinence. These exercises are often prescribed following childbirth or during and after menopause. However, we are not aware of any validated evidence indicating that Kegels improve vaginal laxity or sexual function due to laxity.

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Surgical Procedures: Of the various alternatives for treating vaginal laxity, invasive surgical procedures, such as LVR, are the only modalities with any proven efficacy outcomes. Typically, they are performed by plastic surgeons with patients under general anesthesia. According to The International Society of Aesthetic Plastic Surgeons (ISAPS), approximately 114,135 LVR surgeries were performed world-wide in 2013. However, these invasive surgical procedures are expensive, costing thousands of dollars, and can involve weeks of post-surgical recovery time for the patient. They also carry the risk of scarring, which can lead to uncomfortable or painful intercourse, long-term or permanent loss of sensation, serious infection, tissue necrosis, hematomas (fluid collection under the tissue that may require removal), and adverse reactions to anesthesia.

The Viveve Solution

We believe that the Viveve System provides a compelling, safe, non-invasive treatment for vaginal laxity and improvement of sexual function. The Viveve System consists of an RF generator with cooling capability that protects the mucosa from over-heating and a handpiece that, in conjunction with a single-use treatment tip, regulates the application of RF energy and monitors treatment data. The Viveve Treatment is typically performed in a medical office setting by, or under the supervision of, trained and qualified physicians, that may include obstetricians and gynecologists, plastic surgeons, dermatologists, general surgeons, urologists, urogynecologists or family practitioners.

Benefits of the Viveve Solution

Our solution provides a number of benefits for physicians and patients:

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Non-Invasive, Non-Ablative Alternative to Surgery with No Identified Safety Issues. The Viveve Treatment has been used to treat over 55 Clinical Patients and physician users have reported use of the Viveve Treatment on approximately 350 additional patients as of September 30, 2014. The procedure is non-invasive and offers an alternative to surgery at a much lower price with little or no downtime from the patient’s normal routine. It is also not a surgical procedure and does not damage either the mucosal or sub-mucosal tissue or require any form of anesthesia.

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Single Treatment. The Viveve Treatment is normally performed in a medical office setting as a single treatment that takes less than 30 minutes to complete. Our studies have shown that the clinical effect from our procedure occurs within one to three months and patients continue to report improvements over a period of six months following treatment. In addition, our studies have shown that the Viveve Treatment maintains its effect for at least 12 months, based upon currently available data from our clinical studies.

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Compelling Physician Economics. We believe that in an era of declining government and insurance reimbursement, many physicians are seeking to add effective and safe, self-pay procedures to their practices. The Viveve System can be easily adapted into many physician practices and offers compelling per-procedure economics for the physician, despite requiring a small capital equipment purchase.

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Ease of Use. The Viveve System offers an easy-to-use, straightforward user interface that allows a trained physician to perform the treatment in less than 30 minutes. The Viveve System provides real-time feedback and can be monitored during the treatment. The handpiece and single-use treatment tip are designed with a small profile for accurate placement during treatment, comfort and ease of use.

Our Technology

The Viveve System uses a patented method of delivering monopolar RF energy for heating collagen, which we license from Edward Knowlton.

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Monopolar Radiofrequency Energy. Monopolar RF delivery uses two electrodes, with one active electrode being held in the device handpiece by the physician and the second, a passive return electrode, typically attached to the patient’s upper leg. Monopolar delivery allows for precise administration of energy because the electrical current is concentrated where the active electrode touches the body and disperses quickly as it travels towards the return electrode. The monopolar RF process is distinct from bipolar RF-based technology, which is superficial, relying on current passing through tissue located between two probes placed close together on the surface of the skin. We believe that our monopolar technology delivers energy more effectively and to a greater tissue depth than bipolar technology.

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The Capacitive Coupling Mechanism of Action for Collagen Heating. Our single-use Viveve treatment tip contains patented technology that uses monopolar RF energy as a controlled tissue heating source through the use of a non-conducting material, known as a dielectric. Capacitive coupling is the use of the dielectric to create an electric field in the area where the treatment tip touches the body. The electric field induces a current within the surrounding tissue, resulting in volumetric heating of the tissue due to the tissue’s natural resistance to electrical current flow. Collagen is an efficient conductor of electricity and therefore acts as a pathway for the electric current. This process results in heating of the fibrous septae, the strands of collagen fibers that permeate tissues and connect the outer mucosal layer to the underlying muscle. Delivery of heat to the fibrous septae located in deeper layers of the tissue shrinks and shortens them, resulting in tightening of the mucosal tissue. Over time, new collagen strands may grow as part of the body’s natural response to the activation of fibroblasts that results from the application of low-energy hyperthermic RF energy. These new strands may add strength and produce additional tissue tightening over the next one to three months. This tightening of the tissue has the potential to reduce vaginal laxity and increase sexual function.

The Viveve System

The Viveve System includes three major components: an RF generator housed in a table-top console, a reusable handpiece and a single-use treatment tip, as well as several other consumable accessories. Physicians attach the single-use treatment tip to the handpiece, which is connected to the console. The generator authenticates the treatment tip and programs the system for the desired treatment without further physician intervention.

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Radiofrequency Generator. The generator produces a six-megahertz signal and is simple and efficient to operate. Controls are within easy reach, and important user information is clearly displayed on the console’s built-in display, including energy delivered, tissue impedance, duration and feedback on procedure technique. Cooling is achieved, in conjunction with the generator, though the delivery of a coolant that helps to cool and protect the mucosa during a procedure.

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Handpiece. The reusable handpiece holds the treatment tip in place and processes information about temperature, contact, cooling system function and other important data. A precision control valve within the handpiece meters the delivery of coolant, which protects the mucosal surface.

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Treatment Tip. The single-use treatment tip is available in one size and comes pre-sterilized. Each treatment tip contains a proprietary internal EPROM, or programmable memory chip, which stores treatment parameters and safety limits in order to optimize performance and safety. To enhance procedural safety, we have programmed the EPROM for single-use treatments. Using the same treatment tip to perform multiple procedures could result in injury, therefore, the EPROM disables the treatment tip after a pre-programmed number of pulses to ensure that the treatment tip is not reused.

The Viveve System also includes other consumable components. The console houses a canister of coolant that can be used for approximately five to six procedures. Each procedure requires a new return pad, which is typically adhered to the patient’s upper leg to allow a path of travel for the RF current through the body and back to the generator. We also sell proprietary single-use bottles of coupling fluid, a viscous liquid that helps ensure electrical and thermal contact with the treatment tip.

The Viveve Treatment

The Viveve Treatment is conducted on an outpatient basis in a physician’s office. The procedure typically takes less than 30 minutes and does not require any form of anesthesia. To perform the procedure, a physician attaches the single-use treatment tip to the handpiece. The return pad is then adhered to the patient’s upper leg to allow a path of travel for the RF current back to the generator. Prior to treatment, the treatment area is bathed in coupling fluid, which is used for conduction and lubrication. The area from the 1:00 o’clock position to the 11:00 o’clock position just inside the hymenal ring is treated using the Viveve Treatment Tip by delivering a three-phased pulse: Phase 1 – cooling, Phase 2 – 90 Joules/cm2 of RF energy, and Phase 3 – cooling. Each pulse lasts approximately eight seconds. The Viveve treatment tip is then repositioned in an overlapping fashion clockwise and the three-phased treatment pulse is repeated. The entire circumferential treatment area from the 1:00 o’clock position to the 11:00 o’clock position is treated five times with overlapping pulses. Treatment of the urethral area is avoided. During the treatment procedure patients are expected to feel a sensation of warmth when the RF phase is delivered and a cooling sensation when the cooling phases are delivered. Based on our current clinical results, the Viveve Treatment is only required once, with efficacy lasting for at least 12 months.

Our Customers

To date, we have focused our initial commercial efforts in markets where we have received regulatory clearances for the Viveve System, or in the case of Japan, where we use a physician import license pathway to sell our product. Within each market, we target thought leaders in the OBGYN specialty in order to increase awareness of vaginal laxity and accelerate patient acceptance of the Viveve Treatment. As our markets mature, we intend to target a broader number of physician specialties, including plastic surgeons, dermatologists, general surgeons, urologists, urogynecologists and family practitioners.

Through our sales consultants and distributors, we currently target physicians who have a demonstrated commitment to building a high-volume, non-invasive, treatment business within their practice. If distribution of our product expands globally, we intend to utilize sales consultants and distribution partners in all countries except the U.S. where we intend to hire a direct sales force. To date, we are heavily reliant on our relationships with our sales consultants and distribution partners for the sales of our product in Canada, Hong Kong and Japan.

Donna Bella International, Ltd.

We are a party to a Supply and Purchase Agreement, dated June 26, 2012 (the “Donna Bella Purchase Agreement”) pursuant to which we granted to Donna Bella International, Limited, a Hong Kong corporation (“Donna Bella”), the exclusive rights to purchase our product in Hong Kong for use in Donna Bella’s Hong Kong facilities, which currently consist of medical spas. In accordance with the terms of the Donna Bella Purchase Agreement, the Viveve System is administered and used solely by medical doctors who are qualified to practice medicine in Hong Kong and China, and who have received training from a qualified medical doctor provided by us. Provided that the Donna Bella Purchase Agreement has not otherwise been terminated, Donna Bella also has exclusive rights to purchase all new versions of the Viveve System, including its components and supplies in Hong Kong. If Donna Bella is successful in assisting us in obtaining approval from the China Food and Drug Administration, Donna Bella will also gain exclusive rights to purchase our product in China.

Okamura Associates

We are party to a Consulting Agreement, dated November 15, 2009, pursuant to which Okamura Associates agreed to (i) provide an assessment of the market of our product in Japan, including introductions to opinion leaders and prospective business partners, and (ii) establish a distribution channel “appropriate to the available regulatory pathway.” The term of the agreement continues until the earlier of the final completion of the foregoing services or termination pursuant to the terms provided therein.

Overall, we encourage our sales consultants and distributors to work closely with our physician users to accelerate growth in their practices, which, in turn, generates more treatment tip sales for us. We believe that over time, a broader group of physicians will seek to adopt the Viveve Treatment within their practices and that our target physician base may expand to include not only OBGYNs but plastic surgeons, dermatologists, general surgeons, urologists, urogynecologists and general practitioners. While we are only in the initial phase of commercialization in Canada, Hong Kong and Japan, we have sold our product to seven early adopting physicians.

Business Strategy

Our goal is to become the leading provider of non-invasive solutions to treat vaginal laxity by:

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Increasing the Installed Base of Viveve Systems. In our existing markets, we plan to expand the number of Viveve Systems from our initial base of early adopters by leveraging our current and future clinical study results and through innovative marketing programs directed at both physicians and patients. As a condition that has historically had no viable, non-invasive solutions, we intend to focus much of our marketing effort on physician and patient education. Further, we intend to expand the number of regulatory approvals both internationally and in the U.S., to further increase the areas in which we can market the Viveve System.

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Driving Increased Treatment Tip Usage. Unlike the capital equipment model of other businesses, we maintain an active, continuous relationship with our physician customer base because of the single-use, disposable nature of the treatment tips. We work collaboratively with our physician customer base to increase treatment tip usage by enhancing customer awareness and facilitating the marketing efforts of our physician customers to their patients. We believe that our customers’ interests are closely aligned with our interests, and we plan to monitor the market to foster continued procedure growth for our customers and treatment tip sales for us. We intend to launch innovative marketing programs with physician customers to develop a profitable Viveve Treatment practice.

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Broadening Our Physician Customer Base. While our initial focus is on marketing our procedure to the OBGYN specialty, we intend to selectively expand our sales efforts into other physician specialties, such as plastic surgery, dermatology and general surgery and family practice. Additionally, we intend to pursue sales from physician-directed medi-spas with track records of safe and successful aesthetic treatments.

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Developing New Treatment Tips and System Enhancements. We intend to continue to expand our line of treatment tips to allow for even shorter procedure times to benefit both physicians and patients. We also plan to pursue potential system modifications and next generation enhancements that will further increase the ease-of-use of the Viveve System.

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Investing in Intellectual Property and Patent Protection. We will continue to invest in expanding our intellectual property portfolio, and we intend to file for additional patents to strengthen our intellectual property rights. Areas in which we may pursue additional patent protection include, but are not limited to, redesign of certain system components, disposable components and software algorithms. We believe that our intellectual property rights protect our position as the exclusive provider of a vaginal laxity treatment using monopolar RF technology in the U.S. and in many other countries. (See the discussion under the heading “Patents and Proprietary Technology”.)

Sales and Marketing

International

We currently market and sell the Viveve System, including the single-use treatment tips, in three countries outside the U.S. - Canada, Hong Kong and Japan - through trained sales consultants and distributors. We are currently seeking distribution partners in several European countries. As of September 30, 2014, we had one sales consultant (Canada) and a distribution partner in Japan.

Through our consultative sales process, we form strong relationships with our customers through frequent interactions. Beyond performing initial system installation and on-site training, which can occur within two weeks of a physician’s purchase decision, our sales consultants provide ongoing consultation to physicians on how to integrate the Viveve System into their practices and market procedures to their patients.

We also provide comprehensive training and education to each physician upon delivery of the Viveve System. We require this initial training to assist physicians in safely and effectively performing the Viveve Treatment.

Our strategy to grow sales internationally is to:

●	increase penetration of the Viveve System by targeting physicians and clinics that perform in-office procedures and by implementing direct-to-consumer marketing programs to increase patient use;

●	expand into attractive new international markets by gaining regulatory approval, and identifying and training qualified distributors; and

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expand the scope of physicians who offer the Viveve Treatment in addition to OBGYNs, including plastic surgeons, dermatologists, general surgeons, urologists, urogynecologists and primary care physicians.

Further, we intend to actively engage in promotional opportunities through participation in industry tradeshows, clinical workshops and company-sponsored conferences with expert panelists, as well as through trade journals, brochures and our website. We intend to actively seek opportunities to obtain positive media exposure, and plan to engage in direct-to-consumer marketing, including extensive use of social media.

United States

We intend to seek regulatory clearance or approval from the U.S. Food and Drug Administration, or FDA to allow us to begin to market the Viveve System to physicians and patients in the U.S. To date, we do not have FDA clearance or approval and, as a result, we have not generated any sales in the U.S. In June 2012, we submitted a pre-investigational device exemption, or IDE application and requested an in-person meeting with the FDA to solicit feedback in advance of filing an IDE to conduct a clinical study of the Viveve System to support regulatory submission. In August 2012, we met with the FDA and received feedback on our pre-clinical data, historical clinical data, and a clinical protocol for a prospective randomized controlled trial. We plan to re-submit our IDE application in 2015. We believe this will enable us to begin our U.S. clinical study, if approval is received.

Clinical Research

We have completed several preclinical studies, as well as two human clinical studies and are currently conducting a third human clinical study outside of the US. We believe the studies that we have completed have shown that the Viveve System has a very strong safety profile and is highly effective in the treatment of vaginal laxity and improvement of sexual function.

Preclinical Studies

In 2010, in collaboration with West Virginia University, we conducted an animal study in sheep to assess the safety, and further understand the mechanism of action of, the Viveve Treatment. The vaginal introitus of five parous sheep were treated once with the Viveve System using a variety of energy levels (75−90 Joules/cm2). Each sheep then underwent serial vaginal biopsies immediately after treatment, at approximately one week, and at one, three and six months (4-5 samples per occurrence). Control biopsies were also obtained from three untreated parous sheep. We examined the vaginal mucosa and underlying connective tissue for thermal changes and subsequent tissue responses over a six month period through light microscopic examination of haematoxylin and eosin (H&E) stained slides that were reviewed by blinded pathologists.

The results of the study indicated that the optimal level of RF energy delivered was 90 J/cm2 and the biopsies supported the hypothesis that the mechanism of action of our technology involves connective tissue remodeling with fibroblast activation and new collagen production. The post-treatment absence of ulcerations, regional necrosis or diffuse fibrosis, throughout the six month follow-up period, also underscores the strong safety profile of the Viveve Treatment.

As part of our clinical research, we have studied and continue to study, with our partners, the interaction of RF energy and tissue to further understand the mechanism of action. We have used transmission electron microscopy on ovine biopsied tissue samples to corroborate that our product induces subtle collagen modification and the deposition of new collagen that leads to tissue tightening and restoration of tissue elasticity. We have developed histology techniques to investigate the depth of heat in tissue, fibroblast activation and collagen deposition that we believe is responsible for long-term improvement and tightening of tissue. We have also created three-dimensional computer models to study tissue heating with our product. Determining the effectiveness of this type of treatment is inherently a subjective evaluation. When performing our clinical research and studies, we attempt to utilize the most compelling measures we can in order to provide convincing evidence of efficacy.

Clinical Studies

To date, we have conducted two human clinical studies using the Viveve System, one in the U.S. and one in Japan. Both studies were designed to assess the safety and efficacy of the Viveve System for the treatment of vaginal introital laxity and improvement of sexual function and submitted to regulatory authorities in Europe and Canada for the purpose of seeking regulatory approval for the use and distribution of the Viveve System in such locations. Each study resulted in patients reporting that the Viveve System restored vaginal tightness to pre-childbirth level and improved sexual function. The results of our clinical trials are based on information reported by clinical patients in various response questionnaires (referred to as patient reported outcomes), designed to measure vaginal laxity and sexual function, completed by each clinical patient prior to treatment with respect to pre and post childbirth levels and at various times following treatment. All patient reported scores for each questionnaire and at each time point, are compared to those scores reported by the same patients at baseline (prior to treatment) in order to assess whether patients have experienced a change due to the treatment. This change in score is then tested for statistical relevance (i.e. whether or not the change measured is due to chance). It is widely accepted by clinical trial industry standards that if the probability is less than 5% (p< .05) that this change is due to chance, than the results are deemed to be “Statistically Significant”. In other words, there is a 95% probability that the change in score measured is due to the treatment.   Therefore, when we indicate that our clinical patients experienced a Statistically Significant result, we are referring to the change in responses as reported by such patients on the response questionnaires from the pre-treatment assessment (baseline) as compared to the post-treatment assessments at the various time points specified.

United States

We conducted our first human study of the Viveve System beginning in November 2008. The study was an open-label study (without a control group) conducted in 24 female subjects, ages 25-44 years old, each of whom had experienced at least one full-term vaginal delivery. The study was designed to assess the safety and efficacy of the procedure at three RF dosing levels. Each woman was treated once with the Viveve System, with no anesthesia – three patients received 60 joules/cm2, three patients received 75 joules/cm2, and 18 patients received 90 joules/cm2. Patient outcomes were measured at baseline, one month, three months, six months, and 12 months using several validated patient-reported outcome measures, including a Company-designed vaginal laxity/tightness questionnaire, modified Female Sexual Function Index (mFSFI), Female Sexual Distress Scale-Revised (FSDS-R) and the Global Response Assessment.

At the time of enrollment of the study, all 24 female subjects perceived significantly increased vaginal laxity and about half of the subjects indicated decreased levels of sexual satisfaction when compared to their pre-childbirth state. By month one, 100% of the women in the study reported a Statistically Significant improvement in vaginal tightness to pre-childbirth levels. This level of efficacy continued to the 12 month follow-up period. At each follow-up time-point, there was a Statistically Significant improvement in both vaginal laxity and sexual function scores.

The Viveve System also demonstrated a strong safety profile throughout the study. The treatment was well tolerated and there were no procedure-related adverse events or serious adverse events through the 12 month follow-up period.

Japan

Our second human clinical study of the Viveve System began in March 2010. This study was an open-label study conducted in 30 female subjects, ages 21-55 years old, each of whom had experienced at least one full-term vaginal delivery. The study was designed to assess the safety and efficacy of the procedure. Each woman was treated once with the Viveve System, with no anesthesia, using 90 joules/cm2 of RF energy as the therapeutic dose.

Like the U.S. study, patient outcomes were measured at baseline, one month, three months, six months, and 12 months using several validated patient-reported outcome measures, including a Company-designed vaginal laxity/tightness questionnaire, modified Female Sexual Function Index (mFSFI), Female Sexual Distress Scale-Revised (FSDS-R) and the Global Response Assessment.

Within one month after the Viveve Treatment, patients reported a Statistically Significant improvement in vaginal laxity scores, sexual function and sexual satisfaction scores to pre-childbirth levels. These results continued throughout the 12 month follow-up period. Additionally, patients reported a Statistically Significant decrease at one month, and thereafter, in their personal distress scores from sexual activity.

Similar to the U.S. study, the Viveve Treatment continued to demonstrate a strong safety profile. The treatment was well tolerated and there were no procedure-related adverse events or serious adverse events through the 12 month follow-up period.

Europe and Canada

In the fourth quarter of 2014, we began the VIVEVE I clinical study, sometimes referred to in this prospectus as the “OUS Clinical Trial,” a randomized, blinded and sham controlled trial designed to further demonstrate the efficacy and safety of the Viveve Treatment versus a sham control procedure for the treatment of vaginal introital laxity. The study is designed to demonstrate that the Viveve Treatment is superior to the sham treatment for the primary effectiveness and safety endpoints described below. It is currently anticipated that up to ten clinical sites in Europe and Canada will enroll approximately 113 patients, which will include pre-menopausal females 18 years of age or older who have experienced at least one full term vaginal delivery at least 12 months prior to enrollment date, randomized in a 2:1 ratio to either an active treatment group or sham control group. Patients will be followed for six months post-treatment to assess the primary effectiveness and safety endpoints of the study with data being collected at one, three and six month intervals. The study will also include an interim data analysis at the 3 month endpoint of 50% of the patients enrolled. Patients initially randomized to the sham arm will be offered the opportunity to receive the active Viveve treatment once they have completed the 6-month evaluation following the sham intervention.

The primary endpoint of the study is the proportion of subjects in the active arm as compared to the proportion of the subjects in the sham arm reporting no vaginal laxity at six months post-intervention. “No vaginal laxity” is operationally defined as a score > 4 on the VSQ, patient reported global assessment of vaginal laxity based on a 7 point scale. Additionally, the primary safety endpoint is the proportion of subjects in the active arm experiencing an adverse event (“AE”) by six months post-treatment as compared to the proportion of the subjects in the sham arm experiencing an AE by six months post-intervention. Secondary endpoints include the percent change in mean score on the FSFI, FSDS-R and the Vaginal Laxity Inventory (“VALI”). The VALI was created specifically for the assessment of vaginal introital laxity by external medical experts. Its use as a comprehensive patient reported outcome questionnaire is currently being scientifically validated by the Company, to assess women’s vaginal introital laxity on a 7 point scale.

We believe that the consistency of results, in both safety and efficacy, across these clinical study populations, is indicative of the cross-culture similarities in this medical condition and the positive impact that an effective treatment can have on the sexual health of women after vaginal childbirth. Notwithstanding the safety of the Viveve Treatment, patients may experience undesirable side-effects such as temporary swelling or reddening of the treated tissue.

Research and Development

We intend to focus, with Stellartech Research Corporation, our current manufacturing and development services provider, and our other consultants, on various research and development efforts for the Viveve System, including but not limited to:

●	implementing a cost improvement program to further increase gross margins and gross profit opportunity;

●	developing a new cooling system to maintain compliance with potential changes in environmental regulations;

●	designing new treatment tips to further optimize ease-of-use and reduce procedure times for patients and physicians; and

●	increasing security to prevent the re-use of treatment tips to further ensure procedure safety.

We have formed strategic relationships with outside contractors for assistance on annualized projects, and we work closely with experts in the medical community to supplement our research and development resources. Research and development expenses for 2013 and 2012 were $771,695 and $1,396,179, respectively. In the future, we expect to pursue further research and development initiatives to improve and extend our technological capabilities and to foster an environment of innovation and quality.

Manufacturing

Our manufacturing strategy involves the combined utilization of internal manufacturing resources and expertise, as well as approved suppliers and contract manufacturers. Our internal manufacturing activities include the testing and packaging of Viveve treatment tips and handpieces, as well as the final integration, system testing and packaging of the Viveve System. We outsource the manufacture of components, subassemblies and certain finished products that are produced to our specifications and shipped to our Sunnyvale facility for final assembly or inspection, testing and certification. Our finished products are stored at and distributed from our Sunnyvale facility. Quality control, risk management, efficiency and the ability to respond quickly to changing requirements are the primary goals of our manufacturing operations.

We have arrangements with our suppliers that allow us to adjust the delivery quantities of components, subassemblies and finished products, as well as delivery schedules, to match our changing requirements. The forecasts we use are based on historical trends, current utilization patterns and sales forecasts of future demand. Lead times for components, subassemblies and finished products may vary significantly depending on the size of the order, specific supplier requirements and current market demand for the components and subassemblies. Most of our suppliers have no contractual obligations to supply us with, and we are not contractually obligated to purchase from them, the components used in our devices.

We obtain programmable memory chips for our treatment tips and the coolant valve for the handpiece from single suppliers, for which we attempt to mitigate risks through inventory management and utilization of 12- to 18-month purchase orders, and sterilization services from a single vendor, for which we attempt to mitigate risks by using two sterilization chambers at each of two locations. Other products and components come from single suppliers, but alternate suppliers have been qualified or, we believe, can be readily identified and qualified. In addition, the availability of cryogen for our cooling module, which we can source from multiple suppliers, may fluctuate due to changes in the global supply of this material. To date, we have not experienced material delays in obtaining any of our components, subassemblies or finished products, nor has the ready supply of finished products to our customers been adversely affected.

We are required to manufacture our product in compliance with the FDA’s QSR. The QSR covers the methods and documentation of the design, testing, control, manufacturing, labeling, quality assurance, packaging, storage and shipping of our product. We maintain quality assurance and quality management certifications to enable us to market our product in the member states of the European Union, the European Free Trade Association and countries which have entered into Mutual Recognition Agreements with the European Union. These certifications include EN ISO 9001:2000 and CAN/CSA ISO 13485:2003. We are also required to maintain our product registration in a number of other foreign markets such as Canada.

We use small quantities of common cleaning products in our manufacturing operations, which are lawfully disposed of through a normal waste management program. Except for costs that may be incurred in the future in connection with environmental regulations requiring the phase out of R134a, a hydroflurocarbon, or HFC, upon which our cooling module relies, we do not anticipate any material costs due to compliance with environmental laws or regulations. In 2007, the European Union enacted directives for the removal of HFC's from air conditioning aimed at the automotive industry. As a result of these directives, it is anticipated that similar directives may be imposed on the medical device industry over the next decade. While we do not anticipate that we will have to incur costs in the near future to develop an alternative cooling module for our device which is not dependent on HFCs, if and when, we are required to do so and if we do not do so in a timely or cost-effective manner, the Viveve System may not be in compliance with environmental regulations, which could result in fines, civil penalties and the inability to sell our products in certain major international markets.

Given our limited commercial history, we only offer a one year warranty providing for the repair, rework or replacement (at the Company’s option) of products that fail to perform within stated specifications. To the extent that any of our components have performance related or technical issues in the field, we typically replace those components as necessary.

Patents and Proprietary Technology

We rely on a combination of patent, copyright, trademark and trade secret laws and confidentiality and invention assignment and license agreements to protect our intellectual property rights. As of September 30, 2014, we had an exclusive license to eight issued U.S. patents primarily covering the Viveve System and methods of use, the earliest of which expires in 2015 and the latest of which expires in 2017 three pending U.S. patent applications, 12 issued foreign patents and 17 pending foreign patent applications. Some of our foreign applications preserve an opportunity to pursue patent rights in multiple countries. We intend to file for additional patents to strengthen our intellectual property rights, but we cannot be certain that our patent applications will issue.

All of our employees and consultants are required to execute confidentiality agreements in connection with their employment and consulting relationships with us. We also require them to agree to disclose and assign to us all inventions conceived or made in connection with the employment or consulting relationship. We cannot provide any assurance that our employees and consultants will abide by the confidentiality or invention assignment terms of their agreements. Despite measures taken to protect our intellectual property, unauthorized parties may copy aspects of our product or obtain and use information that we regard as proprietary.

“Viveve,” is a registered trademark in the U.S. and several foreign countries. As of September 30, 2014, we had one registered trademark worldwide, which currently provides coverage in 106 countries. We intend to file for additional trademarks to strengthen our trademark rights, but we cannot be certain that our trademark applications will issue or that our trademarks will be enforceable.

Edward Knowlton Licensed Patents

On February 10, 2006, Viveve, Inc. entered into an Intellectual Property Assignment and License Agreement with Edward W. Knowlton (“Knowlton”), as amended on May 22, 2006 and July 20, 2007 (collectively, the “Knowlton IP Agreement”), pursuant to which Knowlton granted to Viveve, Inc. an exclusive, royalty-free and perpetual worldwide sublicense to certain intellectual property and technology licensed to Knowlton from a third party, including rights to several patents and patent applications owned by Thermage, Inc. outside the field of contraction, remodeling and ablation of the skin through and including (but not beyond) the subcutaneous fat layer below the skin (collectively, the “Knowlton Licensed IP”). The sublicense under the Knowlton Licensed IP is fully-paid, transferable, sublicensable and permits us to make, have made, use, sell, offer for sale and import any product or technology solely for use in the field of transmucosal treatment of the vagina or vulva (the “Field”) and to practice any process, method, or procedure solely in the Field. The Knowlton IP Agreement also assigns to us all technology and related intellectual property rights owned by Knowlton for the development and commercialization of devices, including any improvements, in the Field (the “Knowlton Assigned IP”). We are obligated to file and reasonably prosecute any patent applications that include a description of the Knowlton Assigned IP as prior art and maintain all patents included in the Knowlton Assigned IP, at our expense. In consideration of the sale, assignment, transfer, release and conveyance and other obligations of Knowlton under the Knowlton IP Agreement, Viveve, Inc. issued 1,600,000 shares of our common stock to Knowlton and agreed to engage the consulting services of Knowlton.

On February 10, 2006, Viveve, Inc. entered into a Consulting Agreement with Knowlton (“Knowlton Consulting Agreement”), pursuant to which Knowlton assigned all rights to any inventions and intellectual property developed during the course of providing consulting services in the Field during the term of the agreement. Under the Knowlton Consulting Agreement, Viveve, Inc. paid Knowlton $100,200, $100,200 and $619,056 for consulting services in the years ended December 31, 2013, December 31, 2012 and, cumulatively, for the period from September 21, 2005 (date of inception) to December 31, 2013, respectively. Unless earlier terminated pursuant to the provisions described therein, the term of the Knowlton Consulting Agreement continued until the earlier to occur of (i) the date that is six months after the closing of an initial public offering of Viveve, Inc.’s stock; or (ii) the acquisition by a third party of all or substantially all of the business or assets of Viveve, Inc., whether by asset or stock acquisition, merger, consolidation or otherwise. The agreement could be renewed only upon the mutual written agreement of the parties prior to its expiration. The Knowlton Consulting Agreement expired by its terms on September 23, 2014, the effective date of the Merger. The assignment of the intellectual property developed during the term of the Knowlton Consulting Agreement survives termination.

Agreement with Solta Medical

Effective April 30, 2010, Viveve, Inc. entered into a Supply Agreement (the “Supply Agreement”) with Solta Medical, Inc. (“Solta”), pursuant to which Solta agreed to sell to Viveve, Inc. the cryogen cooling method and coupling fluid that Solta uses with its ThermaCool® System (“TC3 System”) for use with our compatible radio frequency medical device for the purpose of conducting our initial clinical trials. The applicable term of the Supply Agreement is the later of the period through completion of our initial clinical trials or six months following the effective date. On October 14, 2010, the parties amended the term of the Supply Agreement to remain in effect for so long as Solta supports its TC3 System. In the event that Solta discontinues support of its TC3 System and terminates the Supply Agreement, Solta agrees to (i) provide us with information for Solta’s cryogen supplier, (ii) permit us to make any arrangement with such supplier for a continued supply of cryogen and (iii) grant us a royalty free, non-exclusive perpetual license under any Solta intellectual property directed to the design of the cryogen container in the field of treating vaginal tissue.

The portion of the Supply Agreement relating to coupling fluid was subsequently superseded by the parties’ Coupling Fluid License and Product Supply Agreement on September 30, 2010, pursuant to which Solta agreed to (i) grant to Viveve, Inc. a license for the coupling fluid and (ii) supply the coupling fluid at preferred pricing for two years and at non-preferred pricing after two years. The agreement grants to us a royalty-free, fully paid-up, worldwide, perpetual, exclusive license in the field of treating vaginal tissue, with a right to grant sublicenses in such field, to make, have made, use and sell coupling fluid for an aggregate license fee of $125,000. The agreement was for an initial term of three years, after which it continues to remain in effect unless and until terminated in accordance with the terms therein. In addition, while the terms of the original agreement permit the use of the cryogen cooling method for initial clinical trials, Viveve also purchases the cryogen cooling method and coupling fluid from Solta Medical for commercial purposes.  In the future, we would not have any alternative sources and if Solta Medical refuses to sell to us for commercial reasons, or otherwise, our business could be materially adversely effected.

Agreement with Stellartech Research Corporation

On June 12, 2006, Viveve, Inc. entered into a Development and Manufacturing Agreement, as amended and restated on October 4, 2007 (collectively, the “Stellartech Agreement”), with Stellartech Research Corporation for an initial term of three years in connection with the performance of development and manufacturing services by Stellartech and the license of certain technology and intellectual property rights to each party. Under the Stellartech Agreement, we agree to purchase 300 units of generators manufactured by Stellartech. In conjunction with the Agreement, Stellartech purchased 300,000 shares of Viveve, Inc.’s common stock at par value. Under the Stellartech Agreement, we have paid Stellartech $33,000, $325,936 and $6,920,619 for goods and services in the years ended December 31, 2013, December 31, 2012 and, cumulatively, for the period from September 21, 2005 (date of inception) to December 31, 2013, respectively. In addition, Stellartech granted to us a non-exclusive, nontransferable, worldwide, royalty-free license in the Field (defined above in the discussions titled “Edward Knowlton Licensed Patents”) to use Stellartech’s technology incorporated into deliverables or products developed, manufactured or sold by Stellartech to us pursuant to the Stellartech Agreement (the “Stellartech Products”) to use, sell, offer for sale, import and distribute the Stellartech Products within the Field, including the use of software object code incorporated into the Stellartech Products. The Stellartech technology consists of know-how applicable to the manufacturing and repair of the Viveve System, including any other intellectual property which Stellartech developed or acquired separate and apart from the Stellartech Agreement and all related derivative works. In addition, once we purchase a minimum commitment of 300 units of the RF generator component (the “Minimum Commitment”) and the Stellartech Agreement expires, Stellartech is to grant us a nonexclusive, nontransferable, worldwide, royalty-free, fully-paid license to use the Stellartech technology incorporated into the Stellartech Products to make and have made Stellartech Products in the Field subject to our satisfaction of purchasing a minimum commitment of 300 units of the RF generator component (the “Minimum Commitment”).

Stellartech also granted (i) an exclusive (even as to Stellartech), nontransferable, worldwide, royalty-free license within the Field under those certain intellectual property rights licensed to Stellartech pursuant to a development and supply agreement between Stellartech and Thermage, dated October 1, 1997 (the “Thermage Technology”), to use any elements of the Thermage Technology incorporated into the Stellartech Products, solely for the use, sale, offer for sale, importation and distribution within the Field; (ii) upon our satisfaction of the Minimum Commitment and the expiration of the Stellartech Agreement, an exclusive, nontransferable, worldwide, royalty-free, fully-paid license within the Field under Stellartech’s license rights in the Thermage Technology to use any elements of the Thermage Technology which are incorporated into the Stellartech Products to make and have made Stellartech Products in the Field; and (iii) the exclusive right within the Field to prosecute infringers of the portion of Stellartech’s Thermage Technology rights exclusively licensed to us. Our license rights in Thermage Technology also include the use of software object code for Thermage Technology used in the Stellartech Products. As of the date of this prospectus, the Stellartech Agreement has expired by its terms, however, the parties still continue to operate under the terms of the agreement. In addition, we have not yet met the Minimum Commitment requirement, and therefore the Company is not permitted to use the Stellartech technology with any other manufacturer. If Stellartech refuses or is unable to meet our delivery requirements for the Viveve System, our business could be materially adversely effected.

In March 2012, Viveve, Inc. entered into a Quality and Regulatory Agreement with Stellartech, pursuant to which the parties clarified their respective quality and regulatory responsibilities under the Stellartech Agreement. The Quality and Regulatory Agreement provides that we will serve as the legal manufacturer for all Stellartech Products developed and sold to us thereunder and that we are obligated to maintain all relevant quality assurance and regulatory processes and requirements required by any regulatory authority and to comply with the processes and requirements set forth in the schedule of responsibilities provided in the agreement.

Government Regulation

The Viveve System is a medical device subject to extensive and rigorous regulation by international regulatory bodies as well as the FDA. These regulations govern the following activities that we perform, or that are performed on our behalf, to ensure that medical products exported internationally or distributed domestically are safe and effective for their intended uses:

●	product design, development and manufacture;

●	product safety, testing, labeling and storage;

●	record keeping procedures;

●	product marketing, sales and distribution; and

●	post-marketing surveillance, complaint handling, medical device reporting, reporting of deaths, serious injuries or device malfunctions and repair or recall of products.

In addition to the regulatory approvals already received in connection with the sale of the Viveve System in the foreign jurisdictions described below and the approvals being saught in the U.S., we are currently seeking regulatory approval for the sale of our product in Brazil. We anticipate that the entire regulatory approval process may take approximately 8-12 months.

International

Sales of our product outside the U.S. are subject to foreign regulatory requirements that vary widely from country to country. In addition, exports of medical devices from the U.S. are regulated by the FDA. Complying with international regulatory requirements can be an expensive and time-consuming process and approval is not certain. The time required to obtain registrations or approvals, as required by other countries, may be longer than that required for FDA clearance, and requirements for such registrations or approvals may significantly differ from FDA requirements. We may be unable to obtain or maintain registrations or approvals in other countries. We may also incur significant costs in attempting to obtain and in maintaining foreign regulatory approvals. If we experience delays in receiving necessary registrations or approvals to market our product outside the U.S., or if we fail to receive those registrations or approvals, we may be unable to market our product or enhancements in international markets effectively, or at all, which could have a material adverse effect on our business and growth strategy.

An entity that seeks to export an unapproved Class III medical device to a “non-Tier I” country is required to obtain export approval from the FDA. The Tier I countries are largely defined as industrialized countries with established regulatory infrastructure, such as, among others, Canada and the European Union. In January of 2011, we sought to obtain FDA approval to export the Viveve System to Mexico, Brazil and Korea (all non-Tier I countries). An export approval was obtained on March 7, 2011. Exportation of an unapproved Class III medical device to a Tier I country is permitted without FDA approval provided that certain conditions are met. Accordingly, we have exported the Viveve System to Canada or the European Union without FDA approval in accordance with Section 802 of the FDC Act.

Once an entity has obtained a marketing authorization for the product in a Tier I country (e.g., a CE mark, etc.), the device can then be shipped from the U.S. to any country in the world without FDA approval. On December 7, 2010, we obtained a CE Mark for the Viveve System. As a result, we may now legally export the Viveve System to non-Tier I countries, such as China and Hong Kong without FDA approval.

Entities legally exporting products from the U.S. are often asked by foreign customers or foreign governments to supply a certificate for products regulated by the FDA. To satisfy this request, an exporter may request that FDA issue them an export certificate to accompany a device. An export certificate is a document prepared by FDA containing information about a product’s regulatory or marketing status in the U.S. We have requested the issuance of export certificates to accompany exports to China, Hong Kong and Australia. However, to date, these export certificates have yet to be issued.

Canada

We are subject to the requirements of Health Canada and the regulations that govern medical devices in Canada. In Canada, certain devices must have a “medical device license” before they can be sold. Prior to selling a device in Canada, manufacturers of Class II, III and IV devices must submit a Medical Device Application which is reviewed by the Therapeutic Products Directorate (“TPD”), the Canadian authority that monitors and evaluates the safety, effectiveness and quality of diagnostic and therapeutic medical devices in Canada. All medical devices sold in Canada are categorized by the TPD into four different classes with Class I devices presenting the lowest potential risk (e.g. a thermometer) and Class IV devices presenting the greatest potential risk (e.g. pacemakers). Manufacturers of Class I devices do not need a medical device license to sell their product in Canada, but manufacturers of Class II, III and IV devices must receive a license. Once a medical device license has been granted, the TPD will continue to monitor medical devices to ensure they continue to be safe and effective. Medical device licenses granted by the TPD do not expire; however, the manufacturer is required to annually confirm that the information maintained by Health Canada with respect to the medical device is correct and accurate. The failure to do so may result in the cancellation of the license.

Viveve, Inc. currently holds a medical device license in Canada for the Viveve System which has been categorized as a Class III device.

European Union (EU)

We are subject to the requirements of the Medical Device Directive, or MDD, Council Directive 93/42/EEC of 14 June 1993 which were made mandatory in March 21, 2010. This Directive harmonizes the laws relating to medical devices laws within the European Union. In order for a manufacturer to legally place a medical device on the European market the requirements of the MD Directive have to be met. Manufacturers’ products meeting harmonized standards have a presumption of conformity to the Directive. Products conforming to the MD Directive must have a CE Mark applied.

Medical devices are classified by the Directive into four categories as Class I, Class IIa, Class IIb, and III. Class I devices present the lowest potential risk (e.g. a thermometer) and Class III devices present the greatest potential risk (e.g. implant, pacemakers). The Directive stipulates that an authorized third party or Notified Body must be involved in the review and conformity of the product in order to gain CE Mark. Viveve, Inc. has a Notified Body that reviews the Viveve System for conformity on an annual basis.

Viveve, Inc. currently holds a CE Mark in the European Union for the Viveve System which has been categorized as a Class IIb device.

Hong Kong

The Department of Health, or DOH, is the main health authority in Hong Kong. Under the DOH, the Medical Device Control Office, or MDCO, regulates medical devices. Similar to the Canadian classifications system described above, medical devices sold in Hong Kong are classified as I-IV according to the risk level associated with their intended use. Class I devices are low-risk medical devices, such as bandages and dressings. Class II devices are medium-low-risk devices, such as suction pumps and gastroscopes. Class III devices are medium-high-risk devices, such as orthopedic implants and medical lasers. Class IV devices are high-risk devices, such as prosthetic heart valves and implantable cardiac pacemakers. The main contact point with the MDCO is the Local Representative Person (LRP), who must be a locally-registered entity. The LRP must be either the manufacturer of the device or approved by the manufacturer to perform the duties of the LRP. The LRP submits the application for listing medical devices and fulfills any requests from the MDCO, such as making documents referenced in the application available for inspection. After the device is listed, the LRP is responsible for the marketing and post-market procedures, which include keeping distribution records, handling complaints, initiating product recalls, managing adverse incidents, and reporting changes. The manufacturer must issue an LRP appointment letter and attach it to each product registration application. Currently, market approval from one of the Global Harmonization Task Force (GHTF) founding members (U.S., Canada, Australia, the European Union, and Japan) is required for medical device registration in Hong Kong.

The Viveve System is currently classified in Hong Kong as a Class II device.

Japan

We currently import the Viveve System into Japan in accordance with the physician import license pathway which allows a medical device to be used and sold in Japan. The physician import license pathway permits a device to be sold in Japan provided that such device was specifically requested from a physician in Japan; however, we are not permitted to market the product directly in the country. Our distribution partner in Japan is Okamaura Associates, which assists us in identifying physicians in order to distribute our product in Japan via the physician import license pathway.

United States

FDA’s Premarket Clearance and Approval Requirements

Unless an exemption applies, any medical device we wish to commercially distribute in the U.S. will require either prior 510(k) clearance or premarket approval from the FDA. The FDA classifies medical devices into one of three classes. Devices deemed to pose lower risks are placed in either Class I or II, which requires the manufacturer to submit to the FDA a premarket notification requesting clearance to commercially distribute the device. This process is generally known as 510(k) clearance. In certain instances, devices that would otherwise be subject to premarket approval can be brought to market via de novo reclassification (which is described below). Some low risk devices are exempted from this requirement. Devices deemed by the FDA to pose the greatest risk, such as life-sustaining, life-supporting or implantable devices, or devices deemed not substantially equivalent to a previously cleared 510(k) device, are placed in Class III, requiring premarket approval. Low to moderate risk devices that are dissimilar from existing Class I or II devices can be brought to market via de novo reclassification.

510(k) Clearance Pathway

When a 510(k) clearance is required, we must submit a premarket notification to the FDA demonstrating that our proposed device is substantially equivalent to a previously cleared and legally marketed 510(k) device or a device that was in commercial distribution before May 28, 1976 for which the FDA has not yet called for the submission of premarket approval applications, or PMA. By regulation, the FDA is required to clear or deny a 510(k) premarket notification within 90 days of submission of the application. As a practical matter, clearance often takes significantly longer. The FDA may require further information, including clinical data, to make a determination regarding substantial equivalence. If the FDA determines that the device, or its intended use, is not substantially equivalent to a previously cleared device or use, the FDA will issue a not-substantially equivalent letter and place the device, or the particular use, into Class II.

Any modification to a 510(k)-cleared device that would constitute a major change in its intended use, or any change that could significantly affect the safety or effectiveness of the device, requires a new 510(k) clearance and may even, in some circumstances, require a PMA, if the change raises complex or novel scientific issues or the product has a new intended use. The FDA requires every manufacturer to make the determination regarding the need for a new 510(k) submission in the first instance, but the FDA may review any manufacturer’s decision. If the FDA were to disagree with a manufacturer’s determinations that changes did not require a new 510(k), it could require the manufacturer to cease marketing and distribution and/or recall the modified device until 510(k) clearance or PMA approval is obtained. If the FDA requires a 510(k) clearance or PMA approval for any modifications, the manufacturer may be required to cease marketing and/or recall the modified device, if already in distribution, until 510(k) clearance or PMA approval is obtained and the manufacturer could be subject to significant regulatory fines or penalties.

De Novo Process

If there is no known predicate for a device (i.e., a legally marketed Class I or II device with comparable indications for use and technological characteristics), a company can request a de novo classification of the product. De novo generally applies where there is no predicate device and the FDA believes the device is sufficiently safe so that no PMA should be required. FDA’s de novo process has just been streamlined to allow a company to request that a new product classification be established based on information provided by the requesting company. This process, known as the direct de novo process, must be discussed and agreed upon by the FDA prior to submission. The direct de novo process allows a company to submit a reclassification petition which includes information that would be included in a 510(k) notice for the subject device in addition to providing FDA with a risk-benefit analysis demonstrating that the device presents a moderate risk thereby not requiring a PMA. The submitter also must provide a draft Annual Control document for the product. The Annual Control document specifies the scope of the device type and the recommendations for submission of subsequent devices for the same intended use. If a product is classified as class II through the direct de novo review process, then that device may serve as a predicate device for subsequent 510(k) pre-market notifications. We intend to market the Viveve System by utilizing the direct de novo process. However, we cannot predict when or if approval of such a petition will be obtained, or whether FDA will create a new product code. In addition, failure to approve a de novo petition, or establishment of a new product code could require us to seek a PMA for the Viveve System. Delays in receipt or failure to receive clearances or approvals could reduce our sales, profitability and future growth prospects.

Premarket Approval (PMA) Pathway

A PMA must be submitted to the FDA if the device cannot be cleared through the 510(k) process. A PMA must be supported by extensive data, including but not limited to, technical, preclinical, clinical trials, manufacturing and labeling to demonstrate to the FDA’s satisfaction the safety and effectiveness of the device for its intended use. No device that we are marketing to date has required premarket approval. During the review period, the FDA will typically request additional information or clarification of the information already provided. Also, an advisory panel of experts from outside the FDA may be convened to review and evaluate the application and provide recommendations to the FDA as to the approvability of the device. The FDA may or may not accept the panel’s recommendation. In addition, the FDA will generally conduct a pre-approval inspection of the manufacturing facility or facilities to ensure compliance with the QSRs.

New PMAs or PMA supplements are required for modifications that affect the safety or effectiveness of the device, including, for example, certain types of modifications to the device’s indication for use, manufacturing process, labeling and design. PMA supplements often require submission of the same type of information as a PMA, except that the supplement is limited to information needed to support any changes from the device covered by the original PMA and may not require as extensive clinical data or the convening of an advisory panel. There is no guarantee that the FDA will grant PMA approval of our future products, if one is required, and failure to obtain necessary approvals for our future products would adversely affect our ability to grow our business. Delays in receipt or failure to receive approvals could reduce our sales, profitability and future growth prospects.

Clinical Trials

Clinical trials are almost always required to support an FDA premarket application or de novo reclassification, and are sometimes required for 510(k) clearance. With respect to the Viveve System, the FDA has asked us to conduct a clinical study under an Investigational Device Exemption or IDE to support a future product submission. In the U.S., these clinical trials generally require submission of an application for an Investigational Device Exemption, or IDE, to the FDA. The IDE application must be supported by appropriate data, such as animal and laboratory testing results, showing that it is safe to test the device in humans and that the testing protocol is scientifically sound. The IDE must be approved in advance by the FDA for a specific number of patients unless the product is deemed a non-significant risk device eligible for more abbreviated IDE requirements. Clinical trials for significant risk devices may not begin until the IDE application is approved by FDA and the appropriate institutional review boards, or IRBs, at the clinical trial sites. Our clinical trials must be conducted under the oversight of an IRB at the relevant clinical trial sites and in accordance with FDA regulations, including but not limited to those relating to good clinical practices. We are also required to obtain the patients’ informed consent that complies with both FDA requirements and state and federal privacy regulations. We, the FDA or the IRB at each site at which a clinical trial is being performed may suspend a clinical trial at any time for various reasons, including a belief that the risks to study subjects outweigh the benefits. Even if a trial is completed, the results of clinical testing may not demonstrate the safety and efficacy of the device, may be equivocal or may otherwise not be sufficient to obtain clearance or approval of the product. Similarly, in Europe and other regions, clinical study protocols must be approved by the local ethics committee and in some cases, including studies with high-risk devices, by the Ministry of Health in the applicable country.

In June 2012, we submitted a pre-IDE application and requested an in-person meeting with the FDA to solicit feedback in advance of filing an IDE to conduct a clinical study of the Viveve System to support regulatory submission. In August 2012, we met with the FDA and received feedback on our pre-clinical data, historical clinical data, and a clinical protocol for a prospective randomized controlled trial. We plan to re-submit our IDE application by the end of 2015. If approval of the IDE application is received, we believe it will enable us to begin our U.S. clinical study.

Continuing Regulation

After a device is placed on the market, numerous regulatory requirements continue to apply. These include:

●	product listing and establishment registration, which helps facilitate FDA inspections and other regulatory action;

●

quality system regulations, or QSRs, which require manufacturers, including third-party manufacturers, to follow stringent design, testing, control, documentation and other quality assurance procedures during all aspects of the manufacturing process;

●	labeling regulations and FDA prohibitions against the promotion of products for uncleared, unapproved or “off-label” uses;

●

Medical Device Reporting, or MDR, regulations, which require that a manufacturer report to the FDA if its device may have caused or contributed to a death or serious injury or malfunctioned in a way that would likely cause or contribute to a death or serious injury if the malfunction were to recur;

●	post-market surveillance regulations, which apply when necessary to protect the public health or to provide additional safety and effectiveness data for the device; and

●	regulations pertaining to voluntary recalls and notices of corrections or removals.

The FDA has broad post-market and regulatory enforcement powers. We and our third-party manufacturers are subject to announced and unannounced inspections by the FDA and the Food and Drug Branch of the California Department of Health Services, or CDHS, to determine compliance with the QSR and other regulations. In the past, our facility has been inspected, and observations were noted, including an April 2012 CDHS inspection that cited deficiencies related to signature authority of inspection documentation, incomplete corrective action responses, and labeling indicating that our product contained no latex without proper objective evidence. The FDA and CDHS have accepted our responses to these observations, and we believe that we are in substantial compliance with the QSR.

Failure to comply with applicable regulatory requirements can result in enforcement action by the FDA, which may include any of the following sanctions:

●	warning letters, untitled letters, fines, injunctions, consent decrees and civil penalties;

●	repair, replacement, refunds, recall or seizure of our products;

●	operating restrictions, partial suspension or total shutdown of production;

●	refusing our requests for 510(k) clearance or premarket approval of new products or new intended uses;

●	refusing to grant export approval for our product;

●	withdrawing 510(k) clearance or premarket approvals that are already granted; and

●	criminal prosecution.

If any of these events were to occur, it could have a material adverse effect on our business.

We are also subject to a wide range of federal, state and local laws and regulations, including those related to the environment, health and safety, land use and quality assurance. We believe that compliance with these laws and regulations as currently in effect will not have a material adverse effect on our capital expenditures, earnings and competitive and financial position.

Competition

The medical device industry is characterized by intense competition and rapid innovation. While we believe that our solution to treat vaginal laxity is unique and offers a more effective solution from that which is on the market currently, the market for the treatment of vaginal laxity and related decreases in women’s sexual function remains a tremendous, under-developed opportunity. Therefore, competition is expected to increase, particularly as the market becomes more developed with further solutions. Aside from Kegel exercises and invasive surgical procedures, such as LVR, there are several companies developing laser-based technologies for the treatment of vaginal laxity and several others developing drug therapies and therapeutics for the treatment of various types of sexual dysfunction. Further, the overall size and attractiveness of the market may compel larger companies, focused in the OBGYN, aesthetic or women’s health markets, and with much greater capital and other resources, to pursue development of or acquire technologies that may address this problem. Potential competitors include, but are not limited to Fotona, BioSante, Apricus, Conceptus, Bayer AG and others.

Employees

As of February 13, 2015, we had 7 full-time employees and retained the services of several qualified consultants. We believe that our future success will depend in part on our continued ability to attract, hire and retain qualified personnel. None of our employees is represented by a labor union, and we believe that our employee relations are good.

Facilities

We currently lease office and laboratory facilities at 150 and 154 Commercial St., Sunnyvale, California 94086. The space consists of approximately 7,777 square feet, leased from the Castine Group. The term of the lease agreement, dated January 25, 2012, as amended in January 2015, commenced in March 2012 and will terminate on March 31, 2017. Rent expense for the year ended December 31, 2014 was $171,146. Future minimum payments under the lease are as follows:

Year Ending December 31,

2015 – $ 198,937

2016 – $ 229,020

We believe that these facilities are adequate for our current business operations.

Legal Proceedings

We are not currently a party to any legal proceedings.

MANAGEMENT

On September 23, 2014, our executive officers and directors prior to the Merger each tendered his resignation from all positions then held with us. Set forth below is certain information regarding our current executive officers and directors. Each of the directors was elected to serve until our next annual meeting of stockholders or until his or her successor is elected and qualified. Our officers are appointed by, and serve at the pleasure of, the board of directors.

Name	Age	Position

Patricia Scheller	53	Chief Executive Officer and Director
Brigitte Smith	46	Director
Mark S. Colella	41	Director
Carl Simpson	73	Director
Daniel Janney	48	Director
Scott Durbin	46	Chief Financial Officer
James Atkinson	57	Chief Business Officer & President

Biographical information with respect to our executive officers and directors is provided below. There are no family relationships between any of our executive officers or directors.

Patricia Scheller. Ms. Scheller was elected as a director of Viveve Medical, Inc. on September 18, 2014 (with her service to begin following the Merger) and has been a director of our wholly-owned subsidiary, Viveve, Inc., since June 2012. Ms. Scheller also serves as our Chief Executive Officer and, since May 2012, as Chief Executive Officer of Viveve, Inc. Prior to joining Viveve, Inc., she served as the Chief Executive Officer of Prescient Medical, Inc. (“PMI”), a privately held company that developed diagnostic imaging catheters and coronary stents designed to reduce deaths from heart attacks, from September 2004 through April 2012 and as a director of PMI from July 2004 to September 2011. Prior to joining PMI, from August 2003 to September 2004, she was the Chief Executive Officer of SomaLogic, a biotechnology company focused on the development of diagnostic products using aptamer technology. From December 2000 to April 2003, Ms. Scheller also managed several business units at Ortho-Clinical Diagnostics, a Johnson & Johnson company, and from October 1997 to November 2000 served in key executive positions at Dade Behring, a clinical diagnostics firm. While at Dade Behring Holdings, Inc., she directed the commercialization of the hsCRP diagnostic test, a screening test for systemic inflammation, which has been shown to increase the risk of heart attacks. The hsCRP test was the first diagnostic test added to the cardiac test panel by the Centers for Disease Control and Prevention and the American Heart Association in over 30 years. As Director of cardiology systems at Cordis Corporation (a Johnson & Johnson company) from February 1994 to February 1996, Ms. Scheller managed the launch of the first Palmaz-Schatz® balloon-expandable coronary stent, the first major product entry into what became a $6 billion market. Ms. Scheller received a B.S.E. degree in Biomedical Engineering from Duke University and completed executive business education programs at Harvard University, Massachusetts Institute of Technology, Columbia University and Northwestern University. Because of her extensive experience in the healthcare industry, we concluded that Ms. Scheller should serve as a director.

Brigitte Smith. Ms. Smith was elected as a director of Viveve Medical, Inc. on September 18, 2014 (with her service to begin following the Merger) and has been a director of Viveve, Inc. since January 2007. Ms. Smith is co-founder and Managing Director of GBS Venture Partners, a leading Australian life science venture capital investor founded in 1998 whose fund, GBS Bioventures III, is one of our significant stockholders. GBS Venture Partners has completed more than 40 medical device and life science investments for companies based in Australia and the U.S. Before joining GBS Venture Partners, Ms. Smith worked with high-tech start-up companies in Australia and the U.S. in fundraising and business development roles. From 1990 to 1992 Ms. Smith also served as a consultant for Bain & Company, a strategic management consulting firm. Ms. Smith is also on the board of GBS Venture Partners portfolio companies AirXpanders Inc., Endoluminal Sciences Pty Ltd, Neuromonics Pty Ltd and Proacta Inc. Ms. Smith earned her Bachelor of Chemical Engineering with Honors from the University of Melbourne, her Master of Business Administration with Honors from the Harvard Business School and her Master of International Relations from the Fletcher School of Law and Diplomacy in Boston, Massachusetts, where she was also a Fulbright Scholar. Ms. Smith is a Fellow of The Australian Institute of Company Directors. Because of her significant experience in assessing early stage medical device and life sciences companies and her investing experience, we concluded that Ms. Smith should serve as a director.

Mark S. Colella. Mr. Colella was elected as a director of Viveve Medical, Inc. on September 18, 2014 (with his service to begin following the Merger) and has been a director of Viveve, Inc. since April 2012. Mr. Colella is a principal of 5AM Ventures, II, Inc., a leading life science venture capital investor, founded in 2002. 5AM Ventures, II, Inc. is one of our significant stockholders. Mr. Colella specializes in medical device and life science investing at 5AM Ventures and brings over 15 years of venture capital and operating experience in medical device and healthcare companies. Mr. Colella currently serves, or has served, in board or advisory roles with Biodesy, Ceterix, DVS (acquired by Fluidigm), Flexion (IPO), Incline (acquired by The Medicines Company), Pearl (acquired by AstraZeneca), Semprus (acquired by Teleflex) and WaveRx. He also sits on the Advisory Board for the Innovation and New Ventures Office at Northwestern University and The V Foundation Wine Celebration—a charity wine auction—which has raised over $30 million for cancer research. Before joining 5AM Ventures, from 2007 to 2008 he was head of marketing for BÂRRX Medical, Inc., a Bay Area startup medical device company sold to Covidien for $413 million. Prior to his employment with BÂRRX, he held various management roles including with Stryker, Inc. from 2002 to 2007, focused in the fields of orthopedics, laparoscopy, urology, gynecology, and general minimally invasive surgery. In addition, he spent four years, from 1996 to 2000, as an Executive Director managing healthcare facilities with Primrose Alzheimer’s Living, Inc., an early stage healthcare service startup company, and one year working for Versant Ventures. Mr. Colella holds a B.S. degree in Biology from Williams College and earned his M.B.A. from Northwestern University, the Kellogg School of Management. Prior to Williams College he spent two years at the U.S. Air Force Academy. Because of his extensive experience in the medical device industry, as well as his financial and investing experience in early stage companies, we concluded that Mr. Colella should serve as a director.

Carl Simpson. Mr. Simpson was elected as a director of Viveve Medical, Inc. on September 18, 2014 (with his service to begin following the Merger) and has been a director of Viveve, Inc. since its inception in September of 2005. Mr. Simpson has worked in the medical device industry for over 40 years. In 2005 Mr. Simpson founded and became the Managing Director of Coronis Medical Ventures, LLC, a venture capital entity. From 2001 to 2004 Mr. Simpson was a partner for Versant Ventures. In 1993, he founded CardioGenesis Corp. a medical device company that designs, manufactures and distributes laser-based surgical products that promote cardiac angiogenesis and served as Vice President of Development until 1997. In 1979, Mr. Simpson founded Advanced Cardiovascular Systems (“ACS”) a medical device company that develops and markets medical devices for treatment of cardiovascular diseases and served as Senior Vice President of Research and Development until 2001. ACS was sold to Eli Lilly in 1984 and spun-off into Guidant Vascular Intervention. Mr. Simpson currently serves on the board of Novobionics, Curant Medical, Uptake Medical and Entent. He also served on the board of Silver Bullet from 2009 to 2012, CoRepair from 2007 to 2013, Revascular Therapeutics from 2004 to 2011, Conor MedSystems Inc. from 2003 to 2005, Thermage from 1997 to 2004, Interventional Thermodynamics (Innerdyne) from 1989 to 1991 and Interventional Technologies from 1985 to 1989. His undergraduate training is in Microbiology and Biochemistry. His graduate degree is in Electrical Engineering/Computer Science and he holds an MBA, both from the University of Santa Clara. Because of Mr. Simpson’s prior experience with multiple start-up companies, his understanding of VC business models and 40 years of operational and clinical experience, we concluded that he should serve as a director.

Daniel Janney. Mr. Janney was elected as a director of Viveve Medical, Inc. on September 18, 2014 (with his service to begin following the Merger). Since November 2012, Mr. Janney has served as a director of Esperion Therapeutics, Inc. (NASDAQ: ESPR). Mr. Janney is a managing director at Alta Partners, a life sciences venture capital firm, which he joined in 1996. Prior to joining Alta, from 1993 to 1996, he was a Vice President in Montgomery Securities' healthcare and biotechnology investment banking group, focusing on life sciences companies. Mr. Janney is a director of a number of companies including Alba Therapeutics Corporation, Lithera, Inc., Prolacta Bioscience, Inc., Sutro Biopharma and ViroBay, Inc. He holds a Bachelor of Arts in History from Georgetown University and an M.B.A. from the Anderson School at the University of California, Los Angeles. Because of Mr. Janney's experience working with and serving on the boards of directors of life sciences companies and his experience working in the venture capital industry, we concluded that he should serve as a director.

Scott Durbin. Mr. Durbin joined Viveve, Inc. as its Chief Financial Officer in February 2013 and was appointed as the Chief Financial Officer of Viveve Medical, Inc. on September 23, 2014. From June 2012 to January 2013 he served as an advisor and Acting Chief Financial Officer for Viveve, Inc. Prior to joining Viveve, Inc., from June 2010 to October 2011, he was Chief Financial Officer of Aastrom Biosciences (“Aastrom”), a publicly traded, cardiovascular cell therapy company. Before Aastrom, he spent six years as Chief Operating and Financial Officer for Prescient Medical (“Prescient”) from May 2004 to June 2010, a privately held company that developed diagnostic imaging catheters and coronary stents designed to reduce deaths from heart attacks. Prior to Prescient, from January 2003 to April 2004, he spent several years as a financial consultant for two publicly traded biotech companies, Scios Inc. – a Johnson & Johnson company and Alteon Inc. Mr. Durbin began his career in corporate finance as an investment banker in the Healthcare and M&A groups at Lehman Brothers Inc. from August 1999 to January 2003, where he focused on mergers and acquisitions and financings for the life science industry. At Lehman, he successfully executed over $5 billion in transactions for medical device and biotechnology companies. He began his career as a Director of Neurophysiology for Biotronic, Inc. Mr. Durbin received a B.S. from the University of Michigan and an M.P.H. in Health Management with Honors from the Yale University School of Medicine and School of Management.

James Atkinson. Mr. Atkinson was appointed to serve as the Chief Business Officer and President of the Company and Viveve, Inc. effective as of February 4, 2015. Mr. Atkinson has over 30 years of experience in medical device sales, marketing and business development with both Fortune 50 and start-up medical device companies. Mr. Atkinson was a founding principal at Ulthera, Inc. where he served as Senior Vice President of Sales and Marketing from October 2006 through April 2014. While at Ulthera, he assisted in growing the company from 3 to 165 employees and established a global distribution network that included 42 distributors, covering 52 countries. Mr. Atkinson’s prior experience includes various executive positions, including (i) Vice President of Sales and Marketing for the Cardiac Surgery Division at St. Jude Medical, Inc. from October 2004 to October 2006 where his responsibilities included launching the Biocor® stented tissue valve, recognized as the fastest growing heart valve brand in the industry, (ii) Vice President of Sales for Medtronic Vascular, a $200 million division of Medtronic, Inc., a company whose stock is traded on the New York Stock Exchange (Ticker: MDT), from January 2003 to September 2004 and (iii) co-founder and Vice President of Sales and Business Development for Medical Simulation Corporation. Mr. Atkinson’s career began as a sales representative at Ethicon Endosurgery, a Johnson and Johnson company, where he progressed through positions with increasing responsibility to Regional Manager.

Director or Officer Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past ten years, been involved in any legal proceedings described in subparagraph (f) of Item 401 of Regulation S-K.

Independent Directors

We believe that, with the exception of Patricia Scheller, each of our remaining directors are “independent directors,” as that term is defined by Rule 5605 of The NASDAQ Stock Market.

Compensation Committee Interlocks and Insider Participation

None of our directors or executive officers serves as a member of the board of directors or compensation committee of any other entity that has one or more of its executive officers serving as a member of our board of directors.

EXECUTIVE COMPENSATION

The table below sets forth, for the last two fiscal years, the compensation earned by (i) each individual who served as our principal executive officer or as the principal executive officer of Viveve Medical, Inc., and (ii) our most highly compensated executive officers, other than our principal executive officer, who were serving as our executive officers or as the executive officers of Viveve Medical, Inc. at the end of the last fiscal year. We refer to these individuals in the discussion below as our “named executive officers”.

Summary Compensation Table

Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Patricia Scheller, Chief Executive	2014	335,000			297,744(2)			19,520(4)	652,264
Officer, Viveve Medical, Inc.	2013	335,000						4,200(5)	339,200

Scott Durbin, Chief Financial	2014	298,000	50,000		121,219(2)			17,364(4)	486,583
Officer, Viveve Medical, Inc.	2013	273,167			57,141			37,500(5)	367,808

Alan Curtis, Vice-President,	2014	200,000			35,197(2)			6,269(4)	241,466
Regulatory, Clinical and Quality, Viveve Medical, Inc.	2013	200,000			1,450				201,450

Mark R. Tauscher, former Chief	2014	168,750							168,750
Executive Officer, PLC Systems Inc.	2013	290,277(6)			160,506(3)				450,783

Gregory W. Mann, former Chief	2014	104,999							104,999
Financial Officer, PLC Systems Inc.	2013	140,000			107,004(3)				247,144

(1) Except as otherwise disclosed in notes 2 and 3 below, these amounts represent the aggregate grant date fair value for option and warrant awards for the year ended December 31, 2013 computed in accordance with FASB ASC Topic 718. Please see Note 10 to our audited financial statements for the assumptions used in determining the aggregate grant date fair value.

(2) Amounts represent the aggregate grant date fair value of the stock option awards granted by the Company during 2014. The grant date fair value is computed using the Black-Scholes Option Pricing Model. The assumptions underlying the valuation of the equity awards are as follows: (i) expected term: 5 years; (ii) risk-free interest rate: 1.80%; (iii) average volatility: 61%; and (iv) expected dividend yield: none.

(3) Amounts represent the aggregate grant date fair value of the stock option awards granted by PLC Systems Inc. during 2013. The grant date fair value is computed using the Black-Scholes Option Pricing Model. The assumptions underlying the valuation of the equity awards are as follows: (i) expected life: 3 to 6 years; (ii) interest rate: 0.73% to 1.67%; (iii) volatility: 195.75% to 217.52%; and (iv) expected dividend yield: none.

(4) These amounts represent cash out of accrued PTO hours in accordance with the Company’s PTO Policy per the Employee Handbook.

(5) These amounts represent consulting payments for services performed during 2012, prior to the employment agreement with Mr. Durbin in January 2013 and other benefits for Ms. Scheller in 2013.

(6) On August 19, 2013, Mr Tauscher’s base salary was adjusted from $325,469 to $225,000.

Outstanding Equity Awards at Fiscal Year-End

Other than as set forth below, there were no outstanding unexercised options, unvested stock, and/or equity incentive plan awards issued to our named executive officers as of December 31, 2014.

Name	Number of Securities Underlying Unexercised Options (# Exercisable)	Number of Securities Underlying Unexercised Options (# Unexercisable)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date

Patricia Scheller	221,681	0	0	$1.24	October 24, 2022
	58,707	880,611	0	$0.60	September 26, 2024
Scott Durbin	82,579	0	0	$1.24	February 2, 2023
	23,901	358,519	0	$0.60	September 26, 2024

Employment Agreements, Termination of Employment and Change-in Control Agreements

Patricia Scheller

On May 14, 2012, Viveve, Inc. extended a written offer of employment to Patricia Scheller, the terms of which we have assumed. Pursuant to the agreement, Ms. Scheller serves as our Chief Executive Officer on an at-will basis and as a director. The agreement provides that Ms. Scheller will receive a base salary of $335,000 per year, which is subject to adjustment in accordance with our employee compensation policies in effect from time-to-time.

In addition the agreement provides for: (i) an annual incentive bonus (if approved by the board of directors, in their sole discretion) in an amount to be determined by the board of directors; (ii) an incentive payment of $1,000 for every $1 million in new equity financing raised during her first year of service, up to $20,000 (iii) an option for the purchase 27,539,116 shares of Viveve, Inc. common stock exercisable at the fair market value on the date of grant, with the right to purchase 25% of the option shares vesting after 12 months of continuous service and the right to purchase the remainder of the option shares vesting in equal monthly installments over the next 36 months of continuous service, with accelerated vesting upon an Involuntary Termination within 12 months of a Change in Control (as those terms are defined in the agreement); (iv) Company-sponsored benefits as in effect from time to time; (v) paid vacation in accordance with our vacation policy, as in effect from time to time; and (vi) continued base salary and benefits for twelve months following an Involuntary Termination. In conjunction with the Merger, the option issued to Ms. Scheller was assumed by us. As a result of the assumption, the number of shares of our common stock subject to the option was computed by multiplying the number of shares of Viveve, Inc. common stock into which the option was exercisable immediately prior to the effective time of the Merger by 0.0080497, the Merger exchange ratio. The exercise price of the option was determined by dividing the option exercise price immediately prior to the effective time of the Merger by the exchange ratio (rounded up to the nearest cent).

Scott Durbin

On January 23, 2013, Viveve, Inc. extended a written offer of employment to Scott Durbin, the terms of which we have assumed. Pursuant to the agreement, Mr. Durbin serves as our Chief Financial Officer on an at-will basis. The agreement provides that Mr. Durbin will receive a base salary of $298,000, which is subject to adjustment in accordance with our employee compensation policies in effect from time-to-time.

In addition the agreement provides for: (i) an annual incentive bonus (if approved by the board of directors, in their sole discretion) in an amount to be determined by the board of directors; (ii) an incentive bonus of $50,000 in the event a minimum of $1.5 million is raised in equity financing from new investors; (iii) an option for the purchase of 10,258,690 shares of Viveve, Inc. common stock exercisable at the fair market value on the date of grant, with the right to purchase 100,000 option shares vesting on the grant date, 2,614,672 option shares vesting after 12 months of continuous service and the right to purchase the remainder of the option shares vesting in equal monthly installments over the next 36 months of continuous service, with accelerated vesting upon a Change in Control before Mr. Durbin’s service terminates; (iv) Company-sponsored benefits in effect from time to time; (v) paid vacation in accordance with our vacation policy, as in effect from time to time; and (vi) continued base salary and benefits for ten months following an Involuntary Termination. In conjunction with the Merger, the option issued to Mr. Durbin was assumed by us. As a result of the assumption, the number of shares of our common stock subject to the option was computed by multiplying the number of shares of Viveve, Inc. common stock into which the option was exercisable immediately prior to the effective time of the Merger by .0080497, the Merger exchange ratio. The exercise price of the option was determined by dividing the option exercise price immediately prior to the effective time of the Merger by the exchange ratio (rounded up to the nearest cent).

James Atkinson

In accordance with the terms of an offer letter, dated February 4, 2015 (the “Offer Letter”), Mr. Atkinson will receive (i) an annual base salary of $320,000, (ii) an initial target bonus of up to 30% of the annual base salary as shall be approved by the Board of Directors, (iii) an overachievement bonus in the form of a five-year warrant to purchase up to 110,000 shares of the Company’s common stock at an exercise price equal to the greater of $0.53 per share or the fair market value of the Company’s common stock on the date of grant, contingent upon the achievement of certain goals to be determined by the Board of Directors, (iv) an option to purchase 535,000 shares of the Company’s common stock, issued under the Company’s 2013 Stock Option Plan and subject to the terms of the applicable stock option agreement and (v) various other standard employee benefits.

In addition, the Offer Letter further provides that Mr. Atkinson’s employment is “at will” and may be terminated at any time and for any reason by either party. In the event of involuntary termination, upon return of all Company property and execution of a general release of any claims against the Company, Mr. Atkinson shall be entitled to (i) continued payment of his base salary for a period of six (6) months and (ii) either (a) a continuation of health insurance coverage until the earlier of the close of six (6) months following his date of termination or eligibility for substantially equivalent health insurance coverage in connection with new employment or self-employment or (b) a lump sum payment in lieu of health insurance coverage, at the sole and absolute discretion of the Company.

Director Compensation

The table below sets forth the compensation paid to our directors, exclusive of reimbursed out-of-pocket expenses, during the year ended December 31, 2013 for services provided as a director. To the extent that any of the directors included in the table below was serving as a director on September 23, 2014, the individual resigned on that date. None of the directors of Viveve, Inc. received compensation for their services as directors during the year ended December 31, 2013.

Name	Fees Earned or Paid in Cash	Stock Awards ($)	Option Awards ($)(1)(2)	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total

Kevin J. Dunn(3)	1,500						1,500
Benjamin L. Holmes	5,500		24,552(4)				30,052
Albert C. Kyle	4,000		9,000(4)				13,000
Brent Norton, M.D.	5,500		19,485(4)				24,985
Gregory W. Mann(5)	--						--
Edward Pendergast(6)	2,250						2,250
Mark Tauscher(7)	--						--

(1) The high and low trading prices of our common stock on the OTCBB during the 30-day period prior to July 16, 2013, the date of grant, were $11 and $8. Options issued to these directors on July 16, 2013 have an exercise price of $9. All of these prices reflect the 1-for-100 reverse split of our common stock, which was effected on September 23, 2014.

(2) Amounts represent the aggregate grant date fair value of the stock option as of July 16, 2013, the option grant date.

(3) Mr. Dunn served on our board of directors until June 2013. As of December 31, 2013, Mr. Dunn held options to purchase 1,925 post-reverse split shares of our common stock.

(4) As of December 31, 2013, each of Messrs. Holmes, Kyle and Dr. Norton held options to purchase an aggregate of 9,743 post-reverse split shares of our common stock. The grant date fair value is computed using the Black-Scholes Option Pricing Model. The assumptions underlying the valuation of the equity awards are as follows: (A) for 2013, (i) expected life: 3 to 6 years; (ii) interest rate: 0.73% to 1.67%; (iii) volatility: 195.75 to 217.52; and (iv) expected dividend yield: none; (B) for 2012: (i) expected life: 5 to 6 years; (ii) interest rate: 0.19% to 0.69%; (iii) volatility: 204.1 to 216.2; and (iv) expected dividend yield: none.

(5) As an employee director, Mr. Mann, an executive officer of the company, was not eligible to receive either compensation or an annual stock grant for service in his capacity as director.

(6) Mr. Pendergast served on our board of directors until June 2013. As of December 31, 2013, Mr. Pendergast held options to purchase 4,300 post-reverse split shares of our common stock.

(7) As an employee director, Mr. Tauscher, an executive officer of the company, was not eligible to receive either compensation or an annual stock grant for service in his capacity as director.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of February 17, 2015, and as adjusted to reflect the one-for-100 reverse stock split effected on September 23, 2014, regarding the beneficial ownership of our common stock by the following persons:

●	each person who, to our knowledge, owns more than 5% of our common stock;

●	each of our named executive officers;

●	each director; and

●	all of our executive officers and directors as a group.

Unless otherwise indicated in the footnotes to the following table, each person named in the table has sole voting and investment power. The address for each of our named executive officers and directors is c/o Viveve Medical, Inc., 150 Commercial Street, Sunnyvale, California 94086. Shares of common stock subject to options, warrants, or other rights currently exercisable or exercisable within 60 days of February 13, 2015, are deemed to be beneficially owned and outstanding for computing the share ownership and percentage of the stockholder holding the options, warrants or other rights, but are not deemed outstanding for computing the percentage of any other stockholder. As of February 13, 2015, we had 18,341,294 shares of common stock outstanding.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

Named Executive Officers and Directors

Patricia Scheller	339,276(1)	1.8%
Scott Durbin	130,382(2)	0.7%
Brigitte Smith	3,376,944(3)	20.7%
Mark S. Colella	6,928,878(4)	37.8%
Carl Simpson	23,070(5)	0.1%
Daniel Janney	1,901,663(6)	10.4%
James Atkinson	0(7)	-
All named executive officers and directors as a group (7 persons)	13,120,212	71.5%

Owners of More than 5% of Our Common Stock

5AM Ventures II, L.P.(8) 2200 Sand Hill Road, Suite 110 Menlo Park, California 94025	6,660,205	36.3%
GBS Venture Partners Limited(9) 71 Collins Street, Level 5 Melbourne, Australia C3 VIC 3000	3,598,807	19.6%
Alta BioEquities, L.P.(10) One Embarcadero Center, Suite 3700 San Francisco, California 94111	1,895,788	10.3%

(1) Included in this amount is the right to purchase 221,861 shares of common stock underlying a 10-year option having an exercise price of $1.24 per share and the right to purchase 117,415 shares of common stock subject to a 10-year option for the purchase having an exercise price of $0.60 per share. Excludes 821,903 shares of common stock underlying options that will not vest within 60 days of the date of the registration statement of which this prospectus is a part.

(2) Included in this amount is the right to purchase 82,579 shares of common stock underlying a 10-year option having an exercise price of $1.24 per share and the right to purchase 47,803 shares of common stock subject to 10-year option having an exercise price of $0.60 per share. Excludes 334,618 shares of common stock underlying options that will not vest within 60 days of the date of the registration statement of which this prospectus is a part.

(3) Includes 3,598,807 shares of common stock owned of record by GBS Venture Partners as trustee for GBS BioVentures III, 192,262 shares of common stock owned of record by Ms. Smith and the right to purchase 5,875 shares of common stock underlying a 10-year option having an exercise price of $0.60 per share. Excludes 41,125 shares of common stock underlying options that will not vest within 60 days of the date of the registration statement of which this prospectus is a part. GBS Venture Partners Limited is trustee for GBS BioVentures III. Brigitte Smith is the Managing Partner of GBS Venture Partners and has voting and investment power over the shares beneficially owned by GBS BioVentures III. Voting and investment power over the shares of common stock owned of record by GBS Venture Partners as trustee for GBS BioVentures III is held by Ms. Smith.

(4) Includes 6,660,205 shares of common stock owned of record by 5AM Ventures II, L.P, 262,798 shares of common stock owned of record by 5AM Co-Investors II, L.P and the right to purchase 5,875 shares of common stock underlying a 10-year option having an exercise price of $0.60 per share. Excludes 41,125 shares of common stock underlying options that will not vest within 60 days of the date of the registration statement of which this prospectus is a part. 5AM Partners II, LLC is the general partner of 5AM Ventures II, L.P. and 5AM Co-Investors II, L.P. Dr. John Diekman, Andrew Schwab and Dr. Scott Rocklage, the managing members of 5AM Partners II, LLC, and Mr. Colella, an assignee of 5AM Partners II, LLC, have shared voting and investment power over the shares beneficially owned by 5AM Ventures II, L.P. and 5AM Co-Investors II, L.P.

(5) Included in this amount are 15,384 shares of common stock, the right to purchase 1,811 shares of common stock underlying a 10-year option having an exercise price of $7.45 per share and the right to purchase 5,875 shares of common stock underlying to a 10-year option having an exercise price of $0.60 per share. Excludes 41,125 shares of common stock underlying options that will not vest within 60 days of the date of the registration statement of which this prospectus is a part.

(6) Includes 1,895,755 shares of common stock owned of record by Alta BioEquities, L.P. Includes the right to purchase 5,875 shares of common stock subject to a 10-year option having an exercise price of $0.60 per share. Excludes 41,125 shares of common stock underlying options that will not vest within 60 days of the date of the registration statement of which this prospectus is a part. Alta BioEquities Management, LLC is the general partner of Alta BioEquities, L.P. Daniel Janney is the Managing Director of Alta BioEquities Management, LLC. and has voting and investment power over the shares beneficially owned by Alta BioEquities, L.P.

(7) Excludes 535,000 shares of common stock underlying a 10-year option having an exercise price of $0.47.

(8) 5AM Partners II, LLC is the general partner of 5AM Ventures II, L.P. Dr. John Diekman, Andrew Schwab and Dr. Scott Rocklage, the managing members of 5AM Partners II, LLC, and Mr. Colella, an assignee of 5AM Partners II, LLC, have shared voting and investment power over the shares beneficially owned by 5AM Ventures II, L.P.

(9) GBS Venture Partners Limited is trustee for GBS BioVentures III. Brigitte Smith is the Managing Partner of GBS Venture Partners and has voting and investment power over the shares beneficially owned by GBS BioVentures III. Voting and investment power over the shares of common stock owned of record by GBS Venture Partners as trustee for GBS BioVentures III is held by Ms. Smith.

(10) Alta BioEquities Management, LLC is the general partner of Alta BioEquities, L.P. Daniel Janney is the Managing Director of Alta BioEquities Management, LLC. and has voting and investment power over the shares beneficially owned by Alta BioEquities, L.P. Voting and investment power of these securities is held by Alta BioEquities, L.P.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS,

AND DIRECTOR INDEPENDENCE

Our determination of the independence of our directors is made using the definition of “independent” contained in the listing standards of the Nasdaq Stock Market. On the basis of information solicited from each director, the board has determined that each of Ms. Smith and Messrs. Colella, Simpson and Janney is independent within the meaning of such rules.

Commission regulations define the related person transactions that require disclosure to include any transaction, arrangement or relationship in which the amount involved exceeds the lesser of $120,000 or one percent of the average of our total assets at year end for the last two completed fiscal years in which we were or are to be a participant and in which a related person had or will have a direct or indirect material interest. A related person is: (i) an executive officer, director or director nominee of the Company, (ii) a beneficial owner of more than 5% of our common stock, (iii) an immediate family member of an executive officer, director or director nominee or beneficial owner of more than 5% of our common stock, or (iv) any entity that is owned or controlled by any of the foregoing persons or in which any of the foregoing persons has a substantial ownership interest or control.

For the period from January 1, 2011, through the date of this prospectus (the “Reporting Period”), described below are certain transactions or series of transactions between us and certain related persons.

Employment and Consulting Agreements

We entered into an employment agreement with Mark Tauscher in December 1999, which was amended in June 2008, and again in August 2013, providing for an annual base salary of not less than $225,000. If Mr. Tauscher’s employment is terminated within 12 months of a change of control, the agreement also provides for the payment to Mr. Tauscher of 50% of his base salary payable immediately upon termination of his employment, with the remaining 50% to be paid in nine equal monthly installments following such termination. Additionally, any severance amount over $300,000 is to be payable in unregistered common stock from the successor entity. We made no severance payment to Mr. Tauscher in conjunction with the Merger.

We entered into an employment agreement with Gregory Mann in October 2011 providing for an annual base salary of not less than $120,000, benefits in accordance with our standard benefits package and stock options to purchase up to 150,000 shares of our common stock. On July 2, 2012, we increased Mr. Mann’s annual base salary to $140,000. In June 2012, our board of directors approved the payment of severance to Mr. Mann in an amount equal to 12 months’ salary as of such time in the event Mr. Mann's employment is terminated upon a change of control and is not retained for at least 12 months following the date of such change of control. We made no severance payment to Mr. Mann in conjunction with the Merger.

On May 14, 2012, Viveve, Inc. entered into an employment agreement with Patricia Scheller to serve as Chief Executive Officer. The employment agreement provides for an annual base salary of $335,000, benefits in accordance with Viveve, Inc.’s standard benefits package and stock options to purchase up to 221,682 shares of common stock (after taking into account the effect of the Merger) to vest over a period of three years from the date of the employment agreement. In addition, Ms. Scheller shall be considered for an annual incentive bonus, subject to the discretion of the board of directors, of up to 30% of her annual base salary. In the event of involuntary termination of Ms. Scheller’s employment, Ms. Sheller shall continue to receive payments of her base salary for a period of 12 months after such termination.

On June 1, 2012, Viveve, Inc. entered into a consulting agreement with Scott Durbin. Pursuant to the terms of the agreement, Mr. Durbin was to provide guidance and services related to finance, investor relations, Commission reporting and compliance, accounting, and tax preparation and compliance, and fund raising activities, while serving in the capacity of interim Chief Financial Officer. Pursuant to the terms of the consulting agreement, Mr. Durbin agreed to (i) assist in the closing of a financing of at least $4 to $5 million, (ii) establish a 5 year corporate financial forecast model and update as necessary, (iii) prepare investor presentations, (iv) attend and present with the Chief Executive Officer at investor presentations, and (v) perform such other services as are customarily performed by a chief financial officer. Viveve, Inc. agreed to compensate Mr. Durbin at a rate equal to $1,500 per diem, payable bi-monthly, plus a bonus commensurate with his contribution to the completion of a Series B Preferred stock offering, subject to board approval and payable in cash or common stock upon closing. During the Reporting Period, a total of $201,080 was paid to Mr. Durbin pursuant to the consulting agreement. On January 23, 2013, the parties agreed to terminate the consulting agreement when Mr. Durbin accepted employment as the Chief Financial Officer of Viveve, Inc. The employment agreement between Viveve, Inc. and Mr. Durbin provides for an annual base salary of $298,000, benefits in accordance with Viveve, Inc.’s standard benefits package and stock options to purchase up to 82,579 shares of common stock (after taking into account the effect of the Merger) to vest over a period of three years from the date of the employment agreement. In addition, Mr. Durbin shall be considered for an annual incentive bonus, subject to the discretion of the board of directors, of up to 30% of his annual base salary. The employment agreement also provides for a financing bonus of $50,000 in the event that Viveve, Inc. raises at least $1,500,000 in its next equity financing, such financing bonus not to be triggered by a bridge financing. In the event of involuntary termination of Mr. Durbin’s employment, Mr. Durbin shall continue to receive payments of his base salary for a period of 10 months after such termination.

On November 11, 2014, Viveve, Inc. entered into an Independent Contractor Agreement for Rendering Consulting Services with, James Atkinson (the “Consulting Agreement”), which provided that Mr. Atkinson shall provide certain consulting services related to product distribution and international sales in exchange for (i) $30,000 per month to be paid in cash, 5-year warrants to purchase the Company’s common stock at an exercise price of $0.53 per share, or a combination thereof, to be determined by the Board of Directors , (ii) reimbursement of any costs and expenses incurred by Mr. Atkinson for travel in connection with the performance of his services under the Consulting Agreement and (iii) compensation at a rate of 35% of the total annual cash compensation for each zone director hired by the Company as a result of a direct introduction by Mr. Atkinson, to be paid solely in equity securities of the Company. The Consulting Agreement was terminated effective as of February 3, 2015. On February 4, 2015, the Company entered into an offer letter with James Atkinson in connection with his appointment as Chief Business Officer and President of Viveve, Inc. pursuant to which the Company agreed that Mr. Atkinson would receive (i) an annual base salary of $320,000, (ii) an initial target bonus of up to 30% of the annual base salary as shall be approved by the Board of Directors, (iii) an overachievement bonus in the form of a five-year warrant to purchase up to 110,000 shares of the Company’s common stock at an exercise price equal to the greater of $0.53 per share or the fair market value of the Company’s common stock on the date of grant, contingent upon the achievement of certain goals to be determined by the Board of Directors, (iv) an option to purchase 535,000 shares of the Company’s common stock, issued under the Company’s 2013 Stock Option Plan and subject to the terms of the applicable stock option agreement and (v) various other standard employee benefits.

In addition, the Offer Letter further provides that Mr. Atkinson’s employment is “at will” and may be terminated at any time and for any reason by either party. In the event of involuntary termination, upon return of all Company property and execution of a general release of any claims against the Company, Mr. Atkinson shall be entitled to (i) continued payment of his base salary for a period of six (6) months and (ii) either (a) a continuation of health insurance coverage until the earlier of the close of six (6) months following his date of termination or eligibility for substantially equivalent health insurance coverage in connection with new employment or self-employment or (b) a lump sum payment in lieu of health insurance coverage, at the sole and absolute discretion of the Company.

Related Party Warrants

On April 16, 2012, pursuant to that certain Note and Warrant Purchase Agreement dated November 30, 2011, as amended by that certain Amendment No. 1 to the Note and Warrant Purchase Agreement on January 27, 2012, as amended by that certain Amendment No. 2. to the Note and Warrant Purchase Agreement on March 7, 2012 (collectively, the 2011-12 Note and Warrant Purchase Agreement), Viveve, Inc. issued ten (10) year warrants to purchase 2,000,001, 1,924,079 and 75,920 shares of Series B Preferred Stock at an exercise price of $0.05 per share to GBS Venture Partners Limited as trustee for GBS BioVentures III (“GBS”), 5AM Ventures II, LP (“5AM Ventures”) and 5AM Co-Investors II, LP (“5AM Co-Investors” and together with 5AM Ventures, the “5AM Parties”), respectively (collectively, the “2012 Series B Warrants”). Brigitte Smith, a member of our board of directors, is the managing partner of GBS. Mark Colella, a member of our board of directors, is a principal of the 5AM Parties.

The 2012 Series B Warrants were terminated and cancelled in full pursuant to the terms and conditions of a Warrant Termination Agreement, dated May 9, 2014, by and between Viveve, Inc. and 5AM Ventures II, a Warrant Termination Agreement, dated May 9, 2014, by and between Viveve, Inc. and 5AM Co-Investors II and a Warrant Termination Agreement, dated May 9, 2014, by and between Viveve, Inc. and GBS. In accordance with the terms of the respective warrant termination agreements, GBS and the 5AM Parties acknowledged and agreed that the benefits received from the closing of the Merger, including the portion of the merger consideration issued to each such party in accordance with the terms of the merger agreement, constituted full and fair consideration to terminate and cancel the 2012 Series B Warrants. The cancellation of the 2012 Series B Warrants was accounted for as part of the Merger transaction and no gain was recorded in the statement of operations.

Related Party Convertible Bridge Notes

Viveve, Inc. entered into that certain Note Purchase Agreement dated as of November 20, 2012, as amended by that certain Amendment No. 1 to the Note Purchase Agreement on February 13, 2013, pursuant to which it issued convertible promissory notes in the aggregate principal amount of $1,000,000 (the “2012 Bridge Notes”) to GBS and the 5AM Parties. The 2012 Bridge Notes accrued interest at an annual rate of 8% and matured on the earlier of (i) the date upon which the majority note holders demand repayment after May 15, 2013 or (ii) the date of the closing of a qualified financing in which Viveve, Inc. (or, in the event of a reverse merger into a public shell company, the shell company) issues equity securities for gross proceeds of not less than $5,000,000 (the “Qualified Financing”) (excluding the aggregate amount of debt securities converted into shares of equity securities upon conversion of the 2012 Bridge Notes). Upon the closing of a Qualified Financing prior to the maturity date, all outstanding principal and unpaid accrued interest under the 2012 Bridge Notes were to automatically convert into that certain number of shares of equity securities equal to the principal and unpaid accrued interest divided by the per share purchase price of the shares sold in the Qualified Financing. On September 23, 2014, in conjunction with the Merger, we issued 1,707,339 shares of common stock to GBS and 1,707,339 shares of common stock to the 5AM Parties, representing 9.5% and 9.5%, respectively, of the common stock outstanding.

Viveve, Inc. entered into that certain Note Purchase Agreement dated as of February 13, 2013 pursuant to which it issued convertible promissory notes in the aggregate principal amount of $2,500,000 (the “February 2013 Bridge Notes”) to GBS and 5AM Ventures II in multiple closings occurring on February 13, February 20, March 13, March 27, April 26, 2013, June 13, August 9 and August 23, 2013. The February 2013 Bridge Notes accrued interest at an annual rate of 8% and were to mature on the earlier of (i) the date upon which the majority note holders demand repayment after August 13, 2013 or (ii) the closing of a Qualified Financing (excluding the aggregate amount of debt securities converted into shares of equity securities upon conversion of the February 2013 Bridge Notes and the 2012 Bridge Notes). Upon the closing of a Qualified Financing prior to the maturity date, the outstanding principal and unpaid accrued interest of each February 2013 Bridge Note was to automatically convert into that certain number of shares of equity securities equal to the principal and unpaid accrued interest divided by 80% of the per share purchase price of the shares sold in the Qualified Financing.

On September 27, 2013, Viveve, Inc. entered into a note purchase agreement pursuant to which it issued convertible promissory notes in the aggregate principal amount of $500,000 to 5AM Ventures II (the “September 2013 Bridge Notes”). The September 2013 Bridge Notes were intended as bridge financing to a planned alternative public offering (“APO”) in the third quarter of 2013. The September 2013 Bridge Notes accrued interest at 8% per annum and were to mature at the earlier of the date upon which the majority note holders demanded repayment after March 31, 2014 or the date of the closing of a qualified financing in which Viveve, Inc. would issue common or preferred stock for gross proceeds of not less than $5,000,000, excluding the conversion of the September 2013 Bridge Notes, the November 2012 Bridge Notes and the February 2013 Bridge Notes. The September 2013 Bridge Notes were to convert into the number of shares equal to the principal and unpaid accrued interest divided by the conversion price, which was defined as 70% of the purchase price in the qualified financing.

On November 12, 2013, Viveve, Inc. entered into a note purchase agreement pursuant to which it issued convertible promissory notes in the aggregate principal amount of $500,000 to 5AM Ventures II (the “November 2013 Bridge Notes”). The November 2013 Bridge Notes were intended as bridge financing to a planned APO in the fourth quarter of 2013. The November 2013 Bridge Notes accrued interest at 8% per annum and matured at the earlier of the date upon which the majority note holders demanded repayment after March 31, 2014 or the date of the closing of a qualified financing in which Viveve, Inc. would issue common or preferred stock for gross proceeds of not less than $5,000,000 excluding the conversion of the November 2013 Bridge Notes, the November 2012 Bridge Notes, the February 2013 Bridge Notes and the September 2013 Bridge Notes. The November 2013 Bridge Notes were to convert into the number of shares equal to the principal and unpaid accrued interest divided by the conversion price, which was defined as 70% of the purchase price in the qualified financing.

On December 27, 2013, Viveve, Inc. entered into a note purchase agreement pursuant to which it issued convertible promissory notes in the aggregate principal amount of $375,000 to 5AM Ventures II (the “December 2013 Bridge Notes”). The December 2013 Bridge Notes were intended as bridge financing to a planned APO in the first quarter of 2014. The December 2013 Bridge Notes accrued interest at 9% per annum and were to mature at the earlier of the date upon which the majority note holders demanded repayment after March 31, 2014 or the date of the closing of a qualified financing in which Viveve, Inc. would issue common or preferred stock for gross proceeds of not less than $5,000,000 excluding the conversion of the bridge notes. The December 2013 Bridge Notes were to convert into the number of shares equal to the principal and unpaid accrued interest divided by the conversion price, which is defined as 70% of the purchase price in the qualified financing.

On March 5, 2014, Viveve, Inc. entered into a note purchase agreement, as amended on May 9, 2014, and May 29, 2014 (the “March 2014 Note Purchase Agreement”) pursuant to which Viveve issued convertible promissory notes in the aggregate principal amount of $1,500,000 to GCP, Alpha Capital Anstalt, Sandor Capital Master Fund, Barry Honig, 5AM Ventures II, GBS, and Alta Bioequities, L.P. The notes accrued interest at 9% per annum and were exchanged for common stock in the private offering that was completed on September 23, 2014.

In conjunction with the completion of the Merger, the Bridge Notes issued to the 5AM Parties were cancelled in full in accordance with the terms and conditions of the 5AM Note Termination Agreements while the Bridge Notes issued to GBS were cancelled in full in exchange for 943,596 shares of our common stock in accordance with the terms and conditions of the GBS Note Exchange Agreement. The remaining Bridge Notes described above were exchanged for common stock in the Private Offering. In addition, upon the closing of the Merger, outstanding warrants to purchase securities of Viveve, Inc. issued to GBS and the 5AM Parties, including the 2012 Warrants, were also cancelled in accordance with the terms of those certain Warrant Termination Agreements, dated May 9, 2014.

Settlement Agreement with Dr. Parmer

In April 2012, an arbitration proceeding relating to a dispute between Viveve, Inc. and its original Chief Executive Officer, Dr. Michael Parmer, was settled and resulted in the award and judgment in favor of Dr. Parmer. In accordance with the Settlement Agreement and General Release, dated April 20, 2012, by and among Viveve, Inc., Dr. Seth J. Herbst, and Dr. Parmer, Viveve, Inc. agreed to pay Dr. Parmer $1,000,000, less applicable withholdings, issue a subordinated unsecured note of $150,000 to be payable in three equal installments on March 31, 2013, June 30, 2013 and September 30, 2013, and issue 7,546 post-reverse split shares of restricted common stock. In addition, upon the closing of a sale of Viveve, Inc. Series B preferred stock, Dr. Parmer was entitled to receive 3,000,000 shares of Series B preferred stock of Viveve, Inc., subject to his execution of the applicable financing documents. Dr. Parmer did not execute the financing documents.

Policies and Procedures for Related Person Transactions

While our board of directors has not adopted a formal written related person transaction policy that sets forth the policies and procedures for the review and approval or ratification of related person transactions it the Company’s practice and procedure to present all transactions arrangements, relationships, or any series of similar transactions, arrangements, or relationships, in which the Company was or is to be a participant and a related person had or will have a direct or indirect material interest, to the board of directors for approval.

DESCRIPTION OF SECURITIES

Authorized and Outstanding Capital Stock

We have authorized an unlimited number of shares of common stock and preferred stock, without par value. As of February 13, 2015 we had 18,341,294 shares of common stock outstanding and held by 653 stockholders of record. There are no shares of preferred stock outstanding.

Common Stock

The holders of our common stock are entitled to one vote per share. In addition, the holders of our common stock will be entitled to receive pro rata dividends, if any, declared by our board of directors out of legally available funds; however, the current policy of our board of directors is to retain earnings, if any, for operations and growth. Upon liquidation, dissolution or winding-up, the holders of our common stock are entitled to share ratably in all assets that are legally available for distribution. The holders of our common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock, which may be designated solely by action of our board of directors and issued in the future.

Preferred Stock

Our board of directors is authorized, subject to any limitations prescribed by law, without further vote or action by our stockholders, to issue from time to time shares of preferred stock in one or more series. The directors may from time to time by resolution passed before the issue of any preferred stock of any particular series, alter our Articles of Continuance to fix the number of shares of preferred stock of any particular series, alter our Articles of Continuance to fix the number of shares of preferred stock in, and to determine the designation of the shares of preferred stock of, that series and alter our Articles of Continuance to create, define and attach special rights and restrictions to the shares of preferred stock of that series including, but without in any way limiting or restricting the generality of the foregoing: the rate or amount of dividends, whether cumulative, non-cumulative or partially cumulative; the dates, places and currencies of payment thereof; the consideration for, and the terms and conditions of, any purchase for cancellation or redemption thereof, including redemption after a fixed term or at a premium; conversion or exchange rights or rights of retraction (provided that any such conversion or exchange rights or rights of retraction shall be in accordance with the provisions existing at the time of creation of such series relating to conversion, exchange, or retraction as prescribed by the policies of any stock exchange on which our shares are then listed); the terms and conditions of any share purchase plan or sinking fund; and voting rights and restrictions.

Holders of preferred stock will be entitled, on the distribution of our assets or in the event of our liquidation, dissolution or winding-up, whether voluntary or involuntary, or on any other distribution of our assets among our stockholders for the purpose of winding-up our affairs, to receive before any distribution to be made to holders of common stock or any other shares of stock ranking junior to the preferred stock with respect to repayment of capital, the amount due to the holders of preferred stock in accordance with our Articles of Continuance with respect to each share of preferred stock held by them, together with all accrued and unpaid cumulative dividends, (if any and if preferential) thereon, and all declared and unpaid non-cumulative dividends (if any and if preferential) thereon.

Except for voting rights that may be attached to any series of the preferred stock by the directors, holders of preferred stock will not be entitled to vote at any meeting of our stockholders. Holders of preferred stock will be given notice of and be invited to attend meetings of our voting stockholders.

It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of our common stock until the board of directors determines the specific rights of the holders of our preferred stock. However, the effects might include, among other things:

●	impairing dividend rights of our common stock;

●	diluting the voting power of our common stock;

●	impairing the liquidation rights of our common stock; and

●	delaying or preventing a change of control without further action by our stockholders.

Warrants

As of Febrary 13, 2015, we have warrants issued and outstanding for the purchase of up to 1,793,887 shares of our common stock, at an exercise price of $0.53. The warrants are held by 27 security holders.

Options

As of Febrary 13, 2015, we have options issued and outstanding for the purchase of up to 2,291,783 shares of our common stock, at exercise prices ranging from $0.60 to $1.24.

Transfer Agent

Our transfer agent is VStock Transfer, LLC, 18 Lafayette Place, Woodmere, New York 11598.

Indemnification of Directors and Officers

Viveve Medical, Inc.

The Yukon Business Corporation Act (the “Business Corporations Act”), Section 126, enables a corporation to indemnify a director or officer or a former director or officer of the corporation, or a person who acts or acted at the corporation’s request as a director or officer of a body corporate of which the corporation is or was a stockholder or creditor, and his heirs and personal representatives (collectively, a “Person”), against all costs, charges and expenses, including an amount paid to settle an action or to satisfy a judgment reasonably incurred by him in any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been such a director or officer if:

(a)     he acted honestly and in good faith with a view to the best interests of the corporation; and

(b)     in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

The Business Corporations Act also enables a corporation, with the approval of the Supreme Court of the Yukon Territory, to indemnify a Person in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favor, to which he is made a party by reason of being or having been a director or officer of the corporation or body corporate, against all costs, charges and expenses reasonably incurred by him in connection with the action if he fulfills the conditions set forth in subparagraphs (a) and (b) above. Furthermore, the Business Corporation Act provides that a Person is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by him in connection with the defense of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the corporation or body corporate if the person seeking indemnification:

(a)     fulfills the conditions set forth in subparagraphs (a) and (b) above;

(b)     was substantially successful on the merits in his defense of the action or proceeding; and

(c)     is fairly and reasonably entitled to indemnity.

The Business Corporations Act also provides that a corporation may purchase and maintain insurance for the benefit of a Person against liability incurred by him:

(a)     in his capacity as a director or officer of the corporation, except when the liability relates to his failure to act honestly and in good faith with a view to the best interests of the corporation; or

(b)     in his capacity as a director or officer of another body corporate if he acts or acted in that capacity at the corporation’s request, except where the liability relates to his failure to act honestly and in good faith with a view to the best interests of the body corporate.

Our bylaws provide that none of our directors shall be liable for the acts, receipts, neglects or defaults of any other director or officer or employee, or for joining in any receipt or other act for conformity, or for any loss, damage or expense happening to us through the insufficiency or deficiency of title to any property acquired for or on behalf of us, or for the insufficiency or deficiency of any security in or upon which any of our moneys shall be invested, or for any loss or damage arising from the bankruptcy, insolvency or tortuous acts of any person with whom any of the our moneys, securities or effects are deposited, or for any loss occasioned by any error of judgment or oversight on his or her part, or for any other loss, damage or misfortune whatever which shall happen in the execution of the duties of his or her office or in relation thereto, unless the same are occasioned by his or her own willful neglect or default or from any breach of his or her duty to act in accordance with the Business Corporations Act and the regulations thereunder.

Our bylaws provide that, subject to the limitations contained in the Business Corporations Act, and to the extent he or she is otherwise fairly and reasonably entitled thereto, we shall indemnify a director or officer, a former director or officer, or a person who acts or acted our request as a director or officer of a body corporate of which we are or were a shareholder or creditor (or a person who undertakes or has undertaken any liability on behalf of us or any such body corporate) and his or her heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been our director or officer or such body corporate, if

(1)     he or she acted honestly and in good faith with a view to our best interests; and

(2)     in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful.

Furthermore, our bylaws provide that directors may rely upon the accuracy of any statement of fact represented by an officer of the Company to be correct or upon statements in a written report of the Company’s auditor and shall not be responsible or held liable for any loss or damage resulting from the paying of any dividends or otherwise acting in good faith upon any such statement.

Our bylaws also provide that subject to the limitations contained in the Business Corporations Act, we may purchase and maintain insurance for the benefit of our directors and officers as the board of directors may from time to time determine. We have obtained on behalf of our directors and officers insurance protection against certain liabilities arising out of the discharge of their duties. However, to the extent such coverage is inadequate to cover claims against directors or officers, we may be required pursuant to our bylaws to reimburse the directors or officers for the uninsured portion of such claims.

Viveve, Inc.

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) permits a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

In the case of an action by or in the right of the corporation, Section 145 of the DGCL permits a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or such other court shall deem proper.

Section 145 of the DGCL also permits a Delaware corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145 of the DGCL.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Anti-Takeover Effect of Certain Charter Provisions

Our charter documents include provisions that may have the effect of discouraging, delaying or preventing a change in control or an unsolicited acquisition proposal that a stockholder might consider favorable, including a proposal that might result in the payment of a premium over the market price for the shares held by our stockholders. Certain of these provisions are summarized in the following paragraphs.

Effects of authorized but unissued common stock and blank check preferred stock. One of the effects of the existence of authorized but unissued common stock and undesignated preferred stock may be to enable our board of directors to make more difficult or to discourage an attempt to obtain control of our Company by means of a merger, tender offer, proxy contest or otherwise, and thereby to protect the continuity of management. If, in the due exercise of its fiduciary obligations, the board of directors were to determine that a takeover proposal was not in our best interest, such shares could be issued by the board of directors without stockholder approval in one or more transactions that might prevent or render more difficult or costly the completion of the takeover transaction by diluting the voting or other rights of the proposed acquirer or insurgent stockholder group, by putting a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise.

In addition, our Articles of Continuance grant our board of directors broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of common stock. The issuance also may adversely affect the rights and powers, including voting rights, of those holders and may have the effect of delaying, deterring or preventing a change in control of our Company.

Authority to call a special meeting of stockholders. Section 4.04 of our bylaws states that our stockholders may, by ordinary resolution passed at a special meeting, remove any director from office and the vacancy created by such removal may be filled at the same meeting. However, a special meeting of stockholders may only be called by the board of directors. This provision prevents stockholders from calling a special meeting to remove directors.

LEGAL MATTERS

Richardson & Patel LLP, with an office at 1100 Glendon Avenue, Suite 850, Los Angeles, CA 90024 will pass upon the validity of the shares of common stock offered by this prospectus.

EXPERTS

The financial statements of Viveve, Inc. as of December 31, 2012 and 2013, for each of the two years in the period ended December 31, 2013 and, cumulatively, for the period from September 21, 2005 (date of inception) to December 31, 2013 included in this prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1 to the financial statements) of Burr Pilger Mayer, Inc., an independent registered public accounting firm, given the authority of such firm as experts in auditing and accounting.

VIVEVE MEDICAL, INC.

INDEX TO FINANCIAL STATEMENTS

Consolidated Financial Statement of Viveve Medical, Inc. as of September 30, 2014
Page
Condensed Consolidated Balance Sheets as of September 30, 2014 and December 31, 2013	F-2
Condensed Consolidated Statements of Operations for three and nine months ended September 30, 2014 and 2013 (unaudited)	F-3
Condensed Consolidated Statements of Cash Flows for the nine months ended September 30, 2014 and 2013 (unaudited)	F-4
Notes to Condensed Consolidated Financial Statements (unaudited)	F-5 - F-23

Financial Statements of Viveve, Inc. as of December 31, 2013 and 2012

Independent Auditors’ Report	F-24 - F-25
Balance Sheets - December 31, 2013 and 2012	F-26
Statements of Operations for the years ended December 31, 2013 and 2012	F-27
Statements of Stockholder’s Equity (Deficit) for the years ended December 31, 2013 and 2012	F-28 - F-29
Consolidated Statements of Cash Flows for the years ended December 31, 2013 and 2012	F-30 - F-31
Notes to Consolidated Financial Statements	F-32 - F-58

VIVEVE MEDICAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

____________

	September 30, 2014	December 31, 2013
	(unaudited)	(1)
ASSETS
Current assets:
Cash and cash equivalents	$1,976,980	$430,107
Accounts receivable	3,750	-
Inventory	136,902	228,163
Prepaids and other current assets	188,006	308,183
Total current assets	2,305,638	966,453
Property and equipment, net	191,663	127,524
Other assets	652,045	43,783
Total assets	$3,149,346	$1,137,760
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$566,059	$967,315
Accrued liabilities	387,538	516,152
Note payable	1,471,799	1,463,244
Related party convertible bridge notes	-	4,875,000
Total current liabilities	2,425,396	7,821,711
Preferred stock warrant liabilities	-	623,672
Total liabilities	2,425,396	8,445,383
Commitments and contingences (Note 7)
Stockholders’ equity (deficit):
Series A convertible preferred stock, $0.001 par value; 0 and 24,543,626 shares authorized as of September 30, 2014 and December 31, 2013; 0 and 23,863,302 shares issued and outstanding as of September 30, 2014 and December 31, 2013, respectively (Liquidation value of $14,556,614 as of December 31, 2013)	-	23,863
Series B convertible preferred stock, $0.001 par value; 0 and 227,000,000 shares authorized as of September 30, 2014 and December 31, 2013; 0 and 171,199,348 shares issued and outstanding as of September 30, 2014 and December 31, 2013, respectively (Liquidation value of $8,559,967 as of December 31, 2013)	-	171,199
Preferred stock, no par value; unlimited shares authorized; 0 shares issued and outstanding as of September 30, 2014 and December 31, 2013	-	-
Common stock, $0.001 par value; 612,000,000 shares authorized as of December 31, 2013; 0 and 6,555,305 shares issued and outstanding as of September 30, 2014 and December 31, 2013, respectively	-	6,556
Common stock and paid-in capital, no par value; unlimited shares authorized; 18,016,662 and 0 shares issued and outstanding as of September 30, 2014 and December 31, 2013, respectively	35,066,274	-
Additional paid-in capital	-	22,395,684
Accumulated deficit	(34,342,324)	(29,904,925)
Total stockholders’ equity (deficit)	723,950	(7,307,623)
Total liabilities and stockholders’ equity (deficit)	$3,149,346	$1,137,760

(1) The balance sheet as of December 31, 2013 has been derived from the audited financial statements as of that date.

 VIVEVE MEDICAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

____________

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013

Revenue	$17,180	$4,610	$64,475	$147,660
Cost of revenue	14,724	1,493	40,075	110,528
Gross profit	2,456	3,117	24,400	37,132

Operating expenses:
Research and development	572,134	177,203	940,954	628,545
Selling, general and administrative	1,790,014	532,369	3,085,580	2,517,791
Total operating expenses	2,362,148	709,572	4,026,534	3,146,336
Loss from operations	(2,359,692)	(706,455)	(4,002,134)	(3,109,204)
Interest income	2	2	5	5
Interest expense	(152,296)	(156,727)	(486,582)	(334,380)
Other income (expense), net	7,827	(8,713)	51,312	11,230
Net loss	$(2,504,159)	$(871,893)	$(4,437,399)	$(3,432,349)

Net loss per share:
Basic and diluted	$(1.76)	$(16.52)	$(8.64)	$(65.05)

Weighted average shares used in computing net loss per common share
Basic and diluted	1,419,586	52,768	513,381	52,768

VIVEVE MEDICAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

	Nine Months Ended September 30,
	2014	2013

Cash flows from operating activities:
Net loss	$(4,437,399)	$(3,432,349)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	42,220	35,871
Stock-based compensation expense	143,643	66,001
Revaluation of fair value of warrant liability	(50,762)	(11,230)
Noncash interest expense	369,677	227,911
Changes in assets and liabilities:
Accounts receivable	(3,750)	849
Inventory	91,261	(574)
Prepaid and other current assets	120,177	(209,711)
Other noncurrent assets	13,908	13,908
Accounts payable	(401,256)	439,849
Accrued liabilities	61,293	(80,357)
Net cash used in operating activities	(4,050,988)	(2,949,832)

Cash flows from investing activities:
Purchase of property and equipment	(106,359)	(4,214)
Net cash used in investing activities	(106,359)	(4,214)

Cash flows from financing activities:
Net cash proceeds from issuance of common stock in connection with private placement offering	4,204,220	-
Proceeds from related party convertible bridge notes	1,500,000	3,000,000
Repayments of notes payable	-	(134,814)
Net cash provided by financing activities	5,704,220	2,865,186
Net increase (decrease) in cash and cash equivalents	1,546,873	(88,860)

Cash and cash equivalents - beginning of period	430,107	448,754
Cash and cash equivalents - end of period	$1,976,980	$359,894

Supplemental disclosure:
Cash paid for interest	$116,905	$106,469
Cash paid for income taxes	$800	$800

Supplemental disclosure of cash flow information as of end of period:
Conversion of certain bridge notes and related accrued interest in connection with private placement offering	$1,545,678	$-
Extinguishment of convertible bridge notes and related accrued interest pursuant to Merger Agreement	$5,397,278	$-
Extinguishment of warrant liabilities pursuant to Merger Agreement	$572,910	$-
Issuance of warrants in connection with note payable	$622,170	$-
Payable to non-accredited investors in connection with Merger Agreement	$16,498

VIVEVE MEDICAL, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

1.	The Company and Basis of Presentation

On September 23, 2014, PLC Systems, Inc., a Yukon Territory corporation (“PLC”) completed an Agreement and Plan of Merger (“Merger Agreement” or “Merger”) with Viveve®, Inc., a Delaware corportation (“Viveve”). As of that date, Viveve operates as a wholly-owned subsidiary of PLC and PLC is known as Viveve Medical, Inc. (“Viveve Medical”, the “Company”, “we”, “our”, or “us”). Viveve Medical will compete in the women’s health market with a focus on the Viveve System™ to improve women’s overall sexual well-being and quality of life, will retain all its personnel and continue to be headquartered in Sunnyvale, California.

At the effective time of the Merger, PLC divested its ownership of its former operating subsidiaries, PLC Medical Systems, Inc. and PLC Systemas Medicos Internacionais, which will operate as independent entities going forward under new ownership.

In preparation for the stock exchange pursuant to the Merger, Viveve convertible bridge notes in the aggregate amount of $4,875,000 and related accrued interest of approximately $522,000 were extinguished.

Additionally, Viveve warrant liabilities of approximately $573,000 were extinguished in preparation of the stock exchange pursuant to the Merger.

Pursuant to the Merger Agreement, all shares of capital stock (including common and preferred stock) of Viveve were converted into 3,743,282 shares of the Company's common stock which represented approximately 62% of the issued and outstanding shares of common stock of the Company on a fully diluted basis. In addition, non-accredited investors were entitled to receive approximately $16,500 upon closing. Upon the closing of the Merger, the Company issued an additional 943,596 shares of common stock upon the automatic conversion of a warrant issued in exchange for the cancellation of related party convertible bridge notes.

The acquisition was accounted for as a reverse merger and recapitalization effected by a share exchange. Viveve is considered the acquirer for accounting and financial reporting purposes. The assets and liabilities of the acquired entity have been brought forward at their book value and no goodwill has been recognized.

Concurrent with the Merger, Viveve Medical completed a private placement for total gross proceeds of approximately $6 million (including approximately $1.5 million of convertible bridge note conversion). As a result, Viveve Medical issued 11,305,567 shares of common stock and 5-year warrants to purchase up to 940,189 shares of common stock at an exercise price of $0.53 per share.

Interim Unaudited Financial Information

The accompanying unaudited condensed consolidated financial statements of Viveve Medical have been prepared in accordance with accounting principles generally accepted in the United States of America  (“US GAAP”) for interim financial information and pursuant to the instructions to Form 10-Q and Article 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by US GAAP for complete financial statements. In the opinion of management, all adjustments, consisting of normal recurring adjustments, considered necessary for a fair presentation of the financial statements have been included.

The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto, included in the proxy statement which was filed with the Securities and Exchange Commission on August 11, 2014. The results of operations for the three and nine months ended September 30, 2014 are not necessarily indicative of the results for the year ending December 31, 2014 or any future interim period.

2.	Summary of Significant Accounting Policies

Financial Statement Presentation

The condensed consolidated financial statements include the accounts of the Company and our wholly-owned subsidiary. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of condensed consolidated financial statements in conformity with US GAAP requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues, and expenses and the related disclosure of contingent assets and liabilities. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates. In addition, any change in these estimates or their related assumptions could have an adverse effect on our operating results.

Reclassifications

Certain prior year financial statement amounts have been reclassified to conform to the current year’s presentation. These reclassifications had no impact on previously reported total assets, stockholders’ deficit or net loss.

Revenue Recognition

The Company recognizes revenue from the sale of its product, the Viveve® System, and single-use treatment tips. Revenue is recognized upon delivery, provided that persuasive evidence of an arrangement exists, the price is fixed or determinable and collection of the resulting receivable is reasonably assured. Sales of Viveve’s products are subject to regulatory requirements that vary from country to country. The Company has regulatory clearance outside the U.S. and currently sells the Viveve System in Canada, Hong Kong and Japan.

The Company does not provide its customers with a contractual right of return.

Recently Issued and Adopted Accounting Standards

In May 2014, as part of its ongoing efforts to assist in the convergence of US GAAP and International Financial Reporting Standards (“IFRS”), the Financial Accounting Standards Board (“FASB”)  issued Accounting Standards Update (“ASU”) 2014-09, “Revenue from Contracts with Customers (Topic 606).” The new guidance sets forth a new five-step revenue recognition model which replaces the prior revenue recognition guidance in its entirety and is intended to eliminate numerous industry-specific pieces of revenue recognition guidance that have historically existed in U.S. GAAP. The underlying principle of the new standard is that a business or other organization will recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects what it expects in exchange for the goods or services. The standard also requires more detailed disclosures and provides additional guidance for transactions that were not addressed completely in the prior accounting guidance. The ASU provides alternative methods of initial adoption and is effective for annual and interim periods beginning after December 15, 2016. We are currently evaluating the impact that this standard will have on our condensed consolidated financial statements.

In June 2014, the FASB issued ASU No. 2014-12, “Compensation — Stock Compensation (Topic 718): Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could be Achieved After a Requisite Service Period” (“ASU 2014-12”). Companies commonly issue share-based payment awards that require a specific performance target to be achieved in order for employees to become eligible to vest in the awards. ASU 2014-12 requires that a performance target that affects vesting and that could be achieved after the requisite service period should be treated as a performance condition. The performance target should not be reflected in estimating the grant date fair value of the award. Compensation cost should be recognized in the period in which it becomes probable that the performance target will be achieved. ASU 2014-12 will be effective for the Company’s fiscal years beginning fiscal 2016 and interim reporting periods within that year, using either the retrospective or prospective transition method. Early adoption is permitted. We are currently evaluating the effect of the adoption of this guidance on our condensed consolidated financial statements.

In June 2014, the FASB issued ASU 2014-10,  “Development Stage Entities (Topic 915):  Elimination of Certain Financial Reporting Requirements, Including an Amendment to Variable Interest Entities Guidance in topic 810, Consolidation” (“ASU 2014-10”). ASU 2014-10 removes the definition of a development stage entity from the Master Glossary of the Accounting Standards Codification, thereby removing the financial reporting distinction between development stage entities and other reporting entities from U.S. GAAP. ASU 2014-10 also eliminates the requirements for development stage entities to (1) present inception-to-date information in the statements of income, cash flows, and shareholder equity, (2) label the financial statements as those of a development stage entity, (3) disclose a description of the development stage activities in which the entity is engaged, and (4) disclose in the first year in which the entity is no longer a development stage entity that in prior years it had been in the development stage. The amendments also clarify that the guidance in Topic 275, Risks and Uncertainties, is applicable to entities that have not commenced planned principal operations. The amendments in ASU 2014-10 will be effective retrospectively except for the clarification to Topic 275, which shall be applied prospectively for annual reporting periods beginning after December 15, 2014, and interim periods therein. Early application of each of the amendments is permitted for any annual reporting period or interim period for which the entity’s financial statements have not yet been issued. We elected to early adopt the provisions of ASU 2014-10 in the second quarter of 2014.

In August 2014, the FASB issued ASU No. 2014-15, “Presentation of Financial Statements - Going Concern (Subtopic 310-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern” (“ASU 2014-15”), to provide guidance on management’s responsibility in evaluating whether there is substantial doubt about a company’s ability to continue as a going concern and to provide related footnote disclosures. ASU 2014-15 is effective for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter. Since ASU 2014-15 only impacts financial statement disclosure requirements regarding whether there is  substantial doubt about an entity’s ability to continue as a going concern, we do not expect its adoption to have an impact on our condensed consolidated financial statements.

Concentration of Credit Risk and Other Risks and Uncertainties

To achieve profitable operations, the Company must successfully develop, manufacture, and market its products. There can be no assurance that any such products can be developed or manufactured at an acceptable cost and with appropriate performance characteristics, or that such products will be successfully marketed. These factors could have a material adverse effect upon the Company’s financial results, financial position, and future cash flows.

The Company’s future products may require approval from the U.S. Food and Drug Administration or other international regulatory agencies prior to commencing commercial sales. There can be no assurance that the Company’s future products will receive any of these required approvals. If the Company was denied such approvals or such approvals were delayed, it would have a material adverse impact on the Company’s financial results, financial position and future cash flows.

The Company is subject to risks common to companies in the medical device industry including, but not limited to, new technological innovations, dependence on key personnel, protection of proprietary technology, compliance with government regulations, uncertainty of market acceptance of products, product liability, and the need to obtain additional financing. The Company’s ultimate success is dependent upon its ability to raise additional capital and to successfully develop and market its products.

During the nine months ended September 30, 2014, three customers accounted for 94% of the Company’s revenue.

During the nine months ended September 30, 2013, one customer accounted for 100% of the Company’s revenue.

During the three months ended September 30, 2014, two customers accounted for 79% of the Company’s revenue.

During the three months ended September 30, 2013, one customer accounted for 100% of the Company’s revenue.

Sales outside the U.S. accounted for 100% of the Company's revenue for all periods presented.

Inventory

Inventory is stated at the lower of cost or market, cost being determined on an actual cost basis on a first-in, first-out basis and market being determined as the lower of replacement cost or net realizable value.

Product Warranty

The Company’s products are generally subject to a one year warranty, which provides for the repair, rework or replacement of products (at its option) that fail to perform within stated specification. The Company has assessed the historical claims and, to date, product warranty claims have not been significant. The Company will continue to assess if there should be a warranty accrual.

Comprehensive Loss

Comprehensive loss represents the changes in equity of an enterprise, except those resulting from stockholder transactions. Accordingly, comprehensive loss may include certain changes in equity that are excluded from net loss. For the three and nine months ended September 31, 2014 and 2013, the Company’s comprehensive loss is the same as its net loss. There were no components of comprehensive loss for any of the periods presented.

Net Loss per Share Attributable to Common Stockholders

The Company’s basic net loss per share attributable to common stockholders is calculated by dividing the net loss by the weighted average number of shares of common stock outstanding for the period. The diluted net loss per share attributable to common stockholders is computed by giving effect to all potentially dilutive common stock equivalents outstanding for the period. For purposes of this calculation, options and warrants to purchase common stock are considered common stock equivalents. For periods in which the Company has reported net losses, diluted net loss per share attributable to common stockholders is the same as basic net loss per share attributable to common stockholders, since dilutive common shares are not assumed to have been issued if their effect is anti-dilutive. Potential common shares will always be anti-dilutive for periods in which the Company has reported a net loss. Diluted net loss per share attributable to common stockholders is the same as basic net loss per share attributable to common stockholders for the three and nine months ended September 30, 2014 and 2013.

For the three and nine months ended September 30, 2014 and 2013, the following weighted average common stock equivalent shares were excluded from the calculation of net loss per share because the inclusion would be anti-dilutive.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Stock options to purchase common stock	476,671	409,488	445,804	491,609
Warrants to purchase convertible preferred stock	72,322	-	24,107	-

3.	Fair Value Measurements

The Company recognizes and discloses the fair value of its assets and liabilities using a hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to valuations based upon unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to valuations based upon unobservable inputs that are significant to the valuation (Level 3 measurements). Each level of input has different levels of subjectivity and difficulty involved in determining fair value.

Level 1

Inputs used to measure fair value are unadjusted quoted prices that are available in active markets for the identical assets or liabilities as of the reporting date. Therefore, determining fair value for Level 1 investments generally does not require significant judgment, and the estimation is not difficult.

Level 2

Pricing is provided by third party sources of market information obtained through investment advisors. The Company does not adjust for or apply any additional assumptions or estimates to the pricing information received from its advisors.

Level 3

Inputs used to measure fair value are unobservable inputs that are supported by little or no market activity and reflect the use of significant management judgment. These values are generally determined using pricing models for which the assumptions utilize management’s estimates of market participant assumptions. The determination of fair value for Level 3 instruments involves the most management judgment and subjectivity.

Assets and liabilities measured at fair value are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires management to make judgments and consider factors specific to the asset or liability.

The Company’s Level 1 financial asset is a money market fund with a fair value that is based on quoted market prices. The money market fund is included in cash and cash equivalents on the Company’s condensed consolidated balance sheet. The Company’s Level 3 liability consists of convertible preferred stock warrant liabilities. The valuation of the warrant liabilities is discussed in Note 8.

For the period ended September 30, 2014, the Company did not have any transfers between Level 1, Level 2 and Level 3.

The following tables set forth the Company’s financial instruments that were measured at fair value on a recurring basis as of September 30, 2014 and December 31, 2013 by level within the fair value hierarchy:

	Assets and Liabilities at Fair Value as of September 30, 2014
	Quoted prices in active markets for identical assets	Significant other observable inputs	Significant unobservable inputs
	Level 1	Level 2	Level 3	Total
Assets
Money market fund	$190	$-	$-	$190
Total assets	$190	$-	$-	$190
Liabilities
Preferred stock warrant liabilities	$-	$-	$-	$-
Total liabilities	$-	$-	$-	$-

	Assets and Liabilities at Fair Value as of December 31, 2013
	Quoted prices in active markets for identical assets	Significant other observable inputs	Significant unobservable inputs
	Level 1	Level 2	Level 3	Total
Assets
Money market fund	$324	$-	$-	$324
Total assets	$324	$-	$-	$324
Liabilities
Preferred stock warrant liabilities	$-	$-	$623,672	$623,672
Total liabilities	$-	$-	$623,672	$623,672

The change in the fair value of the preferred stock warrant liabilities is summarized below:

Fair value as of December 31, 2013	$623,672
Change in fair value recorded in other income (expense), net	(21,484)
Fair value as of March 31, 2014	602,188
Change in fair value recorded in other income (expense), net	(22,001)
Fair value as of June 30, 2014	580,187
Change in fair value recorded in other income (expense), net, as of September 23, 2014, date of the Merger Agreement	(7,277)
Extinguishment of warrant liabilities pursuant to the Merger Agreement (reclassified to equity)	(572,910)
Fair value as of September 30, 2014	$-

All assets and liabilities carried at fair value have been valued using a market approach, except for Level 3. The following table describes the valuation techniques used to calculate fair value for Level 3 liabilities. For Level 3 liabilities, the Company determines the fair value measurement valuation policies and procedures. Annually, the Board of Directors assess and approve the fair value measurement policies and procedures. At least annually, the Company determines if the current valuation techniques used in the fair value measurements are still appropriate and evaluates and adjusts the unobservable inputs used in the fair value measurements based on current market conditions and third-party information.

	Fair Value as of	Valuation	Unobservable	Range
	December 31, 2013	Techniques	Input	(Weighted Average)

Preferred stock warrant liabilities	$623,672	Black-Scholes	Preferred series
		option pricing model	prices	$0.04-$0.44 ($0.06)
			Volatility	70.62%-84.23% (76%)

There were no changes in valuation technique from prior periods.

4.	Accrued Liabilities

Accrued liabilities consisted of the following as of September 30, 2014 and December 31, 2013:

	September 30,	December 31,
	2014	2013

Accrued interest	$13,792	$235,603
Accrued professional fees	125,671	15,000
Accrued loan balloon payment	85,000	76,472
Accrued vacation	73,809	81,499
Accrued loan restructuring fees	47,500	27,288
Accrued severence pay	-	58,846
Other accruals	41,766	21,444
Total accrued liabilities	$387,538	$516,152

5.	Note Payable

In April 2012, the Company entered into a loan and security agreement for up to $2,135,159 in term loans that were used to pay off the existing loan with a financial institution. The full amount was drawn down in April 2012. In connection with the agreement, the Company issued a warrant to the lender to purchase a total of 73,770 shares of the Company’s Series A convertible preferred stock at $0.61 per share (Note 9). The borrowings were repayable in interest only payments until May 1, 2012 and then 30 equal installments of principal and interest at a rate of 9.5% per annum. An additional 4% of the principal or approximately $85,000 will be due as the final payment at the end of the loan term. The Company recorded $8,528 and $28,785 as additional interest expense during the nine months ended September 30, 2014 and 2013, respectively, related to the $85,000 payment. The Company will continue to accrue the balance of the $85,000 cash payment over the remaining term of the loan using the effective interest rate method. As of September 30, 2014 and December 31, 2013, $85,000 and $76,472 was recorded in accrued liabilities on the condensed consolidated balance sheets relating to this payment. All borrowings under the agreement are collateralized by substantially all of the Company’s assets, including intellectual property. As of September 30, 2014 and December 31, 2013, the note payable had an outstanding balance of $1,471,799 and $1,462,244, respectively. The term loan has a maturity date of October 1, 2014 and was repaid on that date as discussed in Note 13.

In February 2013, the Company and lender amended the loan and security agreement to defer up to 3 months of principal payments contingent upon the receipt of bridge loan proceeds in increments of $500,000, up to $1,500,000 on or before April 30, 2013, beginning March 1, 2013. This amendment also included a $15,000 restructuring fee that would be due upon the maturity date of the loan.

In May 2013, the Company and lender amended the loan and security agreement to defer an additional 2 months of principal payments contingent upon the receipt of bridge loan proceeds of $500,000 or more, on or before September 30, 2013. The principal payments were to be deferred and payable on August 1, 2013. This amendment also included a $10,000 restructuring fee that would be due upon the maturity date of the loan.

In July 2013, the Company and lender agreed to further amend the loan and security agreement to defer an additional 2 months of principal payments contingent upon the receipt of bridge loan proceeds of $500,000 or more, on or before August 28, 2013, and an additional month deferral provided a 2013 equity event was completed resulting in net cash proceeds of not less than $10 million from the sale of the Company’s equity securities consummated by September 27, 2013. Principal payments would be deferred and payable on October 1, 2013, provided both of these conditions were met. This amendment also included a $10,000 restructuring fee that would be due upon the maturity date of the loan.

In September 2013, the Company and lender agreed to further amend the loan and security agreement to defer an additional 2 months of principal payments contingent upon the receipt of bridge loan proceeds of $500,000 or more on or before August 28, 2013 and another $500,000 or more on or before October 28, 2013. Principal payments would be deferred until December 1, 2013. This amendment also included a $10,000 restructuring fee that would be due upon the maturity date of the loan.

In November 2013, the Company and lender agreed to further amend the loan and security agreement to defer an additional 2 months of principal payments contingent upon the receipt of bridge loan proceeds of $500,000 or more on or before December 27, 2013 and upon the consummation of a 2014 equity event requiring the receipt of not less than $7 million in net cash proceeds by no later than January 24, 2014. Principal payments would be deferred until February 1, 2014. This amendment also included a $10,000 restructuring fee that would be due upon the maturity date of the loan.

In January 2014, the Company and lender agreed to further amend the loan and security agreement to defer an additional 2 months of principal payments contingent upon the receipt of bridge loan proceeds of $500,000 or more on or before February 25, 2014 and consummation of an equity event by April 25, 2014. This amendment included an additional $5,000 restructuring fee for each month principal payments are deferred beginning February 1, 2014 through April 1, 2014, provided restructuring fees in this amendment shall not exceed $15,000 in total that would also be due upon the maturity date of the loan.

In February 2014, the Company and lender agreed to further amend the loan and security agreement to defer an additional 2 months of principal payments contingent upon the receipt of bridge loan proceeds of $500,000 or more on or before April 25, 2014 and consummation of an equity event by June 27, 2014. This amendment included an additional $5,000 restructuring fee for each month principal payments are deferred beginning March 1, 2014 through June 1, 2014, provided restructuring fees in this amendment shall not exceed $20,000. This amendment also amended the January 2014 restructuring fee such that the January 2014 restructuring fee shall not exceed $5,000 in total that would also be due upon the maturity date of the loan.

In June 2014, the Company and lender agreed to further amend the loan and security agreement such that the remaining 3 months of principal payments would be deferred until the maturity date of the term loan when all unpaid principal and interest will be immediately due. This amendment also includes an additional $5,000 restructuring fee for each month principal payments are deferred beginning July 1, 2014 through September 1, 2014, provided restructuring fees in this amendment do not exceed $15,000 in total that would also be due upon the maturity date of the loan.

In September 2014, the lender agreed to reduce the total restructuring fees to $47,500. The Company recorded $20,212, net of the reduction in fees, and $45,000 as additional interest expense during the nine months ended September 30, 2014 and 2013, respectively, related to these restructuring fees. The Company has been accruing the balance of the cash restructuring payment over the term of the loan using the effective interest rate method. As of September 30, 2014 and December 31, 2013, $47,500 and $27,288 was recorded as an accrued liability on the condensed consolidated balance sheets relating to this restructuring payment.

The loan and security agreement contains a material adverse change clause, as defined in the agreement, which would result in an event of default if the lender deems a material adverse change to have occurred to the Company’s business. The continuing liquidity issues the Company faces could be construed by the note holder as a material adverse change which could trigger an acceleration of all of the outstanding debt. As such, the Company has classified all of its outstanding debt balance as a current liability as of September 30, 2014 and December 31, 2013.

As of September 30, 2014, future minimum payments under the note payable are as follows:

Year Ending December 31, 2014	$1,618,091
1,618,091
Less: Amount representing interest	(146,292)
Present value of obligations	1,471,799
Less: Unamortized debt discount	-
1,471,799
Less: Notes payable, current portion	1,471,799
Notes payable, noncurrent portion	$-

On September 30, 2014, the Company entered into a Loan and Security Agreement pursuant to which we received a term loan in the amount of $5 million, which will be funded in three tranches. The first tranche of $2.5 million was provided to the Company on October 1, 2014. The proceeds from the first tranche were used to repay the existing loan (including interest and restructuring fees) with a financial institution which totaled $1,630,925. Before the second and third tranches of the term loan will be funded, we must meet certain enrollment milestones and achieve certain positive results relating to our OUS Clinical Trials, among other things. In connection with the loan agreement, the Company issued a 10-year warrant to the lender for the purchase of 471,698 shares of the Company’s common stock at $0.53 per share (Note 8).

6.	Related Party Convertible Bridge Notes

In November 2012, the Company issued $1,000,000 in convertible promissory notes to related parties. The notes accrue interest at 8% per annum and mature at the earlier of i) the date upon which the majority note holders demand repayment after May 15, 2013 or ii) the date of the closing of a qualified financing in which the Company issues common or preferred stock for gross proceeds of not less than $5,000,000. As of September 30, 2014 and December 31, 2013, the outstanding principal balance was $0 and $1,000,000. Because the holders had the ability to demand repayment after May 15, 2013, the Company classified all of the outstanding debt balance and related accrued interest of $88,986 as a current liability as of December 31, 2013. In connection with the Merger, these convertible promissory notes were extinguished.

On February 13, 2013, the Company entered into a note purchase agreement (“2013 Note Purchase Agreement”) with related parties to which it was authorized to issue and sell convertible promissory notes up to $1,500,000 in the aggregate, of which $1,000,000 was issued. These notes were intended as bridge financing to a planned alternative public offering in the second quarter of 2013. The notes accrue interest at 8% per annum and mature at the earlier of the date upon which the majority note holders demand repayment after August 13, 2013 or the date of the closing of a qualified financing in which the Company issues common or preferred stock for gross proceeds of not less than $5,000,000 excluding the conversion of these notes and the November 2012 notes. The notes convert into the number of shares equal to the principal and unpaid accrued interest divided by the conversion price, which is defined as 80% of the purchase price in the qualified financing. If the Company does not execute a qualified financing, the holders may elect conversion of the notes prior to the maturity date of August 13, 2013. Under the elective conversion, the notes convert into the number of the next equity financing shares or shares of Series B convertible preferred stock that are equal to the principal and the unpaid accrued interest divided by the conversion price. The conversion price is defined as 80% of the price paid by the investors in the next equity financing series or $0.05, if the notes are converted into the Series B convertible preferred stock. In April 2013, the Company completed another closing of the 2013 Note Purchase Agreement for $500,000. On June 3, 2013, the Company entered into an amendment to the 2013 Note Purchase Agreement to increase the total amount of the convertible promissory notes up to $2,000,000 in the aggregate if issued before June 30, 2013. In June 2013, the Company completed another closing of the 2013 Note Purchase Agreement for $500,000. On August 7, 2013, the Company entered into an amendment to the 2013 Note Purchase Agreement to increase the total amount of the convertible promissory notes up to $2,500,000 in the aggregate if issued before August 28, 2013. In August 2013, the Company completed another closing of the 2013 Note Purchase Agreement for $500,000. As of September 30, 2014 and December 31, 2013, the outstanding principal balance was $0 and $2,500,000. Because the holders had the ability to demand repayment after August 13, 2013, the Company classified all of the outstanding debt balance and related accrued interest of $130,466 as a current liability as of December 31, 2013. In connection with the Merger, these convertible promissory notes were extinguished.

On September 27, 2013, the Company entered into a note purchase agreement (“September 2013 Note Purchase Agreement”) with related parties to which it was authorized to issue and sell convertible promissory notes up to $500,000 in the aggregate. These notes were intended as bridge financing to a planned APO in the third quarter of 2013. The notes accrue interest at 8% per annum and mature at the earlier of the date upon which the majority note holders demand repayment after March 31, 2014 or the date of the closing of a qualified financing in which the Company issues common or preferred stock for gross proceeds of not less than $5,000,000 excluding the conversion of these notes, the November 2012 notes and the 2013 Note Purchase Agreement. The notes convert into the number of shares equal to the principal and unpaid accrued interest divided by the conversion price, which is defined as 70% of the purchase price in the qualified financing. If the Company does not execute a qualified financing, the holders may elect conversion of the notes prior to the maturity date of March 31, 2014. Under the elective conversion, the notes convert into the number of the next equity financing shares or shares of Series B convertible preferred stock that are equal to the principal and the unpaid accrued interest divided by the conversion price. The conversion price is defined as 70% of the price paid by the investors in the next equity financing series or $0.05, if the notes are converted into the Series B convertible preferred stock. As of September 30, 2014 and December 31, 2013, the outstanding principal balance was $0 and $500,000. Because the holders had the ability to demand repayment after March 31, 2014, the Company classified all of the outstanding debt balance and related accrued interest of $10,411 as a current liability as of December 31, 2013. In connection with the Merger, these convertible promissory notes were extinguished.

On November 12, 2013, the Company entered into a note purchase agreement (“November 2013 Note Purchase Agreement”) with related parties to which it was authorized to issue and sell convertible promissory notes up to $500,000 in the aggregate. These notes were intended as bridge financing to a planned APO in the fourth quarter of 2013. The notes accrue interest at 8% per annum and mature at the earlier of the date upon which the majority note holders demand repayment after March 31, 2014 or the date of the closing of a qualified financing in which the Company issues common or preferred stock for gross proceeds of not less than $5,000,000 excluding the conversion of these notes, the November 2012 notes and the 2013 Note Purchase Agreement. The notes convert into the number of shares equal to the principal and unpaid accrued interest divided by the conversion price, which is defined as 70% of the purchase price in the qualified financing. If the Company does not execute a qualified financing, the holders may elect conversion of the notes prior to the maturity date of March 31, 2014. Under the elective conversion, the notes convert into the number of the next equity financing shares or shares of Series B convertible preferred stock that are equal to the principal and the unpaid accrued interest divided by the conversion price. The conversion price is defined as 70% of the price paid by the investors in the next equity financing series or $0.05, if the notes are converted into the Series B convertible preferred stock. As of September 30, 2014 and December 31, 2013, the outstanding principal balance was $0 and $500,000. Because the holders had the ability to demand repayment after March 31, 2014, the Company classified all of the outstanding debt balance and related accrued interest of $5,370 as a current liability as of December 31, 2013. In connection with the Merger, these convertible promissory notes were extinguished.

On December 27, 2013, the Company entered into a note purchase agreement (“December 2013 Note Purchase Agreement”) with related parties to which it was authorized to issue and sell convertible promissory notes up to $375,000 in the aggregate. These notes were intended as bridge financing to a planned APO in the first quarter of 2014. The notes accrue interest at 9% per annum and mature at the earlier of the date upon which the majority note holders demand repayment after March 31, 2014 or the date of the closing of a qualified financing in which the Company issues common or preferred stock for gross proceeds of not less than $5,000,000 excluding the conversion of these notes, the November 2012 notes and the 2013 Note Purchase Agreement. The notes convert into the number of shares equal to the principal and unpaid accrued interest divided by the conversion price, which is defined as 70% of the purchase price in the qualified financing. If the Company does not execute a qualified financing, the holders may elect conversion of the notes prior to the maturity date of March 31, 2014. Under the elective conversion, the notes convert into the number of the next equity financing shares or shares of Series B convertible preferred stock that are equal to the principal and the unpaid accrued interest divided by the conversion price. The conversion price is defined as 70% of the price paid by the investors in the next equity financing series or $0.05, if the notes are converted into the Series B convertible preferred stock. As of September 30, 2014 and December 31, 2013, the outstanding principal balance was $0 and $375,000. Because the holders had the ability to demand repayment after March 31, 2014, the Company classified all of the outstanding debt balance and related accrued interest of $370 as a current liability as of December 31, 2013. In connection with the Merger, these convertible promissory notes were extinguished.

On March 5, 2014, the Company entered into a note purchase agreement in which it was authorized to issue and sell up to $1,250,000 in aggregate principal amount of convertible promissory notes of which $200,000 was issued. In May 2014, the Company completed another sale of convertible promissory notes in the aggregate principal amount of $1,050,000. The notes accrued interest at 9% per annum and converted into common stock in connection with the private placement.

On July 7, 2014, the Company entered into a note purchase agreement in which it was authorized to issue convertible promissory notes up to $250,000 in the aggregate. The notes accrue interest at 9% per annum and converted into common stock in connection with the private placement.

Pursuant to the Company’s amendment to the note purchase agreement dated November 20, 2012, effective February 13, 2013, the above notes payable would be redeemable upon a change of control of the Company at an amount equal to 300% of the outstanding principal amount and accrued and unpaid interest on the notes as of the time of a change of control. A change of control will occur in the event the Company enters into a transaction where the holders of the voting securities no longer own a majority of the total outstanding voting securities once the transaction is completed or a disposition of substantially all assets occurs. The sale of stock for capital raising purposes or an alternative public offering involving a reverse merger into a public shell company for capital raising purposes is excluded from the Company’s definition of a change of control. The Company has determined that the value of this provision is not material and as such did not record a liability on the Company’s condensed consolidated financial statements as of December 31, 2013. All of these notes were extinguished as part of the Merger Agreement.

7.	Commitments and Contingencies

Operating Lease

In January 2012, the Company relocated and entered into a lease agreement for a new facility. The new lease commenced in March 2012 and will terminate in February 2015. Rent expense for the nine months ended September 30, 2014 and 2013 was $128,359 and $128,359, respectively.

As of September 30, 2014, future minimum payments under the lease are as follows:

Year Ending December 31,
2014	$46,428
2015	30,952
Total minimum lease payments	$77,380

Indemnification Agreements

The Company enters into standard indemnification arrangements in the ordinary course of business. Pursuant to these arrangements, the Company indemnifies, holds harmless and agrees to reimburse the indemnified parties for losses suffered or incurred by the indemnified party, in connection with performance of services within the scope of the agreement, breach of the agreement by the Company, or noncompliance of regulations or laws by the Company, in all cases provided the indemnified party has not breached the agreement and/or the loss is not attributable to the indemnified party’s negligence or willful malfeasance. The term of these indemnification agreements is generally perpetual any time after the execution of the agreement. The maximum potential amount of future payments the Company could be required to make under these arrangements is not determinable. The Company has never incurred costs to defend lawsuits or settle claims related to these indemnification agreements. As a result, the Company believes the estimated fair value of these agreements is minimal.

Contingencies

From time to time, the Company may have certain contingent liabilities that arise in the ordinary course of business activities. The Company accrues a liability for such matters when it is probable that future expenditures will be made and such expenditures can be reasonably estimated.

8.	Common Stock

In connection with the Merger, all shares of Viveve Series A convertible preferred stock and Series B convertible preferred stock were converted to common stock and the Company exchanged shares of common stock with the former stockholders of Viveve. The total common shares issued for these transactions was 3,743,282 shares based on the exchange ratio of 0.0080497.

In connection with the proposed Merger, on May 9, 2014, Viveve issued to GBS Venture Partners Limited (“GBS”), a convertible debenture holder, a warrant to purchase shares of our common stock equal to approximately 5% of the outstanding shares of common stock on a post-Merger basis in consideration for the cancellation of convertible promissory notes in the aggregate principal amount of $1,750,000 and accrued interest of approximately $211,000 held by GBS. As part of the closing of the Merger, the Company issued 943,596 shares of common stock to GBS upon the automatic exercise of the warrant.

Concurrent with the Merger, the Company completed a separate private placement of 11,305,567 shares of our common stock, together with warrants for the purchase of 940,189 shares of common stock, for gross proceeds of approximately $6,000,000, which included the conversion of $1,545,678 of convertible promissory notes and related accrued interest. The price per unit was $0.53.

Warrants for Common Stock

In connection with the private placement, the Company issued warrants to purchase a total of 940,189 shares of common stock at an exercise price of $0.53 per share. The warrants have a contractual life of five years and are exercisable immediately in whole or in part, on or before five years from the issuance date.

In connection with the Loan and Security Agreement entered into on September 30, 2014, the Company issued a warrant to purchase a total of 471,698 shares of common stock at an exercise price of $0.53 per share. The warrant has a contractual life of ten years and is exercisable immediately in whole or in part, on or before ten years from the issuance date. The Company determined the value of the warrant on the date of issuance to be $622,170 using the Black-Scholes option pricing model. Assumptions used were dividend yield of 0%, volatility of 77%, risk free interest rate of 2.5% and a contractual life of ten years. The warrant will expire on September 30, 2024. The fair value of the warrant was recorded as a deferred financing cost in other assets and will be amortized to interest expense over the loan term.

As of Septemeber 30, 2014, all of these warrants remain outstanding.

9.	Convertible Preferred Stock

As part of the Merger Agreement, all shares of the Series A convertible preferred stock and Series B convertible preferred stock converted to common stock, pursuant to the conversion rights.

The holders of preferred stock had various rights and preferences as follows:

Dividends

The preferred stockholders were entitled to receive, when and as declared by the Board of Directors, out of funds legally available, cash dividends in the amount of $0.0488 and $0.004, respectively, per share, per year for each share of Series A and Series B outstanding in preference and priority to any declaration or payment of any distribution on common stock in such calendar year. These dividends are noncumulative. No distributions could be made to common stock unless all declared dividends on preferred stock have been paid or set aside for payment. No dividends have been declared to date.

Liquidation

Upon liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of the Series A and Series B were entitled to receive an amount per share equal to the original issuance price for the preferred stock (as adjusted for any stock dividends, stock splits or recapitalization and similar events), plus all declared and unpaid dividends thereon to the date fixed for such distribution. If upon the liquidation event, there were insufficient funds to permit the payment to stockholders of the full preferential amounts, then the entire assets and funds of the Company would be distributed ratably among the holders of preferred stock.

Conversion

At the option of the holder thereof, each share of preferred stock was convertible, at the option of the holder at any time after the date of issuance into fully paid and non-assessable shares of common stock as determined by dividing the applicable original issue price for such series by the conversion price for such series. The conversion price was $0.05 for Series A and Series B.

Each share of preferred stock was to automatically be converted into shares of common stock at their respective conversion price immediately upon the earlier of (A) immediately prior to the closing of a firm commitment underwritten initial public offering pursuant to a registration statement under the Securities Act of 1933 covering the offering and sale of the Company’s common stock provided the aggregate gross proceeds to the Company and/or selling stockholders was not less than $30,000,000 prior to underwriters’ commissions and expenses, or (B) upon receipt of a written request for conversion from the holders of a majority of the voting power of the outstanding shares of preferred stock.

Voting

Each holder of preferred stock was entitled to the number of votes equal to the number of shares of common stock into which such holder’s shares of preferred stock could be converted as of the record date. The holders of shares of the preferred stock were entitled to vote on all matters on which the common stock was entitled to vote. The holders of preferred stock, voting as a separate class, were entitled to elect two members of the Board of Directors. The holders of common stock, voting as a separate class, were entitled to elect one member of the Board of Directors. Any additional members of the Board of Directors were to be elected by the holders of common stock and preferred stock, voting together as a single class.

Warrants for Convertible Preferred Stock

In connection with the loan and security agreement entered into in December 2008, the Company issued a warrant to purchase a total of 196,721 shares of Series A at an exercise price of $0.61 per share. The warrant had a contractual life of ten years and was exercisable immediately in whole or in part, on or before ten years from the issuance date. The Company determined the value of the warrant on the date of issuance to be $53,863 using the Black-Scholes option pricing model. Assumptions used were dividend yield of 0%, volatility of 79%, risk free interest rate of 2.7% and a contractual life of ten years. The warrant was to expire on December 2, 2018. The fair value of the warrant was recorded as a debt issuance cost in other assets and was amortized to interest expense over the draw down term of the loan. The entire amount of the warrant was amortized to interest expense in the year ended December 31, 2008. The fair value of the warrant was re-measured as of the date of the Merger, September 23, 2014, and September 30, 2013 and $9,639 and $(2,361) were recorded to other income (expense), net, respectively, for the nine months ended September 30, 2014 and 2013. The warrants were extinguished in connection with the Merger.

In connection with the Series A offering in 2009, the Company issued warrants to purchase 245,900 shares of Series A for $0.61 per share in April 2009. The warrants had a contractual life of ten years and were exercisable immediately in whole or in part, on or before ten years from the issuance date. The Company determined the fair value of the warrants on the date of issuance to be $70,082 using the Black-Scholes option pricing model. Assumptions used were dividend yield of 0%, volatility of 79%, risk free interest rate of 2.8% and a contractual life of ten years. The warrants were to expire on April 2, 2019. The fair value of the warrants was recorded as an equity issuance cost. The fair value of the warrants was re-measured as of the date of the Merger, September 23, 2014, and September 30, 2013 and $11,803 and $(984) were recorded to other income (expense), net, respectively, for the nine months ended September 30, 2014 and 2013. The warrants were extinguished in connection with the Merger.

In connection with the loan and security agreement entered into in November 2010, the Company issued a warrant to purchase a total of 163,934 shares of Series A at an exercise price of $0.61 per share. The warrant had a contractual life of ten years and was exercisable immediately in whole or in part, on or before ten years from the issuance date. The Company determined the value of the warrant on the date of issuance to be $46,721 using the Black-Scholes option pricing model. Assumptions used were dividend yield of 0%, volatility of 79%, risk free interest rate of 2.9% and a contractual life of ten years. The warrant was to expire on November 19, 2020. The fair value of the warrant was recorded as a debt discount and amortized to interest expense over the life of the loan. The fair value of the warrant was re-measured as of the date of the Merger, September 23, 2014, and September 30, 2013 and $2,295 and $(1,311) were recorded to other income (expense), net, respectively, for the nine months ended September 30, 2014 and 2013. The warrants were extinguished in connection with the Merger.

In connection with the loan and security agreement entered into in April 2012, the Company issued a warrant to purchase a total of 73,770 shares of Series A at an exercise price of $0.61 per share. The warrant had a contractual life of ten years and was exercisable immediately in whole or in part, on or before ten years from the issuance date. The Company determined the value of the warrant on the date of issuance to be $27,443 using the Black-Scholes option pricing model. Assumptions used were dividend yield of 0%, volatility of 92%, risk free interest rate of 1.98% and a contractual life of ten years. The warrant was to expire on April 19, 2022. The fair value of the warrant was recorded as a debt discount and amortized to interest expense over the life of the loan. The fair value of the warrant was re-measured as of the date of the Merger, September 23, 2014, and September 30, 2013 and $3,025 and $885 was recorded to other income (expense), net, respectively, for the nine months ended September 30, 2014 and 2013. The warrants were extinguished in connection with the Merger.

In May 2011, in connection with the issuance of convertible promissory notes, the Company issued warrants to purchase 2,000,000 shares of Series B at an exercise price of $0.05 per share. The warrants had a contractual life of ten years and were exercisable immediately in whole or in part, on or before ten years from the issuance date. The Company determined the value of the warrants on the date of issuance to be $84,000 using the Black-Scholes option pricing model. Assumptions used were dividend yield of 0%, volatility of 84%, risk free interest rate of 3.2% and a contractual life of ten years. The warrants were to expire on May 9, 2021. The fair value of the warrants was recorded as a debt discount and amortized to interest expense over the life of the loan. The fair value of the warrants was re-measured as of the date of the Merger, September 23, 2014, and September 30, 2013 and $2,000 and $2,000 were recorded to other income (expense), net, respectively, for the nine months ended September 30, 2014 and 2013. The warrants were extinguished in connection with the Merger.

In June 2011, in connection with the issuance of convertible promissory notes, the Company issued warrants to purchase 4,000,000 shares of Series B at an exercise price of $0.05 per share. The warrants had a contractual life of ten years and were exercisable immediately in whole or in part, on or before ten years from the issuance date. The Company determined the value of the warrants on the date of issuance to be $168,000 using the Black-Scholes option pricing model. Assumptions used were dividend yield of 0%, volatility of 84%, risk free interest rate of 3.2% and a contractual life of ten years. The warrants were to expire on June 30, 2021. The fair value of the warrants was recorded as a debt discount and amortized to interest expense over the life of the loan. The fair value of the warrants was re-measured as of the date of the Merger, September 23, 2014, and September 30, 2013 and $4,000 and $4,000 were recorded to other income (expense), net, respectively, for the nine months ended September 30, 2014 and 2013. The warrants were extinguished in connection with the Merger.

In September 2011, in connection with the issuance of convertible promissory notes, the Company issued warrants to purchase 4,000,000 shares of Series B at an exercise price of $0.05 per share. The warrants had a contractual life of ten years and were exercisable immediately in whole or in part, on or before ten years from the issuance date. The Company determined the value of the warrants on the date of issuance to be $168,000 using the Black-Scholes option pricing model. Assumptions used were dividend yield of 0%, volatility of 84%, risk free interest rate of 2.0% and a contractual life of ten years. The warrants were to expire on September 9, 2021. The fair value of the warrants was recorded as a debt discount and amortized to interest expense over the life of the loan. The fair value of the warrants was re-measured as of the date of the Merger, September 23, 2014, and September 30, 2013 and $0 and $4,000 was recorded to other income (expense), net, respectively, for the nine months ended September 30, 2014 and 2013. The warrants were extinguished in connection with the Merger.

In November 2011, in connection with the issuance of convertible promissory notes, the Company issued warrants to purchase 1,000,000 shares of Series B at an exercise price of $0.05 per share. The warrants had a contractual life of ten years and were exercisable immediately in whole or in part, on or before ten years from the issuance date. The Company determined the value of the warrants on the date of issuance to be $42,000 using the Black-Scholes option pricing model. Assumptions used were dividend yield of 0%, volatility of 84%, risk free interest rate of 2.1% and a contractual life of ten years. The warrants were to expire on November 30, 2021. The fair value of the warrants was recorded as a debt discount and amortized to interest expense over the life of the loan. The fair value of the warrants was re-measured as of the date of the Merger, September 23, 2014, and September 30, 2013 and $1,000 and $1,000 were recorded to other income (expense), net, respectively, for the nine months ended September 30, 2014 and 2013. The warrants were extinguished in connection with the Merger.

In December 2011, in connection with the issuance of convertible promissory notes, the Company issued warrants to purchase 1,000,000 shares of Series B at an exercise price of $0.05 per share. The warrants had a contractual life of ten years and were exercisable immediately in whole or in part, on or before ten years from the issuance date. The Company determined the value of the warrants on the date of issuance to be $41,000 using the Black-Scholes option pricing model. Assumptions used were dividend yield of 0%, volatility of 84%, risk free interest rate of 1.8% and a contractual life of ten years. The warrants were to expire on December 19, 2021. The fair value of the warrants was recorded as a debt discount and amortized to interest expense over the life of the loan. The fair value of the warrants was re-measured as of the date of the Merger, September 23, 2014, and September 30, 2013 and $1,000 and $0 were recorded to other income (expense), net, respectively, for the nine months ended September 30, 2014 and 2013. The warrants were extinguished in connection with the Merger.

In January 2012, in connection with the issuance of convertible promissory notes, the Company issued warrants to purchase 910,445 shares of Series B at an exercise price of $0.05 per share. The warrants had a contractual life of ten years and were exercisable immediately in whole or in part, on or before ten years from the issuance date. The Company determined the value of the warrants on the date of issuance to be $37,328 using the Black-Scholes option pricing model. Assumptions used were dividend yield of 0%, volatility of 84%, risk free interest rate of 1.8% and a contractual life of ten years. The warrants were to expire on January 31, 2022. The fair value of the warrants was recorded as a debt discount and amortized to interest expense over the life of the loan. The fair value of the warrants was re-measured as of the date of the Merger, September 23, 2014, and September 30, 2013 and $3,642 and $910 were recorded to other income (expense), net, respectively, for the nine months ended September 30, 2014 and 2013. The warrants were extinguished in connection with the Merger.

In February 2012, in connection with the issuance of convertible promissory notes, the Company issued warrants to purchase 738,535 shares of Series B at an exercise price of $0.05 per share. The warrants had a contractual life of ten years and were exercisable immediately in whole or in part, on or before ten years from the issuance date. The Company determined the value of the warrants on the date of issuance to be $31,018 using the Black-Scholes option pricing model. Assumptions used were dividend yield of 0%, volatility of 84%, risk free interest rate of 1.98% and a contractual life of ten years. The warrants were to expire on February 27, 2022. The fair value of the warrants was recorded as a debt discount and amortized to interest expense over the life of the loan. The fair value of the warrants was re-measured as of the date of the Merger, September 23, 2014, and September 30, 2013 and $2,954 and $740 were recorded to other income (expense), net, respectively, for the nine months ended September 30 2014 and 2013. The warrants were extinguished in connection with the Merger.

In April 2012, in connection with the issuance of convertible promissory notes, the Company issued warrants to purchase 2,351,019 shares of Series B at an exercise price of $0.05 per share. The warrants had a contractual life of ten years and were exercisable immediately in whole or in part, on or before ten years from the issuance date. The Company determined the value of the warrants on the date of issuance to be $98,743 using the Black-Scholes option pricing model. Assumptions used were dividend yield of 0%, volatility of 84%, risk free interest rate of 2.0% and a contractual life of ten years. The warrants were to expire on April 16, 2022. The fair value of the warrants was recorded as a debt discount and amortized to interest expense over the life of the loan. The fair value of the warrants was re-measured as of the date of the Merger, September 23, 2014, and September 30, 2013 and $9,404 and $2,351 were recorded to other income (expense), net, respectively, for the nine months ended September 30, 2014 and 2013. The warrants were extinguished in connection with the Merger.

Convertible preferred stock warrants outstanding as of December 31, 2013 were as follows:

				Number of
				Shares
	Series			Outstanding	Fair Value
	Exercisable	Expiration	Exercise	Under	December 31,
Issuance Date	for	Date	Price	Warrants	2013

December 2008	Series A	December 2, 2018	$0.61	196,721	$44,066
April 2009	Series A	April 2, 2019	0.61	245,900	58,278
November 2010	Series A	November 19, 2020	0.61	163,934	46,393
May 2011	Series B	May 6, 2021	0.05	2,000,000	54,000
June 2011	Series B	June 30, 2021	0.05	4,000,000	108,000
September 2011	Series B	September 9, 2021	0.05	4,000,000	108,000
November 2011	Series B	November 30, 2021	0.05	1,000,000	28,000
December 2011	Series B	December 19, 2021	0.05	1,000,000	28,000
January 2012	Series B	January 31, 2022	0.05	910,445	28,224
February 2012	Series B	February 28, 2022	0.05	738,535	22,895
April 2012	Series B	April 16, 2022	0.05	2,351,019	72,882
April 2012	Series A	April 19, 2022	0.61	73,770	24,934
				16,680,324	$623,672

10.	Summary of Stock Options

Stock Option Plans

The Company has issued equity awards in the form of stock options from three employee benefit plans. The plans include the PLC 2005 Stock Incentive Plan (the “2005 Plan”), the Viveve Amended and Restated 2006 Stock Plan (the “2006 Plan”) and the PLC 2013 Stock Option and Incentive Plan (the “2013 Plan”).

The 2005 Plan was adopted by PLC's Board of Directors and approved by its stockholders. 22,095 shares of common stock remain reserved for issuance under the 2005 Plan. The Company does not intend to grant further awards from the 2005 Plan, however, it will continue to administer the 2005 Plan until all outstanding awards are exercised, expire, terminate or are forfeited. There are currently outstanding stock option awards issued from the 2005 Plan covering a total of 22,095 shares of the Company’s common stock. The weighted average exercise price of the outstanding stock options is $12.83 per share and the weighted average remaining contractual term is 8.80 years.

The 2006 Plan was adopted by the Board of Directors of Viveve and was terminated in conjunction with the Merger. Outstanding stock option awards have been assumed by the Company and will continue to be administered in accordance with the terms of the 2006 Plan until such awards are exercised, expire, terminate or are forfeited. There are currently outstanding stock option awards issued from the 2006 Plan covering a total of 324,820 shares of the Company’s common stock and no shares available for future awards. The weighted average exercise price of the outstanding stock options is $1.55 per share and the weighted average remaining contractual term is 8.06 years. Additionally, prior to the Merger, the Board of Directors voted to accelerate the vesting of all unvested options that were outstanding as of the date of the Merger such that all options would be immediately vested and exercisable by the holders. Furthermore, at the Merger, outstanding options to purchase shares of Viveve, Inc. common stock issued from the 2006 Plan were converted into options to purchase shares of the Company’s Common Stock (rounded down to the nearest whole share). The number of shares of the Company’s common stock into which the 2006 Plan options were converted was determined by multiplying the number of shares covered by each 2006 Plan option by the exchange ratio of 0.0080497. The exercise price of each 2006 Plan option was determined by dividing the exercise price of each 2006 Plan option immediately prior to the Merger by the exchange ratio of 0.0080497 (rounded up to the nearest cent).

The 2013 Plan was also adopted by PLC's Board of Directors and approved by its stockholders. The 2013 Plan is administered by the Compensation Committee of the Company’s Board of Directors (the “Administrator”). Under the 2013 Plan, the Company may grant to eligible participants awards of equity which may take the form of stock options (both incentive stock options and non-qualified stock options), stock appreciation rights, restricted, deferred or unrestricted stock awards, performance based awards or dividend equivalent rights. Awards may be granted to officers, employees, non-employee Directors (as defined in the 2013 Plan) and other key persons (including consultants and prospective employees). The term of any stock option award may not exceed 10 years and may be subject to vesting conditions, as determined by the Administrator. Options granted generally vest over four years. Incentive stock options may be granted only to employees of the Company or any subsidiary that is a “subsidiary corporation” within the meaning of Section 424(f) of the Internal Revenue Code. The exercise price of any stock option award cannot be less than the fair market value of the Company’s common stock, provided, however, that an incentive stock option granted to an employee who owns more than 10% of the Company’s outstanding voting power must have an exercise price of no less than 110% of the fair market value of the Company’s common stock and a term that does not exceed five years. There are currently outstanding stock option awards issued from the 2013 Plan covering a total of 1,947,619 shares of the Company’s common stock and there remain reserved for future awards 839,148 shares of the Company’s common stock. The weighted average exercise price of the outstanding stock options is $0.80 per share. Concurrent with the Merger, the stockholders approved an amendment to the 2013 Plan to increase the number of shares reserved under the 2013 Plan from 113,826 to 3,111,587.

Activity under the 2005 Plan, the 2006 Plan and the 2013 Plan is as follows:

	Outstanding Options
			Weighted
		Weighted	Average
	Number	Average	Remaining
	of	Exercise	Contractual
	Shares	Price	Term (years)

Options outstanding as of December 31, 2013	363,413	$2.94	8.80
Options granted	1,901,476	$0.60
Options assumed from PLC	68,238	$10.24
Options canceled	(38,593)	$1.75
Options outstanding as of September 30, 2014	2,294,534	$1.02	9.67

As of September 30, 2014, the Company had 839,148 shares available for grant.

The options outstanding and exercisable as of September 30, 2014 are as follows:

			Options Outstanding			Options Exercisable
					Weighted
			Number	Weighted	Average	Number	Weighted
			Outstanding	Average	Remaining	Exercisable	Average
Range of			as of	Exercise	Contractual	as of	Exercise
Exercise Prices			September 30, 2014	Price	Term (Years)	September 30, 2014	Price

	$0.12		320	$0.12	2.21	320	$0.12
	$0.60		1,901,476	$0.60	10.00	20,000	$0.60
	$1.24		314,036	$1.24	8.15	314,036	$1.24
$7.00	-	$9.00	59,372	$8.63	8.28	59,372	$8.63
$12.00	-	$18.63	19,081	$15.29	6.79	19,081	$15.29
	$37.00		250	$37.00	3.72	250	$37.00
			2,294,535	$1.02	9.67	413,059	$2.94

Stock-Based Compensation

During the three and nine months ended September 30, 2014, the Company granted stock options to employees to purchase 1,901,476 shares of common stock with a weighted average grant date fair value of $0.32 per share. Stock-based compensation expense recognized during the three months ended September 30, 2014 and 2013 was $113,345 and $16,284 respectively. Stock-based compensation expense recognized during the nine months ended September 30, 2014 and 2013 was $143,643 and $66,001, respectively. As of September 30, 2014, the total unrecognized compensation cost in connection with unvested stock options was approximately $567,000. These costs are expected to be recognized over a period of approximately 3.26 years. The aggregate intrinsic value of options outstanding as of September 30, 2014 was approximately $1.7 million. There were no options exercised during the nine months ended September 30, 2014 and 2013.

The Company estimated the fair value of stock options using the Black-Scholes option pricing model. The fair value of employee stock options is being amortized on a straight-line basis over the requisite service period of the awards. The fair value of employee stock options granted was estimated using the following assumptions:

	Nine Months Ended
	September 30,
	2014	2013

Expected term (in years)	5	5
Average volatility	61%	67%
Risk-free interest rate	1.80%	0.87%
Dividend yield	0%	0%

Option-pricing models require the input of various subjective assumptions, including the option’s expected life and the price volatility of the underlying stock. The expected stock price volatility is based on analysis of the Company’s stock price history over a period commensurate with the expected term of the options, trading volume of comparable companies’ stock, look-back volatilities and Company specific events that affected volatility in a prior period. The expected term of employee stock options represents the weighted average period the stock options are expected to remain outstanding and is based on the history of exercises and cancellations on all past option grants made by the Company, the contractual term, the vesting period and the expected remaining term of the outstanding options. The risk-free interest rate is based on the U.S. Treasury interest rates whose term is consistent with the expected life of the stock options. No dividend yield is included as the Company has not issued any dividends and does not anticipate issuing any dividends in the future.

The following table shows stock-based compensation expense included in the condensed consolidated statements of operations for the three and nine months ended September 30, 2014 and 2013:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013

Research and development	$101	$976	$667	$(7,016)
General and administrative	113,245	15,308	142,976	73,017
Total	$113,346	$16,284	$143,643	$66,001

11.	Income Taxes

Provision for Income Tax

The Company’s effective tax rate is 0% for the three and nine months ended September 30, 2014 and the Company expects that its effective tax rate for the full year 2014 will be 0%. Based on the weight of available evidence, including cumulative losses since inception and expected future losses, the Company has determined that it is more likely than not that the deferred tax asset amount will not be realized and therefore a full valuation allowance has been provided on net deferred tax assets.

As of September 30, 2014, the Company had net operating loss carryforwards of approximately $11,188,000 and $11,176,000 available to offset future taxable income, if any, for both federal and California state income tax purposes, respectively. The Company’s federal and state net operating loss carry-forwards begin to expire in 2027 and 2016, respectively, and valuation allowances have been provided, where necessary.

Utilization of the net operating loss carry-forward may be subject to an annual limitation due to the ownership percentage change limitations provided by the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of the net operating loss before utilization.

All of the Company’s tax years will remain open for examination by the federal and state authorities for three and four years, respectively, from the date of utilization of any net operating loss or credits.

Uncertain Tax Positions

The gross amount of unrecognized tax benefits as of September 30, 2014 is approximately $78 thousand related to reserves on research and development credits, none of which will affect the effective tax rate if recognized due to the valuation allowance. The Company does not expect any material changes in the next 12 months in unrecognized tax benefits.

The Company recognizes interest and/or penalties related to uncertain tax positions as other expense and not tax expense. The Company currently has no interest and penalties related to uncertain tax positions.

12.	Related Party Transactions

In June 2006, the Company entered into a Development and Manufacturing Agreement with Stellartech Research Corporation (the “Agreement”). The Agreement was amended on October 4, 2007. Under the Agreement, the Company agreed to purchase 300 units of generators manufactured by Stellartech. In conjunction with the Agreement, Stellartech purchased 300,000 shares of common stock at par value. These shares are subject to a right of repurchase by the Company, which lapse over a four-year period. As of December 31, 2012, none of the shares of common stock were subject to repurchase. Under the Agreement, the Company paid Stellartech $345,472 and $33,000 for goods and services in the nine months ended September 30, 2014 and 2013, respectively.

13.	Subsequent Events

On September 30, 2014, the Company entered into a Loan and Security Agreement pursuant to which we received a term loan in the amount of $5 million, which will be funded in 3 tranches. The first tranch of $2.5 million was provided to the Company on October 1, 2014. The proceeds from the first tranche were used to repay the existing loan with a financial institution which totaled $1,630,925. Before the second and the third tranches of the term loan will be funded, we must meet certain enrollment milestones and achieve certain positive results relating to our OUS Clinical Trials, among other things.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of

Viveve, Inc.

We have audited the accompanying balance sheets of Viveve, Inc. (a development stage enterprise) (the “Company”) as of December 31, 2012 and 2013, and the related statements of operations, stockholders’ equity (deficit) and cash flows for each of the two years in the period ended December 31, 2013 and, cumulatively, for the period from September 21, 2005 (date of inception) to December 31, 2013. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor have we been engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Viveve, Inc. (a development stage enterprise) as of December 31, 2012 and 2013, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2013 and, cumulatively, for the period from September 21, 2005 (date of inception) to December 31, 2013 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred recurring losses and negative cash flow from operations since inception. These conditions raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters also are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Burr Pilger Mayer, Inc.

San Jose, California

March 18, 2014

VIVEVE, INC.

(a development stage enterprise)

BALANCE SHEETS

as of December 31, 2012 and 2013

____________

	December 31,	December 31,
	2012	2013
ASSETS
Current assets:
Cash and cash equivalents	$448,754	$430,107
Accounts receivable	849	-
Inventory	360,214	228,163
Prepaids and other current assets	64,522	308,183
Total current assets	874,339	966,453
Property and equipment, net	128,627	127,524
Other assets	57,713	43,783
Total assets	$1,060,679	$1,137,760
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$485,577	$967,315
Accrued liabilities	345,644	516,152
Note payable	1,581,390	1,463,244
Related party convertible bridge notes	1,000,000	4,875,000
Total current liabilities	3,412,611	7,821,711
Accrued liabilities, noncurrent	41,127	-
Preferred stock warrant liabilities	685,213	623,672
Total liabilities	4,138,951	8,445,383
Commitments and contingences (Note 7)
Stockholders’ deficit:
Series A convertible preferred stock: par value $0.001, 24,543,626 shares authorized, 23,863,302 shares issued and outstanding as of December 31, 2012 and 2013 (Liquidation value of $14,556,614)	23,863	23,863

Series B convertible preferred stock: par value $0.001, 227,000,000 shares authorized, 171,199,348 shares issued and outstanding as of December 31, 2012 and 2013 (Liquidation value of $8,559,967)	171,199	171,199
Common stock: par value $0.001, 612,000,000 shares authorized, 6,555,305 shares issued and outstanding as of December 31, 2012 and 2013	6,556	6,556
Additional paid-in capital	22,308,256	22,395,684
Deficit accumulated during the development stage	(25,588,146)	(29,904,925)
Total stockholders’ deficit	(3,078,272)	(7,307,623)
Total liabilities and stockholders’ deficit	$1,060,679	$1,137,760

The accompanying notes are an integral part of these financial statements.

VIVEVE, INC.

(a development stage enterprise)

STATEMENT OF OPERATIONS

for the years ended December 31, 2012 and 2013 and, cumulatively,

for the period from September 21, 2005 (Date of Inception) to December 31, 2013

____________

			Cumulative
			for the
			period from
			September 21,
			2005
			(Date of
			Inception) to
			December 31,
	2012	2013	2013

Revenue	$249,408	$152,270	$421,678
Cost of revenue	118,272	182,329	321,433
Gross margin	131,136	(30,059)	100,245

Operating expenses:
Research and development	1,396,179	771,695	14,192,193
General and administrative	3,076,875	3,129,234	14,288,499
Total operating expenses	4,473,054	3,900,929	28,480,692
Loss from operations	(4,341,918)	(3,930,988)	(28,380,447)
Interest income	527	8	92,252
Interest expense	(743,359)	(447,340)	(2,208,688)
Other income (expense), net	124,731	61,541	591,958
Net loss	$(4,960,019)	$(4,316,779)	$(29,904,925)

Net loss per share
Basic and diluted	$(106.78)	$(81.81)

Weighted average shares used in computing net loss per common share
Basic and diluted	46,450	52,768

The accompanying notes are an integral part of these financial statements.

VIVEVE, INC.

(a development stage enterprise)

STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

Cumulative for the period from September 21, 2005 (Date of Inception) to December 31, 2013

____________

								Deficit
	Convertible		Convertible					Accumulated	Total
	Preferred Stock		Preferred Stock				Additional	During the	Shareholders’
	Series A		Series B		Common Stock		Paid-In	Development	Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Stage	(Deficit)
Issuance of restricted common stock at $0.001 per share for cash in February and June 2006	-	$-	-	$-	4,000,000	$4,000	$-	$-	$4,000
Stock-based compensation expense	-	-	-	-	-	-	360	-	360
Comprehensive and net loss	-	-	-	-	-	-	-	(497,345)	(497,345)

Balances at December 31, 2006	-	-	-	-	4,000,000	4,000	360	(497,345)	(492,985)

Issuance of Series A convertible preferred stock at $0.61 per share in August 2007 for cash and conversion of $501,873 of notes payable, net of warrants and issuance costs of $610,609	7,380,119	7,380	-	-	-	-	3,883,884	-	3,891,264
Stock-based compensation expense	-	-	-	-	-	-	2,522	-	2,522
Comprehensive and net loss	-	-	-	-	-	-	-	(884,971)	(884,971)
Balances at December 31, 2007	7,380,119	7,380	-	-	4,000,000	4,000	3,886,766	(1,382,316)	2,515,830
Stock-based compensation expense	-	-	-	-	-	-	10,866	-	10,866
Comprehensive and net loss	-	-	-	-	-	-		(3,145,042)	(3,145,042)
Balances at December 31, 2008	7,380,119	7,380	-	-	4,000,000	4,000	3,897,632	(4,527,358)	(618,346)
Issuance of Series A convertible preferred stock at $0.61 per share, net of warrants and issuance costs of $70,082, in April 2009	2,459,017	2,459	-	-	-	-	1,427,460	-	1,429,919
Issuance of Series A convertible preferred stock at $0.61 per share, net of issuance costs of $15,825, in August 2009	7,377,048	7,377	-	-	-	-	4,476,799	-	4,484,176
Repurchase of common stock	-	-	-	-	(565,833)	(565)	-	-	(565)
Exercise of stock options at $0.06 per share in August 2009	-	-	-	-	322,395	322	19,021	-	19,343
Stock-based compensation expense	-	-	-	-	-	-	20,834	-	20,834
Comprehensive and net loss	-	-	-	-	-	-	-	(5,684,452)	(5,684,452)
Balances at December 31, 2009	17,216,184	17,216	-	-	3,756,562	3,757	9,841,746	(10,211,810)	(349,091)

The accompanying notes are an integral part of these financial statements.

VIVEVE, INC.

(a development stage enterprise)

STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT), CONTINUED

Cumulative for the period from September 21, 2005 (Date of Inception) to December 31, 2013

____________

								Deficit
	Convertible		Convertible					Accumulated	Total
	Preferred Stock		Preferred Stock				Additional	During the	Shareholders’
	Series A		Series B		Common Stock		Paid-In	Development	Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Stage	(Deficit)

Balances at December 31, 2009	17,216,184	17,216	-	-	3,756,562	3,757	9,841,746	(10,211,810)	(349,091)
Issuance of Series A convertible preferred stock at $0.61 per share, net of issuance costs of $59,978 in April, May and June 2010	6,647,118	6,647	-	-	-	-	3,988,116	-	3,994,763
Exercise of stock options in March 2011	-	-	-	-	173,455	173	(173)	-	-
Stock-based compensation expense	-	-	-	-	-	-	28,770	-	28,770
Comprehensive and net loss	-	-	-	-	-	-	-	(5,414,535)	(5,414,535)
Balances at December 31, 2010	23,863,302	23,863	-	-	3,930,017	3,930	13,858,459	(15,626,345)	(1,740,093)
Exercise of stock options in March and April 2011	-	-	-	-	9,000	9	-	-	9
Repurchase of restricted stock options in September 2011	-	-	-	-	(5,250)	(5)	(311)	-	(316)
Stock-based compensation expense	-	-	-	-	-	-	31,238	-	31,238
Comprehensive and net loss	-	-	-	-	-	-	-	(5,001,782)	(5,001,782)
Balances at December 31, 2011	23,863,302	23,863	-	-	3,933,767	3,934	13,889,386	(20,628,127)	(6,710,944)
Issuance of Series B convertible preferred stock at $0.05 per share, net of issuance costs of $85,807 in April, June and July 2012	-	-	171,199,348	171,199	-	-	8,302,960	-	8,474,159
Exercise of stock options in April 2012	-	-	-	-	1,866,903	1,867	7,468	-	9,335
Stock-based compensation expense	-	-	-	-	754,635	755	108,442	-	109,197
Comprehensive and net loss	-	-	-	-	-	-	-	(4,960,019)	(4,960,019)
Balances at December 31, 2012	23,863,302	23,863	171,199,348	171,199	6,555,305	6,556	22,308,256	(25,588,146)	(3,078,272)
Stock-based compensation expense	-	-	-	-	-	-	87,428	-	87,428
Comprehensive and net loss	-	-	-	-	-	-	-	(4,316,779)	(4,316,779)
Balances at December 31, 2013	23,863,302	$23,863	171,199,348	$171,199	6,555,305	$6,556	$22,395,684	$(29,904,925)	$(7,307,623)

The accompanying notes are an integral part of these financial statements.

VIVEVE, INC.

(a developmental stage enterprise)

STATEMENTS OF CASH FLOWS

for the years ended December 31, 2012 and 2013 and, cumulatively,

for the period from September 21, 2005 (Date of Inception) to December 31, 2013

____________

			Cumulative for the
			period from
			September 21, 2005
			(Date of
			Inception) to
	2012	2013	December 31, 2013

Cash flows from operating activities:
Net loss	$(4,960,019)	$(4,316,779)	$(29,904,925)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	57,173	66,120	239,475
Stock-based compensation expense	109,197	87,428	291,215
Revaluation of warrant liability	(156,163)	(61,541)	(622,824)
Noncash interest expense	545,165	305,917	1,228,529
Loss on disposal of property and equipment	31,433	-	31,433
Changes in assets and liabilities:
Accounts receivable	(849)	849	-
Inventory	(242,861)	71,247	(288,967)
Prepaid and other current assets	123,605	(243,661)	(308,183)
Other noncurrent assets	(48,300)	13,930	(43,783)
Accounts payable	(13,175)	481,738	967,315
Accrued liabilities	(888,960)	(159,868)	337,095
Net cash used in operating activities	(5,443,754)	(3,754,620)	(28,073,620)

Cash flows from investing activities:
Proceeds from sale of property and equipment	50	-	50
Purchase of property and equipment	(23,331)	(4,213)	(337,678)
Net cash used in investing activities	(23,281)	(4,213)	(337,628)

Cash flows from financing activities:
Net proceeds from issuance of common stock	-	-	4,000
Proceeds from exercise of stock options	9,335	-	28,687
Repurchase of common stock	-	-	(565)
Repurchase of restricted stock options	-	-	(316)
Proceeds from issuance of convertible preferred A stock and warrants, net of issuance costs	-	-	13,726,160
Proceeds from notes payable	2,135,159	-	6,107,159
Proceeds from issuance of convertible preferred B stock and warrants, net of issuance costs	3,764,191	-	3,764,191
Proceeds from related party convertible bridge notes and warrants	2,000,000	3,875,000	9,375,400
Repayments of notes payable	(2,165,475)	(134,814)	(4,163,361)
Net cash provided by financing activities	5,743,210	3,740,186	28,841,355
Net increase (decrease) in cash and cash equivalents	276,175	(18,647)	430,107

Cash and cash equivalents
Beginning of period	172,579	448,754	-
End of period	$448,754	$430,107	$430,107

The accompanying notes are an integral part of these financial statements.

VIVEVE, INC.

(a developmental stage enterprise)

STATEMENTS OF CASH FLOWS, CONTINUED

for the years ended December 31, 2012 and 2013 and, cumulatively,

for the period from September 21, 2005 (Date of Inception) to December 31, 2013

____________

			Cumulative for the
			period from
			September 21, 2005
			(Date of
			Inception) to
	2012	2013	December 31, 2013

Supplemental disclosure
Cash paid for interest	$198,194	$141,423	$783,482
Cash paid for income taxes	$800	$800	$6,400

Supplemental schedule of noncash investing and financing activities:
Issuance of warrants in connection with bridge loans	$-	$-	$20,069
Conversion of bridge loans and interest into Series A convertible preferred stock	$-	$-	$501,873
Cancellation of warrants in connection with bridge loans	$-	$-	$15,091
Issuance of warrants in connection with notes payable	$-	$-	$100,584
Issuance of warrants in connection with Series A convertible preferred stock financing	$-	$-	$70,082
Conversion of bridge loans and interest into Series B convertible preferred stock	$4,709,968	$-	$4,709,968
Issuance of warrants in connection with related party convertible bridge notes	$167,090	$-	$670,090
Tranfer of equipment between inventory and property and equipment	$-	$60,804	$60,804

The accompanying notes are an integral part of these financial statements.

VIVEVE, INC.

(a development stage enterprise)

NOTES TO FINANCIAL STATEMENTS

as of and for the years ended December 31, 2012 and 2013 and, cumulatively, for the period from September 21, 2005 (Date of Inception) to December 31, 2013

____________

1.	Formation and Business of the Company

Viveve, Inc. (the “Company”) was incorporated in the state of Delaware on September 21, 2005 for the purpose of the design, development, manufacture and marketing of medical devices for the non-invasive treatment of vaginal laxity.

The Company is considered to be in the development stage and, since inception, has devoted substantially all of its time and effort to developing products, raising capital and recruiting personnel. The Company has not generated substantial revenues to date from its planned principal operations. As such, it is subject to risks common to companies in the development stage including but not limited to, development of new products, markets and distribution channels, dependence on key personnel, and the ability to obtain additional capital to fund its product plans. The Company may require additional resources to complete the commercialization of its proposed products. Therefore, the Company may need to raise additional capital in the future to fund its operations. The Company may at that time be unable to raise such funds when needed or on acceptable terms. If the Company fails to raise additional funds as needed it may have to delay or terminate its product development.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company has incurred recurring losses and negative cash flows from operations since inception. The Company has not generated significant revenues and has funded its operating losses through the sale of preferred stock and the issuance of debt. The Company has a limited operating history and its prospects are subject to risks, expenses and uncertainties frequently encountered by companies in the industry. These risks include, but are not limited to, the uncertainty of availability of additional financing and the uncertainty of achieving future profitability. Management of the Company intends to raise additional funds through the issuance of equity securities. There can be no assurance that such financing will be available or on terms which are favorable to the Company. Failure to generate sufficient cash flows from operations, raise additional capital or reduce certain discretionary spending could have a material adverse effect on the Company’s ability to achieve its intended business objectives. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not contain any adjustments that might result from the outcome of this uncertainty.

2.	Summary of Significant Accounting Policies

Basis of Presentation and Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less, at the time of purchase, to be cash equivalents. The Company’s cash and cash equivalents are deposited in demand and money market accounts at one financial institution. Deposits in this institution may, from time to time, exceed the federally insured amounts.

VIVEVE, INC.

(a development stage enterprise)

NOTES TO FINANCIAL STATEMENTS

as of and for the years ended December 31, 2012 and 2013 and, cumulatively, for the period from September 21, 2005 (Date of Inception) to December 31, 2013

____________

2.	Summary of Significant Accounting Policies, continued

Concentration of Credit Risk and Other Risks and Uncertainties

To achieve profitable operations, the Company must successfully develop, manufacture, and market its products. There can be no assurance that any such products can be developed or manufactured at an acceptable cost and with appropriate performance characteristics, or that such products will be successfully marketed. These factors could have a material adverse effect upon the Company’s financial results, financial position, and future cash flows.

The Company’s future products may require approval from the U.S. Food and Drug Administration or other international regulatory agencies prior to commencing commercial sales. There can be no assurance that the Company’s future products will receive any of these required approvals. If the Company was denied such approvals or such approvals were delayed, it would have a material adverse impact on the Company’s financial results, financial position and future cash flows.

The Company is subject to risks common to companies in the medical device industry including, but not limited to, new technological innovations, dependence on key personnel, protection of proprietary technology, compliance with government regulations, uncertainty of market acceptance of products, product liability, and the need to obtain additional financing. The Company’s ultimate success is dependent upon its ability to raise additional capital and to successfully develop and market its products.

During the years ended December 31, 2012 and 2013, three customers accounted for 100% of the Company’s revenue.

Inventory

Inventory is stated at the lower of cost or market. Cost is determined on a standard cost basis which approximates actual cost on a first-in, first-out method. Lower of cost or market is evaluated by considering obsolescence, excessive levels of inventory, deterioration and other factors. Adjustments to reduce the cost of inventory to its net realizable value, if required, are made for estimated excess, obsolescence or impaired inventory. Excess and obsolete inventory is charged to cost of revenue and a new, lower-cost basis for that inventory is established and subsequent changes in facts and circumstances do not result in the restoration or increase in that newly established cost basis.

As part of the Company’s normal business, the Company generally utilizes various finished goods inventory as sales demos to facilitate the sale of its products to prospective customers. The Company is amortizing these demos over an estimated useful life of five years. The amortization of the demos is charged to general and administrative expense and the demos are included in the medical equipment line of the property and equipment balance on the balance sheet as of December 31, 2013.

Fair Value of Financial Instruments

Carrying amounts of certain of the Company’s financial instruments, including cash and cash equivalents, prepaid and other current assets, accounts payable and accrued liabilities approximate fair value due to their short maturities. Based on borrowing rates currently available to the Company for loans with similar terms, the carrying value of the notes payable approximates fair value.

VIVEVE, INC.

(a development stage enterprise)

NOTES TO FINANCIAL STATEMENTS

as of and for the years ended December 31, 2012 and 2013 and, cumulatively, for the period from September 21, 2005 (Date of Inception) to December 31, 2013

____________

2.	Summary of Significant Accounting Policies, continued

Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation and amortization. Depreciation of property and equipment is computed using the straight line method over their estimated useful lives of three to five years. Leasehold improvements are amortized on a straight-line basis over the lesser of their useful life or the life of the lease. Upon sale or retirement of assets, the cost and related accumulated depreciation and amortization are removed from the balance sheet and the resulting gain or loss is reflected in operations. Maintenance and repairs are charged to operations as incurred.

Impairment of Long-Lived Assets

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset might not be recoverable. When such an event occurs, management determines whether there has been an impairment by comparing the anticipated undiscounted future net cash flows to the related asset’s carrying value. If an asset is considered impaired, the asset is written down to fair value, which is determined based either on discounted cash flows or appraised value, depending on the nature of the asset. The Company has not identified any such impairment losses to date.

Preferred Stock Warrants

Freestanding warrants and other similar instruments related to shares that are redeemable are classified as liabilities at fair value on the balance sheets. The warrants are subject to re-measurement at each balance sheet date and any change in fair value is recognized as a component of other income (expense), net on the statements of operations. The Company will continue to adjust the liability for changes in fair value until the earlier of the exercise or expiration of the preferred stock warrants.

Income Taxes

The Company accounts for income taxes using the liability method whereby deferred tax asset and liability account balances are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Valuation allowances are established to reduce deferred tax assets when management estimates, based on available objective evidence, that it is more-likely-than-not that the benefit will not be realized for the deferred tax assets.

In September of 2013, the U.S. Department of the Treasury issued final regulations on the deduction and capitalization of expenditures related to tangible property for income tax purposes. These regulations apply to the Company’s fiscal year beginning on January 1, 2014. The Company is currently assessing the financial statement impact of these regulations, but does not expect that the new regulations will have a material impact on the effective rate.

Revenue

The Company recognizes revenue from the sale of its product, the Viveve System ®, which has received the European CE (Conformité Européenne) approval. Revenue is recognized upon delivery, provided that persuasive evidence of an arrangement exists, the price is fixed or determinable and collection of the resulting receivable is reasonably assured.

VIVEVE, INC.

(a development stage enterprise)

NOTES TO FINANCIAL STATEMENTS

as of and for the years ended December 31, 2012 and 2013 and, cumulatively, for the period from September 21, 2005 (Date of Inception) to December 31, 2013

____________

2.	Summary of Significant Accounting Policies, continued

Revenue, continued

The Company does not provide its customers with a contractual right of return.

Shipping and Handling Costs

The Company includes amounts billed for shipping and handling in revenues and shipping and handling costs in cost of revenue.

Product Warranty

The Company’s products are generally subject to a one year warranty, which provides for the repair, rework or replacement of products (at its option) that fail to perform within stated specification. The Company has assessed the historical claims and assumes that there is no outstanding products to be replaced that are subject to claims as of December 31, 2013. The Company will continue to assess if there should be a warranty accrual going forward.

Advertising Costs

Advertising costs are charged to general and administrative expenses as incurred. Advertising costs for the years ended December 31, 2012 and 2013 and, cumulatively, for the period from September 21, 2005 (date of inception) to December 31, 2013 were $264,834, $7,812, and $918,013, respectively.

Research and Development

Research and development costs are charged to operations as incurred. Research and development costs include, but are not limited to, payroll and personnel expenses, prototype materials, laboratory supplies, consulting costs, and allocated overhead, including rent, equipment depreciation, and utilities.

Stock-Based Compensation

The Company accounts for stock-based employee compensation arrangements which requires the recognition of compensation expense, using a fair-value based method for costs related to all employee share-based payments, including stock options. The Company estimates the fair value of share-based payment awards on the date of grant using an option-pricing model. All option grants have been expensed on a straight-line basis over their vesting period. Equity instruments issued to nonemployees are recorded at their fair value on the measurement date and are subject to periodic adjustment as the underlying equity instruments vest.

Comprehensive Loss

Comprehensive loss is the changes in equity of an enterprise, except those resulting from stockholder transactions. Accordingly, comprehensive loss may include certain changes in equity that are excluded from net loss. For the years ended December 31, 2012 and 2013 and, cumulatively, for the period from September 21, 2005 (date of inception) to December 31 2013, the Company’s comprehensive loss is the same as its net loss. There were no components of comprehensive loss for any of the periods presented.

Net Loss per Share Attributable to Common Stockholders

The Company’s basic net loss per share attributable to common stockholders is calculated by dividing the net loss by the weighted average number of shares of common stock outstanding for the period. The diluted net loss per share attributable to common stockholders is computed by giving effect to all potentially dilutive common stock equivalents outstanding for the period. For purposes of this calculation, options and warrants to purchase common stock are considered common stock equivalents. For periods in which the Company has reported net losses, diluted net loss per share attributable to common stockholders is the same as basic net loss per share attributable to common stockholders, since dilutive common shares are not assumed to have been issued if their effect is anti-dilutive. Potential common shares will always be anti-dilutive for periods in which the Company has reported a net loss. Diluted net loss per share attributable to common stockholders is the same as basic net loss per share attributable to common stockholders for the years ended December 31, 2012 and 2013.

For the years ended December 31, 2012 and 2013, the following common stock equivalent shares were excluded from the calculation of net loss per share because the inclusion would be anti-dilutive.

	Decemeber 31,
	2012	2013
Convertible preferred stock	462,331,603	462,331,603
Stock options to purchase common stock	44,788,104	45,146,118
Warrants to purchase convertible preferred stock	24,299,963	24,299,963

VIVEVE, INC.

(a development stage enterprise)

NOTES TO FINANCIAL STATEMENTS

as of and for the years ended December 31, 2012 and 2013 and, cumulatively, for the period from September 21, 2005 (Date of Inception) to December 31, 2013

____________

3.	Fair Value Measurements

The Company recognizes and discloses the fair value of its assets and liabilities using a hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to valuations based upon unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to valuations based upon unobservable inputs that are significant to the valuation (Level 3 measurements). Each level of input has different levels of subjectivity and difficulty involved in determining fair value.

Level 1

Inputs used to measure fair value are unadjusted quoted prices that are available in active markets for the identical assets or liabilities as of the reporting date. Therefore, determining fair value for Level 1 investments generally does not require significant judgment, and the estimation is not difficult.

Level 2

Pricing is provided by third party sources of market information obtained through investment advisors. The Company does not adjust for or apply any additional assumptions or estimates to the pricing information received from its advisors.

Level 3

Inputs used to measure fair value are unobservable inputs that are supported by little or no market activity and reflect the use of significant management judgment. These values are generally determined using pricing models for which the assumptions utilize management’s estimates of market participant assumptions. The determination of fair value for Level 3 instruments involves the most management judgment and subjectivity.

Assets and liabilities measured at fair value are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires management to make judgments and considers factors specific to the asset or liability.

The Company’s Level 1 financial asset is a money market fund with a fair value that is based on quoted market prices. The money market fund is included in cash and cash equivalents on the Company’s balance sheets. The Company’s Level 3 liability consists of convertible preferred stock warrant liabilities. The valuation of the warrant liabilities is discussed in Note 9. The following tables set forth the Company’s financial instruments that were measured at fair value on a recurring basis at December 31, 2012 and 2013 by level within the fair value hierarchy:

	Assets and Liabilities at Fair Value as of December 31, 2012
	Quoted prices in active markets for identical assets	Significant other observable inputs	Significant unobservable inputs
	Level 1	Level 2	Level 3	Total
Assets
Money market fund	$503	$-	$-	$503
Total assets	$503	$-	$-	$503
Liabilities
Preferred stock warrant liabilities	$-	$-	$685,213	$685,213
Total liabilities	$-	$-	$685,213	$685,213

VIVEVE, INC.

(a development stage enterprise)

NOTES TO FINANCIAL STATEMENTS

as of and for the years ended December 31, 2012 and 2013 and, cumulatively, for the period from September 21, 2005 (Date of Inception) to December 31, 2013

____________

3.	Fair Value Measurements, continued

	Assets and Liabilities at Fair Value as of December 31, 2013
	Quoted prices in active markets for identical assets	Significant other observable inputs	Significant unobservable inputs
	Level 1	Level 2	Level 3	Total
Assets
Money market fund	$324	$-	$-	$324
Total assets	$324	$-	$-	$324
Liabilities
Preferred stock warrant liabilities	$-	$-	$623,672	$623,672
Total liabilities	$-	$-	$623,672	$623,672

The change in the fair value of the preferred stock warrant liabilities is summarized below:

Fair value as of December 31, 2011	$646,844
Fair value of warrants issued	194,532
Change in fair value recorded in other income (expense), net	(156,163)
Fair value as of December 31, 2012	685,213
Fair value of warrants issued	-
Change in fair value recorded in other income (expense), net	(61,541)
Fair value as of December 31, 2013	$623,672

 All assets and liabilities have been valued using a market approach, except for Level 3. The following table describes the valuation techniques used to calculate fair value for Level 3 liabilities. For Level 3 liabilities, the Company determines the fair value measurement valuation policies and procedures. Annually, the Board of Directors assess and approve the fair value measurement policies and procedures. At least annually, the Company determines if the current valuation techniques used in the fair value measurements are still appropriate and evaluates and adjusts the unobservable inputs used in the fair value measurements based on current market conditions and third-party information.

	Fair Value as of			Range
	December 31, 2012	Valuation	Unobservable	(Weighted Average)

Preferred stock warrant liabilities	$685,213	Black-Scholes option pricing model	Preferred series prices	$0.04-0.44 ($0.06)
			Volatility	74.2%-91.6% (83%)

VIVEVE, INC.

(a development stage enterprise)

NOTES TO FINANCIAL STATEMENTS

as of and for the years ended December 31, 2012 and 2013 and, cumulatively, for the period from September 21, 2005 (Date of Inception) to December 31, 2013

____________

3.	Fair Value Measurements, continued

	Fair Value as of			Range
	December 31, 2013	Valuation	Unobservable	(Weighted Average)

Preferred stock warrant liabilities	$623,672	Black-Scholes option pricing model	Preferred series prices	$0.04-0.44 ($0.06)
			Volatility	70.6%-84.2% (76%)

There were no changes in the valuation technique and related inputs from prior periods.

4.	Balance Sheet Components

Property and Equipment, Net

	2012	2013

Medical equipment	$215,639	$276,443
Computer equipment	30,871	32,143
Furniture and fixtures	13,293	13,293
	259,803	321,879
Less: Accumulated depreciation and amortization	(131,176)	(194,355)
Net property and equipment	$128,627	$127,524

Depreciation and amortization expense for the years ended December 31, 2012 and 2013 and for the cumulative period from September 21, 2005 (date of inception) to December 31, 2013 was $57,173, $66,120 and $239,475, respectively.

Accrued Liabilities

	2012	2013

Accrued settlement related costs	$263,560	$-
Accrued interest	8,987	312,075
Accrued severence pay	-	58,846
Accrued vacation	54,153	81,499
Accrued loan restructuring fees	-	27,288
Deferred rent	18,034	15,284
Other accruals	910	21,160
Total accrued liabilities	$345,644	$516,152

5.	Note Payable

In December 2008, the Company entered into a loan and security agreement with a financial institution for $1,500,000. In connection with the agreement, the Company issued a warrant to the lender to purchase a total of 196,721 shares of the Company’s Series A convertible preferred stock at $0.61 per share (Note 9). The borrowings were repayable over 27 months at a rate of 8.5% per annum. An additional $75,000 was due as final payment at the end of the loan term. All borrowings under the agreement were collateralized by substantially all of the Company’s assets, excluding intellectual property.

VIVEVE, INC.

(a development stage enterprise)

NOTES TO FINANCIAL STATEMENTS

as of and for the years ended December 31, 2012 and 2013 and, cumulatively, for the period from September 21, 2005 (Date of Inception) to December 31, 2013

____________

5.	Note Payable, continued

The agreement contained a material adverse change clause, as defined in the agreement, which would result in an event of default if the bank deems a material adverse change to have occurred to the Company’s business. The Company was also required to comply with certain affirmative and negative covenants, including obtaining additional equity financing of at least $6,000,000 on or before March 31, 2009. The Company did not meet this covenant and subsequently obtained a forbearance agreement from the bank extending the equity financing requirement to July 31, 2009. In November 2010, the Company paid off the outstanding principal amount, interest accrued and final payment and paid a prepayment penalty.

In November 2010, the Company entered into a loan and security agreement with a financial institution for $2,000,000. The borrowings were repayable over 36 months at a rate of 9.5% per annum. An additional $80,000 was due as final payment at the end of the loan term. In connection with the agreement, the Company issued a warrant to the lender to purchase a total of 163,934 shares of the Company’s Series A convertible preferred stock at $0.61 per share (Note 9). All borrowings under the agreement are collateralized by substantially all of the Company’s assets, excluding intellectual property. The Company used a portion of the proceeds received to repay, in full, amounts outstanding under the December 2008 loan agreement. As of December 31, 2012 and 2013, the note payable had an outstanding balance of $0.

In April 2012, the Company entered into a loan and security agreement for up to $2,135,159 in term loans. The full amount was drawn down in April 2012. In connection with the agreement, the Company issued a warrant to the lender to purchase a total of 73,770 shares of the Company’s Series A convertible preferred stock at $0.61 per share (Note 9). The borrowings were repayable in interest only payments until May 1, 2012 and then 30 equal installments of principal and interest at a rate of 9.5% per annum. An additional 4% of the principal or approximately $85,000 will be due as final payment at the end of the loan term. The Company recorded $41,127, $35,345 and $76,472 as additional interest expense during the years ended December 31, 2012 and 2013 and, cumulatively, for the period from September 21, 2005 (date of inception) to December 31, 2013, respectively, related to the $85,000 payment. The Company will continue to accrue the balance of the $85,000 cash payment over the remaining term of the loan using the effective interest rate method. The Company will continue to accrue the balance of the $85,000 cash payment over the remaining term of the loan using the effective interest rate method. As of December 31, 2012, $41,172 was recorded as accrued liabilities, noncurrent on the balance sheet relating to this payment. As of December 31, 2013, $76,472 was recorded as accrued liabilities on the balance sheet relating to this payment. The Company used the proceeds from these term loans to pay off an existing loan with the financial institution. All borrowings under the agreement are collateralized by substantially all of the Company’s assets, including intellectual property. As of December 31, 2012 and 2013, the note payable had an outstanding balance of $1,606,612 and $1,471,798, respectively.

In February 2013, the Company and lender amended the loan and security agreement to defer up to 3 months of principal payments contingent upon the receipt of bridge loan proceeds in increments of $500,000, up to $1,500,000 on or before April 30, 2013, beginning March 1, 2013. This amendment also includes a $15,000 restructuring fee that will be due upon loan maturity currently scheduled for October 1, 2014.

In May 2013, the Company and lender amended the loan and security agreement to defer an additional 2 months of principal payments contingent upon the receipt of bridge loan proceeds of $500,000 or more, on or before June 30, 2013. The principal payments was to be deferred and payable on August 1, 2013. This amendment also included a $10,000 restructuring fee that would be due upon loan maturity currently scheduled for October 1, 2014.

VIVEVE, INC.

(a development stage enterprise)

NOTES TO FINANCIAL STATEMENTS

as of and for the years ended December 31, 2012 and 2013 and, cumulatively, for the period from September 21, 2005 (Date of Inception) to December 31, 2013

____________

5.     Note Payable, continued

In July 2013, the Company and lender agreed to further amend the loan and security agreement to defer an additional 2 months of principal payments contingent upon the receipt of bridge loan proceeds of $500,000 or more, on or before August 28, 2013, and an additional month deferral provided a 2013 equity event was completed resulting in net cash proceeds of not less than $10 million from the sale of the Company’s equity securities consummated by September 27, 2013. Principal payments would be deferred and payable on October 1, 2013, provided both of these conditions were met. This amendment also included an additional restructuring fee of $10,000 that would be due upon loan maturity currently scheduled for October 1, 2014.

In September 2013, the Company and lender agreed to further amend the loan and security agreement to defer an additional 2 months of principal payments contingent upon the receipt of bridge loan proceeds of $500,000 or more on or before August 28, 2013 and another $500,000 or more on or before October 28, 2013. Principal payments would be deferred until December 1, 2013. This amendment also includes an additional $10,000 in restructuring fees that would be due upon maturity currently scheduled for October 1, 2014.

In November 2013, the Company and lender agreed to further amend the loan and security agreement to defer an additional 2 months of principal payments contingent upon the receipt of bridge loan proceeds of $500,000 or more on or before December 27, 2013 and upon the consummation of a 2014 equity event requiring the receipt of not less than $7 million in net cash proceeds by no later than January 24, 2014. Principal payments would be deferred until February 1, 2014. This amendment also includes an additional $10,000 in restructuring fees or $55,000 in total as of December 31, 2013 that will be due upon loan maturity currently scheduled for October 1, 2014. The Company recorded $27,288 as additional interest expense during the year ended December 31, 2013 related to the $55,000 restructuring payment. The Company will continue to accrue the balance of the $55,000 cash restructuring payment over the remaining term of the loan using the effective interest rate method. As of December 31, 2013, $27,288 was recorded as accrued liabilities on the balance sheets relating to this payment.

VIVEVE, INC.

(a development stage enterprise)

NOTES TO FINANCIAL STATEMENTS

as of and for the years ended December 31, 2012 and 2013 and, cumulatively, for the period from September 21, 2005 (Date of Inception) to December 31, 2013

____________

The Agreement contains a material adverse change clause, as defined in the agreement, which would result in an event of default if the bank deems a material adverse change to have occurred to the Company’s business. The continuing liquidity issues the Company faces could be construed by note holder as a material adverse change which could trigger an acceleration of all of the outstanding debt. As such, the Company has classified all of its outstanding debt balance as a current liability as of December 31, 2013.

As of December 31, 2013, future minimum payments under the note payable are as follows:

Year ending December 31, 2014	$1,597,196

Less: Amount representing interest	(125,398)
Present value of obligations	1,471,798
Less: Unamortized debt discount	(8,554)
1,463,244
Less: Notes payable, current portion	1,463,244
Notes payable, noncurrent portion	$-

6.	Related Party Convertible Bridge Notes

In May 2011 (“May 2011 note”), the Company issued a convertible promissory note in the amount of $1,000,000. The note bears an interest rate of 8% per annum. The May 2011 note was amended in June 2011 and September 2011 to issue another $1,000,000 on each amendment date, for an aggregate of $3,000,000. In conjunction with the notes, the Company issued a warrant to the investor to purchase Series B convertible preferred stock with a warrant coverage amount equal to 10% and 20% of the principal amount of the notes for the initial and subsequent closings, respectively. In April 2012, the principal and accrued interest of $3,188,494 on these notes were converted to 63,769,863 shares of Series B convertible preferred stock at a conversion price of $0.05 per share.

In November 2011 (“November 2011 note”), the Company issued a convertible promissory note for $250,000 in two closings during November 2011 and December 2011 for an aggregate of $500,000. The note bears an interest rate of 8%. In conjunction with the notes, the Company issued a warrant to investors to purchase Series B convertible preferred stock with a warrant coverage amount equal to 20% of the principal amount of the notes for each of the closings, respectively.

In January 2012 and March 2012, the Company amended the November 2011 notes to provide the sale and issuance of up to $500,000 of convertible promissory notes and warrants under the same terms as the original agreement. In three separate closings during January 2012, February 2012 and April 2012, convertible promissory notes totaling $1,000,000 were issued. In conjunction with the notes, the Company issued a warrant to investors to purchase Series B convertible preferred stock with a warrant coverage amount equal to 20% of the principal amount of the notes for each of the closings, respectively. The aggregate principal amount of the November 2011 notes including the January and March amendments was $1,500,000, prior to the conversion. In April, 2012, the principal and accrued interest of $1,521,474 on these notes were converted to 30,429,485 shares of Series B convertible preferred stock at a conversion price of $0.05 per share.

In April 2012, June 2012 and July 2012, the Company issued an aggregate of 171,199,348 shares of Series B convertible preferred stock at a purchase price of $0.05 per share, which included 94,199,348 shares being issued upon the conversion of principal and accrued interest of $4,709,968 on the May 2011 notes and November 2011 notes.

In November 2012, the Company issued $1,000,000 in convertible promissory notes to related parties. The notes accrue interest at 8% per annum and mature at the earlier of the date upon which the majority note holders demand repayment after May 15, 2013 or the date of the closing of a qualified financing in which the Company issues common or preferred stock for gross proceeds of not less than $5,000,000. As of December 31, 2012 and 2013, the outstanding principal balance was $1,000,000. Because the holders have the ability to demand repayment after May 15, 2013, the Company has classified all of the outstanding debt balance and related accrued interest of $8,987 and $88,986 as a current liability as of December 31, 2012 and 2013, respectively.

VIVEVE, INC.

(a development stage enterprise)

NOTES TO FINANCIAL STATEMENTS

as of and for the years ended December 31, 2012 and 2013 and, cumulatively, for the period from September 21, 2005 (Date of Inception) to December 31, 2013

____________

6.	Related Party Convertible Bridge Notes, continued

On February 13, 2013, the Company entered into a note purchase agreement (“2013 Note Purchase Agreement”) with related parties to which it was authorized to issue and sell convertible promissory notes up to $1,500,000 in the aggregate, of which $1,000,000 was issued. These notes were intended as bridge financing to a planned alternative public offering (“APO”) in the second quarter of 2013. The notes accrue interest at 8% per annum and mature at the earlier of the date upon which the majority note holders demand repayment after August 13, 2013 or the date of the closing of a qualified financing in which the Company issues common or preferred stock for gross proceeds of not less than $5,000,000 excluding the conversion of these notes and the November 2012 notes. The notes convert into the number of shares equal to the principal and unpaid accrued interest divided by the conversion price, which is defined as 80% of the purchase price in the qualified financing. If the Company does not execute a qualified financing, the holders may elect conversion of the notes prior to the maturity date of August 13, 2013. Under the elective conversion, the notes convert into the number of the next equity financing shares or shares of Series B convertible preferred stock that are equal to the principal and the unpaid accrued interest divided by the conversion price. The conversion price is defined as 80% of the price paid by the investors in the next equity financing series or $0.05, if the notes are converted into the Series B convertible preferred stock. In April 2013, the Company completed another closing of the 2013 Note Purchase Agreement for $500,000. On June 3, 2013, the Company entered into an amendment to the 2013 Note Purchase Agreement to increase the total amount of the convertible promissory notes up to $2,000,000 in the aggregate if issued before June 30, 2013. In June 2013, the Company completed another closing of the 2013 Note Purchase Agreement for $500,000. On August 7, 2013, the Company entered into an amendment to the 2013 Note Purchase Agreement to increase the total amount of the convertible promissory notes up to $2,500,000 in the aggregate if issued before August 28, 2013. In August 2013, the Company completed another closing of the 2013 Note Purchase Agreement for $500,000. As of December 31, 2013, the outstanding principal balance was $2,500,000. Because the holders have the ability to demand repayment after August 13, 2013, the Company has classified all of the outstanding debt balance and related accrued interest of $130,466 as a current liability as of December 31, 2013.

On September 27, 2013, the Company entered into a note purchase agreement (“September 2013 Note Purchase Agreement”) with related parties to which it was authorized to issue and sell convertible promissory notes up to $500,000 in the aggregate. These notes were intended as bridge financing to a planned alternative public offering (“APO”) in the third quarter of 2013. The notes accrue interest at 8% per annum and mature at the earlier of the date upon which the majority note holders demand repayment after March 31, 2014 or the date of the closing of a qualified financing in which the Company issues common or preferred stock for gross proceeds of not less than $5,000,000 excluding the conversion of these notes, the November 2012 notes and the 2013 Note Purchase Agreement. The notes convert into the number of shares equal to the principal and unpaid accrued interest divided by the conversion price, which is defined as 70% of the purchase price in the qualified financing. If the Company does not execute a qualified financing, the holders may elect conversion of the notes prior to the maturity date of March 31, 2014. Under the elective conversion, the notes convert into the number of the next equity financing shares or shares of Series B convertible preferred stock that are equal to the principal and the unpaid accrued interest divided by the conversion price. The conversion price is defined as 70% of the price paid by the investors in the next equity financing series or $0.05, if the notes are converted into the Series B convertible preferred stock. As of December 31, 2013, the outstanding principal balance was $500,000. Because the holders have the ability to demand repayment after March 31, 2014, the Company has classified all of the outstanding debt balance and related accrued interest of $10,411 as a current liability as of December 31, 2013.

VIVEVE, INC.

(a development stage enterprise)

NOTES TO FINANCIAL STATEMENTS

as of and for the years ended December 31, 2012 and 2013 and, cumulatively, for the period from September 21, 2005 (Date of Inception) to December 31, 2013

____________

6.	Related Party Convertible Bridge Notes, continued

On November 12, 2013, the Company entered into a note purchase agreement (“November 2013 Note Purchase Agreement”) with related parties to which it was authorized to issue and sell convertible promissory notes up to $500,000 in the aggregate. These notes were intended as bridge financing to a planned alternative public offering (“APO”) in the forth quarter of 2013. The notes accrue interest at 8% per annum and mature at the earlier of the date upon which the majority note holders demand repayment after March 31, 2014 or the date of the closing of a qualified financing in which the Company issues common or preferred stock for gross proceeds of not less than $5,000,000 excluding the conversion of these notes, the November 2012 notes and the 2013 Note Purchase Agreement. The notes convert into the number of shares equal to the principal and unpaid accrued interest divided by the conversion price, which is defined as 70% of the purchase price in the qualified financing. If the Company does not execute a qualified financing, the holders may elect conversion of the notes prior to the maturity date of March 31, 2014. Under the elective conversion, the notes convert into the number of the next equity financing shares or shares of Series B convertible preferred stock that are equal to the principal and the unpaid accrued interest divided by the conversion price. The conversion price is defined as 70% of the price paid by the investors in the next equity financing series or $0.05, if the notes are converted into the Series B convertible preferred stock. As of December 31, 2013, the outstanding principal balance was $500,000. Because the holders have the ability to demand repayment after March 31, 2014, the Company has classified all of the outstanding debt balance and related accrued interest of $5,370 as a current liability as of December 31, 2013.

On December 27, 2013, the Company entered into a note purchase agreement (“December 2013 Note Purchase Agreement”) with related parties to which it was authorized to issue and sell convertible promissory notes up to $375,000 in the aggregate. These notes were intended as bridge financing to a planned alternative public offering (“APO”) in the first quarter of 2014. The notes accrue interest at 9% per annum and mature at the earlier of the date upon which the majority note holders demand repayment after March 31, 2014 or the date of the closing of a qualified financing in which the Company issues common or preferred stock for gross proceeds of not less than $5,000,000 excluding the conversion of these notes, the November 2012 notes and the 2013 Note Purchase Agreement. The notes convert into the number of shares equal to the principal and unpaid accrued interest divided by the conversion price, which is defined as 70% of the purchase price in the qualified financing. If the Company does not execute a qualified financing, the holders may elect conversion of the notes prior to the maturity date of March 31, 2014. Under the elective conversion, the notes convert into the number of the next equity financing shares or shares of Series B convertible preferred stock that are equal to the principal and the unpaid accrued interest divided by the conversion price. The conversion price is defined as 70% of the price paid by the investors in the next equity financing series or $0.05, if the notes are converted into the Series B convertible preferred stock. As of December 31, 2013, the outstanding principal balance was $375,000. Because the holders have the ability to demand repayment after March 31, 2014, the Company has classified all of the outstanding debt balance and related accrued interest of $370 as a current liability as of December 31, 2013.

Pursuant to the Company’s amendment to the note purchase agreement dated November 20, 2012, effective February 13, 2013, the above notes payable would be redeemable upon a change of control of the Company at an amount equal to 300% of the outstanding principal amount and accrued and unpaid interest on the notes as of the time of a change of control. A change of control will occur in the event the Company enters into a transaction where the holders of the voting securities no longer own a majority of the total outstanding voting securities once the transaction is completed or a disposition of substantially all assets occurs. The sale of stock for capital raising purposes or an alternative public offering involving a reverse merger into a public shell company for capital raising purposes is excluded from the Company’s definition of a change of control. The Company has determined that the value of this provision is not material and as such has not recorded a liability on the Company’s financial statements as of December 31, 2012 and 2013.

VIVEVE, INC.

(a development stage enterprise)

NOTES TO FINANCIAL STATEMENTS

as of and for the years ended December 31, 2012 and 2013 and, cumulatively, for the period from September 21, 2005 (Date of Inception) to December 31, 2013

____________

7.	Commitments and Contingencies

Operating Lease

In January 2012, the Company relocated and entered into a lease agreement for a new facility. The new lease commenced in March 2012 and will terminate in February 2015. Rent expense for the years ended December 31, 2012 and 2013 and, cumulatively, for the period from September 21, 2005 (date of inception) to December 31, 2013 was $166,398, $173,896, and $744,602, respectively.

At December 31, 2013, future minimum payments under the lease are as follows:

Year Ending December 31,
2014	$184,002
2015	30,952
$214,954

 Indemnification Agreements

The Company enters into standard indemnification arrangements in the ordinary course of business. Pursuant to these arrangements, the Company indemnifies, holds harmless and agrees to reimburse the indemnified parties for losses suffered or incurred by the indemnified party, in connection with performance of services within the scope of the agreement, breach of the agreement by the Company, or noncompliance of regulations or laws by the Company, in all cases provided the indemnified party has not breached the agreement and/or the loss is not attributable to the indemnified party’s negligence or willful malfeasance. The term of these indemnification agreements is generally perpetual any time after the execution of the agreement. The maximum potential amount of future payments the Company could be required to make under these arrangements is not determinable. The Company has never incurred costs to defend lawsuits or settle claims related to these indemnification agreements. As a result, the Company believes the estimated fair value of these agreements is minimal.

Contingencies

From time to time, the Company may have certain contingent liabilities that arise in the ordinary course of business activities. The Company accrues a liability for such matters when it is probable that future expenditures will be made and such expenditures can be reasonably estimated.

VIVEVE, INC.

(a development stage enterprise)

NOTES TO FINANCIAL STATEMENTS

as of and for the years ended December 31, 2012 and 2013 and, cumulatively, for the period from September 21, 2005 (Date of Inception) to December 31, 2013

____________

8.	Common Stock

In April 2012, the Company amended and restated its Certificate of Incorporation to increase the number of authorized common stock to 612,000,000 shares. The common stockholders, voting as a separate class, are entitled to elect one member of the Company’s Board of Directors. The preferred stockholders also have rights to elect two members of the Board of Directors. Pursuant to these rights, both classes of stock will vote together as one class to elect all remaining directors. The holders of common stock are also entitled to receive dividends whenever funds are legally available, as, when, and if declared by the Board of Directors. As of December 31, 2013, no dividends have been declared to date. Additionally, shares of common stock were issued under restricted stock purchase agreements. These shares are subject to a right of repurchase by the Company, which typically lapses over a four year period. In June 2009, the Company repurchased 565,833 shares of common stock. As of December 31, 2012 and 2013, the Company had 194,441 and 666 shares of common stock, respectively, subject to repurchase.

As of December 31, 2013, the Company had reserved common stock for future issuance as follows:

Conversion of Series A convertible preferred stock	291,132,255
Conversion of Series B convertible preferred stock	171,199,348
Exercise of options under stock plan	45,146,118
Issuance of options under stock plan	36,449,336
Exercise and conversion of convertible preferred stock warrants	24,299,963
568,227,020

9.	Convertible Preferred Stock

In April 2012, the Company amended and restated its Certificate of Incorporation to decrease the number of authorized Series A convertible preferred stock (“Series A”) to 24,543,626 and create a new series of preferred stock, to be designated Series B convertible preferred stock (“Series B”), consisting of 227,000,000 authorized shares.

The holders of preferred stock have various rights and preferences as follows:

Dividends

The preferred stockholders are entitled to receive, when and as declared by the Board of Directors, out of funds legally available, cash dividends in the amount of $0.0488 and $0.004, respectively, per share, per year for each share of Series A and Series B outstanding in preference and priority to any declaration or payment of any distribution on common stock in such calendar year. These dividends are noncumulative. No distributions shall be made to common stock unless all declared dividends on preferred stock have been paid or set aside for payment. No dividends have been declared to date.

Liquidation

Upon liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Series A and Series B are entitled to receive an amount per share equal to the original issuance price for the preferred stock (as adjusted for any stock dividends, stock splits or recapitalization and similar events), plus all declared and unpaid dividends thereon to the date fixed for such distribution. If upon the liquidation event, there are insufficient funds to permit the payment to stockholders of the full preferential amounts, then the entire assets and funds of the Company will be distributed ratably among the holders of preferred stock.

VIVEVE, INC.

(a development stage enterprise)

NOTES TO FINANCIAL STATEMENTS

as of and for the years ended December 31, 2012 and 2013 and, cumulatively, for the period from September 21, 2005 (Date of Inception) to December 31, 2013

____________

9.	Convertible Preferred Stock, continued

Conversion

At the option of the holder thereof, each share of preferred stock shall be convertible, at the option of the holder at any time after the date of issuance into fully paid and non-assessable shares of common stock as determined by dividing the applicable original issue price for such series by the conversion price for such series. The conversion price is $0.05 for Series A and Series B.

Each share of preferred stock shall automatically be converted into shares of common stock at their respective conversion price immediately upon the earlier of (A) immediately prior to the closing of a firm commitment underwritten initial public offering pursuant to a registration statement under the Securities Act of 1933 covering the offering and sale of the Company’s common stock provided the aggregate gross proceeds to the Company and/or selling stockholders are not less than $30,000,000 prior to underwriters’ commissions and expenses, or (B) upon receipt of a written request for conversion from the holders of a majority of the voting power of the outstanding shares of preferred stock.

Voting

Each holder of preferred stock shall be entitled to the number of votes equal to the number of shares of common stock into which such holder’s shares of preferred stock could be converted as of the record date. The holders of shares of the preferred stock shall be entitled to vote on all matters on which the common stock shall be entitled to vote. The holders of preferred stock, voting as a separate class, shall be entitled to elect two members of the Board of Directors. The holders of common stock, voting as a separate class, shall be entitled to elect one member of the Board of Directors. Any additional members of the Board of Directors shall be elected by the holders of common stock and preferred stock, voting together as a single class.

Warrants for Convertible Preferred Stock

In connection with the issuance of Series A in August 2007, the investors acquired the rights to purchase additional shares of Series A at $0.61 per share. Such rights lapsed upon the achievement of certain milestones which occurred in April 2009. The Company calculated the fair value of these rights to be $357,829 using the Black-Scholes option pricing model with the following assumptions: dividend yield of 0%, expected volatility of 46%, risk free interest rate of 3.9% and a contractual life of 1.4 years. This amount was revalued as of December 31, 2007 and 2008 and $23,143 and $266,293 was recorded to other income (expense), net, respectively. The warrant was revalued upon the achievement of the milestones and $68,393 was recorded to other income (expense), net, during the year ended December 31, 2009.

VIVEVE, INC.

(a development stage enterprise)

NOTES TO FINANCIAL STATEMENTS

as of and for the years ended December 31, 2012 and 2013 and, cumulatively, for the period from September 21, 2005 (Date of Inception) to December 31, 2013

____________

9.	Convertible Preferred Stock, continued

Warrants for Convertible Preferred Stock, continued

In connection with the loan and security agreement entered into in December 2008, the Company issued a warrant to purchase a total of 196,721 shares of Series A at an exercise price of $0.61 per share. The warrant has a contractual life of ten years and is exercisable immediately in whole or in part, on or before ten years from the issuance date. The Company determined the value of the warrant on the date of issuance to be $53,863 using the Black-Scholes option pricing model. Assumptions used were dividend yield of 0%, volatility of 79%, risk free interest rate of 2.7% and a contractual life of ten years. The warrant expires on December 2, 2018. The fair value of the warrant was recorded as a debt issuance cost in other assets and was amortized to interest expense over the draw down term of the loan. The entire amount of the warrant was amortized to interest expense in the year ended December 31, 2008. The fair value of the warrant was re-measured as of December 31, 2012 and 2013 and ($4,131) and $6,885 were recorded to other income (expense), net, respectively, and $9,797 was recorded for the cumulative period from September 21, 2005 (date of inception) to December 31, 2013.

In connection with the Series A offering in 2009, the Company issued warrants to purchase 245,900 shares of Series A for $0.61 per share in April 2009. The warrants have a contractual life of ten years and are exercisable immediately in whole or in part, on or before ten years from the issuance date. The Company determined the fair value of the warrants on the date of issuance to be $70,082 using the Black-Scholes option pricing model. Assumptions used were dividend yield of 0%, volatility of 79%, risk free interest rate of 2.8% and a contractual life of ten years. The warrants expire on April 2, 2019. The fair value of the warrants was recorded as an equity issuance cost. The fair value of the warrants was re-measured as of December 31, 2012 and 2013 and ($5,900) and $8,607 were recorded to other income (expense), net, respectively, and $11,804 was recorded for the cumulative period from September 21, 2005 (date of inception) to December 31, 2013.

In connection with the loan and security agreement entered into in November 2010, the Company issued a warrant to purchase a total of 163,934 shares of Series A at an exercise price of $0.61 per share. The warrant has a contractual life of ten years and is exercisable immediately in whole or in part, on or before ten years from the issuance date. The Company determined the value of the warrant on the date of issuance to be $46,721 using the Black-Scholes option pricing model. Assumptions used were dividend yield of 0%, volatility of 79%, risk free interest rate of 2.9% and a contractual life of ten years. The warrant expires on November 19, 2020. The fair value of the warrant was recorded as a debt discount and will be amortized to interest expense over the life of the loan. The fair value of the warrant was re-measured as of December 31, 2012 and 2013 and ($6,485) and $2,131 were recorded to other income (expense), net, respectively, and $328 was recorded for the cumulative period from September 21, 2005 (date of inception) to December 31, 2013.

In connection with the loan and security agreement entered into in April 2012, the Company issued a warrant to purchase a total of 73,770 shares of Series A at an exercise price of $0.61 per share. The warrant has a contractual life of ten years and is exercisable immediately in whole or in part, on or before ten years from the issuance date. The Company determined the value of the warrant on the date of issuance to be $27,443 using the Black-Scholes option pricing model. Assumptions used were dividend yield of 0%, volatility of 92%, risk free interest rate of 1.98% and a contractual life of ten years. The warrant expires on April 19, 2022. The fair value of the warrant was recorded as a debt discount and will be amortized to interest expense over the life of the loan. The fair value of the warrant was re-measured as of December 31, 2012 and 2013 and $591 and $1,918 was recorded to other income (expense), net, respectively, and $2,509 was recorded for the cumulative period from September 21, 2005 (date of inception) to December 31, 2013.

VIVEVE, INC.

(a development stage enterprise)

NOTES TO FINANCIAL STATEMENTS

as of and for the years ended December 31, 2012 and 2013 and, cumulatively, for the period from September 21, 2005 (Date of Inception) to December 31, 2013

____________

9.	Convertible Preferred Stock, continued

Warrants for Convertible Preferred Stock, continued

In May 2011, in connection with the issuance of convertible promissory notes, the Company issued warrants to purchase 2,000,000 shares of Series B at an exercise price of $0.05 per share. The warrants have a contractual life of ten years and are exercisable immediately in whole or in part, on or before ten years from the issuance date. The Company determined the value of the warrants on the date of issuance to be $84,000 using the Black-Scholes option pricing model. Assumptions used were dividend yield of 0%, volatility of 84%, risk free interest rate of 3.2% and a contractual life of ten years. The warrants expire on May 9, 2021. The fair value of the warrants was recorded as a debt discount and will be amortized to interest expense over the life of the loan. The fair value of the warrants was re-measured as of December 31, 2012 and 2013 and $23,000 and $6,000 were recorded to other income (expense), net, respectively, and $30,000 was recorded for the cumulative period from September 21, 2005 (date of inception) to December 31, 2013.

In June 2011, in connection with the issuance of convertible promissory notes, the Company issued warrants to purchase 4,000,000 shares of Series B at an exercise price of $0.05 per share. The warrants have a contractual life of ten years and are exercisable immediately in whole or in part, on or before ten years from the issuance date. The Company determined the value of the warrants on the date of issuance to be $168,000 using the Black-Scholes option pricing model. Assumptions used were dividend yield of 0%, volatility of 84%, risk free interest rate of 3.2% and a contractual life of ten years. The warrants expire on June 30, 2021. The fair value of the warrants was recorded as a debt discount and will be amortized to interest expense over the life of the loan. The fair value of the warrants was re-measured as of December 31, 2012 and 2013 and $46,000 and $12,000 were recorded to other income (expense), net, respectively, and $60,000 was recorded for the cumulative period from September 21, 2005 (date of inception) to December 31, 2013.

In September 2011, in connection with the issuance of convertible promissory notes, the Company issued warrants to purchase 4,000,000 shares of Series B at an exercise price of $0.05 per share. The warrants have a contractual life of ten years and are exercisable immediately in whole or in part, on or before ten years from the issuance date. The Company determined the value of the warrants on the date of issuance to be $168,000 using the Black-Scholes option pricing model. Assumptions used were dividend yield of 0%, volatility of 84%, risk free interest rate of 2.0% and a contractual life of ten years. The warrants expire on September 9, 2021. The fair value of the warrants was recorded as a debt discount and will be amortized to interest expense over the life of the loan. The fair value of the warrants was re-measured as of December 31, 2012 and 2013 and $46,000 and $12,000 was recorded to other income (expense), net, respectively, and $60,000 was recorded for the cumulative period from September 21, 2005 (date of inception) to December 31, 2013.

VIVEVE, INC.

(a development stage enterprise)

NOTES TO FINANCIAL STATEMENTS

as of and for the years ended December 31, 2012 and 2013 and, cumulatively, for the period from September 21, 2005 (Date of Inception) to December 31, 2013

____________

9.	Convertible Preferred Stock, continued

Warrants for Convertible Preferred Stock, continued

In November 2011, in connection with the issuance of convertible promissory notes, the Company issued warrants to purchase 1,000,000 shares of Series B at an exercise price of $0.05 per share. The warrants have a contractual life of ten years and are exercisable immediately in whole or in part, on or before ten years from the issuance date. The Company determined the value of the warrants on the date of issuance to be $42,000 using the Black-Scholes option pricing model. Assumptions used were dividend yield of 0%, volatility of 84%, risk free interest rate of 2.1% and a contractual life of ten years. The warrants expire on November 30, 2021. The fair value of the warrants was recorded as a debt discount and will be amortized to interest expense over the life of the loan. The fair value of the warrants was re-measured as of December 31, 2012 and 2013 and $11,000 and $2,000 were recorded to other income (expense), net, respectively, and $14,000 was recorded for the cumulative period from September 21, 2005 (date of inception) to December 31, 2013.

In December 2011, in connection with the issuance of convertible promissory notes, the Company issued warrants to purchase 1,000,000 shares of Series B at an exercise price of $0.05 per share. The warrants have a contractual life of ten years and are exercisable immediately in whole or in part, on or before ten years from the issuance date. The Company determined the value of the warrants on the date of issuance to be $41,000 using the Black-Scholes option pricing model. Assumptions used were dividend yield of 0%, volatility of 84%, risk free interest rate of 1.8% and a contractual life of ten years. The warrants expire on December 19, 2021. The fair value of the warrants was recorded as a debt discount and will be amortized to interest expense over the life of the loan. The fair value of the warrants was re-measured as of December 31, 2012 and 2013 and $11,000 and $2,000 were recorded to other income (expense), net, respectively, and $13,000 was recorded for the cumulative period from September 21, 2005 (date of inception) to December 31, 2013.

In January 2012, in connection with the issuance of convertible promissory notes, the Company issued warrants to purchase 910,445 shares of Series B at an exercise price of $0.05 per share. The warrants have a contractual life of ten years and are exercisable immediately in whole or in part, on or before ten years from the issuance date. The Company determined the value of the warrants on the date of issuance to be $37,328 using the Black-Scholes option pricing model. Assumptions used were dividend yield of 0%, volatility of 84%, risk free interest rate of 1.8% and a contractual life of ten years. The warrants expire on January 1, 2022. The fair value of the warrants was recorded as a debt discount and will be amortized to interest expense over the life of the loan. The fair value of the warrants was re-measured as of December 31, 2012 and 2013 and $7,283 and $1,821 was recorded to other income (expense), net, respectively, and $9,104 was recorded for the cumulative period from September 21, 2005 (date of inception) to December 31, 2013.

VIVEVE, INC.

(a development stage enterprise)

NOTES TO FINANCIAL STATEMENTS

as of and for the years ended December 31, 2012 and 2013 and, cumulatively, for the period from September 21, 2005 (Date of Inception) to December 31, 2013

____________

9.	Convertible Preferred Stock, continued

Warrants for Convertible Preferred Stock, continued

In February 2012, in connection with the issuance of convertible promissory notes, the Company issued warrants to purchase 738,535 shares of Series B at an exercise price of $0.05 per share. The warrants have a contractual life of ten years and are exercisable immediately in whole or in part, on or before ten years from the issuance date. The Company determined the value of the warrants on the date of issuance to be $31,018 using the Black-Scholes option pricing model. Assumptions used were dividend yield of 0%, volatility of 84%, risk free interest rate of 1.98% and a contractual life of ten years. The warrants expire on February 27, 2022. The fair value of the warrants was recorded as a debt discount and will be amortized to interest expense over the life of the loan. The fair value of the warrants was re-measured as of December 31, 2012 and 2013 and $6,646 and $1,477 was recorded to other income (expense), net, respectively, and $8,123 was recorded for the cumulative period from September 21, 2005 (date of inception) to December 31, 2013.

In April 2012, in connection with the issuance of convertible promissory notes, the Company issued warrants to purchase 2,351,019 shares of Series B at an exercise price of $0.05 per share. The warrants have a contractual life of ten years and are exercisable immediately in whole or in part, on or before ten years from the issuance date. The Company determined the value of the warrants on the date of issuance to be $98,743 using the Black-Scholes option pricing model. Assumptions used were dividend yield of 0%, volatility of 84%, risk free interest rate of 2.0% and a contractual life of ten years. The warrants expire on April 16, 2022. The fair value of the warrants was recorded as a debt discount and will be amortized to interest expense over the life of the loan. The fair value of the warrants was re-measured as of December 31, 2012 and 2013 and $21,159 and $4,702 was recorded to other income (expense), net, respectively, and $25,861 was recorded for the cumulative period from September 21, 2005 (date of inception) to December 31, 2013.

Convertible preferred stock warrants outstanding as of December 31, 2012 were as follows:

	Series			Number of	Fair Value as of
	Exercisable	Expiration	Exercise	Warrants	December 31,
Issuance Date	for	Date	Price	Outstanding	2012

December 2008	Series A	December 2, 2018	$0.61	196,721	$50,951
April 2009	Series A	April 2, 2019	0.61	245,900	66,885
November 2010	Series A	November 19, 2020	0.61	163,934	48,524
May 2011	Series B	May 6, 2021	0.05	2,000,000	60,000
June 2011	Series B	June 30, 2021	0.05	4,000,000	120,000
September 2011	Series B	September 9, 2021	0.05	4,000,000	120,000
November 2011	Series B	November 30, 2021	0.05	1,000,000	30,000
December 2011	Series B	December 19, 2021	0.05	1,000,000	30,000
January 2012	Series B	January 31, 2022	0.05	910,445	30,045
February 2012	Series B	February 28, 2022	0.05	738,535	24,372
April 2012	Series B	April 16, 2022	0.05	2,351,019	77,584
April 2012	Series A	April 19, 2022	0.61	73,770	26,852
				16,680,324	$685,213

VIVEVE, INC.

(a development stage enterprise)

NOTES TO FINANCIAL STATEMENTS

as of and for the years ended December 31, 2012 and 2013 and, cumulatively, for the period from September 21, 2005 (Date of Inception) to December 31, 2013

____________

9.	Convertible Preferred Stock, continued

Warrants for Convertible Preferred Stock, continued

Convertible preferred stock warrants outstanding as of December 31, 2013 were as follows:

	Series			Number of	Fair Value as of
	Exercisable	Expiration	Exercise	Warrants	December 31,
Issuance Date	for	Date	Price	Outstanding	2013

December 2008	Series A	December 2, 2018	$0.61	196,721	$44,066
April 2009	Series A	April 2, 2019	0.61	245,900	58,278
November 2010	Series A	November 19, 2020	0.61	163,934	46,393
May 2011	Series B	May 6, 2021	0.05	2,000,000	54,000
June 2011	Series B	June 30, 2021	0.05	4,000,000	108,000
September 2011	Series B	September 9, 2021	0.05	4,000,000	108,000
November 2011	Series B	November 30, 2021	0.05	1,000,000	28,000
December 2011	Series B	December 19, 2021	0.05	1,000,000	28,000
January 2012	Series B	January 31, 2022	0.05	910,445	28,224
February 2012	Series B	February 28, 2022	0.05	738,535	22,895
April 2012	Series B	April 16, 2022	0.05	2,351,019	72,882
April 2012	Series A	April 19, 2022	0.61	73,770	24,934
				16,680,324	$623,672

10.	Stock Option Plan

In February 2006, the Company adopted the 2006 Stock Option Plan (the “Plan”) under which the Board of Directors may issue incentive and nonqualified stock options to employees, directors, and consultants. The Board of Directors has the authority to determine to whom options will be granted, the number of options, the term and the exercise price. If an individual owns stock representing more than 10% of the outstanding shares, the price of each option shall be at least 110% of the fair market value, as determined by the Board of Directors. The exercise price of an incentive stock option and a nonqualified stock option shall not be less than 100% and 85%, respectively, of the fair market value of the common stock on the date of grant. All options granted have a term of ten years, other than options granted to individuals holding more than 10% of the total outstanding shares which have a term of five years. Options granted generally vest over four years.

VIVEVE, INC.

(a development stage enterprise)

NOTES TO FINANCIAL STATEMENTS

as of and for the years ended December 31, 2012 and 2013 and, cumulatively, for the period from September 21, 2005 (Date of Inception) to December 31, 2013

____________

10.	Stock Option Plan, continued

Activity under the Plan is as follows:

		Outstanding Options
				Weighted
	Shares		Weighted	Average
	Available	Number	Average	Remaining
	for	of	Exercise	Contractual
	Grant	Shares	Price	Term (years)

Shares reserved at plan inception	1,000,000	-	$-
Options granted	(51,500)	51,500	0.001
Balances as of December 31, 2006	948,500	51,500	0.001	9.96
Additional shares reserved	2,000,000	-	-
Options granted	(867,000)	867,000	0.06
Options forfeited	5,000	(5,000)	0.001
Balances as of December 31, 2007	2,086,500	913,500	0.06	9.82
Options granted	(72,500)	72,500	0.06
Balances as of December 31, 2008	2,014,000	986,000	0.06	8.87
Options granted	(1,892,029)	1,892,029	0.06
Options exercised	-	(322,395)	0.06
Options forfeited	377,605	(377,605)	0.06
Balances as of December 31, 2009	499,576	2,178,029	0.06	9.00
Additional shares reserved	461,957	-	-
Options granted	(771,412)	771,412	0.05
Options exercised	-	(173,455)	0.001
Options forfeited	12,500	(12,500)	0.06
Balances as of December 31, 2010	202,621	2,763,486	0.06	8.40
Additional shares reserved	500,000	-	-
Options granted	(345,000)	345,000	0.12
Options exercised	-	(9,000)	0.001
Options forfeited	139,000	(139,000)	0.06
Repurchase of restricted stock options	5,250	-
Balances as of December 31, 2011	501,871	2,960,486	0.07	7.70
Additional shares reserved	80,000,000	-	-
Options granted	(43,694,521)	43,694,521	0.01
Options exercised	-	(1,866,903)	0.07
Balances as of December 31, 2012	36,807,350	44,788,104	0.01	9.74
Options granted	(11,873,890)	11,873,890	0.01
Options cancelled	11,515,876	(11,515,876)	0.01
Balances as of December 31, 2013	36,449,336	45,146,118	$0.01	8.80

Options vested and expected to vest as of December 31, 2013		43,338,910	$0.01	8.80
Options vested as of December 31, 2013		15,025,985	$0.02	8.60

VIVEVE, INC.

(a development stage enterprise)

NOTES TO FINANCIAL STATEMENTS

as of and for the years ended December 31, 2012 and 2013 and, cumulatively, for the period from September 21, 2005 (Date of Inception) to December 31, 2013

____________

10.	Stock Option Plan, continued

The options outstanding and exercisable as of December 31, 2013 are as follows:

	Options Outstanding		Options Vested
		Weighted
		Average		Weighted
		Remaining		Average
Exercise	Number	Contractual	Number	Exercise
Price	Outstanding	Life (Years)	of Options	Price

$0.001	40,000	2.95	40,000	$0.001
0.06	980,250	5.68	921,104	0.06
0.15	514,833	7.94	447,055	0.15
0.01	43,611,035	8.89	13,617,826	0.01
	45,146,118	8.80	15,025,985	$0.02

Stock-Based Compensation Associated with Awards to Employees

During the years ended December 31, 2012 and 2013, the Company granted stock options to employees to purchase 38,996,262 and 11,788,890 shares of common stock with a weighted average grant date fair value of $0.03262 and $0.00559 per share, respectively. Stock-based compensation expense recognized during the years ended December 31, 2012 and 2013 and, cumulatively, for the period from September 21, 2005 (date of inception) to December 31, 2013, includes compensation expense for stock-based awards granted to employees of $102,511, $94,021 and $282,032 respectively. As of December 31, 2013, there was total unrecognized compensation costs of $129,937 related to these stock options. These costs are expected to be recognized over a period of approximately 1.74 years. The total fair value of employee options vested during the years ended December 31, 2012 and 2013 was $54,199 and $139,914, respectively. The aggregate intrinsic value of options outstanding and exercisable as of December 31, 2012 and 2013 was $2,322 and $322, respectively. The aggregate intrinsic value of options exercised during the years ended December 31, 2012 and 2013 was $0.

The Company estimated the fair value of stock options using the Black-Scholes option pricing model. The fair value of employee stock options is being amortized on a straight-line basis over the requisite service period of the awards. The fair value of employee stock options granted was estimated using the following assumptions:

			Cumulative for the Period
			September 21, 2005
			(Date of Inception) to
	2012	2013	December 31, 2013

Expected term (in years)	5.00	5.00	5.00 - 6.25
Expected volatility	68%	67%	60% - 79%
Risk-free interest rate	0.76% - 0.84%	0.84%	0.76% - 4.7%
Dividend yield	0%	0%	0%

VIVEVE, INC.

(a development stage enterprise)

NOTES TO FINANCIAL STATEMENTS

as of and for the years ended December 31, 2012 and 2013 and, cumulatively, for the period from September 21, 2005 (Date of Inception) to December 31, 2013

____________

10.	Stock Option Plan, continued

Expected Term

The expected term of stock options represents the weighted average period the stock options are expected to remain outstanding. The Company derived the expected term based on expected terms for similar entities, referred to as “guideline” companies, as the Company did not have sufficient historical information to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior. In evaluating similarity, the Company considered factors such as industry, stage of life cycle and size.

Volatility

Since the Company is a private entity with no historical data regarding the volatility of its common stock, the expected volatility used is based on volatility of similar entities, referred to as “guideline” companies. In evaluating similarity, the Company considered factors such as industry, stage of life cycle and size.

Risk-Free Interest Rate

The risk-free rate is based on U.S. Treasury zero-coupon issues with remaining terms similar to the expected term on the options.

Dividend Yield

The Company has never declared or paid any cash dividends and does not plan to pay cash dividends in the foreseeable future and, therefore, used an expected dividend yield of zero in the valuation model.

Forfeitures

The Company estimates forfeitures at the time of grant and revises those estimates in subsequent periods if actual forfeitures differ from those estimates. The Company uses historical data to estimate pre-vesting option forfeitures and record stock-based compensation expense only for those awards that are expected to vest. All stock-based payment awards are amortized on a straight-line basis over the requisite service periods of the awards, which are generally the vesting periods. If the Company’s actual forfeiture rate is materially different from its estimate, the stock-based compensation expense could be significantly different from what the Company has recorded in the current period.

VIVEVE, INC.

(a development stage enterprise)

NOTES TO FINANCIAL STATEMENTS

as of and for the years ended December 31, 2012 and 2013 and, cumulatively, for the period from September 21, 2005 (Date of Inception) to December 31, 2013

____________

10.	Stock Option Plan, continued

Stock-Based Compensation for Nonemployees

During the years ended December 31, 2012 and 2013, the Company granted options to purchase 4,698,259 and 85,000 shares of common stock to nonemployees, respectively. Stock-based compensation expense related to stock options granted to nonemployees is recognized as the stock options are earned. The Company believes that the fair value of the stock options is more reliably measurable than the fair value of the services received. The stock-based compensation expense will fluctuate as the estimated fair value of the common stock fluctuates. During the years ended December 31, 2012 and 2013 and, cumulatively, for the period from September 21, 2005 (date of inception) to December 31, 2013, the Company recorded $6,686, ($6,593) and $9,183, respectively, of stock-based compensation expense related to nonemployees. The fair value of nonemployee stock options granted was estimated using the following assumptions:

			Cumulative for the Period
			September 21, 2005
			(Date of Inception) to
	2012	2013	December 31, 2013

Contractual term (in years)	4 - 10	3 - 10	3 - 10
Expected volatility	68%	67%	60% - 79%
Risk-free interest rate	0.72% - 1.78%	0.78% - 3.04%	0.56% - 4.7%
Dividend yield	0%	0%	0%

11.	Income Taxes

The tax effects of temporary differences and carryforwards that give rise to significant portions of the deferred tax assets are as follows:

	2012	2013

Net operating loss carryforwards	$3,951,000	$4,203,000
Research and development credits	162,000	162,000
Start-up expenses capitalized	5,726,000	7,156,000
Accruals and reserves	150,000	99,000
Property and equipment	(22,000)	(11,000)
	9,967,000	11,609,000
Less: Valuation allowance	(9,967,000)	(11,609,000)
	$-	$-

Based on a number of factors, including the lack of history of profits and the fact that the Company competes in a developing market that is characterized by rapidly changing technology, management believes that there is sufficient uncertainty regarding the realization of deferred tax assets such that a full valuation allowance has been provided. The valuation allowance increased by $1,789,000 and $1,642,000 during the years ended December 31, 2012 and 2013, respectively.

VIVEVE, INC.

(a development stage enterprise)

NOTES TO FINANCIAL STATEMENTS

as of and for the years ended December 31, 2012 and 2013 and, cumulatively, for the period from September 21, 2005 (Date of Inception) to December 31, 2013

____________

11.	Income Taxes, continued

As of December 31, 2013, the Company had net operating loss carryforwards of approximately $10,554,000 and $10,543,000 available to offset future taxable income, if any, for both federal and California state income tax purposes, respectively. The Company’s federal and state net operating loss carryforwards begin to expire in 2027 and 2017, respectively, and valuation allowances have been provided, where necessary.

As of December 31, 2013, the Company also had federal and state research and development credit carryforwards of approximately $142,000 and $136,000, respectively, available to reduce future taxable income. The federal credit carryforward begins to expire in 2027, the California credit will carryforward indefinitely and valuation allowances have been provided, where necessary.

Utilization of the net operating loss carryforward may be subject to an annual limitation due to the ownership percentage change limitations provided by the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of the net operating loss before utilization.

No liability related to uncertain tax positions is recorded on the financial statements. As of December 31, 2013, the Company had an unrecognized tax benefit of $70,000. It is the Company’s policy to include penalties and interest expense related to income taxes as a component of other expense and interest expense, respectively, as necessary.

All of the Company’s tax years will remain open for examination by the federal and state authorities for three and four years, respectively, from the date of utilization of any net operating loss or credits.

12.	Related Party Transactions

From March 2006 through March 2008, the Company leased office space from the Company’s then Chief Executive Officer. Rent payments made to the Chief Executive Officer for the year ended December 31, 2008 and, cumulatively, for the period from September 21, 2005 (date of inception) to December 31, 2008 were $12,000 and $72,391, respectively. There were no rental payments made to the Chief Executive Officer after March 2008.

In June 2006, the Company entered into a Development and Manufacturing Agreement with Stellartech Research Corporation (the “Agreement”). The Agreement was amended on October 4, 2007. Under the Agreement, Viveve agreed to purchase 300 units of generators manufactured by Stellartech. In conjunction with the Agreement, Stellartech purchased 300,000 shares of common stock at par value. These shares were subject to a right of repurchase by the Company, which lapsed over a four-year period. As of December 31, 2012, none of the shares of common stock were subject to repurchase. Under the Agreement, the Company has paid Stellartech $325,936, $33,000 and $6,920,619 for goods and services in the years ended December 31, 2012 and 2013 and, cumulatively, for the period from September 21, 2005 (date of inception) to December 31, 2013, respectively.

VIVEVE, INC.

(a development stage enterprise)

NOTES TO FINANCIAL STATEMENTS

as of and for the years ended December 31, 2012 and 2013 and, cumulatively, for the period from September 21, 2005 (Date of Inception) to December 31, 2013

____________

12.	Related Party Transactions, continued

In April 2012, the Viveve-Parmer Arbitration (a dispute between the Company and its original Chief Executive Officer) was settled and resulted in the award and judgment in favor of Dr. Parmer. In accordance with the Settlement Agreement and General Release, the Company paid Dr. Parmer $1,000,000, less applicable withholdings (payment executed April 20, 2012), issued a subordinated unsecured note of $150,000 payable in three equal installments on March 31, 2013, June 30, 2013 and September 30, 2013, all of which were paid, and issued 754,635 shares of restricted common stock. In addition, if the Company closes an equity financing, the Company shall issue Dr. Parmer a number of shares equal to $150,000 divided by the price per share.

In June 2012, the Company entered into a Supply and Purchase Agreement with Donna Bella International, Limited (“Donna Bella”). Under the agreement, Donna Bella will have exclusivity to purchase the Company’s products in Hong Kong, provided Donna Bella purchases $1,000,000 of the Company’s Series B. In addition, Donna Bella will have exclusivity to purchase the Company’s products in China, provided that (a) Donna Bella purchases $1,000,000 of the Company’s Series B and (b) the Company obtains registration with the State Food and Drug Administration (“SFDA”) for its products with the assistance of Donna Bella. The parties agree to negotiate minimum purchases for the China market upon receipt of SFDA clearance. Donna Bella agrees to designate a subsidiary of Donna Bella in China with legal independent legal standing, to assist the Company in obtaining the registration with SFDA at Donna Bella’s subsidiary’s cost. Such designated subsidiary of Donna Bella shall start the registration process on behalf of the Company immediately after the signing of this agreement, subject to the request of and approval by the Company. In July 2012, Donna Bella purchased $1,000,000 of the Company’s Series B.

On March 14, 2013, the Company entered into a Separation and Release Agreement with a former executive officer (the “Separation Agreement”). In accordance with the terms and conditions of the Separation Agreement, the employee resigned as an officer of the Company and observer to the Company’s Board of Directors. The Company agreed to pay a severance payment equal to an aggregate of $271,346 (the “Severance Payment”) payable as follows: (1) $25,000 for each month for the ten months following April 15, 2013 (the “Separation Date”) and (2) $21,346 for the 11th month following the Separation Date. In the event that the employee engages in any activities that compete with the Company anytime during the eleven months following the Separation Date, the Company’s obligation to pay any further amounts in connection with the Severance Payment shall cease.

In addition to the above, an aggregate of 5,278,330 options of the 11,015,646 options previously granted to the former executive officer vested effective as of the Separation Date. The former executive officer agreed to release and discharge the Company from any and all claims, debts, obligations or liabilities, known and unknown, which relate to employment with the Company or the termination of that employment.

13.	Subsequent Events

On January 31, 2014, the Company and lender agreed to further amend the loan and security agreement to defer an additional 2 months of principal payments contingent upon the receipt of bridge loan proceeds of $500,000 or more on or before February 25, 2014 and consummation of an equity event by April 25, 2014. On February 25, 2014, a further extension to defer principal payments through March 31, 2014 was verbally agreed upon.

VIVEVE, INC.

(a development stage enterprise)

NOTES TO FINANCIAL STATEMENTS

as of and for the years ended December 31, 2012 and 2013 and, cumulatively, for the period from September 21, 2005 (Date of Inception) to December 31, 2013

____________

13.	Subsequent Events, continued

On March 5, 2014, the Company entered into a note purchase agreement in which it was authorized to issue and sell convertible promissory notes up to $500,000 in the aggregate of which $100,000 was issued on March 5, 2014. The notes accrue interest at 9% per annum and will convert into a subsequent equity financing, which the Company expects to complete by June 30, 2014.

The Company has evaluated all events occurring subsequent to December 31, 2013 through March 18, 2014, the date these accompanying financials were available to be issued and did not identify any additional material recognizable subsequent events.

VIVEVE MEDICAL, INC.

12,347,121 Shares

Common Stock

PROSPECTUS

_________________, 2015

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.     OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered. None of the following expenses are payable by the selling stockholders. All of the amounts shown are estimates, except for the Commission registration fee.

SEC registration fee		$645.63
Legal fees and expenses*	$	*35,000
Accounting fees and expenses*	$	*15,000
Miscellaneous*	$	*2,500
TOTAL		$53,145.63

*Estimated

ITEM 14.     INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Yukon Business Corporation Act (the “Business Corporations Act”), Section 126, enables a corporation to indemnify a director or officer or a former director or officer of the corporation, or a person who acts or acted at the corporation’s request as a director or officer of a body corporate of which the corporation is or was a stockholder or creditor, and his heirs and personal representatives (collectively, a “Person”), against all costs, charges and expenses, including an amount paid to settle an action or to satisfy a judgment reasonably incurred by him in any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been such a director or officer if:

(a)     he acted honestly and in good faith with a view to the best interests of the corporation; and

(b)     in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

The Business Corporations Act also enables a corporation, with the approval of the Supreme Court of the Yukon Territory, to indemnify a Person in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favor, to which he is made a party by reason of being or having been a director or officer of the corporation or body corporate, against all costs, charges and expenses reasonably incurred by him in connection with the action if he fulfills the conditions set forth in subparagraphs (a) and (b) above. Furthermore, the Business Corporation Act provides that a Person is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by him in connection with the defense of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the corporation or body corporate if the person seeking indemnification:

(a)     fulfills the conditions set forth in subparagraphs (a) and (b) above;

(b)     was substantially successful on the merits in his defense of the action or proceeding; and

(c)     is fairly and reasonably entitled to indemnity.

The Business Corporations Act also provides that a corporation may purchase and maintain insurance for the benefit of a Person against liability incurred by him:

(a)     in his capacity as a director or officer of the corporation, except when the liability relates to his failure to act honestly and in good faith with a view to the best interests of the corporation; or

(b)     in his capacity as a director or officer of another body corporate if he acts or acted in that capacity at the corporation’s request, except where the liability relates to his failure to act honestly and in good faith with a view to the best interests of the body corporate.

Our bylaws provide that none of our directors shall be liable for the acts, receipts, neglects or defaults of any other director or officer or employee, or for joining in any receipt or other act for conformity, or for any loss, damage or expense happening to us through the insufficiency or deficiency of title to any property acquired for or on behalf of us, or for the insufficiency or deficiency of any security in or upon which any of our moneys shall be invested, or for any loss or damage arising from the bankruptcy, insolvency or tortuous acts of any person with whom any of the our moneys, securities or effects are deposited, or for any loss occasioned by any error of judgment or oversight on his or her part, or for any other loss, damage or misfortune whatever which shall happen in the execution of the duties of his or her office or in relation thereto, unless the same are occasioned by his or her own willful neglect or default or from any breach of his or her duty to act in accordance with the Business Corporations Act and the regulations thereunder.

Our bylaws provide that, subject to the limitations contained in the Business Corporations Act, and to the extent he or she is otherwise fairly and reasonably entitled thereto, we shall indemnify a director or officer, a former director or officer, or a person who acts or acted our request as a director or officer of a body corporate of which we are or were a shareholder or creditor (or a person who undertakes or has undertaken any liability on behalf of us or any such body corporate) and his or her heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been our director or officer or such body corporate, if

(1)     he or she acted honestly and in good faith with a view to our best interests; and

(2)     in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful.

Furthermore, our bylaws provide that directors may rely upon the accuracy of any statement of fact represented by an officer of the Company to be correct or upon statements in a written report of the Company’s auditor and shall not be responsible or held liable for any loss or damage resulting from the paying of any dividends or otherwise acting in good faith upon any such statement.

Our bylaws also provide that subject to the limitations contained in the Business Corporations Act, we may purchase and maintain insurance for the benefit of our directors and officers as the board of directors may from time to time determine. We have obtained on behalf of our directors and officers insurance protection against certain liabilities arising out of the discharge of their duties. However, to the extent such coverage is inadequate to cover claims against directors or officers, we may be required pursuant to our bylaws to reimburse the directors or officers for the uninsured portion of such claims.

ITEM 15.     RECENT SALES OF UNREGISTERED SECURITIES.

The securities transactions described below that were entered into prior to September 23, 2014 have been retroactively adjusted to take into account the one-for-100 reverse stock split effective September 23, 2014.

On February 22, 2011, we entered into a Securities Purchase Agreement (the “Purchase Agreement”) with GCP IV LLC (“GCP”), an accredited investor, pursuant to which we (i) issued and sold to GCP an aggregate of $4 million in principal amount (the “Principal Amount”) of 5% Senior Secured Convertible Debentures (the “Debentures”), and (ii) we issued to GCP a five-year warrant to purchase up to 4 million shares of our common stock at an exercise price (subject to adjustment) of $15 per share. At any time prior to the repayment of the Principal Amount, GCP had the right to convert any portion of the Principal Amount outstanding into fully-paid and non-assessable restricted shares of our common stock at an initial conversion price of $10 per share. The securities were issued in a transaction that was exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) of the Securities Act inasmuch as the securities were offered and sold to a single accredited investor and we did not engage in any form of general solicitation or general advertising in making the offering. In connection with arranging this financing we paid Natixis Bleichroeder, LLC $320,000

On March 6, 2012, we entered into an agreement with Garden State Securities Inc., whereby Garden State Securities, Inc. agreed to provide certain financial advisory services to us in consideration for the issuance of up to 125,000 unregistered shares of our common stock, to be issued as follows: (a) 3,125 shares upon execution of the letter agreement; and (b) 1,042 shares at the end of each month starting on the last day of the fourth month through the twelfth month of the term of the agreement. Also, on March 6, 2012, we entered into a consulting agreement with JFS Investments, Inc., whereby JFS Investments, Inc. agreed to provide certain investor relations and related consulting services to us in consideration for the issuance of up to 125,000 unregistered shares of our  common stock to be issued as follows: (a) 3,125 shares upon execution of the consulting agreement; and (b) 1,042 shares at the beginning of each month starting on the first day of the fourth month through the twelfth month of the term of the agreement. On March 6, 2012 the per share value of our common stock was $35. The securities were issued in a transaction that was exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) of the Securities Act inasmuch as the securities were offered and sold to two accredited investors and we did not engage in any form of general solicitation or general advertising in making the offering.

On July 2, 2012 we entered into an Amendment and Waiver to Securities Purchase Agreement (the “Amendment”) with GCP, which amended the Securities Purchase Agreement dated February 22, 2011 described above. Pursuant to the Amendment, we (i) issued and sold to GCP an aggregate of $1 million in principal amount of our 5% Senior Secured Convertible Debentures, (ii) we issued to GCP a five-year warrant to purchase up to 1 million shares of our common stock at an exercise price of $15 per share, and (iii) we issued to GCP a five-year warrant to purchase up to 1 million shares of our common stock at an exercise price of $25 per share. The securities were issued in a transaction that was exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) of the Securities Act inasmuch as the securities were offered and sold to a single accredited investor and we did not engage in any form of general solicitation or general advertising in making the offering.

On January 16, 2013 we entered into an Amendment and Waiver to Securities Purchase Agreement with GCP which amends the Securities Purchase Agreement dated as of February 22, 2011, as amended by the Amendment dated July 2, 2012 (both described above), and pursuant to which we (i) sold to GCP an aggregate of $250,000 in principal amount of our 5% Senior Secured Convertible Debentures, and (ii) we issued to GCP a five-year warrant to purchase up to 250,000.shares of our common stock at an exercise price of $15 per share. The securities were issued in a transaction that was exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) of the Securities Act inasmuch as the securities were offered and sold to a single accredited investor and we did not engage in any form of general solicitation or general advertising in making the offering.

On February 22, 2013, we entered into Securities Purchase Agreements with accredited investors, whereby we sold an aggregate of 269,333 shares of common stock and warrants to purchase an additional 269,333 shares of common stock with gross proceeds to us of $4,040,000. After payment of placement agent fees to Palladium Capital Advisors and other expenses, we received net proceeds of approximately $3.5 million. Each share of common stock was sold for a purchase price of $15 per share. In addition, each investor also received a five-year warrant to purchase 100% percent of the number of shares of common stock purchased at an exercise price of $20 per share. As part of the fee for its placement agent services, Palladium Capital Advisors also received a warrant to purchase 18,853 shares of our common stock on the same terms and conditions as the investors. The securities were issued in a transaction that was exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder inasmuch as the securities were offered and sold solely to accredited investors and we did not engage in any form of general solicitation or general advertising in making the offering.

Also on February 22, 2013, GCP entered into an Amendment and Waiver Agreement with us pursuant to which GCP agreed to, among other things, (i) increase the number of shares exercisable under the warrants issued to GCP in 2011 and 2012 from 500,000 shares to 815,789 shares and to modify both the exercise price and the “VWAP price” of the warrants to $98 and $155, respectively, (ii) return to us for forfeiture the remaining warrants previously issued to GCP to purchase 125,000 shares of common stock and (iii) relinquish its right to purchase up to an additional $750,000 in debentures under the terms of the original 2011 Securities Purchase Agreement.

On September 18, 2013, we entered into Securities Purchase Agreements with accredited investors, whereby we sold an aggregate of 291,668 shares of common stock and warrants to purchase an additional 291,668 shares of common stock for gross proceeds to us of $1,750,000. After payment of placement agent fees to Palladium Capital Advisors and other expenses, we received net proceeds of approximately $1,575,000. Each share of common stock was sold for a purchase price of $6 per share. In addition, each investor also received a five-year warrant to purchase 100% of the number of shares of common stock purchased at an exercise price of $8 per share. In addition to the cash fee for its placement agent services, Palladium Capital Advisors also received a warrant to purchase 14,583 shares of common stock on the same terms and conditions as the investors. As required under the terms of the Securities Purchase Agreement we entered into on February 22, 2013 with certain accredited investors (the “February 2013 Investors”), we issued to the February 2013 Investors an additional 404,000 shares of common stock. In addition, the antidilution provisions of the warrants issued to the February 2013 Investors resulted in the aggregate number of shares issuable upon the exercise of these warrants increasing to 673,334 shares of common stock. The securities were issued in a transaction that was exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder inasmuch as the securities were offered and sold solely to accredited investors and we did not engage in any form of general solicitation or general advertising in making the offering.

On April 14, 2014 we sold to GCP (i) a 5% Senior Secured Convertible Debenture with a principal amount of $250,000 and (ii) a five-year warrant to purchase up to 41,667 shares of our common stock at an exercise price of $9 per share, for a total purchase price of $250,000. The debenture is convertible, at GCP’s option, into shares of common stock at an initial conversion price of $6 per share. The securities were issued in a transaction that was exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) of the Securities Act inasmuch as the securities were offered and sold to a single accredited investor and we did not engage in any form of general solicitation or general advertising in making the offering.

On May 9, 2014, we issued to GBS Venture Partners Limited (“GBS Venture”), a convertible debenture holder and stockholder of Viveve, Inc., a warrant to purchase shares of common stock equal to 5% of the outstanding shares of our common stock on a post-Merger basis in consideration for the cancellation of Convertible Promissory Notes issued by Viveve, Inc. in the aggregate principal amount of $1,750,000 held by GBS Venture. At the effective time of the Merger, the warrant issued to GBS Venture automatically converted into 943,596 shares of common stock. The securities were issued in a transaction that was exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) of the Securities Act inasmuch as the securities were offered and sold to a single accredited investor and we did not engage in any form of general solicitation or general advertising in making the offering.

Also on May 9, 2014, we and the holders of certain outstanding warrants to purchase shares of our common stock entered into a Warrant-Equity Exchange Agreement pursuant to which the warrant holders agreed to exchange warrants for shares of our common stock equal to two-thirds the number of shares of common stock underlying the warrants, or an aggregate of 891,971 shares of common stock (the “Exchange Shares”), as soon as practicable following the date of the agreement.

In conjunction with the Warrant-Equity Exchange Agreement, we entered into a Right to Shares Agreement with GCP dated May 9, 2014. Pursuant to the Right to Shares Agreement, in lieu of issuing 432,479 shares of common stock to GCP under the Warrant-Equity Exchange Agreement, we granted a right to GCP to receive up to 432,479 shares of our common stock, subject to the beneficial ownership limitation of 4.99% of the outstanding shares of our common stock. On December 29, 2014, GCP executed an Assignment Form to assign its right to receive 337,540 shares of common stock to be allocated among 16 accredited investors who exercised their rights and to whom 337,540 shares of common stock were issued on January 23, 2015. GCP exercised its right to receive the remaining 94,939 shares and such shares were issued to GCP on January 23, 2015. No additional consideration was paid by GCP or its assignees upon its exercise of this right.

Finally, on May 9, 2014 we and certain accredited investors entered into Securities Purchase Agreements pursuant to which the investors agreed to purchase an aggregate of approximately 11,320,755 shares of our common stock at a price of $0.53 per share to the investors and five-year warrants to purchase up to 940,189 shares of common stock to certain of the investors, at an exercise price of $0.53 per share for aggregate gross proceeds of approximately $6 million, consisting of $4,500,000 in cash payments and the conversion of approximately $1,500,000 outstanding amount of principal and interest of certain Viveve, Inc. promissory notes. This offering closed on September 23, 2014, the effective date of the Merger. Palladium Capital Advisors, LLC and Middlebury Securities acted as placement agents in connection with this offering. The securities were issued in a transaction that was exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder inasmuch as the securities were offered and sold solely to accredited investors and we did not engage in any form of general solicitation or general advertising in making the offering.

On May 27, 2014, we sold to GCP (i) a 5% Senior Secured Convertible Debenture with a principal amount of $250,000, and (ii) a five-year warrant to purchase up to 41,667 shares of our common stock at an exercise price of $9 per share for a total purchase price of $250,000. The debenture was convertible into shares of common stock at a conversion price of $6 per share. The securities were issued in a transaction that was exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) of the Securities Act inasmuch as the securities were offered and sold to a single accredited investor and we did not engage in any form of general solicitation or general advertising in making the offering.

On July 15, 2014, we sold to GCP (i) a 5% Senior Secured Convertible Debenture with a principal amount of $125,000 and (ii) a five-year common stock purchase warrant to purchase up to 20,833 shares of our common stock at an exercise price of $9 per share for a total purchase price of $125,000. The debenture was convertible, at GCP’s option, into shares of common stock at an initial conversion price of $6 per share. The securities were issued in a transaction that was exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) of the Securities Act inasmuch as the securities were offered and sold to a single accredited investor and we did not engage in any form of general solicitation or general advertising in making the offering.

On August 6, 2014, we sold to GCP (i) a 5% Senior Secured Convertible Debenture with a principal amount of $125,000, and (ii) a five-year common stock purchase warrant to purchase up to 20,833 shares of our common stock at an initial exercise price of $9 per share for a total purchase price of $125,000. The debenture was convertible, at GCP’s option, into shares of our common stock at a conversion price of $6 per share. The securities were issued in a transaction that was exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) of the Securities Act inasmuch as the securities were offered and sold to a single accredited investor and we did not engage in any form of general solicitation or general advertising in making the offering.

On September 23, 2014, we completed the Merger with Viveve, Inc. Pursuant to the Merger Agreement:

●

each share of Viveve, Inc. common stock issued and outstanding immediately prior to the effective time of the Merger was converted into the right to receive either (i) 0.0080497 (the “Exchange Ratio”) shares of our common stock, no par value per share, if held by an accredited investor, as defined in Rule 501 of Regulation D as promulgated under the Securities Act of 1933, as amended, or (ii) a cash payment in an amount equal to the product of the Exchange Ratio and $0.53, if held by a non-accredited investor; and

●

each outstanding option to purchase a share of Viveve, Inc.’s common stock, whether vested or unvested, immediately prior to the effective time, was converted into an option to purchase a number of shares of common stock (rounded down to the nearest whole share) equal to (i) the number of shares of Viveve, Inc.’s common stock for which such option was exercisable immediately prior to the effective time of the Merger multiplied by (ii) the Exchange Ratio, at an exercise price equal to (y) the exercise price of the Viveve, Inc. option immediately prior to the effective time divided by (z) the Exchange Ratio (rounded up to the nearest cent).

At the effective time of the Merger, the former stockholders of Viveve, Inc. who qualified as accredited investors were issued 3,743,282 shares of our common stock. The issuance of the securities in the Merger qualified for an exemption under 4(a)(2) of the Securities Act of 1933 (the “Securities Act”) and Rule 506(b) of Regulation D because the stockholders of Viveve, Inc. (i) who received the merger consideration were accredited investors, as defined in Rule 501 of Regulation D promulgated under the Securities Act and (ii) had access to information about the Company that was generally the same as information required to be delivered in a registered offering. In addition, the merger consideration was offered to less than 35 non-accredited stockholders and the Company did not use any form of general solicitation or advertising to offer the securities issued.

As a condition to the Merger, pursuant to an Agreement of Reorganization, dated September 23, 2014, we transferred certain of the assets and liabilities and all of the outstanding shares of RenalGuard Solutions, Inc., our former subsidiary, which became the owner of the RenalGuard business through its holdings of 100% of the outstanding equity in PLC Medical Systems, Inc. and PLC Systemas Medicos Inernacionais, to GCP in exchange for the cancellation of all of the 5% Senior Secured Convertible Debentures held by GCP, and a release of liens on substantially all of our assets.

Immediately prior to the Merger, the remaining holders of our debentures converted the principal and interest owed pursuant to the debentures into an aggregate of 40,731 shares of common stock, cancelling the debentures in full.

On September 24, 2014, the Company granted stock options to various employees, directors and consultants to purchase 1,901,476 shares of common stock with a weighted average grant date fair value of $0.32 per share pursuant to the Company’s 2013 Stock Option and Incentive Plan, as amended.

In conjunction with the receipt of a $5 million term loan from Square 1 Bank, on September 30, 2014 we issued a ten-year warrant to Square 1 Bank the purchase of 471,698 shares of our common stock at an exercise price of $0.53 per share. The securities were issued in a transaction that was exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) of the Securities Act inasmuch as the securities were offered and sold to a single accredited investor and we did not engage in any form of general solicitation or general advertising in making the offering.

On November 8, 2014, a former consultant of the Company exercised her option to purchase 160 shares of common stock at an exercise price of $0.12 per share for an aggregate purchase price of $19.20.

On November 12, 2014, the Company granted a five-year warrant to purchase up to 100,000 shares of common stock to Gerald Amato, a designee of Booke and Company, at an exercise price of $0.53 per share, in exchange for certain consulting services rendered. One-twelfth (1/12) of the shares underlying the warrant shall be exercisable on each one month anniversary of the date of issuance such that all of the shares of common stock underlying the warrant shall be exercisable on the twelve month anniversary of the issuance thereof.

ITEM 16.      Exhibits

Exhibit No.	Description

2.1	Agreement and Plan of Merger dated May 9, 2014 by and among Viveve, Inc., PLC Systems, Inc. and PLC Systems Acquisition Corporation (14)
2.1.1	Amendment to Agreement and Plan of Merger (14)
2.2	RenalGuard Reorganization Agreement (15)
3.1	Articles of Continuance (2)
3.1.1	Articles of Amendment to Articles of Continuance (3)
3.2	Bylaw No. 1 (4)
3.2.1	Bylaw No. 2 (16)
4.1	Form of 5% Senior Secured Convertible Debenture issued on February 22, 2011, July 2, 2012, January 16, 2013, April 14, 2014, May 27, 2014, July 15, 2014 and August 6, 2014 (5)
4.2	Form of Common Stock Purchase Warrant issued on February 22, 2011, July 2, 2012, January 16, 2013, April 14, 2014, May 27, 2014, July 15, 2014 and August 6, 2014 (5)
4.3	Form of Common Stock Purchase Warrant issued on September 18, 2013 (6)
4.4	Form of Common Stock Purchase Warrant issued on September 23, 2014 to GBS Venture Partners Limited (7)
4.5	Conversion Agreement dated May 9, 2014 between the Registrant and holders of the Registrant’s 5% Senior Secured Convertible Debentures (7)
4.6	Warrant Exchange Agreement dated May 9, 2014 between the Registrant and certain holders of the Registrant’s warrants (7)
4.7	Form of Common Stock Purchase Warrant issued to investors in the private offering of the Registrant’s common stock which closed on September 23, 2014 (7)
4.8	Warrant to Purchase Stock issued September 30, 2014 to Square 1 Bank (8)
4.9	Form of Common Stock Purchase Warrant issued on February 22, 2013 (11)
4.10	Note and Warrant Purchase Agreement, dated November 30, 2011 (17)
4.11	Amendment No. 1 to Note and Warrant Purchase Agreement dated January 27, 2012 (17)
4.12	Amendment No. 2 to Note and Warrant Purchase Agreement dated March 7, 2012 (17)
4.13	Warrant to Purchase Shares of Preferred Stock issued to 5AM Ventures II, LP on April 16, 2012 (17)
4.14	Warrant to Purchase Shares of Preferred Stock issued to 5AM Co-Investors II, LP on April 16, 2012 (17)
4.15	Warrant to Purchase Shares of Preferred Stock issued to GBS Venture Partners as trustee for GBS BioVentures III on April 16, 2012 (17)
5.1	Opinion of MacDonald & Company (16)
10.1	Form of Securities Purchase Agreement for the purchase of 5% Senior Secured Convertible Debentures (5)
10.2	Amendment and Waiver to Securities Purchase Agreement for the purchase of 5% Senior Secured Convertible Debentures dated July 2, 2012 (9)
10.3	Amendment and Waiver to Securities Purchase Agreement for the purchase of 5% Senior Secured Convertible Debentures dated January 16, 2013 (10)
10.4	Form of Securities Purchase Agreement dated February 22, 2013 (11)
10.5	Right to Shares Letter Agreement dated February 22, 2013 between the Registrant and GCP IV LLC (11)
10.6	Amendment and Waiver to Securities Purchase Agreement for the purchase of 5% Senior Secured Convertible Debentures dated February 22, 2013 (11)
10.7	Securities Purchase Agreement dated September 18, 2013 (6)
10.8	Amendment and Waiver to Securities Purchase Agreement for the purchase of 5% Senior Secured Convertible Debentures dated September 18, 2013 (6)
10.9	Right to Shares Letter Agreement dated September 18, 2013 between the Registrant and GCP IV LLC (6)
10.10	Financial Advisory Agreement dated May 9, 2014 between the Registrant and Bezalel Partners, LLC (1)
10.11	Form of Securities Purchase Agreement dated May 9, 2014 (1)
10.12	Securities Purchase Agreement, dated May 9, 2014, by and among the Registrant and GBS Venture Partners as trustee for GBS BioVentures III Trust (1)
10.13	Escrow Deposit Agreement, dated May 9, 2014 by and among the Registrant, Palladium Capital Advisors LLC, Middlebury Securities and Signature Bank, as escrow agent (1)

10.14	Registration Rights Agreement, dated May 9, 2014 (1)
10.15	Right to Shares Letter Agreement dated May 9, 2014 between the Registrant and GCP IV LLC (1)
10.16	Promissory Note in the principal amount of $250,000 issued to GCP IV LLC on September 2, 2014 (12)
10.17	Form of Debenture Amendment Agreement dated September 2, 2014 (12)
10.18	Amendment dated September 10, 2014 to Securities Purchase Agreement dated February 22, 2013 (13)
10.19	Amendment dated September 11, 2014 to Securities Purchase Agreement dated February 22, 2013 (13)
10.20	PLC Systems Inc. 2013 Stock Option and Incentive Plan, as amended (16)
10.21	Offer of Employment dated May 14, 2012 from Viveve, Inc. to Patricia K. Scheller (3)
10.22	Offer of Employment dated January 23, 2013 from Viveve, Inc. to Scott C. Durbin (3)
10.23	Loan and Security Agreement dated September 30, 2014 between Viveve, Inc. and Square 1 Bank (8)
10.24	Intellectual Property Security Agreement dated September 30, 2014 between Viveve, Inc. and Square 1 Bank (8)
10.25	Unconditional Guaranty issued by the Registrant in favor of Square 1 Bank (8)
10.26	Intellectual Property Assignment and License Agreement dated February 10, 2006, as amended, between Dr. Edward Knowlton and TivaMed, Inc (16)
10.27	Development and Manufacturing Agreement dated June 12, 2006 between TivaMed, Inc. and Stellartech Research Corporation (16)
10.28	Amended and Restated Development and Manufacturing Agreement dated October 4, 2007 between TivaMed, Inc. and Stellartech Research Corporation (16)
10.29	Right to Shares Letter Agreement, dated as of September 23, 2014 by and between the Registrant and GCP IV LLC (16)
10.30	Right to Shares Letter Agreement, dated as of September 23, 2014 by and between the Registrant and G-Ten Partners LLC (16)
10.31	Convertible Note Termination Agreement, dated May 9, 2014 by and between Viveve, Inc. and 5AM Ventures II, LP (17)
10.32	Convertible Note Termination Agreement, dated May 9, 2014 by and between Viveve, Inc. and 5AM Co-Investors II, LP (17)
10.33	Convertible Note Exchange Agreement, dated May 9, 2014 by and between Viveve, Inc. and GBS Venture Partners Limited, trustee for GBS BioVentures III (17)
10.34	Warrant Termination Agreement, dated as of May 9, 2014, by and between the Viveve, Inc. and 5AM Ventures II, LP (17)
10.35	Warrant Termination Agreement, dated as of May 9, 2014, by and between the Viveve, Inc. and 5AM Co-Investors II, LP (17)
10.36	Warrant Termination Agreement, dated as of May 9, 2014, by and between the Viveve, Inc. and GBS Venture Partners Limited, trustee for GBS BioVentures III (17)
10.37	Employment Letter Agreement, dated May 14, 2012, by and between Viveve, Inc. and Patricia Scheller (17)
10.38	Employment Letter Agreement, dated January 23, 2013, by and between Viveve, Inc. and Scott Durbin (17)
10.39	Offer Letter to Jim Atkinson, dated February 4, 2015 (18)
21	List of the Registrant’s Subsidiaries (16)
23.1	Consent of Burr Pilger Mayer, Inc. *
23.2	Consent of MacDonald & Company (included in Exhibit 5.1)
24.1	Power of Attorney (16)
101.INS	XBRL Instance Document (17)
101.SCH	XBRL Taxonomy Extension Schema Document (17)
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document (17)
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document (17)
101.LAB	XBRL Taxonomy Extension Label Linkbase Document (17)
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document (17)

*Filed herewith.

(1) Incorporated by reference to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 14, 2014.

(2) Incorporated by reference to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2004 filed with the Securities and Exchange Commission on March 25, 2005.

(3) Incorporated by reference to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 29, 2014.

(4) Incorporated by reference to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 1999 filed with the Securities and Exchange Commission on March 30, 2000.

(5) Incorporated by reference to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 23, 2011.

(6) Incorporated by reference to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 18, 2013.

(7) Incorporated by reference to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 14, 2014.

(8) Incorporated by reference to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 3, 2014.

(9) Incorporated by reference to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 3, 2012.

(10) Incorporated by reference to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 17, 2013.

(11) Incorporated by reference to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 25, 2013.

(12) Incorporated by reference to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 8, 2014.

(13) Incorporated by reference to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 16, 2014.

(14) Incorporated by reference to Annex A to the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on August 11, 2014.

(15) Incorporated by reference to Annex B to the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on August 11, 2014.

(16) Incorporated by reference to the Registrant’s Form S-1 filed with the Securities and Exchange Commission on November 21, 2014.

(17) Incorporated by reference to the Amendment No. 1 to the Form S-1 filed with the Securities and Exchange Commission on January 26, 2015.

(18) Incorporated by reference to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 10, 2015.

ITEM 17.     UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)     That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)     That, for the purpose of determining any liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:  The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§ 230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California on the 18th day of February, 2015.

VIVEVE MEDICAL, INC.

By:	/s/ Patricia Scheller
Patricia Scheller, Chief Executive Officer

By:	/s/ Scott Durbin
Scott Durbin, Chief Financial Officer

Each person whose signature appears below constitutes and appoints Patricia Scheller and Scott Durbin as his or her true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to the Registration Statement, and all pre-effective and post-effective amendments thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Patricia Scheller	Chief Executive Officer
Patricia Scheller	(Principal Executive Officer)	February 18, 2015

/s/ Scott Durbin	Chief Financial Officer
Scott Durbin	(Principal Financial and Accounting Officer)	February 18, 2015

/s/ Brigitte Smith
Brigitte Smith	Director	February 18, 2015

/s/ Mark Colella
Mark Colella	Director	February 18, 2015

/s/ Carl Simpson
Carl Simpson	Director	February 18, 2015

/s/ Daniel Janney
Daniel Janney	Director	February 18, 2015

 *By: /s/ Patricia Scheller___

Patricia Scheller, Attorney-in-Fact